As filed with the Securities and Exchange Commission on November 4, 2003
Registration No. 333-109521

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACE*COMM Corporation

(Exact name of registrant as specified in its charter)

Maryland	3669	52-1283030
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ACE*COMM Corporation

704 Quince Orchard Road
Gaithersburg, MD 20878
301-721-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven R. Delmar

Chief Financial Officer
ACE*COMM Corporation
704 Quince Orchard Road
Gaithersburg, MD 20878
301-721-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven Kaufman, Esq. Hogan & Hartson L.L.P. 555 13th Street, N.W. Washington, D.C. 20004 (202) 637-5736	Robert G. Robison, Esq. Zechariah Clifton Dameron IV, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 (212) 309-6000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

To Our Stockholders:

      You are cordially invited to attend a special meeting of stockholders of ACE*COMM Corporation, to be held at the Hilton Hotel – Gaithersburg, 620 Perry Parkway, Gaithersburg, Maryland 20879 on December 5, 2003 at 11:00 a.m. Eastern time. Please note that this special meeting will occur on the same day and immediately following the annual meeting of ACE*COMM Corporation stockholders. Materials related to the annual meeting and the matters to be proposed at the annual meeting will be sent to you separately.

      At the special meeting, you will be asked to approve the issuance by ACE*COMM of common stock in connection with the acquisition of i3 Mobile, Inc. In the proposed transaction, a subsidiary of ACE*COMM will merge with i3, with i3 being the surviving entity and becoming an indirect wholly-owned subsidiary of ACE*COMM. Please review the proposed transaction, which is described in detail in the attached notice of special meeting of stockholders and joint proxy statement/ prospectus.

      After careful consideration, your board of directors has approved our acquisition of i3 and determined the transaction to be fair to, and in the best interests of, ACE*COMM and its stockholders. ACE*COMM’s board of directors has approved the issuance of shares of ACE*COMM common stock in this transaction and recommends that you vote in favor as well.

      It is important that you use this opportunity to take part in the affairs of ACE*COMM by voting on the business to come before this special meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING. YOUR VOTE IS VERY IMPORTANT. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

      PLEASE READ THE SECTION ENTITLED “RISK FACTORS” ON PAGE 11 BEFORE COMPLETING YOUR PROXY CARD.

Sincerely,

George T. Jimenez
Chairman, Chief Executive Officer,
President and Treasurer

EACH VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/ prospectus. Any representation to the contrary is a criminal offense.

ACE*COMM’s common stock is listed on the Nasdaq Small-Cap Market under the ticker symbol “ACEC”.

This joint proxy statement/prospectus is dated November 4, 2003 and it is first being mailed on or about November 6, 2003.

ACE*COMM CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held December 5, 2003 at 11:00 a.m. Eastern time

To Our Stockholders:

      Notice is hereby given that a special meeting of stockholders of ACE*COMM Corporation will be held at the Hilton Hotel – Gaithersburg, 620 Perry Parkway, Gaithersburg, MD 20879 on December 5, 2003 at 11:00 a.m. Eastern time, for the following purposes:

1.	To consider the issuance of shares of ACE*COMM common stock in ACE*COMM’s acquisition by merger of i3 Mobile, Inc.

2.	If necessary, to adjourn the special meeting to a later date to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to constitute a quorum; and

3.	To transact such other business as may properly come before the ACE*COMM special meeting or any postponement or adjournment thereof.

      The merger agreement providing for ACE*COMM’s acquisition of i3 is included as Appendix A to the attached joint proxy statement/prospectus. If you approve the issuance and i3’s stockholders approve the merger agreement, ACE*COMM will issue approximately 0.1876 shares of ACE*COMM common stock for each share of outstanding i3 common stock, or a total of approximately 3,772,836 shares of ACE*COMM common stock. The transaction is discussed in more detail in the sections of the attached joint proxy statement/prospectus entitled “The Merger” and “The Merger Agreement and Related Agreements.”

      The transaction cannot be completed unless the holders of a majority of the shares of ACE*COMM common stock represented in person or by proxy at the ACE*COMM special meeting approve the issuance of common stock for the transaction.

      Please note that this special meeting will occur on the same day and immediately following the annual meeting of ACE*COMM Corporation stockholders. Materials related to the annual meeting and the matters to be proposed at the annual meeting will be sent to you separately.

      Only stockholders of record at the close of business on November 3, 2003, the record date, are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

By Order of the Board of Directors
of ACE*COMM Corporation

Loretta Rivers
Secretary

Gaithersburg, Maryland

November 4, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

i3 Mobile, Inc.

181 Harbor Drive
Stamford, CT 06902
203-353-0383

November 4, 2003

Dear i3 Mobile, Inc. Stockholders:

      We will hold a special meeting of our stockholders at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178, on December 5, 2003 at 11:00 a.m. Eastern time.

      At the meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and approve the merger of a wholly-owned subsidiary of ACE*COMM Corporation with i3 described in detail in the attached notice of special meeting of stockholders and joint proxy statement/prospectus. Upon completion of the merger, holders of i3 common stock will be entitled to receive approximately 0.1876 shares of ACE*COMM common stock for each share of i3 common stock they hold at that time. i3 common stock is listed on the Nasdaq Small-Cap Market under the trading symbol “IIIM”. ACE*COMM common stock is listed on the Nasdaq Small-Cap Market under the trading symbol “ACEC”.

      AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RELATED TRANSACTIONS WITH ACE*COMM AND DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, i3 AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

      In the material accompanying this letter, you will find a notice of special meeting of stockholders, a joint proxy statement/prospectus relating to the actions to be taken by i3 stockholders at the i3 special meeting (as well as the actions to be taken by the ACE*COMM stockholders at their special meeting) and a proxy. The joint proxy statement/prospectus more fully describes the merger agreement and the proposed merger and includes information about i3 and ACE*COMM.

      We encourage you to read the joint proxy statement/prospectus, which includes important information about the merger. IN ADDITION, THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 11 OF THE JOINT PROXY STATEMENT/ PROSPECTUS CONTAINS A DESCRIPTION OF RISKS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGER.

      It is important that you use this opportunity to take part in the affairs of i3 by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. YOUR VOTE IS VERY IMPORTANT. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely,

J. William Grimes
Chairman of the Board, President and
Interim Chief Executive Officer

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF ACE*COMM TO BE ISSUED PURSUANT TO THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This joint proxy statement/prospectus is dated November 4, 2003, and is first being mailed to i3 stockholders on or about November 6, 2003.

i3 Mobile, Inc.

181 Harbor Drive
Stamford, CT 06902
203-353-0383

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 5, 2003

Dear i3 Mobile, Inc. Stockholders:

      A special meeting of stockholders of i3 Mobile, Inc. will be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178, on December 5, 2003 at 11:00 a.m. Eastern time for the purpose of considering and acting upon the following proposals:

(1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger among ACE*COMM Corporation, Ace Acquisition Corporation and i3, and approve the merger contemplated by the Agreement and Plan of Merger;

(2) If necessary, to adjourn the special meeting to a later date to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to constitute a quorum or to adopt the Agreement and Plan of Merger and approve the merger contemplated thereby; and

(3) To transact such other business as may properly come before the special meeting or any postponement or adjournment thereof.

      The i3 board of directors has determined that the merger agreement and the merger are advisable and in the best interests of i3 and its stockholders and that the terms of the merger are fair to i3 and to its stockholders, and unanimously recommends that i3 stockholders vote “FOR” the proposal to adopt the Agreement and Plan of Merger and approve the merger. The terms of the proposed merger with ACE*COMM and the related merger agreement are more fully described in the joint proxy statement/prospectus attached to this notice.

      i3 stockholders have the right to dissent from the merger and pursue appraisal rights under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, i3 stockholders must (i) give written demand for appraisal of their shares to i3 before the taking of the vote on the merger at the special meeting and (ii) must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix E to the attached joint proxy statement/prospectus, and a summary of these provisions can be found under the section entitled “The Merger — Appraisal Rights” beginning on page 36 of the attached joint proxy statement/prospectus.

      The i3 board of directors has fixed the close of business on November 3, 2003 as the record date for determination of i3 stockholders entitled to notice of, and to vote at, the i3 special meeting and at any postponements or adjournments thereof. A list of stockholders entitled to vote will be available at 181 Harbor Drive, Stamford, CT 06902 for ten days prior to the i3 special meeting during ordinary business hours.

WE ENCOURAGE YOU TO VOTE ON THIS IMPORTANT MATTER.

By Order of the
Board of Directors

Edward J. Fletcher

Secretary

Stamford, Connecticut

November 4, 2003

YOU ARE CORDIALLY INVITED TO ATTEND THE i3 SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE i3 SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

i

ADDITIONAL INFORMATION

      This joint proxy statement/ prospectus incorporates important business and financial information about i3 from documents filed with the Securities and Exchange Commission, referred to as the SEC, that are not included in, or delivered with, this joint proxy statement/ prospectus. i3 will provide you with copies of this information, without charge, upon written or oral request to:

i3 Mobile, Inc.
181 Harbor Drive
Stamford, CT 06902
Attention: Finance Department
Telephone Number: 203-353-0383

      ACE*COMM files annual, quarterly and current reports, proxy and information statements and other information with the SEC. ACE*COMM will provide you with copies of this information without charge, upon written or oral request to:

ACE*COMM Corporation
704 Quince Orchard Road, Suite 100
Gaithersburg, MD 20878
Attention: Loretta L. Rivers
Telephone Number: 301-721-3112

      PLEASE REQUEST DOCUMENTS FROM EITHER COMPANY NOT LATER THAN NOVEMBER 28, 2003. UPON REQUEST, i3 OR ACE*COMM, AS APPLICABLE, WILL MAIL ANY DOCUMENTS TO YOU BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY.

      See the section entitled “Where You Can Find More Information” on page 103 of this joint proxy statement/ prospectus for more information about the documents referred to in this joint proxy statement/ prospectus.

      You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/ prospectus in deciding how to vote on the respective ACE*COMM and i3 proposals. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into 3, this joint proxy statement/ prospectus. This joint proxy statement/ prospectus is dated November 4, 2003. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/ prospectus is accurate as of any date other than that date.

      This joint proxy statement/ prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/ prospectus regarding ACE*COMM and Ace Acquisition Corporation has been provided by ACE*COMM and information contained in this joint proxy statement/ prospectus regarding i3 has been provided by i3.

v

QUESTIONS & ANSWERS ABOUT THE i3/ ACE*COMM MERGER

Q.	What will happen in the merger?

A.	In the merger, i3 will merge with and into an indirect, wholly-owned subsidiary of ACE*COMM and i3 will become an indirect, wholly-owned subsidiary of ACE*COMM. After the merger, the current stockholders of ACE*COMM will own approximately 72% of ACE*COMM and the former holders of i3 common stock will own approximately 28% of ACE*COMM. These percentages are based on the number of shares of common stock of both companies outstanding on the record dates for each company’s special meeting.

Q.	Why is i3 proposing the transaction to its stockholders?

A.	In reaching its decision to approve the merger agreement and the merger, i3’s board of directors identified and considered a number of potential benefits for i3 and its stockholders that supported i3’s board of directors’ decision to approve the merger agreement and the merger. These potential benefits include the following:

•	it implements the decision of the i3 board of directors to find a strategic alternative for i3, completing a search process that has been ongoing since October 2002 and that has been the principal focus of i3 and its management since termination of all revenue producing operations in March 2003;

•	the opportunity for i3 stockholders to participate in the future growth of ACE*COMM following the merger;

•	the increased capital of ACE*COMM resulting from the merger will improve ACE*COMM’s balance sheet, potentially making ACE*COMM more attractive to investors and customers, and providing enhanced flexibility to acquire additional companies; and

•	the value to i3 stockholders in acquiring ACE*COMM stock at a discount from the market price of ACE*COMM common stock pursuant to the merger agreement.

Q.	Why is ACE*COMM proposing the transaction to its stockholders?

A.	ACE*COMM believes that the combination of i3’s cash resources and other assets with ACE*COMM’s core business will create opportunities to expand its business, both through internal growth and the acquisition of additional resources from outside the business. Internal growth may include enhancement of ACE*COMM’s sales efforts outside North America and more resources for product development. ACE*COMM will also seek to develop new business opportunities through partnerships and alliances with other companies, which may include technology and marketing alliances, as well as business combinations that would strengthen ACE*COMM’s product offerings and market potential.

Q.	What will i3 stockholders receive when the merger occurs?

A.	Each holder of i3 common stock will receive approximately 0.1876 shares of ACE*COMM common stock for each share of i3 common stock owned. ACE*COMM will not issue fractional shares of its common stock. Instead, holders of i3 common stock will receive cash based on a per share price of ACE*COMM common stock. Holders of options or warrants to purchase i3 common stock will hold options or warrants to purchase ACE*COMM common stock after completion of the transaction.

Q.	Does ACE*COMM’s board of directors support the proposed transaction?

A.	Yes. After careful consideration, ACE*COMM’s board of directors unanimously approved the merger and the issuance of ACE*COMM common stock in connection with the merger and recommends that the ACE*COMM stockholders vote in favor of the issuance of ACE*COMM common stock in connection with the merger. For a more complete description of the recommendation of ACE*COMM’s board of directors, see “The Merger — Recommendation of the ACE*COMM Board of Directors and Reasons for the Merger.”

Q.	What will ACE*COMM do with the newly acquired resources of i3?

A.	ACE*COMM plans to use the newly acquired resources to expand its business through increased sales efforts outside North America, for additional resources for product development, and in the pursuit of new business opportunities through partnerships and alliances with other companies.

Q.	Does i3’s board of directors support the proposed transaction?

A.	Yes. After careful consideration, i3’s board of directors unanimously approved the merger and the merger agreement and recommends that the i3 stockholders vote in favor of the merger agreement and the merger. For a more complete description of the recommendations of the i3 board of directors, see “The Merger — Determination of the Board of Directors of i3 and Recommendation of the i3 Board of Directors; Reasons for the Merger.”

Q.	Are there risks that stockholders of ACE*COMM and i3 should consider in connection with the merger?

A.	Yes. For example, the number of shares of ACE*COMM common stock that i3 stockholders will receive at closing will not change even if the market price of ACE*COMM common stock increases or decreases before the completion of the proposed transaction. In evaluating the merger, you should carefully consider this and other factors discussed in the section entitled “Risk Factors.”

Q.	Will I recognize a gain or loss on the proposed transaction?

A.	A holder of i3 common stock will recognize taxable gain or loss as a result of the merger equal to the difference between the holder’s tax basis in the i3 common stock surrendered and any cash received instead of a fractional share and the fair market value of the ACE*COMM common stock received by the holder in the merger. To review certain federal income tax consequences of the merger to holders of i3 common stock in greater detail, see “The Merger — Certain U.S. Federal Income Tax Consequences.”

Q.	What should I do now?

A.	You should carefully read and consider the information contained in this joint proxy statement/ prospectus. You should then complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares will be represented at your company’s special meeting of the stockholders. You may also vote in person at the special meeting.

Q.	Should I send in my i3 stock certificate now?

A.	No, you should not send in your stock certificate with your proxy. After the merger is completed, ACE*COMM will send written instructions to former i3 stockholders describing the process for exchanging their i3 stock certificates for ACE*COMM stock certificates. ACE*COMM stockholders will not exchange their shares.

Q.	Can I change my vote after I have mailed the proxy card?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the corporate secretary of either i3 or ACE*COMM, as applicable, in writing or by submitting a new proxy card after the date of the proxy being revoked. In addition, your proxy may also be revoked by attending the special meeting and voting in person. Simply attending the special meeting will not revoke your proxy. If you instruct a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

Q.	If my ACE*COMM or i3 shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. For a more complete description of voting shares held in “street name,” see the sections entitled “The ACE*COMM Special Meeting — Proxies” on page 19 and “The i3 Special Meeting — Proxies” on page 21.

Q.	When do you expect the proposed transaction to be completed?

A.	We are working toward completing the proposed transaction as quickly as possible. We hope to complete it before the end of 2003.

Q.	Will holders of i3 common stock be able to trade the ACE*COMM common stock that they receive in the merger?

A.	Yes. The ACE*COMM common stock that you will receive in the merger will be freely tradable unless you are an affiliate of ACE*COMM or i3.

Q.	Are ACE*COMM stockholders entitled to appraisal rights?

A.	No. ACE*COMM stockholders are not entitled to dissenters’ rights of appraisal.

Q.	Are i3 stockholders entitled to appraisal rights?

A.	Yes. Under Delaware law, i3 stockholders may exercise appraisal rights in connection with the merger. The provisions of Delaware law governing appraisal rights are complex, and multiple steps must be taken to properly exercise and perfect the rights. You should study these provisions carefully if you wish to exercise appraisal rights. A copy of Section 262 of the Delaware General Corporation Law, or DGCL, is attached to this joint proxy statement/prospectus as Appendix E.

Q.	Whom should I call if I have questions?

A.	i3 stockholders who have questions about the merger may call Edward Fletcher at (203) 353-0383.

             ACE*COMM stockholders who have questions about the merger or the ACE*COMM proposals may call Steven R. Delmar at (301) 721-3000.

* * * * *

SUMMARY

      This document is a prospectus of ACE*COMM and a joint proxy statement of ACE*COMM and i3. This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully the entire joint proxy statement/prospectus and the other documents to which this document refers you including the documents described in “Where You Can Find More Information” on page 103.

The Companies

ACE*COMM Corporation

704 Quince Orchard Road
Gaithersburg, MD 20878
(301) 721-3000

ACE*COMM is a global provider of advanced Convergent Mediation™ products and Enterprise Telemanagement software applications. These hardware and software solutions and related products and services are employed in wired and wireless networks that deliver voice, data, mixed media and Internet communications. They provide the ability to capture, secure, validate, and enhance data from multiple networks and technologies. These operations are performed interactively with a data warehouse, and processed information is distributed in near real-time, to all types of carrier OSS (Operations Support Systems) and BSS (Business Support Systems), such as billing and fraud systems. Customers can use these products to analyze and handle this information to reduce costs, accelerate time-to-market for new products and services, generate new sources of revenue, and push forward with next-generation initiatives. ACE*COMM markets the Convergent Mediation™ product line to telecommunications carriers and Internet communications service providers, and the NetPlus® Enterprise Operations Support System and other products primarily to large enterprises.

ACE*COMM’s common stock is traded on the Nasdaq Small-Cap Market under the symbol “ACEC”.

i3 Mobile, Inc.

181 Harbor Drive
Stamford, CT 06902
(203) 353-0383

From its inception in June 1991 until 2001, i3’s business was comprised of distributing customized text-based information to mobile devices under the “Powered by i3 Mobile” product brand. During 2001, i3 evolved into a company that it believed was among the first to create a premium mobile subscription information and communication service for telephones. This service, Pronto, was marketed directly to consumers delivering information and service on demand 24 hours a day, combining the service of a mobile concierge with the simplicity of flat-menu voice recognition technology.

Although i3 undertook substantial efforts to research, develop and market the Pronto product, i3 did not achieve the subscriber levels that had been estimated and were needed to sustain the business model. Due to the challenges i3 faced in marketing the Pronto product, and its concerns about its cash resources going forward, in October 2002, i3 engaged the services of an investment banker to pursue strategic alternatives, including a potential merger or sale of i3. In order to facilitate a strategic alternative, in March 2003 i3 announced the termination of all of its revenue producing operations, including the Pronto service, and implemented other cost saving measures in order to manage its remaining cash resources, including the sale of substantially all of its operating assets. i3’s current operational activities are for the purpose of engaging in a strategic alternative, including a merger or sale of i3. In the event i3 is unable to effect the merger with ACE*COMM or effect another strategic alternative, i3 will be required to find another strategic partner. If i3 cannot identify a strategic alternative on terms acceptable to it, i3 may be required to sell its remaining assets, cease operations and liquidate. In the case of a liquidation or bankruptcy, i3 would need to hold back or distribute assets to cover liabilities before paying i3’s stockholders, which may result in i3’s stockholders not receiving any monies or other proceeds for their ownership in i3.

i3’s common stock is traded on the Nasdaq Small-Cap Market under the symbol “IIIM”.

Special Meeting of ACE*COMM Stockholders

(page 19)

The special meeting of ACE*COMM stockholders will be held on December 5, 2003 at 11:00 a.m., Eastern time, at the Hilton Hotel — Gaithersburg, 620 Perry Parkway, Gaithersburg, Maryland 20879. At the special meeting, you will be asked to vote to approve the issuance of ACE*COMM common stock in connection with the merger.

You can vote, or submit a proxy to vote, at the special meeting if you were a record holder of ACE*COMM common stock at the close of business on November 3, 2003. You can vote your shares by attending the meeting and voting in person. You can also vote your shares by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope or by voting by telephone as instructed on the proxy card. You can revoke your proxy at any time before it is exercised.

Vote Required (page 20)

The approval of the majority of all the shares represented in person or by proxy at the special meeting is required to approve the issuance of shares of ACE*COMM’s common stock. The approval of the proposal is required for ACE*COMM to consummate the merger. There were 9,830,784 shares of ACE*COMM common stock outstanding as of the record date. Each holder of ACE*COMM common stock is entitled to one vote per share with respect to all matters on which a vote is to be taken at the special meeting.

Stockholders owning 2,037,839 shares of ACE*COMM common stock, representing approximately 20.73% of the outstanding shares of ACE*COMM common stock eligible to vote at the special meeting, have agreed to vote in favor of the proposal to approve the issuance of ACE*COMM shares in the merger.

Special Meeting of i3 Stockholders

(page 21)

The special meeting of i3 stockholders will be held on December 5, 2003 at 11:00 a.m., local time, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178. At the special meeting, you will be asked to vote to approve and adopt the merger agreement and the merger contemplated by the merger agreement.

You can vote, or submit a proxy to vote, at the special meeting if you were a record holder of i3 common stock at the close of business on November 3, 2003. You can vote your shares by attending the meeting and voting in person. You can also vote your shares by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope or by voting by telephone as instructed on the proxy card. You can revoke your proxy at any time before it is exercised.

Vote Required (page 22)

The approval of at least a majority of the outstanding shares of i3 common stock entitled to vote thereon at the special meeting is required to adopt the merger agreement and approve the merger contemplated by the merger agreement. There were 20,115,990 shares of i3 common stock outstanding as of the record date. Each holder of i3 common stock is entitled to one vote per share with respect to all matters on which a vote is to be taken at the special meeting.

Stockholders owning 5,463,800 shares of i3 common stock, collectively representing approximately 27.16% of the votes entitled to be cast at the special meeting, have agreed to vote their shares in favor of the merger agreement and in favor of the merger contemplated by the merger agreement.

The Merger

(page 23)

The merger agreement provides that Ace Acquisition Corporation, an indirect wholly owned subsidiary of ACE*COMM, will merge with and into i3, with i3 surviving the merger and becoming an indirect, wholly-owned subsidiary of ACE*COMM. ACE*COMM and i3 plan to complete the merger promptly after the special meetings of their respective stockholders.

The merger agreement is included as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. It is the legal document that governs the merger.

What i3 Stockholders Will Receive in the Merger (page 42)

If the merger is completed as proposed, each outstanding share of common stock of i3, for which appraisal rights are not perfected, shall be converted into the right to receive approximately 0.1876 shares of ACE*COMM common stock. Based on the $2.93 per share closing price of ACE*COMM common stock as of October 30, 2003, the 0.1876 shares of ACE*COMM common stock issuable per share of common stock of i3 had a market value of approximately $0.55 on that date. The per share closing price of i3 common stock on the same date was $0.47. The i3 and ACE*COMM stock prices likely will fluctuate, possibly significantly, between October 30, 2003 and the closing of the merger. The number of ACE*COMM shares issuable in the merger was determined based on i3’s cash on hand, less liabilities, certain of which were discounted for purposes of this computation, and the average closing market price of ACE*COMM’s shares over a 20 trading day period ending October 31, 2003 ($2.37 per share), less a discount.

Options and Warrants (page 40)

Each outstanding option to purchase shares of i3 common stock will become the right to purchase a number of shares of ACE*COMM common stock equal to the number of shares of i3 common stock that were subject to the option, multiplied by approximately 0.1876 at an exercise price per share equal to the current exercise price per share divided by approximately 0.1876 provided that the exercise price shall be rounded to the nearest cent.

Each outstanding warrant to purchase shares of i3 common stock will become the right to purchase a number of shares of ACE*COMM common stock equal to the number of shares of i3 common stock that were subject to the warrant, multiplied by approximately 0.1876, at an exercise price per share equal to the current exercise price per share divided by approximately 0.1876 provided that the exercise price shall be rounded to the nearest cent.

Exchange of i3 Stock Certificates (page 43)

After the merger occurs, ACE*COMM will send a letter to i3 stockholders that will provide instructions on exchanging their i3 stock certificates for ACE*COMM stock certificates. ACE*COMM stockholders will not be exchanging any shares in the merger. Please do not send any stock certificates at this time.

Appraisal Rights (page 36 and Appendix E)

ACE*COMM stockholders will not be entitled to appraisal rights in connection with any matter to be considered at the ACE*COMM special meeting. Under Section 262 of the Delaware General Corporation Law, holders of i3 common stock are entitled to appraisal rights with respect to the transaction. If the transaction is completed, i3 stockholders who perfect their appraisal rights will not receive the per share consideration payable in the merger. Instead, such stockholders will receive a cash payment for the fair value of their shares of i3 as determined by a court, which value will be based solely on the value of i3 without giving effect to the merger with ACE*COMM. In general, to preserve their appraisal rights, i3 stockholders who wish to exercise these rights must:

•	deliver a written demand for appraisal to i3 at or before the time the vote is taken at the i3 special meeting;

•	not vote their shares for approval and adoption of the merger agreement and approval of the merger;

•	continuously hold their shares of i3 common stock from the date they make the demand for appraisal through the closing of the merger; and

•	comply with the other procedures set forth in Section 262 of the DGCL.

The text of Section 262 of the DGCL governing appraisal rights is attached to this joint proxy statement/prospectus as Appendix E. Your failure to comply with the procedures described in Appendix E will result in the loss of appraisal rights. We urge you to read carefully the text of Section 262 governing appraisal rights.

What is Needed to Complete the Merger (page 46)

A number of conditions must be satisfied before the merger will be completed. These include:

•	approval and adoption of the merger agreement by the i3 stockholders;

•	approval by the ACE*COMM stockholders of the issuance of ACE*COMM common stock; and

•	other customary closing conditions set forth in the merger agreement.

To the extent permitted by law, ACE*COMM or i3 may each waive conditions for the benefit of their company and stockholders and complete the merger even though one or more of these conditions has not been met. Neither ACE*COMM nor i3 can assure you that the conditions will be satisfied or waived or that the merger will occur.

Certain U.S. Federal Income Tax Consequences (page 35)

Each holder of i3 common stock will recognize taxable gain or loss as a result of the merger in an amount equal to the difference, if any, between (1) the fair market value of the ACE*COMM common stock received on the date of the merger and any cash received instead of a fractional share, and (2) the stockholder’s tax basis in the i3 common stock exchanged in the merger. An i3 stockholder may be subject, under certain circumstances, to backup withholding with respect to any cash received instead of a fractional share.

Determining the actual tax consequences of the merger to an i3 stockholder can be complicated. The consequences will depend on the stockholder’s specific situation and on variables not within the control of i3 or ACE*COMM. i3 stockholders should consult with their tax advisors for a full understanding of the merger’s tax consequences to them.

Accounting Treatment (page 34)

ACE*COMM will account for the merger as a financing transaction and will record the issuance of its common stock at the negotiated value and i3’s cash on hand and liabilities assumed. Because i3 ceased all revenue producing operations in March 2003 and ACE*COMM has no intention to revive i3’s business following the merger, the merger does not possess the fundamental characteristics of a business combination found in Regulation S-X, Financial Accounting Standard No. 141, Business Combinations, and EITF Issue 98-3 Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. As such, no goodwill will result from this transaction.

Government and Regulatory Approvals (page 35)

Neither ACE*COMM nor i3 is aware of any regulatory approvals or actions that are required prior to the parties’ consummation of the merger. Should any approvals be required, it is presently contemplated that such approvals would be sought, but neither ACE*COMM nor i3 can assure you that such approvals would be obtained.

Interests of the i3 Directors and Officers in the Merger (page 34)

Some of the i3 directors and officers have interests in the merger that are different from, or in addition to, their interests as i3 stockholders. These interests exist because of employment and other agreements that these directors and officers have with i3 and rights that they have under benefit and compensation plans. The merger agreement requires ACE*COMM to indemnify directors and officers of i3 for events occurring before the merger, including events that are related to the merger. i3 has also purchased a directors’ and officers’ liability tail policy, which provides continuing coverage for acts and omissions of i3 officers and directors.

i3 will be entitled to designate two individuals for appointment to ACE*COMM’s board of directors after the merger. The i3 board designees are expected to be J. William Grimes and Matthew J. Stover, each of whom currently is a member of i3’s board of directors.

Termination of the Merger Agreement (page 47)

ACE*COMM and i3 may mutually agree at any time to terminate the merger agreement without completing the merger, even if the i3 stockholders have approved it and the ACE*COMM stockholders have approved the issuance of ACE*COMM shares in connection with the merger. Also, either company may decide, without the consent of the other, to terminate the merger agreement, subject to a variety of conditions, in a number of circumstances. These circumstances include, among others:

•	certain breaches under the merger agreement;

•	any court or governmental entity issuing a final order or judgment preventing completion of the merger;

•	i3 stockholders not approving the merger;

•	ACE*COMM stockholders not approving the issuance of ACE*COMM shares;

•	the merger not having been completed by January 31, 2004.

Expenses; Termination Fee (page 48)

Generally, each company has agreed to pay its own fees and expenses regardless of whether the merger is completed. In the event that the merger agreement is terminated, under certain circumstances i3 has agreed to reimburse ACE*COMM for its reasonable fees and expenses in connection with the merger up to a maximum amount of $250,000, and, if the merger agreement is terminated, under specified circumstances, including i3 entering into another acquisition transaction to be acquired by a third party, i3 has agreed to pay ACE*COMM an additional termination fee of $250,000. In the event that the merger agreement is terminated due to a material breach by ACE*COMM, ACE*COMM has agreed to reimburse i3 for its reasonable fees and expenses in connection with the merger up to a maximum amount of $250,000. The circumstances that will give rise to this payment are described in the section “The Merger Agreement and Related Agreements — Expenses: Termination Fee.” ACE*COMM and i3 also agreed that all expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/ prospectus and the registration statement of which it is a part shall be borne equally by ACE*COMM and i3.

Affiliate Agreements

Each of the executive officers and directors of i3 entered into an affiliate agreement with ACE*COMM in connection with the merger. The affiliate agreements require these i3 stockholders to vote in favor of the merger and the merger agreement. The i3 affiliate agreements also provide that ACE*COMM will, following the closing of the merger, register for resale the shares of ACE*COMM common stock issued to such stockholders in the merger. These i3 stockholders were not paid additional consideration in connection with the affiliate agreements.

The i3 stockholders who entered into the affiliate agreements collectively own approximately 27.16% of the outstanding i3 common stock as of the record date.

In addition, each of the executive officers and directors of ACE*COMM entered into an affiliate agreement with i3 in connection with the merger. The affiliate agreements require these ACE*COMM stockholders to vote in favor of the issuance of shares of ACE*COMM common stock in connection with the merger. These ACE*COMM stockholders were not paid additional consideration in connection with the affiliate agreements.

The ACE*COMM stockholders who entered into the affiliate agreements own approximately 20.73% of the outstanding ACE*COMM common stock as of the record date.

For a more complete description of the i3 and ACE*COMM affiliate agreements see the section entitled “The Merger Agreement and Related Agreements — Affiliate Agreements” on page 49.

Board of Directors’ Recommendations

ACE*COMM Board of Directors’ Recommendation (page 33)

The ACE*COMM board of directors unanimously recommends that you vote “FOR” the issuance of shares in the merger.

i3 Board of Directors’ Recommendation (page 27)

The i3 board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement, and approve the merger contemplated by the merger agreement.

Opinion of Caymus Partners

(page 29)

On September 9, 2003, Caymus Partners, LLC delivered its oral opinion to the i3 board of directors, and subsequently confirmed in writing, that, as of that date and based on and subject to the matters described in its written opinion, the proposed consideration to be received by the stockholders of i3 in the merger was fair to the stockholders of i3 from a financial point of view. See “The Merger — Opinion of Caymus Partners.” The full text of the written opinion of Caymus Partners dated September 9, 2003 is attached to this joint proxy statement/prospectus as Appendix B. i3 stockholders should read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken in delivering the opinion. Caymus Partners’ opinion is directed to the i3 board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

Differences in the Rights of Stockholders

(page 92)

When the merger is completed, holders of i3 common stock will become holders of ACE*COMM common stock. The rights of the holders of i3 common stock will be governed by Maryland law and by the ACE*COMM articles of incorporation and bylaws, rather than by Delaware law and by the i3 certificate of incorporation and bylaws.

Recent Developments

      On October 14, 2003, ACE*COMM announced that it had received a contract extension from Giza Systems, a leading systems integrator in the Middle East. Under the contract extension, ACE*COMM will provide local and remote data collection media solutions, along with a centralized network management system to perform advanced data collection functions and transaction record processing for Telecom Egypt. ACE*COMM’s relationship with Giza Systems and Telecom Egypt began in 2001 with a focused data collection project in the Cairo region. This new contract extension to the project now spans all of Egypt, includes data collection hardware, software and services for over 400 network elements, and is valued by ACE*COMM in the millions of US dollars over the project lifespan.

Comparative Per Share Data

      The following table summarizes per share information for ACE*COMM and i3, the ACE*COMM pro forma book value and loss per share data giving effect to the issuance of shares of ACE*COMM common stock in the merger as if it had occurred at the end of the period are presented below.

      Neither ACE*COMM nor i3 has ever declared or paid a cash dividend with respect to its common stock. Neither ACE*COMM nor i3 anticipate paying cash dividends on its common stock. Under the terms of its line of credit, ACE*COMM cannot pay or declare dividends without the approval of its bank.

As of or for the
year ended
June 30, 2003

ACE*COMM Common Stock
Book value per share at period end
Historical	$0.49
Pro Forma	$0.76
Basic and diluted loss per share
Historical	$(0.21)
Pro Forma	$(0.14)

	As of or for the	As of or for the
	year ended	six months ended
	December 31, 2002	June 30, 2003

		(unaudited)
i3 Mobile Common Stock
Book value per share at period end	$0.95	$0.56
Basic and diluted loss per share	$(1.97)	$(0.39)

Comparative Per Share Market Data

      As of October 30, 2003 there were approximately 99 holders of record of ACE*COMM common stock and there were approximately 117 holders of record of i3 common stock.

      The table below presents the per share closing price of ACE*COMM common stock and i3 common stock on the Nasdaq Small-Cap Market and the pro forma equivalent of ACE*COMM common stock to be issued for i3 common stock in the merger as of the dates specified. September 12, 2003 was the last trading date before the announcement of the transaction. The i3 per share equivalent market value was determined by multiplying the closing prices of ACE*COMM common stock as of the specified date by the exchange ratio of approximately 0.1876. October 30, 2003 was the most recent practicable date before the date of this joint proxy statement/prospectus.

Last Reported Sales Price

	ACE*COMM		i3 Common Stock
Date	Common Stock	i3 Common Stock	Equivalent Value

September 12, 2003	$1.90	$0.62	$0.36
October 30, 2003	$2.93	$0.47	$0.55

RISK FACTORS

      You should carefully consider the following risk factors relating to the merger and to ownership of ACE*COMM common stock. You should also consider the other information included or referred to in this joint proxy statement/prospectus. See “Where You Can Find More Information” for directions on how to obtain additional information.

Risks Related to the Merger

The value of the merger consideration that holders of i3 common stock will receive may change depending on the market value of ACE*COMM common stock at the effective time of the merger.

      Under the merger agreement, each share of i3 common stock will convert into the right to receive approximately 0.1876 shares of ACE*COMM common stock. The prices of i3 common stock and ACE*COMM common stock at the closing of the merger may vary from their prices on the date of this joint proxy statement/prospectus and on the date of each special meeting. For example, if the market price of the ACE*COMM common stock declines, the value of the ACE*COMM common stock an i3 stockholder will receive in the merger will also decline. Future announcements concerning ACE*COMM’s business or the businesses of its competitors, including reports of technological innovations, new products, or government regulations, may have a significant impact on the market price of ACE*COMM common stock.

i3’s directors and officers have interests in the merger besides those of a stockholder.

      i3’s directors and officers have various interests in the merger besides being i3 stockholders. These interests include:

•	the appointment of J. William Grimes and Matthew Stover to the board of directors of ACE*COMM following the merger;

•	the conversion of all outstanding unexercised stock options, including options for up to 298,500 shares of i3 common stock held by i3’s executive officers and directors, into the right to receive shares of ACE*COMM common stock (although the majority of such options have exercise prices well above the current market price of ACE*COMM common stock); and

•	the agreement by ACE*COMM to indemnify i3’s directors and officers.

The termination fee may discourage other companies from trying to acquire i3.

      In the merger agreement, i3 has agreed to pay reasonable expenses of up to $250,000 and a termination fee of $250,000 to ACE*COMM in specified circumstances. The termination fee and reimbursement of expenses could discourage other companies from trying to acquire i3 even though those other companies might be willing to offer greater value to i3 stockholders than ACE*COMM has offered in the merger agreement. In addition, payment of the termination fee may harm i3’s financial condition.

Most of the ACE*COMM shares issued in the merger will be eligible for sale immediately after the merger is completed, which could result in a high volume of sales by former i3 stockholders following the merger and a decline in ACE*COMM’s stock price.

      Holders of i3 common stock who are not affiliates of ACE*COMM or i3 will receive approximately 2,748,751 freely tradable shares of ACE*COMM common stock in exchange for their shares of i3 common stock upon the consummation of the merger. If one or more former stockholders of i3 sells substantial amounts of ACE*COMM common stock into the public market following this merger, the market price of the ACE*COMM common stock could decline significantly.

      In addition, ACE*COMM has agreed to register for resale all of the shares of ACE*COMM common stock held by i3 executive officers, directors and other affiliates following consummation of the merger. This registration will allow these stockholders to sell their shares sooner than they would otherwise have been able to sell due to restrictions on resale imposed on affiliates of i3 by the federal securities laws. These stockholders will beneficially own approximately 7.95%, in the aggregate, of ACE*COMM’s outstanding common stock upon completion of the merger. Sales of substantial amounts of these securities into the public market may cause the market price of ACE*COMM’s common stock to decline significantly.

      These sales also might make it more difficult for ACE*COMM to sell equity or equity-related securities at a time and price that ACE*COMM deems appropriate.

The cash acquired by ACE*COMM in connection with the merger may be less, or the liabilities assumed by ACE*COMM in connection with the merger may be greater, than anticipated by the parties.

      The merger consideration was calculated based upon the projected cash balance and outstanding liabilities of i3 as of the closing date. To the extent that cash is less or the actual liabilities of i3 as of or following the closing are greater than the amounts projected by the parties, ACE*COMM will incur additional expenses in connection with the merger, which could negatively impact its financial condition.

Failure to complete the merger could negatively impact i3’s stock price and future business and operations.

      If the merger is not completed, i3 will be subject to a number of material risks, including the following:

•	i3 will need to find another buyer, and will have used cash over the last several months and will continue to spend its remaining cash resources as its search for a strategic alternative continues;

•	i3 may not be able to find another buyer willing to pay an equivalent or higher price in an alternative transaction than the price that would be paid pursuant to the merger;

•	the price of i3’s common stock may decline to the extent the relevant current market price reflects a market assumption, which will not be completed;

•	costs related to the merger, such as legal, accounting, certain financial advisory and financial printing fees must be paid even if the merger is not completed;

•	i3 may be obligated to pay ACE*COMM’s fees and expenses up to $250,000 if the merger agreement is terminated in certain circumstances in connection with an alternative transaction proposal; and

•	in the event of a liquidation or bankruptcy proceeding, the i3 common stockholders may not receive any proceeds for their ownership in i3.

Failure to complete the merger could negatively impact ACE*COMM’s stock price and future business and operations.

      If the merger is not completed, ACE*COMM will be subject to a number of material risks, including the following:

•	the price of ACE*COMM’s common stock may decline to the extent the relevant current market price reflects a value based on completion of the transaction;

•	costs related to the merger, such as legal, accounting, certain financial advisory and financial printing fees must be paid even if the merger is not completed;

•	ACE*COMM will need to raise additional funds to pursue its business plan; and

•	ACE*COMM may be obligated to pay i3’s fees and expenses up to $250,000 if the merger agreement is terminated in connection with a material breach by ACE*COMM of the terms of the merger agreement.

Risks Related to Operations of ACE*COMM

Because of ACE*COMM’s reliance on significant customers and large orders, any failure to obtain a sufficient number of large contracts could have a material adverse effect on ACE*COMM’s revenues for one or more periods.

      A significant portion of ACE*COMM’s revenue comes from large financial commitments by a small number of customers, including both telecommunications carriers and large enterprises. ACE*COMM expects to continue to depend on a limited number of customers in any given period for a significant portion of ACE*COMM’s revenue and, in turn, to be dependent on their continuing success and positive financial results and condition. If ACE*COMM fails to continue to receive orders from such customers, or if any one or more of these customers suffers a downturn, ACE*COMM’s financial results will suffer.

Unless economic conditions improve, ACE*COMM’s results of operations may not return to prior levels.

      The current economic environment remains volatile. If the current uncertainty and negativity in the economic climate in the U.S. and the rest of the world continues, ACE*COMM’s customers — and ACE*COMM’s business and financial results — will continue to be adversely affected.

The adverse conditions in the telecommunications industry are materially and adversely affecting ACE*COMM.

      ACE*COMM’s business and financial results are highly dependent on the telecommunications industry and the capital spending of ACE*COMM’s customers. Over the past three years capital spending by telecommunications companies has decreased and may continue to decrease in the near future. Various commentators have attributed the decrease in spending to the decline in the telecommunications industry in particular and economic conditions in general, principal telecommunications products and services increasingly becoming commodities that cannot easily be distinguished, intense competition in the development of new technology or other features, increasing competition from smaller but rapidly developing alternative carriers, decreasing prices for telecommunications services and equipment, and regulatory rate structures that have become less dependent on the level of carriers’ capital expenditures. The reduction of spending by companies in the telecommunications industries has caused, and may continue to cause, a significant reduction in ACE*COMM’s revenues.

Continuing market consolidation may reduce the number of potential customers for ACE*COMM’s products.

      The North American communications industry has experienced significant consolidation. In the future, there may be fewer potential customers requiring operations support systems and related services, increasing the level of competition in the industry. In addition, larger, consolidated communication companies have strengthened their purchasing power, which could create a decline in ACE*COMM’s pricing structure and a decrease of the margins ACE*COMM can realize. These larger consolidated companies are also striving to streamline their operations by combining different communications systems and the related operations support systems into one system, reducing the number of vendors needed. The continuing industry consolidation may cause ACE*COMM to lose more customers, which would have a material adverse effect on ACE*COMM’s business, financial condition and results of operations.

Unless ACE*COMM continues to maintain existing strategic alliances and develop new ones, ACE*COMM’s results will suffer.

      ACE*COMM’s results could suffer further if ACE*COMM is unable to maintain existing, and develop additional, strategic alliances with leading companies that provide telecommunications services or that manufacture and market network equipment. If ACE*COMM is unable to maintain or develop these strategic alliances, it will not be able to expand its distribution channels and provide additional exposure for ACE*COMM’s product offerings. These relationships can take significant periods of time and work to develop, and may require the development of additional products or features or the offering of support services ACE*COMM does not presently offer.

Many of ACE*COMM’s telecommunications customers involve credit risks for ACE*COMM.

      Many of ACE*COMM’s customers present potential credit risks, and ACE*COMM is dependent on a small number of major customers. The majority of ACE*COMM’s customers are in the telecommunications services industry and government sector, or are in the early stages of development when financial resources may be limited. Five customers represented 73% of ACE*COMM’s gross trade receivables balance as of June 30, 2003, with one international customer representing 31% of ACE*COMM’s gross trade receivables balance as of June 30, 2003. Because ACE*COMM depends on a small number of major customers, and many of ACE*COMM’s customers present potential credit risks for different reasons, ACE*COMM’s results of operations could be adversely affected by non-payment or slow-payment of receivables. ACE*COMM has also experienced significant losses for doubtful accounts. For a more detailed discussion of doubtful accounts please read the section labeled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ACE*COMM — Allowance for Bad Debts”.

ACE*COMM is increasingly subject to the risks and costs of international sales, and failure to manage these risks would have an adverse effect on ACE*COMM.

      A substantial portion of ACE*COMM’s revenues are derived from international sales and are therefore subject to the risks of conducting business overseas, including the general economic conditions in each country, the overlap of different tax structures, the difficulty in managing resources in various countries, changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer payment cycles. ACE*COMM derived approximately $7.7 million, or about 56% of its total revenue, from customers outside of the United States for fiscal year 2003. To the extent that ACE*COMM has increased its international revenue sources over the last three years, the impact of the risks related to international sales could have an increasing larger effect on its financial condition as a whole.

Failure to manage risks of potential acquisitions would have an adverse effect on ACE*COMM.

      ACE*COMM intends to investigate and pursue potential business combinations as one of the ways of growing its business during a difficult period. However, acquisitions must be conducted very carefully or there can be adverse consequences. In particular, failure to identify risks of potential acquisition targets or the inability to correctly evaluate costs of combining business or technologies could cost ACE*COMM significant resources, dilution to ACE*COMM’s stockholders or loss of valuable time.

Failure to estimate accurately the resources necessary to complete fixed-price contracts would have an adverse effect on ACE*COMM’s bottom line.

      ACE*COMM’s failure to accurately estimate the resources required for a project or a failure to complete contractual obligations in a manner consistent with the projected plan may result in lower than expected project margins or project losses, which would negatively impact operating results. ACE*COMM’s sales are typically formalized in agreements that include customization of the underlying software and services. These agreements require projections related to allocation of employees and other resources. Additionally, ACE*COMM may fix the price of an arrangement before the final requirements are finalized. On occasion, ACE*COMM has and may be required in the future to commit unanticipated additional resources to complete projects, and the estimated fixed price may not include this unanticipated increase of resources. If ACE*COMM’s original projections are not met, project losses may occur that would have a negative impact on ACE*COMM’s operating results.

Inability to forecast revenue accurately may result in costs that are out of line with revenues, leading either to additional losses or downsizing that may not have been necessary.

      ACE*COMM may not be able to accurately forecast the timing of its revenue recognition due to the difficulty of anticipating compliance with the accounting requirements for revenue recognition and to the fact that ACE*COMM has historically generated a disproportionate amount of its operating revenues toward the end of each quarter. ACE*COMM’s operating results historically have varied from fiscal period to fiscal period. Accordingly, ACE*COMM’s financial results in any particular fiscal period are not necessarily indicative of results for future periods.

Risks Related to Operations of i3

If the merger is not completed, a continued investment in i3 by its stockholders is subject to substantial risks. i3 has ceased all revenue generating operations and sold its operating assets.

      i3 has incurred losses since inception and expects that its net losses and negative cash flow will continue for the foreseeable future as i3 seeks to consummate the merger with ACE*COMM or another strategic alternative, if any. Historically, i3’s revenues have largely come from i3’s legacy “Powered by i3 Mobile” SMS alerts distribution arrangements. In March 2003, in order to facilitate a strategic alternative, i3 announced the termination of all of its revenue producing operations and the sale of substantially all of its operating assets. There can be no assurance that i3’s business operations can be resuscitated. In addition, as i3 seeks to consummate the merger with ACE*COMM or another strategic alternative, i3 continues to expend its remaining cash resources. Further, i3 may incur significant expenses in connection with the merger with ACE*COMM or other possible strategic alternatives, to the extent i3 is able to do so pursuant to the terms of the merger agreement with ACE*COMM. If i3 fails to merge with ACE*COMM, consummate another strategic alternative or raise additional capital, the resulting reduction of its available cash resources could result in i3 selling its remaining assets, ceasing operations and liquidating. In the case of a liquidation or bankruptcy, i3 would need to hold back or distribute assets to cover liabilities before paying stockholders and, therefore, stockholders may not receive any proceeds for their ownership in i3. However, management believes i3 has adequate cash resources to continue to realize its assets and discharge its liabilities as a company into 2004.

There can be no assurance that i3 will be able to consummate a strategic alternative.

      i3 has incurred recurring operating losses, and operations have not generated positive cash flows. i3 has determined that the merger with ACE*COMM is the best means available to leverage i3’s remaining cash resources and to maximize stockholder value. In the event i3 is unable to effect the merger with ACE*COMM or effect another strategic alternative, i3 will be required to find another buyer or distribute i3’s assets. In the case of a distribution, i3 would need to hold back assets to cover liabilities, and stockholders would be expected to receive much less than they would in the merger, if any.

Insiders own a large percentage of i3’s stock, which could delay or prevent a change in control and may negatively affect i3’s investment.

      As of October 30, 2003, i3’s officers, directors and affiliated persons beneficially owned approximately 28.2% of i3’s voting securities. J. William Grimes, i3’s President, Interim Chief Executive Officer and Chairman of the i3 Board of Directors, beneficially owned approximately 24% of i3’s voting securities as of that date. These stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over i3 and could affect the market price of i3’s common stock.

i3’s stock price may be volatile due to factors outside of i3’s control.

      Since i3 ceased operations in March 2003, i3’s stock price has been extremely volatile. During that time, the stock market in general, and the Nasdaq National and Small-Cap Markets and the securities of technology companies in particular, have experienced extreme price and trading volume fluctuations. These fluctuations have often been unrelated or disproportionate to the prospects of i3. The following factors, among others, could cause i3’s stock price to fluctuate: the amount of i3’s limited cash resources; any announcement or rumors of i3’s intention to consummate a transaction with a suitable strategic investment partner or acquisition candidate other than ACE*COMM; an announcement by i3 terminating its merger with

ACE*COMM; and general market conditions. These broad market fluctuations may materially adversely affect i3’s stock price, regardless of i3’s then existing resources or prospects.

Certain provisions of i3’s charter documents provide for limited personal liability of members of i3’s board of directors.

      i3’s certificate of incorporation and by-laws contain certain provisions which reduce the potential liability of members of i3’s board of directors for certain monetary damages and provide for indemnity of other persons. i3 is unaware of any pending or threatened litigation against i3 or i3’s directors that would result in any liability for which any of i3’s directors would seek indemnification or other protection.

i3 has in place anti-takeover provisions that could make it more difficult to acquire i3.

      i3’s certificate of incorporation, i3’s bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire i3 without the consent of i3’s board of directors, even if doing so would be beneficial to i3’s stockholders. For example, a takeover bid otherwise favored by a majority of i3’s stockholders might be rejected by i3’s board of directors. During 2001, i3 changed its charter to include provisions classifying its board of directors into three groups so that the directors in each group serve staggered three-year terms, which would make it more difficult for a potential acquirer to gain control of i3’s board of directors. i3 is also afforded the protections of Section 203 of the Delaware General Corporation Law, which provides certain restrictions against business combinations with interested stockholders.

i3’s common stock will be subject to delisting from the Nasdaq Small-Cap market.

      i3’s common stock is currently trading on the Nasdaq Small-Cap Market. By letter dated March 18, 2003 from Nasdaq, i3 was informed that i3 currently does not meet the minimum $1.00 per share requirement for continued listing on the Nasdaq Small-Cap Market. In accordance with Marketplace Rule 4310(c)(8)(D), i3 had been provided with 180 days, until September 15, 2003, to regain compliance. i3 could not comply by September 15, 2003, however, by letter dated September 17, 2003 from Nasdaq, Nasdaq stated that i3 did meet the initial listing criteria for the Small-Cap Market under Marketplace Rule 4310(c)(2)(A), and, therefore, i3 would be granted an additional 180 day grace period to regain compliance until March 12, 2004 even though it failed to maintain the $1.00 minimum bid price. For continued listing, in addition to the $1.00 minimum bid price, i3 must have (i) $2.5 million in stockholders’ equity; (ii) 500,000 publicly held shares; (iii) $1 million market value of publicly held shares; (iv) at least 300 stockholders; and (v) at least two market makers. Notwithstanding the foregoing extension from Nasdaq, by letter received by i3 on October 1, 2003, Nasdaq informed i3 that unless i3 holds its annual meeting by December 31, 2003, its common stock would be subject to delisting from the Nasdaq Small-Cap Market. i3 does not expect to hold an annual meeting by December 31, 2003 unless the transaction with ACE*COMM is terminated with enough time to solicit proxies and hold its annual meeting in accordance with applicable state and federal law. If i3 is unable to demonstrate compliance with the Nasdaq Small-Cap Market criteria for maintaining i3’s listing, i3’s common stock would be subject to delisting. Except for a single day in August 2003, i3’s common stock has continued to have a closing price of less than $1.00 per share, usually significantly less. If i3’s common stock were to be delisted from trading on the Nasdaq Small-Cap Market and were neither re-listed thereon nor listed for trading on another recognized securities exchange, trading, if any, in the common stock may continue to be conducted on the OTC Bulletin Board or in the non-Nasdaq over-the-counter market. Delisting would result in limited release of the market price of i3’s common stock and limited news coverage of i3’s company and services. Delisting could also restrict investors’ interest in i3’s common stock and materially adversely affect the trading market and prices for i3’s common stock and i3’s ability to issue additional securities or to secure additional financing.

FORWARD LOOKING STATEMENTS

      This joint proxy statement/prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. ACE*COMM and i3 intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements included in these statutory provisions. All statements regarding ACE*COMM’s or i3’s expected financial position and operating results, expected revenue, liquidity, potential liquidity events, effects on cash expenditures, cash flow and outstanding bank indebtedness, business strategy, financing plans, future capital requirements, forecasted demographic and economic trends relating to the telecommunications industry, the consummation of the proposed merger, government approvals, combined business opportunities and synergies, anticipated cost savings and other benefits from the merger and recovery of merger-related costs, and similar matters are forward-looking statements. In some cases, stockholders of ACE*COMM and i3 can identify these statements by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” “project” or “intend.” All forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Stockholders of ACE*COMM and i3 should be aware that these statements only reflect predictions and are not a guarantee of future performance. Actual events or results may materially differ. Important factors that could cause actual results to be materially different from expectations include those discussed in this joint proxy statement/prospectus under the caption “Risk Factors” as well as elsewhere in this document and in ACE*COMM or i3’s other public filings. Neither ACE*COMM nor i3 undertakes any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent specifically required by SEC rules.

THE COMPANIES

ACE*COMM

      ACE*COMM is a global provider of advanced Convergent Mediation™products and Enterprise Telemanagement software applications. These hardware and software solutions and related products and services are employed in wired and wireless networks that deliver voice, data, mixed media and Internet communications. They provide the ability to capture, secure, validate, and enhance data from multiple networks and technologies. These operations are performed interactively with a data warehouse, and processed information is distributed in near real-time, to all types of carrier OSS (Operations Support Systems) and BSS (Business Support Systems), such as billing and fraud systems. Customers can use these products to analyze and handle this information to reduce costs, accelerate time-to-market for new products and services, generate new sources of revenue, and push forward with next-generation initiatives. ACE*COMM markets the Convergent Mediation™ product line to telecommunications carriers and Internet communications service providers, and the NetPlus® Enterprise Operations Support System and other products primarily to large enterprises. ACE*COMM’s common stock is traded on the Nasdaq Small-Cap Market under the symbol “ACEC”.

i3

      From its inception in June 1991 until 2001, i3’s business was comprised of distributing customized text-based information to mobile devices under the “Powered by i3 Mobile” product brand. During 2001, i3 evolved into a company that it believed was among the first to create a premium mobile subscription information and communication service for telephones. This service, Pronto, was marketed directly to consumers delivering information and service on demand 24 hours a day, combining the service of a mobile concierge with the simplicity of flat-menu voice recognition technology. Although i3 undertook substantial efforts to research, develop and market the Pronto product, i3 did not achieve the subscriber levels which had been estimated and were needed to sustain the business model. Due to the challenges i3 faced in marketing the Pronto product, and its concerns about its cash resources going forward, in October 2002, i3 engaged the services of an investment banker to pursue strategic alternatives, including a potential merger or sale of i3. In order to facilitate a strategic alternative, in March 2003 i3 announced the termination of all of its revenue producing operations, including the Pronto service, and implemented other cost saving measures, including the sale of substantially all of its assets, in order to manage its remaining cash resources. i3’s common stock is traded on the Nasdaq Small-Cap Market under the symbol “IIIM”.

THE ACE*COMM SPECIAL MEETING

      This joint proxy statement/prospectus is first being mailed or delivered by ACE*COMM to its stockholders on or about November 6, 2003 in connection with the solicitation of proxies by the ACE*COMM board of directors for use at the ACE*COMM special meeting and at any adjournments or postponements of the special meeting. You should read this document carefully before voting your shares.

Date, Time and Place; Matters to Be Considered

      The ACE*COMM special meeting is scheduled to be held on December 5, 2003 at 11:00 a.m., local time, at the Hilton Hotel – Gaithersburg, 620 Perry Parkway, Gaithersburg, MD 20879. At the ACE*COMM special meeting, ACE*COMM stockholders will be asked to consider and vote upon:

1.	The issuance of shares of ACE*COMM common stock, in connection with the merger;

2.	If necessary, to adjourn the special meeting to a later date to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to constitute a quorum; and

3.	To transact such other business as may properly come before the ACE*COMM special meeting or any postponement or adjournment thereof.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A. ACE*COMM stockholders are encouraged to read the merger agreement in its entirety.

      THE MATTERS TO BE CONSIDERED AT THE ACE*COMM SPECIAL MEETING ARE OF GREAT IMPORTANCE TO ACE*COMM STOCKHOLDERS. ACCORDINGLY, ACE*COMM STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS AND THE OTHER INFORMATION INCORPORATED BY REFERENCE HEREIN, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

      PROPOSAL 1 MUST BE ADOPTED FOR THE MERGER TO OCCUR.

Proxies

      The accompanying form of proxy is for the use of ACE*COMM stockholders to allow them to vote at the ACE*COMM special meeting if they cannot or do not wish to attend and vote in person. ACE*COMM stockholders may also vote by telephone by following the instructions on the proxy card accompanying this joint proxy statement/prospectus. An ACE*COMM stockholder may revoke a previously granted proxy at any time before it is exercised by submitting to the corporate secretary of ACE*COMM written notice of revocation or a properly executed proxy with a later date, or by attending the ACE*COMM special meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to ACE*COMM Corporation, 704 Quince Orchard Road, Suite 100, Gaithersburg, Maryland 20878, Attention: Corporate Secretary. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If no specification is made, shares will be voted in favor of the proposals.

      The ACE*COMM board of directors is not currently aware of any other matters that will come before the ACE*COMM special meeting. If any other matter should be presented at the ACE*COMM special meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

Solicitation of Proxies

      ACE*COMM and i3 have agreed that all expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the registration statement of which it is a part shall be shared equally by ACE*COMM and i3. Other than these expenses, ACE*COMM will bear the entire cost of soliciting proxies from ACE*COMM stockholders. ACE*COMM contracted with its transfer agent, Mellon Investor Services, LLC, to aid it in the solicitation process. ACE*COMM will pay a fee of $6,500.00 plus an additional amount for each stockholder contacted by Mellon Investor Services. Following the original mailing of the proxies and other soliciting materials, ACE*COMM will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of ACE*COMM common stock and secure their voting instructions. ACE*COMM will reimburse record holders for their reasonable expenses in so doing. Officers and regular employees, who will not be specially compensated, may solicit proxies from stockholders, either personally or by telephone, telegram, facsimile or electronic or United States mail.

Record Date and Voting Rights

      The ACE*COMM board of directors has selected the close of business on November 3, 2003 as the record date for the ACE*COMM special meeting. Only holders of record of shares of ACE*COMM common stock on the record date will be entitled to notice of, and to vote at, the ACE*COMM special meeting. Holders of 9,830,784 shares of ACE*COMM common stock are entitled to vote at the ACE*COMM special meeting. On the record date, there were 98 record holders of ACE*COMM common stock.

      Each share of ACE*COMM common stock entitles its holder to one vote. The affirmative vote of at least a majority of all of the outstanding shares of ACE*COMM common stock present in person or by proxy at the special meeting is required for approval of the proposal.

      Shares of ACE*COMM common stock present in person at the special meeting but not voting, and shares of ACE*COMM common stock for which ACE*COMM has received proxies but with respect to which holders of these shares have abstained will be counted as present at the special meeting for purposes of determining the presence of a quorum for transacting business. Brokers who hold shares of ACE*COMM common stock in nominee or street name for customers who are the beneficial owners of these shares are prohibited from giving a proxy to vote shares held for these customers with respect to the matters to be voted upon at the special meeting without specific instructions from these customers. Shares represented by proxies returned by a broker holding the shares in street name will be counted for purposes of determining whether a quorum exists, even if the shares are not voted in matters where discretionary voting by the broker is not allowed. Abstentions and broker non-votes will have the same effect as a vote against the proposals.

      Some stockholders of ACE*COMM have entered into affiliate agreements with i3 pursuant to which they have agreed to vote their shares in favor of the proposal. The 2,037,839 shares of ACE*COMM common stock subject to these agreements represent approximately 20.73% of the outstanding shares entitled to vote at the ACE*COMM special meeting.

No Appraisal Rights

      Holders of ACE*COMM common stock are not entitled to dissenters’ rights or appraisal rights with respect to the proposed transaction.

Recommendation of the ACE*COMM Board of Directors

      The ACE*COMM board of directors has determined that the issuance of securities in the merger is fair to, and in the best interests of, ACE*COMM and its stockholders. The ACE*COMM board of directors recommends that the stockholders of ACE*COMM vote “FOR” the issuance of shares of ACE*COMM common stock pursuant to the merger agreement. For a more complete description of the recommendation of ACE*COMM’s board of directors see “The Merger — Recommendation of the ACE*COMM Board of Directors and Reasons for the Merger.”

THE i3 SPECIAL MEETING

      This joint proxy statement/prospectus is first being mailed or delivered by i3 to its stockholders on or about November 6, 2003 in connection with the solicitation of proxies by the i3 board of directors for use at the i3 special meeting and at any adjournments or postponements of the special meeting. You should read this document carefully before voting your shares.

Date, Time and Place; Matters to Be Considered

      The i3 special meeting is scheduled to be held on December 5, 2003 at 11:00 a.m., local time, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178. At the i3 special meeting, i3 stockholders will be asked to consider and vote upon:

1.	A proposal to adopt the Agreement and Plan of Merger among ACE*COMM, Ace Acquisition Corporation and i3, and approve the merger contemplated by the Agreement and Plan of Merger, pursuant to which i3 will become an indirect wholly-owned subsidiary of ACE*COMM;

2.	If necessary, to adjourn the special meeting to a later date to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to constitute a quorum or to adopt the Agreement and Plan of Merger and approve the merger contemplated thereby; and

3.	To transact such other business as may properly come before the i3 special meeting or any postponement or adjournment thereof.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A. i3 stockholders are encouraged to read the merger agreement in its entirety.

      THE MATTERS TO BE CONSIDERED AT THE i3 SPECIAL MEETING ARE OF GREAT IMPORTANCE TO i3 STOCKHOLDERS. ACCORDINGLY, i3 STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS AND THE OTHER INFORMATION INCORPORATED BY REFERENCE HEREIN, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

      PROPOSAL 1 MUST BE ADOPTED FOR THE MERGER TO OCCUR.

Proxies

      The accompanying form of proxy is for the use of i3 stockholders to allow them to vote at the i3 special meeting if they cannot or do not wish to attend and vote in person. An i3 stockholder may revoke a previously granted proxy at any time before it is exercised, by submitting to the corporate secretary of i3 written notice of revocation or a properly executed proxy with a later date, or by attending the i3 special meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to i3 Mobile, Inc., 181 Harbor Drive, Stamford, CT 06902, Attention: Edward Fletcher. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If no specification is made, shares will be voted in favor of the proposal.

      The i3 board of directors is not currently aware of any other matters that will come before the i3 special meeting. If any other matter should be presented at the i3 special meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

Solicitation of Proxies

      i3 and ACE*COMM have agreed that all expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the registration statement of which it is a part shall be shared equally by i3 and ACE*COMM. Other than these expenses, i3 will bear the entire cost of soliciting proxies from i3 stockholders. In addition to soliciting proxies by mail, i3 will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of i3 common stock and secure their voting instructions. i3 will reimburse record holders for their reasonable expenses in so doing. i3 has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee not to exceed $5,500.00 plus out-of-pocket expenses. i3 intends to use several of its officers and regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile or electronic or United States mail.

Record Date and Voting Rights

      The i3 board of directors has selected the close of business on November 3, 2003 as the record date for the i3 special meeting. Only holders of record of shares of i3 common stock on the record date will be entitled to notice of, and to vote at, the i3 special meeting. Holders of 20,115,990 shares of i3 common stock are entitled to vote at the i3 special meeting. On the record date, there were 117 record holders of common stock.

      Each share of i3 common stock entitles its holder to one vote. The affirmative vote of at least a majority of all of the outstanding shares of i3 common stock is required for approval of the proposals.

      Shares of i3 common stock present in person at the special meeting but not voting, and shares of i3 common stock for which i3 has received proxies but with respect to which holders of these shares have abstained will be counted as present at the special meeting for purposes of determining the presence of a quorum for transacting business. Brokers who hold shares of i3 common stock in nominee or street name for customers who are the beneficial owners of these shares are prohibited from giving a proxy to vote shares held for these customers with respect to the matters to be voted upon at the special meeting without specific instructions from these customers. Shares represented by proxies returned by a broker holding the shares in street name will be counted for purposes of determining whether a quorum exists, even if the shares are not voted in matters where discretionary voting by the broker is not allowed. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

      All of the directors and executives of i3 and some stockholders of i3 have entered into affiliate agreements with ACE*COMM by which they have agreed to vote their shares in favor of the proposals. The 5,463,800 shares of i3 common stock subject to these agreements represent approximately 27.16% of the outstanding shares entitled to vote at the i3 special meeting.

Appraisal Rights

      Under Delaware law, i3 stockholders are entitled to exercise appraisal rights in connection with the proposed transaction. The provisions of Delaware law governing appraisal rights are complex, and you should study them carefully if you wish to exercise appraisal rights. Multiple steps must be taken to properly exercise and perfect these rights, and certain actions taken by a stockholder may prevent that stockholder from successfully asserting these rights. A copy of the applicable Delaware statutory provisions is included as Appendix E to this joint proxy statement/prospectus, and a summary of these provisions can be found under the section entitled “The Merger — Appraisal Rights”.

Recommendation of the i3 Board of Directors

      After careful consideration, the i3 board of directors has unanimously determined it advisable and in the best interests of i3 and its stockholders that i3 proceed with the merger and that the terms of the merger agreement are fair to i3 and its stockholders, and unanimously recommends that you vote FOR the proposal to adopt the merger agreement and approve the merger. In considering such recommendation, i3 stockholders should be aware that some i3 directors and officers have interests in the merger that are different from, or in addition to, those of i3 stockholders generally. See the section entitled “The Merger — Interests of i3 Management in the Merger.” For a more complete description of the recommendation of i3’s board of directors see “The Merger — Determination of the Board of Directors of i3 and Recommendation of the i3 Board of Directors; Reasons for the Merger”.

THE MERGER

General

      The boards of directors of ACE*COMM, i3 and Ace Acquisition Corporation have each approved the merger agreement, which provides for the merger of Ace Acquisition Corporation with and into i3, with i3 as the surviving corporation of the merger and an indirect wholly-owned subsidiary of ACE*COMM.

      In the merger, each outstanding share of i3 common stock will be converted into the right to receive approximately 0.1876 shares of common stock of ACE*COMM.

Background of the Merger

      The terms of the merger agreement are the result of arms-length negotiations between representatives, legal counsel and financial advisors of i3 and ACE*COMM. The following is a brief discussion of the background of those negotiations.

i3 Events Leading to Merger

      From i3’s inception in June 1991 until 2001, its business was comprised of distributing customized text-based information to mobile devices under the “Powered by i3 Mobile” product brand. During 2001, i3 evolved from a company that distributed customized text-based information to mobile devices under the “Powered by i3 Mobile” product brand into a company that the then current management believed was among the first to create a premium mobile subscription information and communication service for telephones. This service, branded “Pronto”, was marketed directly to consumers as delivering information and service on demand 24 hours a day, combining the service of a mobile concierge with the simplicity of flat-menu voice recognition technology.

      Although i3 undertook substantial efforts to research, develop and market the Pronto product, Pronto did not achieve the subscriber levels which had been estimated and were needed to sustain the core business model. Due to the challenges i3 faced in marketing the Pronto product, and i3’s concerns about its cash resources going forward, in October, 2002, i3 engaged the services of an investment banker, Kaufman Bros., L.P., to pursue strategic alternatives, including a potential merger or sale of i3. As part of the engagement, Kaufman Bros. reviewed i3’s then current cash resources, core assets and the Pronto service and prospects. Following their review, Kaufman Bros. presented their analysis to i3’s board of directors and identified various options to consider, including (i) a merger or sale of i3, (ii) raising capital through issuance of debt or equity, and (iii) a liquidation of all assets and a distribution of resulting cash to stockholders of i3. Kaufman Bros. recommended that i3 pursue a merger or acquisition candidate because a merger or sale was the best alternative to maximizing stockholder value. After carefully considering each of the alternatives, i3’s board of directors determined that a merger or sale of i3 was the best alternative for the stockholders of i3. Kaufman Bros. discussed with i3’s board of directors various methods for finding potential strategic partners. The i3 board of directors decided that the best way to identify such strategic partners was to contact, through Kaufman Bros., a group of potential merger/acquisition candidates. In November 2002, Kaufman Bros. contacted a targeted group of potential strategic partners regarding their level of interest in a potential transaction involving i3 based upon their potential synergies with the Pronto product. In December 2002, Kaufman Bros. expanded the scope of potential partners and contacted, in total, over 170 companies primarily based upon companies that were within the telecommunications service industry. Of the companies contacted, approximately 80 companies expressed interest in learning more about the opportunity with i3. Kaufman Bros. sent such interested parties public information summaries. Of the companies that received such summaries, approximately 25 companies signed non-disclosure agreements and requested conference calls and/or meetings with i3. Of the companies with which i3 entered into preliminary discussions, 19 submitted non-binding letters of intent of which seven were unsolicited and 12 were solicited by i3. The i3 board of directors believes that the efforts of management and the i3 board of directors have made to identify potential purchasers and engage them in discussions, combined with the efforts of Kaufman Bros., have resulted in a thorough canvassing of reasonably likely potential partners.

i3’s Discussions with Other Companies

      From November 1, 2002 through January 27, 2003, representatives from Kaufman Bros. met with several potential candidates. Subsequently, i3, with the assistance of representatives of Kaufman Bros., narrowed the focus of discussions and from January 28, 2003 through March 10, 2003, representatives of i3 and Kaufman Bros. conducted meetings with three potential strategic partners. In March 2003, i3 announced the termination of revenue producing operations, including the Pronto service, and other cost saving measures in order to manage i3’s remaining cash resources and focus on pursuing a strategic alternative.

      On March 11, 2003 at a regularly scheduled meeting of i3’s board of directors, representatives of i3 and representatives of Kaufman Bros. reported on the proposals of the three potential strategic partners with which negotiations were continuing. After discussions of such proposals among the i3 board of directors, representatives of i3 and representatives of Kaufman Bros., the i3 board of directors instructed management and certain members of the board, with the assistance of Kaufman Bros., to pursue a transaction with one of the potential strategic partners (Strategic Partner I).

      During the period from March 11, 2003 to March 23, 2003, J. William Grimes, Chairman of the i3 board of directors, and John Lack, then a director of the i3 board of directors as well as President and Chief Executive Officer, met with representatives of Strategic Partner I and discussed the general structure of a proposed transaction. At the March 23, 2003 special meeting of the i3 board of directors, Mr. Grimes updated the i3 board of directors with respect to such discussions and the i3 board of directors agreed to continue negotiations with Strategic Partner I.

      During the period from March 24, 2003 through April 28, 2003, representatives of i3 and Kaufman Bros. conducted due diligence of Strategic Partner I and continued to have discussions with Strategic Partner I. During this period, i3 also received a draft merger agreement from Strategic Partner I.

      At the April 29, 2003 i3 board of directors meeting, Matthew Stover, a director of i3, notified the i3 board of directors that i3 had received an unsolicited proposal from a third party interested in pursuing a potential transaction with i3. After further due diligence by i3 and a recommendation against the proposed transaction from Kaufman Bros., i3, with the knowledge of i3’s board of directors, decided not to pursue such offer.

      In addition to its negotiations with Strategic Partner I, i3, from late April 2003 through late July 2003, continued to have preliminary meetings and exchanges of information with several other potential strategic alternative candidates. In certain cases, i3 went so far as to conduct preliminary due diligence on, and to explore preliminary terms with, certain of such candidates.

      Because the transaction with Strategic Partner I was not progressing as anticipated, the i3 board of directors became increasingly concerned whether Strategic Partner I and i3 would be able to consummate a potential transaction. Accordingly, throughout March, April and May 2003, representatives of i3, with the assistance of representatives of Kaufman Bros., continued to explore other possible alternative transactions in order to maximize stockholder value. In May 2003, representatives of Kaufman Bros. proposed that i3 consider ACE*COMM as a candidate for a strategic alternative.

      Since 2001, ACE*COMM had maintained a relationship with Kaufman Bros., who has provided various opportunities to ACE*COMM related to strategic alliances and other means of capital financing, including mergers and stock purchases.

      In early May 2003, Kaufman Bros. contacted ACE*COMM to discuss the possibility of a business combination transaction with i3. During the month of May, ACE*COMM management had several conversations with Kaufman Bros., during which a potential i3 transaction was discussed among other potential transactions.

      At the May 20, 2003 i3 board of directors meeting, Mr. Stover updated the i3 board of directors on the status of Strategic Partner I’s due diligence of i3 and that i3’s due diligence of Strategic Partner I had been hindered by Strategic Partner I’s delay in providing audited financial information and other requested diligence material. Additionally, representatives of i3 also updated the i3 board of directors with respect to Strategic Partner I’s transaction with another telecommunications company which would not proceed and that

Strategic Partner I’s financial performance was significantly below its previously projected financial results. As a result of these developments, the i3 board of directors concluded that the valuation of i3’s transaction with Strategic Partner I would need to be renegotiated.

Negotiations between i3 and ACE*COMM

      On May 30, 2003, i3 and ACE*COMM entered into a confidentiality agreement, providing for confidential treatment by each party of the other’s non-public information. On that same day, Steven R. Delmar, Chief Financial Officer of ACE*COMM, had a telephone conversation with Edward Fletcher, Senior Vice President and Chief Financial Officer of i3, Mr. Stover, and Rakesh Kak of Kaufman Bros. to discuss ACE*COMM’s business and its future prospects. Mr. Delmar and Mr. Fletcher remained in contact over the next couple of weeks, and had limited, informal discussions regarding a possible transaction and began to share due diligence materials.

      On June 10, 2003, a teleconference was conducted among Mr. Delmar, George T. Jimenez, Chairman and Chief Executive Officer of ACE*COMM, and Joe Chisholm, Chief Operating Officer of ACE*COMM and J. William Grimes, Chairman of i3, Sean Daniels, the former Senior Vice President of Business Affairs and General Counsel of i3, but then acting as a business consultant, and Messrs. Stover and Fletcher to continue the discussion relating to ACE*COMM’s business and its prospects in connection with the potential transaction. Mr. Kak and Ruslan Chilov of Kaufman Bros. also participated in the call.

      On June 12, 2003, the ACE*COMM board met and Mr. Jimenez reported on acquisition opportunities, including the discussions with i3. Mr. Jimenez indicated that he would keep the board updated on discussions regarding all acquisition opportunities.

      On June 19, 2003, Mr. Jimenez sent a letter to Mr. Grimes, regarding proposed terms of a business combination between the two companies. In the letter, Mr. Jimenez indicated that ACE*COMM was interested in the transaction as a combination of ACE*COMM’s products, technology, geographic presence and experience with the balance sheet of i3. After sending the letter, ACE*COMM management received word from Kaufman Bros. that i3 had indicated that it was interested in exploring a potential transaction with other parties before they entered into discussions with ACE*COMM.

      On June 23, 2003, at a regularly scheduled meeting of the i3 board of directors, Messrs. Grimes and Stover, with the assistance of representatives of Kaufman Bros., updated i3’s board of directors on the status of the search for a transaction partner to date and details on the nature of each proposal presently under consideration by the i3 board of directors. Mr. Stover updated i3’s board of directors on the status of discussions with Strategic Partner I.

      On July 8, 2003, Mr. Jimenez and Mr. Grimes met in New York at Mr. Grimes’ office to discuss potential structures, valuations and the merits of a business combination, and agreed to pursue further discussions concerning a potential transaction. While the general parameters of the proposed acquisition were discussed, no agreement was reached as to the terms of the potential transaction.

      On July 23, 2003, each of Strategic Partner I, ACE*COMM and another potential strategic partner submitted updated non-binding letters of intent to i3.

      On July 23, 2003, at a regularly scheduled meeting of the i3 board of directors, Mr. Stover, with the assistance of Kaufman Bros., updated the board regarding the status of negotiations with potential strategic merger or acquisition candidates and the letters of intent received that day from each of Strategic Partner I, ACE*COMM and another potential strategic partner. The i3 board of directors discussed with Mr. Grimes, representatives of Kaufman Bros., Mr. Fletcher and Mr. Stover various aspects of each proposal. The i3 board of directors concluded after such discussion that ACE*COMM should be the primary focus of i3’s efforts to enter into a transaction and authorized management and certain members of the board to continue to negotiate with ACE*COMM regarding a potential transaction.

      On July 25, 2003, Mr. Grimes responded to Mr. Jimenez’s July 23 draft letter of intent in a letter indicating that i3 was interested in pursuing a transaction with ACE*COMM. Mr. Grimes also sent to

Mr. Jimenez a proposed term sheet setting forth proposed terms of the transaction whereby ACE*COMM would acquire 100% of the outstanding stock of i3.

      On July 28, 2003, ACE*COMM responded to i3 with its comments to the proposed letter of intent. Various representatives from both i3 and ACE*COMM, as well as their respective legal counsel, had conversations during the day with respect to the issues raised by ACE*COMM in its response.

      From August 1 through 4, 2003, Mr. Delmar had several telephone conferences with Messrs. Fletcher and Kak to discuss the terms of the proposed transaction. The major issues for discussion were the structure of the acquisition as a merger, the exchange ratio, the stock price levels, the lease of the Stamford headquarters and other i3 liabilities. At this time, i3 provided to ACE*COMM additional corporate materials, marketing information and background information about i3. ACE*COMM management also had several internal discussions during this time to discuss the terms of the transaction.

      The parties executed a non-binding term sheet on August 4, 2003, and on August 5, 2003, the companies issued a joint press release announcing the execution. On August 11, 2003, legal counsel for ACE*COMM distributed initial drafts of the merger agreement and related agreements to legal counsel for i3.

      On August 11, 2003 Messrs. Fletcher, Stover, Grimes, Daniels and Kak traveled to ACE*COMM headquarters in Gaithersburg, Maryland to continue to conduct further due diligence and meet with representatives of ACE*COMM. During that visit, i3 and ACE*COMM management met to discuss the terms of the merger agreement. Throughout the month of August, the companies’ legal counsel and management continued to review due diligence materials and to negotiate the terms of the merger agreement.

      The ACE*COMM board, at a meeting held on August 18, 2003, reviewed with Messrs. Jimenez and Delmar the status of the proposed acquisition of i3. ACE*COMM’s special counsel presented a broad overview of the merger agreement to the board and answered several questions from the board regarding the transaction. Mr. Delmar reported on the due diligence process and discussed the proposed timeline for finalizing the merger agreement and the steps leading to submission of the issuance of stock in the transaction for shareholder approval. After extensive discussion, the board instructed management to continue with the process of finalizing the merger agreement.

      On August 19, 2003, Mr. Delmar visited i3’s offices to meet with the representatives of i3 to conduct further due diligence on i3, to discuss the strategic merits of a business combination and to negotiate certain aspects of the merger agreement.

      On August 21, 2003, i3 received an unsolicited inquiry and letter of intent from a company concerning a possible transaction with i3. After reviewing the letter of intent with the assistance of Kaufman Bros. and legal counsel, the management of i3, as well as Messrs. Stover and Daniels, with the knowledge of i3’s board of directors, determined (1) that the proposal outlined in the letter of intent would not maximize stockholder value, (2) i3 was already at a well advanced stage in completing a transaction with ACE*COMM and (3) it was a remote possibility that the company making the unsolicited proposal would be able to complete a transaction in a reasonable time. Based upon such determination, i3 rejected the unsolicited proposal.

      On August 28, 2003, Caymus Partners was retained by i3 to render an opinion regarding the fairness from a financial point of view of the consideration to be offered by ACE*COMM in the merger.

      The ACE*COMM board held a meeting on September 2, 2003, at which Mr. Jimenez reviewed the status of the acquisition. Legal counsel reviewed in detail the outstanding issues in connection with the merger agreement (the latest draft of which had been previously delivered to the board), which were expected to be resolved shortly and answered the questions of the board with regard to the acquisition. Following extensive discussion, the ACE*COMM board unanimously resolved that the proposed merger was fair to, and in the best interests of, ACE*COMM’s stockholders, approved the material terms of the merger agreement, related agreements and transactions and authorized management to continue discussions to finalize the transaction documents. The board further resolved to recommend that the stock issuance in connection with the merger be approved by ACE*COMM’s stockholders.

      On September 5 and September 8, 2003, legal counsel to i3 visited ACE*COMM’s headquarters in Gaithersburg, Maryland to conduct further due diligence of ACE*COMM.

      At an ACE*COMM board meeting held on September 8, 2003, the board discussed the status of the acquisition. Special counsel informed the board that the due diligence process had been completed and that the i3 board of directors was scheduled to meet on September 9, 2003, at which time the merger agreement would be presented.

      On September 9, 2003, the i3 board of directors held a special meeting to consider the proposed merger with ACE*COMM. At this meeting, representatives of Caymus Partners LLC reported to the directors on their financial analyses of the merger and delivered their oral opinion (subsequently confirmed in writing) that, as of such date and based on and subject to the assumptions, qualifications and limitations set forth in such opinion, the proposed consideration to be received by the stockholders of i3 in the merger was fair to the stockholders of i3 from a financial point of view. Legal counsel to i3 then reviewed with the directors their fiduciary duties and summarized for the directors the material terms of the merger agreement and related transaction documents. Following these presentations, the i3 board of directors asked various questions and discussed the proposed merger, following which, by unanimous vote, it approved the merger agreement and the merger and recommended that the stockholders of i3 vote in favor of the adoption of the merger agreement and the approval of the merger.

      Throughout September 10, 11 and 12, legal advisers to ACE*COMM and i3 continued to negotiate the final terms of the transaction. The parties executed the transaction agreements on the evening of September 12, 2003. On September 15, 2003, the companies issued separate press releases announcing the transaction.

      On October 28, 2003, the parties amended the merger agreement to (i) delete, as of the mailing date of this joint proxy statement/prospectus, provisions which allowed ACE*COMM and i3 to terminate the merger agreement if the closing price per share of ACE*COMM common stock was above or below certain thresholds for a period of any 20 consecutive trading days prior to the consummation of the merger, and (ii) clarify certain matters related to appraisal rights.

Determination of the Board of Directors of i3 and Recommendation of the i3 Board of Directors; Reasons for the Merger

      In reaching its decision to approve the merger agreement and the merger, i3’s board of directors identified and considered a number of potential benefits for i3 and its stockholders that supported i3’s board of directors’ decision to approve the merger agreement and the merger. These potential benefits include the following:

•	it implements the decision of the i3 board of directors to find a strategic alternative for i3, completing a search process that has been ongoing since October 2002 and that has been the principal focus of i3 and its management since termination of all revenue producing operations in March 2003;

•	the opportunity for i3 stockholders to participate in the future growth of ACE*COMM following the merger;

•	the value to i3 stockholders in acquiring ACE*COMM stock at a discount from the market price of ACE*COMM common stock pursuant to the merger agreement; and

•	the increased capital of ACE*COMM resulting from the merger will improve ACE*COMM’s balance sheet potentially making ACE*COMM more attractive to investors and customers, and providing enhanced flexibility to acquire additional companies.

      In addition to the potential benefits accruing to i3 and its stockholders from the merger, i3’s board of directors also considered a number of other factors that supported approving the merger, including the following:

•	an assessment by i3’s board of directors relating to i3’s financial performance and future opportunities and prospects, given the termination of revenue producing operations in March 2003;

•	the belief that there are no available alternatives, including remaining as an independent, stand-alone company or liquidating and distributing its assets, that would be attractive to i3’s stockholders;

•	i3’s board of directors’ determination that a decision to liquidate i3 would be premature and not in the best interest of i3’s stockholders;

•	the nature and estimated value of the consideration offered in the merger agreement;

•	management’s view of the financial condition, results of operations and businesses of i3 and ACE*COMM before and after giving effect to the merger agreement, i3’s management’s view of the business and prospects of i3 and ACE*COMM as a combined company, and the board of directors’ view of the merger’s potential effect on stockholder value;

•	the results of the due diligence investigation of ACE*COMM conducted by i3’s management, financial advisor and legal counsel;

•	the process followed by i3 since October 2002 to find a strategic alternative, including negotiations with other possible candidates, and the i3 board of directors’ assessment regarding the prospects of finding a superior offer;

•	the financial analyses and presentation of Caymus Partners LLC delivered to i3’s board of directors on September 9, 2003, as well as its opinion of the same date that, as of such date, and based on and subject to the assumptions, considerations and limitations set forth in its opinion, the merger consideration in the merger agreement was fair from a financial point of view to the holders of i3’s common stock (a copy of such written opinion is attached as Appendix B to this joint proxy statement/ prospectus);

•	the timing of the transaction in connection with possibly being delisted from the Nasdaq Small-Cap Market;

•	efforts by i3 to market, distribute, license, sell or otherwise convey the Pronto product and associated assets were unsuccessful;

•	the contractual terms of the merger agreement and related transaction documents; and

•	the interests that certain i3 officers and directors may have in the merger, in addition to their interests as i3 stockholders, (as described in the section entitled “The Merger — Interests of i3’s Management in the Merger”).

      In reaching its decision to approve the merger agreement and the merger, i3’s board of directors also identified and considered a number of potentially negative factors that could result from the merger, including the following:

•	the risk that the merger may not be completed;

•	any inability of ACE*COMM’s management to successfully react and adapt to changes in the markets in which ACE*COMM competes;

•	ACE*COMM’s current dependence on a limited number of customers and suppliers;

•	the significant cost that will be incurred in seeking to complete the merger; and

•	the other risks described in this joint proxy statement/prospectus in the section entitled “Risk Factors.”

      i3’s board of directors evaluated all of the factors described above in light of their knowledge of i3’s business, financial condition and prospects, ACE*COMM’s business, financial condition and prospects, and the market for hardware and software employed in wired and wireless networks that deliver voice, data, mixed media and Internet communications. In view of the variety of factors considered by i3’s board of directors in its evaluation of the merger, i3’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its decision. In addition, individual members of i3’s board of directors may have given different weight to different factors. The list of factors described in this section as having been considered by i3’s board of directors is not intended to be the complete list of all factors considered but is believed to include all of the factors considered by i3’s board of directors to be material.

      After considering all of the information and factors described in this section, i3’s board of directors unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. i3’s board of directors believes that the merger agreement and the merger are fair to, advisable and in the best interests of i3 and its stockholders. i3’s board of directors has unanimously recommended that the i3 stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

Opinion of Caymus Partners

      At the meeting of the i3 board of directors on September 9, 2003, Caymus Partners LLC rendered its opinion that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the proposed consideration to be received by the stockholders of i3 in the merger was fair to the stockholders of i3 from a financial point of view. Pursuant to the terms of the engagement letter between i3 and Caymus Partners, i3 may request an update of such opinion at any time.

      The full text of the Caymus Partners opinion is attached to this joint proxy statement/prospectus as Appendix B and is incorporated into this joint proxy statement/prospectus by reference. The description of the opinion set forth in this section is qualified in its entirety by reference to the full text of the opinion attached as Appendix B. The stockholders of i3 are urged to read the Caymus Partners opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Caymus Partners in rendering its opinion.

      The Caymus Partners opinion is directed to the i3 board of directors and addresses only the fairness from a financial point of view of the consideration offered by ACE*COMM in the merger. It does not address the merits of the underlying business decision of i3 to engage in the merger and does not constitute a recommendation to any i3 stockholder as to how a stockholder should vote at the i3 special meeting with respect to the merger or any other matter in connection with the merger.

      Caymus Partners has reviewed and analyzed, among other things, the following: (1) the merger agreement; (2) i3’s annual financial statements, Forms 10-K and related financial information for the past three fiscal years, as well as i3’s unaudited interim financial statements for the period ending June 30, 2003; (3) ACE*COMM’s annual financial statements, Forms 10-K and related financial information for the past three fiscal years, as well as ACE*COMM’s unaudited financial statements for the period ending March 31, 2003 and a draft version of their Form 10-K for the year ending June 30, 2003; (4) other publicly available information concerning i3 and ACE*COMM and the trading markets for their respective securities; (5) other information and data relating to i3 and ACE*COMM and their respective businesses and prospects, provided to Caymus Partners by management of i3 and ACE*COMM; (6) publicly available information concerning other companies engaged in businesses which Caymus Partners believed to be generally comparable to ACE*COMM and the trading market for these other companies’ securities; (7) the financial terms of recent business combinations which Caymus Partners believed to be relevant; and (8) the proposed discount on the ACE*COMM common stock to be issued to the i3 stockholders in the merger as compared to the discounts received in transactions involving private investments in public companies that Caymus Partners deemed to be relevant. Caymus Partners also had discussions with certain officers of i3 and ACE*COMM concerning their respective business operations, assets, financial condition and prospects and undertook other studies, analyses and investigations that it deemed appropriate.

      In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Caymus Partners, i3 or ACE*COMM. Any estimates contained in the analyses performed by Caymus Partners are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals. Analyses and estimates are inherently subject to substantial uncertainty.

      In preparing its opinion, Caymus Partners assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, including publicly available information, and it has not assumed any responsibility for independently verifying that information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of i3 or ACE*COMM or been furnished with any such evaluation of appraisal. In addition, Caymus Partners did not conduct any physical inspection of the properties or facilities of i3 or ACE*COMM. With respect to any information furnished to or discussed with Caymus Partners by i3 or ACE*COMM or their respective advisors, Caymus Partners assumed that such information was reasonably prepared and reflected the best currently available information and judgment of i3’s or ACE*COMM’s management.

      Caymus Partners’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and the information made available to Caymus Partners as of, the date of the opinion. Caymus Partners assumed that in the course of obtaining any necessary consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

      In connection with rendering its opinion, Caymus Partners performed a variety of financial analyses, including those summarized below. These analyses were presented to the i3 board at a meeting held on September 9, 2003. The summary set forth below does not purport to be a complete description of the analyses performed by Caymus Partners in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Caymus Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

      The following is a summary of the material analyses performed by Caymus Partners in connection with its opinion. For this summary of Caymus Partners’ opinion, the term “EBITDA” means earnings before interest, taxes, depreciation and amortization, the term “EBIT” means earnings before interest and taxes, the term “LTM Revenue” means revenue over the last twelve months, and the term “Enterprise Value” means the sum of (1) the market value of equity, or a company’s equity market capitalization, (2) net debt, which equals total debt less cash and cash equivalents, (3) minority interest, if any, and (4) preferred stock.

      Historical Trading Analysis. Caymus Partners reviewed the historical stock market performance of ACE*COMM common stock. This analysis indicated that the 52-week trading price of a share of ACE*COMM common stock ranged between $0.26 and $2.25. Caymus Partners also reviewed the historical stock market performance of i3 common stock. This analysis indicated that the 52-week trading price of a share of i3 common stock ranged between $0.25 and $1.35.

      Comparable Public Company Analysis. Using publicly available information, Caymus Partners reviewed the stock prices, as of September 5, 2003, and selected market trading multiples of the following companies, which are collectively referred to in this section as the “Comparable Companies”:

•	Amdocs Limited

•	Boston Communications Group

•	CGI Group Inc.

•	Concord Communications, Inc.

•	Convergys Corporation

•	Lightbridge, Inc.

•	MetaSolv, Inc.

•	Openwave Systems Inc.

•	OPNET Technologies, Inc.

•	Portal Software, Inc.

These Comparable Companies were selected because Caymus Partners believes these companies are engaged in lines of business that are generally comparable to those of ACE*COMM. The financial information reviewed by Caymus Partners included market trading multiples exhibited by the Comparable Companies with respect to their 2002 actual and 2003 estimated financial performance. The multiples for the Comparable Companies were based on the most recent publicly available financial information as publicly disclosed for each company and as projected by analysts’ estimates.

Comparable Companies
Analysis

	ACE*COMM	Low	Mean	High

Enterprise Value as a multiple of LTM Revenue	1.30x	0.65x	2.04x	3.60x

Caymus Partners applied the multiples indicated by the Comparable Companies Analysis to the LTM Revenue of ACE*COMM to obtain an implied valuation range for ACE*COMM as follows:

	Reference Range

	Low	Mean	High

Implied Price Per Share	$1.02	$2.98	$5.18

Caymus Partners noted that the trading value per share of the ACE*COMM common stock was within the reference range.

      Comparable Transaction Analysis. Caymus Partners reviewed publicly available financial information for selected mergers and acquisitions involving companies that it deemed relevant in evaluating the merger. Caymus Partners reviewed the following transactions, which are collectively referred to in this section as the “Comparable Transactions”:

Acquiror		Target
•	Hyperion Solutions	•	Brio Software, Inc
•	ScanSoft Inc	•	SpeechWorks International, Inc.
•	Verso Technologies, Inc	•	MCK Communications
•	CIBER	•	Alphanet Solutions
•	Group 1 Software	•	Sagent Technologies
•	SunGard Data Systems	•	H.T.E.
•	Computer Sciences Corporation	•	DynCorp
•	SSA Global Technologies	•	Infinium Software
•	Individual Investors	•	Ecometry Corporation
•	Novell, Inc	•	Deltek Systems

Caymus Partners analyzed the total purchase price of the acquired companies as a multiple of LTM Revenue. For the purposes of the Comparable Transactions Analysis, Enterprise Value means the value of a target as imputed from the total purchase price paid by an acquiring company. The multiples for the Comparable Transactions were computed using the most recent publicly available financial information as publicly disclosed for each company and as projected by analysts’ estimates.

Comparable Transactions
Analysis

	Low	Mean	High

Enterprise Value as a multiple of LTM Revenue	0.40x	1.51x	3.54x

Caymus Partners applied these multiples to the LTM Revenue of ACE*COMM to obtain an implied valuation range for ACE*COMM as follows:

	Reference Range

	Low	Mean	High

Implied Price Per Share	$0.67	$2.24	$5.09

Caymus Partners noted that the trading value per share of the ACE*COMM common stock was within the reference range.

      No company or transaction used in the analyses described under “Comparable Public Company Analysis” and “Comparable Transaction Analysis” is identical to ACE*COMM or the merger. These analyses necessarily involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors between ACE*COMM and companies to which it is being compared and the merger and transactions to which it is being compared. In addition, in performing such analyses, Caymus Partners relied on publicly available projections prepared by research analysts, which may or may not prove to be accurate.

      Discounted Cash Flow Analysis. Caymus Partners performed a discounted cash flow analysis on the projected cash flows of ACE*COMM for the fiscal years ending June 30, 2003 through June 30, 2008 based on information provided to Caymus Partners by ACE*COMM. Caymus Partners analyzed unlevered, without debt, free cash flows of ACE*COMM in two scenarios: EBITDA less capital expenditures, and a perpetual growth rate. In the EBITDA less capital expenditures scenario, Caymus Partners used a range of terminal multiples from 5.0x to 15.0x, which multiples were believed to be comparable with the EBITDA multiples for the Comparable Companies. In the perpetual growth rate scenario, Caymus Partners used a range of terminal growth rates from 5.0% to 15.0%. In each case, Caymus Partners then discounted to present value the free cash flow streams and terminal values using discount rates of 20% to 35%.

Based upon the average values obtained from both scenarios, Caymus Partners calculated an implied valuation of ACE*COMM and a range of indicated share prices as follows:

	Reference Range

	Low	Mean	High

Implied Price Per Share	$0.94	$2.27	$5.33

Caymus Partners noted that the trading value per share of the ACE*COMM common stock was within the reference range.

      While the discounted cash flow analysis is the most scientific of the methodologies employed by Caymus Partners, this type of analysis is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

      Analysis of Selected Recent Investments in the Communications Services Industry. The proposed transaction between i3 and ACE*COMM has many characteristics similar to an equity capital financing. Due to this similarity, Caymus Partners analyzed discounts offered in connection with private investments in public companies of eight transactions announced since January 1, 2003 involving target companies in industries similar to i3’s. Caymus Partners noted a wide range of discounts in its analysis due to the varying liquidity of the target company’s stock and the post investment ownership percentage by the private investor.

	Discount Range

	Low	Mean	High

Recent Private Equity Discounts in Public Communication Services Companies	3.0%	17.0%	32.5%

The proposed discount for the shareholders of i3 Mobile to purchase shares of ACE*COMM’s common stock is 17.5%. Caymus Partners noted that this value is in line with the transactions analyzed.

      Caymus Partners was retained by i3 to act as its financial advisor in rendering an opinion as to the fairness, from a financial point of view, of the consideration to be offered by ACE*COMM to the holders of i3 common stock in the merger. The board of i3 selected Caymus Partners to act as its financial advisor because of its substantial experience in similar transactions. Caymus Partners is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwriting, secondary distributions of listed and unlisted securities and private placements.

      Caymus Partners and i3 entered into a letter agreement dated September 4, 2003 relating to the services to be provided by Caymus Partners in connection with the merger. i3 agreed to pay Caymus Partners a $10,000 non-refundable retainer and a fee of $65,000 upon rendering the fairness opinion. i3 also agreed to reimburse Caymus Partners for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including certain fees and disbursements of its legal counsel, and to indemnify Caymus Partners against liabilities relating to or arising out of the merger, including liabilities under Federal securities laws.

      The summary set forth above describes the material points of more detailed analyses performed by Caymus Partners in arriving at its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to a summary description. In arriving at its opinion, Caymus Partners made qualitative and quantitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Caymus Partners believes that the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the conclusions set forth in its opinion. In its analyses, Caymus Partners made numerous assumptions with respect to i3, ACE*COMM, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than those suggested by such analyses.

Recommendation of the ACE*COMM Board of Directors and Reasons for the Merger

      After careful consideration, the ACE*COMM board of directors has approved the merger agreement and has determined that the merger is fair to, and in the best interests of, ACE*COMM and its stockholders. In connection with the merger, the ACE*COMM board recommends approval of the issuance of shares of ACE*COMM common stock in the merger as described in this joint proxy statement /prospectus.

The ACE*COMM board of directors recommends that ACE*COMM stockholders vote “FOR” the issuance of ACE*COMM common stock in connection with the merger.

      In reaching its decision to approve the merger agreement, the board of directors consulted with its special counsel regarding the legal terms of the merger and the board’s fiduciary obligations in its consideration of the proposed merger, as well as with the management of ACE*COMM. Without assigning any relative or specific weight, the ACE*COMM board of directors considered the following factors, which are all the material factors considered, both from a short-term and long-term perspective:

•	The ACE*COMM board of directors’ familiarity with the business, financial condition, results of operations and prospects of ACE*COMM, before and after giving effect to the merger, including, but not limited to, its potential growth, development, productivity and results of operations;

•	ACE*COMM’s need for capital to pursue a more growth-oriented business plan, and the balance sheet and greater resources of the combined entity;

•	The current and prospective environment in which ACE*COMM operates, including international, national and local economic conditions, the highly competitive environment in the telecommunications industry generally, and the trend toward consolidation in the telecommunications industry;

•	Current financial market conditions and historical market prices, volatility and trading information;

•	ACE*COMM’s strategic alternatives to the merger;

•	Information concerning i3’s financial condition, including the results of ACE*COMM’s due diligence investigation of i3;

•	The business risks associated with the merger; and

•	The terms and conditions of the merger agreement and related agreements, including the exchange ratio and structure, which were determined by both the board of directors and management of ACE*COMM to provide a fair and equitable basis for the merger.

      On the basis of these considerations, the merger agreement was unanimously approved by ACE*COMM’s board of directors.

Interests of i3 Management in the Merger

      Some directors and executive officers of i3 have interests in the merger that are in addition to, or different from, their interests as stockholders of i3. For information about their interests as stockholders, see “Stock Ownership of Management, Directors and More Than 5% Stockholders of i3.” The i3 board of directors was aware of these differing interests and considered them, among other matters, in (a) determining that the merger is in the best interests of i3 and is advisable, fair to and in the best interests of the holders of i3 common stock and (b) recommending that i3’s stockholders approve and adopt the merger agreement and approve the merger contemplated by the merger agreement. These interests are summarized below.

      i3 Stock Options. As a result of the pending merger with ACE*COMM, i3 stock option plans will be assumed by ACE*COMM and the vesting of certain outstanding i3 stock options will be accelerated (including options held by Edward J. Fletcher and J. William Grimes) either as a result of the pending merger or as a result of a director’s cessation of service following the pending merger.

      Board Designation Rights. i3 will be entitled to designate two individuals for appointment to ACE*COMM’s board of directors after the merger. The i3 board designees are expected to be J. William Grimes and Matthew J. Stover, each of whom currently is a member of i3’s board of directors.

      Directors’ and Officers’ Insurance and Indemnification. The merger agreement provides that the surviving corporation in the merger will maintain directors’ and officers’ liability insurance to cover present and former directors and officers of i3. This insurance will have comparable coverage and amounts as the coverage currently provided by i3.

      The merger agreement requires the surviving corporation in the merger to indemnify each past and present director and officer of i3 following the merger against all expenses or liabilities incurred in connection with any claim or investigation arising out of actions or omissions occurring before the merger to the fullest extent permitted under the laws of the State of Delaware and the i3 certificate of incorporation and bylaws.

Interests of ACE*COMM Management in the Merger

      ACE*COMM needs significant capital to finance the growth of its operations, network and customer base. Management of ACE*COMM believes the merger will assist ACE*COMM in addressing some of its financing needs and liquidity concerns.

Accounting Treatment

      ACE*COMM will account for the merger as a financing transaction and will record the issuance of its common stock at its negotiated value and i3’s cash on hand and liabilities assumed. Because i3 ceased all revenue producing operations in March 2003 and ACE*COMM has no intention to revive i3’s business following the merger, the merger does not possess the fundamental characteristics of a business combination found in Regulation S-X, Financial Accounting Standard No. 141, Business Combinations and EITF Issue 98-3 Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. As such, no goodwill will result from this transaction.

Governmental and Regulatory Approvals

      Neither ACE*COMM nor i3 is aware of any regulatory approvals or actions that are required prior to the parties’ consummation of the merger. Should any approvals be required, it is presently contemplated that such approvals would be sought, but neither ACE*COMM nor i3 can assure you that such approvals would be obtained.

Certain U.S. Federal Income Tax Consequences

      The following is a summary of certain U.S. federal income tax consequences of the merger to the holders of i3 common stock. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, referred to here as the tax code, applicable Treasury regulations promulgated under the tax code, Internal Revenue Service, referred to here as the IRS, rulings and judicial interpretations thereof all in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change occurring after this date, possibly with retroactive effect. There can be no assurance that future legislative, judicial or administrative action will not affect the accuracy of the statements or conclusions in this joint proxy statement/prospectus.

      This summary does not address all the U.S. federal income tax considerations that may be relevant to i3 stockholders, particularly holders subject to special treatment under the tax code, including without limitation, persons who are dealers in securities, who are subject to the alternative minimum tax provisions of the tax code, who are foreign persons, insurance companies, tax-exempt organizations, financial institutions, or broker-dealers, who hold their shares as part of a hedge, straddle, conversion or other risk-reduction transaction, or who acquired their shares in connection with the exercise of employee stock options or otherwise as compensation.

      The following summary does not address the tax consequences of the merger under foreign, state or local tax laws.

      Unlike many mergers involving a stock for stock exchange, the exchange of i3 common stock for ACE*COMM common stock pursuant to the terms of the merger agreement will be a taxable transaction for federal income tax purposes. This is due to, among other factors, i3 not having an operating business that would continue to operate after the merger.

      A stockholder of i3 who exchanges i3 common stock for ACE*COMM common stock pursuant to the merger will recognize gain or loss equal to the difference between (a) the fair market value of the ACE*COMM common stock received by the stockholder pursuant to the merger agreement and any cash received instead of a fractional share and (b) the tax basis in the i3 common stock exchanged by such stockholder pursuant to the merger agreement. Gain or loss must be determined separately for each block of i3 common stock surrendered pursuant to the merger. For purposes of federal tax law, a block consists of shares of i3 common stock acquired by the stockholder at the same time and price. An i3 stockholder who exercises dissenters’ rights of appraisal and who receives a cash payment for his or her shares of i3 stock pursuant to the Delaware statute governing such rights will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Internal Revenue Code.

      Gain or loss recognized by an i3 stockholder exchanging his or her i3 common stock pursuant to the merger agreement or pursuant to the exercise of dissenters’ rights of appraisal will be capital gain or loss if such i3 common stock is a capital asset in the hands of such stockholder. If the i3 common stock has been held for more than one year, the gain or loss will be long-term.

      Neither i3 nor ACE*COMM has requested or will request a ruling from the IRS as to any of the tax effects to i3’s stockholders of the merger, and no opinion of counsel has been or will be rendered to i3’s stockholders with respect to any of the tax effects of the merger to i3’s stockholders.

      An i3 stockholder may be subject, under some circumstances, to backup withholding at a rate of 28% with respect to the amount of cash, if any, received instead of a fraction of a share of ACE*COMM common stock in the merger unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

      Determining the actual tax consequences of the merger to an i3 stockholder may be complicated. The consequences will depend on the stockholder’s specific situation and on variables not within the control of i3 or ACE*COMM.

      The federal income tax discussion set forth above is based upon current law and is intended for general information only. You are urged to consult your tax advisor concerning the specific tax consequences of the merger to you, including the applicability and effect of state, local or other tax laws and of any proposed changes in those tax laws and the Internal Revenue Code.

Listing of ACE*COMM Common Stock to be Issued in the Merger

      ACE*COMM has agreed to use reasonable efforts to cause the shares of ACE*COMM common stock to be issued in the merger to be included for quotation on the Nasdaq Small-Cap Market.

Delisting and Deregistration of i3 Common Stock after the Merger

      When the merger is completed, i3 common stock will be delisted from the Nasdaq Small-Cap Market and deregistered under the Securities Exchange Act of 1934.

Restrictions on Resales by Affiliates

      The shares of ACE*COMM common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of ACE*COMM common stock issued to any person who is deemed to be an affiliate of either of ACE*COMM or i3 at the time of the special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of ACE*COMM or i3 and may include some of ACE*COMM’s or i3’s officers and directors, as well as ACE*COMM or i3’s principal stockholders. Affiliates may not sell their shares of ACE*COMM common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	another applicable exemption under the Securities Act.

      ACE*COMM’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of ACE*COMM common stock to be received by affiliates in the merger. ACE*COMM has agreed pursuant to the i3 affiliate agreement to register for resale the shares of ACE*COMM common stock to be received by i3 affiliates in the merger following the closing of the transaction.

Appraisal Rights

     ACE*COMM Stockholders

      ACE*COMM is organized under Maryland law. Under Maryland law, ACE*COMM stockholders do not have a right to dissent and receive the appraised value of their shares in connection with, or as a result of, the matters to be acted upon at the special meeting of ACE*COMM stockholders.

     i3 Stockholders

      i3 is organized under Delaware law. Under Delaware law, stockholders of i3 have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of i3 common stock as determined by a court, which value will be based solely on the value of i3 without giving effect to the merger with ACE*COMM. i3 stockholders electing to do so must comply with the provisions of Section 262 of the Delaware General Corporation Law, or DGCL, in order to perfect their rights of appraisal. A copy of the applicable Delaware statute is attached as Appendix E of this joint proxy statement/prospectus.

Perfecting Appraisal Rights

      Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. An i3 stockholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue appraisal rights.

      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures that an i3 stockholder must follow in order to dissent from the merger and obtain payment of the court-determined fair value of his or her shares of i3 common stock. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix E of this document. Under Section 262, not less than 20 days before i3’s special meeting of stockholders, i3 must notify each of the holders of record of its capital stock as of November 3, 2003 that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. i3 intends that this document constitutes this notice.

      If you are an i3 common stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the DGCL. Section 262 requires the following:

      You must make a written demand for appraisal. You must deliver a written demand for appraisal to i3 before the vote on the merger agreement is taken at the i3 special meeting of stockholders. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

      You must refrain from voting for adoption of the merger agreement. You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

•	fail to vote against adoption of the merger agreement; or

•	fail to note that you are abstaining from voting.

If you do either of these two things, your appraisal rights will terminate even if you previously filed a written demand for appraisal.

      You must continuously hold your i3 common stock. You must continuously hold your shares of i3 common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of i3 common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

      You should read the paragraphs below for more details on making a demand for appraisal.

      A written demand for appraisal of i3 common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder’s name appears on his or her stock certificate. If you are the beneficial owner of i3 common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

      If you own i3 common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

      If you own i3 common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder’s agent.

      If you are a record owner, such as a broker, who holds i3 common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of i3 common stock that are in your name.

      If you are an i3 stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to: i3 Mobile, Inc., 181 Harbor Drive, Stamford, CT 06902, Attention: Edward Fletcher.

      It is important that i3 receive all written demands before the vote concerning the merger agreement is taken at the i3 special meeting of stockholders. As explained above, this written demand must be signed by, or by an authorized agent on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of common stock owned, and that the stockholder is demanding appraisal of such stockholder’s shares.

Determination of Amount to be Paid to Dissenters

      If the merger is completed, each holder of i3 common stock who has perfected appraisal rights in accordance with Section 262 will be entitled to be paid by i3 for such stockholder’s i3 common stock the fair value in cash of those shares, determined in accordance with the process specified by Delaware statute. The Delaware Court of Chancery will determine the fair value of the shares based solely on the value of i3, excluding any element of value arising from the completion or expectation of the merger with ACE*COMM. In determining such fair value, the court may take into account all relevant factors permitted to be considered under Delaware law. This determination may take some time, and, therefore, stockholders exercising appraisal rights will not receive payment for their shares for some time after consummation of the merger. The Delaware Court of Chancery may direct that stockholders exercising appraisal rights receive a fair rate of interest, if any, as determined by the court, on the amounts they are to be paid.

      As indicated above, the Delaware Court of Chancery will determine the fair value of the shares based solely on the value of i3, excluding any element of value arising from the completion or expectation of the merger with ACE*COMM. Typically, the Delaware Court of Chancery determines fair value of the acquired company on a going-concern basis rather than on a liquidated basis. However, in the case of i3, all active business operations have been terminated for some time. In such cases, the Court of Chancery may assign a greater weight to the liquidation value of the company in its fair value analysis. The board of directors of i3, in reaching their decision to approve the merger, considered among other factors i3’s alternatives to the merger, including liquidation of i3, concluding that liquidation would not be in the best interests of i3 stockholders at the time.

      i3 stockholders who do not seek appraisal rights will receive shares of ACE*COMM common stock in the merger for each share of i3 common stock. The number of ACE*COMM shares issuable in the merger was determined based on i3’s cash on hand, less liabilities, certain of which were discounted for purposes of this computation, and the average closing market price of ACE*COMM’s shares over a 20 trading day period ending October 31, 2003 ($2.37 per share), less a discount. Therefore, as of the time the purchase price was determined, the shares of ACE*COMM common stock issuable in the merger for each share of i3 common stock, multiplied by the market price at that time, exceeded the amount of i3’s cash on hand, less liabilities. The ACE*COMM common stock is traded on the NASDAQ Small-Cap Market under the symbol “ACEC,” and ACE*COMM shares received by i3 stockholders other than affiliates of i3 or ACE*COMM will be able to sell such shares freely after completion of the merger. There is no assurance that the market price of ACE*COMM stock following the merger will equal the average market price of ACE*COMM’s shares used in computing the amount of ACE*COMM shares issuable in the merger.

      BECAUSE THE TERMINATION OF i3’S BUSINESS PRIOR TO THE MERGER MAKES ITS CIRCUMSTANCES SOMEWHAT UNUSUAL, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE URGE YOU TO CONSULT A FINANCIAL ADVISOR BEFORE YOU DO SO.

      Stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 of Delaware law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The court may also determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears its own expenses.

      If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

      Within ten days after the effective date of the merger, i3 must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

      Within 120 days after the merger, either the surviving corporation of the merger or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Court of Chancery determine the value of the shares of stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Court of Chancery. i3 has no obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal.

      If you change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. A withdrawal request received more than 60 days after the effective date of the merger is effective only with the written consent of i3 (which would have been acquired by ACE*COMM). If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

      If you have complied with the conditions of Section 262, you are entitled to receive a statement from i3. This statement will set forth the number of shares not voted in favor of the merger agreement and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to i3 within 120 days after the merger. After the merger, i3 has ten days after receiving a request to mail you the statement.

      If you properly file a petition for appraisal in the Court of Chancery and deliver a copy to i3, i3 will then have 20 days to provide the Court of Chancery with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with i3 as to the value of their shares. The Registry in the Court of Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition to the stockholders on the list. At the hearing, the court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Court of Chancery may also require you to submit your stock certificates to the Registry in the Court of Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Court of Chancery’s directions, you may be dismissed from the proceeding.

      IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR APPRAISAL RIGHTS.

Treatment of i3 Options and Warrants

      Options. At the effective time of the merger, each option to acquire i3 common stock, referred to in this joint proxy statement/prospectus as the i3 stock options, granted under the Intelligent Information Incorporated 1995 stock incentive plan, including any associated option grants or the i3 Mobile, Inc. 2000 Amended Stock Incentive Plan, effective as of February 9, 2000, including any associated option grants or granted not pursuant to a plan, that is outstanding and unexercised immediately prior to the effective time of the merger will become or be replaced by an option to purchase ACE*COMM common stock. The number of shares of ACE*COMM common stock subject to the new ACE*COMM option will be equal to the number of shares of i3 common stock subject to the i3 stock option multiplied by approximately 0.1876, and rounding any fractional share to the nearest whole share. The exercise price per share of ACE*COMM common stock will be equal to the exercise price per share of i3 common stock subject to the i3 stock options divided by approximately 0.1876 rounded to the nearest whole cent.

      For vesting purposes, the date of grant of each new ACE*COMM option will be deemed to be the date on which the corresponding i3 stock option was granted. The vesting of certain i3 stock options will be accelerated as a result of the merger (or such holder’s termination of employment or cessation of service following the merger). The remaining options will not be affected. In addition, any i3 stock options that were incentive stock options will continue to be incentive stock options of ACE*COMM.

      Warrants. At the effective time of the merger, ACE*COMM will assume each warrant to purchase shares of i3 common stock, referred to as the i3 warrants. Each i3 warrant will (A) become a warrant to purchase a number of whole shares of ACE*COMM stock equal to (1) approximately 0.1876 multiplied by (2) the number of shares of i3 common stock for which such i3 warrant was exercisable at the effective time of the merger (rounded to the nearest whole share), and (B) have an exercise price per share equal to (1) the exercise price for the shares of i3 common stock subject to such i3 warrant immediately prior to the effective time of the merger divided by (2) approximately 0.1876, rounded to the nearest whole cent.

PRO FORMA FINANCIAL DATA

      ACE*COMM will account for the merger as a financing transaction and will record the issuance of its common stock at the negotiated value and i3’s cash on hand and liabilities assumed. Because i3 ceased all revenue producing operations in March 2003 and ACE*COMM has no intention to revive i3’s business following the merger, the merger does not possess the fundamental characteristics of a business combination found in Regulation S-X, Financial Accounting Standard No. 141, Business Combinations and EITF Issue 98-3 Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. Thus, other than the pro forma per share information presented above under the caption “Comparative Per Share Data”, no pro forma financial information will be provided for this transaction. In addition, because i3 has ceased operations, and ACE*COMM will not seek to revive i3’s business, pro forma operating results would not provide meaningful information to the reader.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

The Merger Agreement

      This section of the joint proxy statement/prospectus describes the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Appendix A and we urge you to read it carefully.

The Merger

      Following the satisfaction or waiver of all of the conditions to the merger, including the receipt of all required approvals, waivers and consents, i3 will merge with Ace Acquisition Corporation, a newly formed, indirect, wholly-owned subsidiary of ACE*COMM, with i3 continuing as the surviving corporation and as an indirect wholly-owned subsidiary of ACE*COMM. ACE*COMM owns Ace Acquisition indirectly through two wholly-owned subsidiaries. Each of those two subsidiaries owns 50% of the capital stock of another subsidiary, which owns 100% of the capital stock of Ace Acquisition. ACE*COMM intends to maintain this ownership structure for at least two years following the merger.

Effective Time

      As soon as practicable on or after the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Secretary of State of the State of Delaware. The parties are working towards completing the merger as soon as possible and hope to complete the merger by year-end 2003. However, the merger is subject to various closing conditions. No assurances can be given that the parties will obtain the necessary approvals or that the parties will obtain them in a timely manner.

Directors and Officers of i3 After the Merger

      At the effective time of the merger, the directors of Ace Acquisition will become the new directors of i3, and the officers of Ace Acquisition will become the new officers of i3.

Conversion of Shares in the Merger

      At the effective time, each outstanding share of i3 common stock will be automatically cancelled and converted into the right to receive approximately 0.1876 shares of ACE*COMM common stock. The number of shares of ACE*COMM common stock issuable in the merger will be proportionately adjusted for any additional future stock split, stock dividend or similar event with respect to i3 common stock or ACE*COMM common stock effected between the date of this joint proxy statement/prospectus and the completion of the merger.

Treatment of i3 Stock Options and Warrants

      Upon completion of the transaction, each outstanding option or warrant to purchase i3 common stock shall be converted automatically into an option or warrant to purchase the number of shares of ACE*COMM common stock equal to approximately 0.1876 times the number of shares of i3 common stock subject to the option or warrant, rounded to the nearest share. The exercise price will be equal to the exercise price per share of i3 common stock subject to the option or warrant before conversion divided by approximately 0.1876, rounded to the nearest cent.

      The other terms of each option and warrant and, if applicable, the i3 option plans under which the options were issued will continue to apply in accordance with their terms, including any provisions providing for acceleration.

No Fractional Shares

      No fractional shares of ACE*COMM common stock will be issued in the merger. Instead, i3 stockholders will receive an amount of cash in lieu of a fraction of a share of ACE*COMM common stock equal to the product of the fraction multiplied by $1.96.

The Exchange Agent

      Prior to the effective time, ACE*COMM is required to deposit with a bank, trust company or transfer agent certificates representing the shares of ACE*COMM common stock to be exchanged for shares of i3 common stock, and cash to pay for fractional shares and any dividends or distributions to which holders of i3 common stock may be entitled to receive under the merger agreement.

Exchange of i3 Stock Certificates for ACE*COMM Stock Certificates

      When the merger is completed, the exchange agent will mail a letter of transmittal and instructions to the i3 stockholders for use in surrendering i3 stock certificates. i3 stock certificates which are delivered to the exchange agent along with a properly executed letter of transmittal and any other required documents will be cancelled and in exchange therefor the exchange agent will issue ACE*COMM stock certificates and cash in lieu of fractional shares.

YOU SHOULD NOT SUBMIT STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU HAVE

RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

Distributions with Respect to Unexchanged Shares

      ACE*COMM will only issue an ACE*COMM stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered i3 stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

      i3 stockholders will not receive any dividends or other distributions on ACE*COMM common stock with a record date after the merger is completed until they have surrendered their i3 stock certificates in exchange for ACE*COMM stock certificates.

      If there is any dividend or other distribution on ACE*COMM common stock with a record date after the merger and a payment date prior to the date any i3 stockholder surrenders his or her i3 stock certificates in exchange for ACE*COMM stock certificates, such i3 stockholder will receive the dividend or distribution promptly after surrendering his or her i3 stock certificate for exchange.

Representations and Warranties

      Each company made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the transaction. Representations and warranties of both companies address the same topics, which include the following:

•	corporate organization and qualification to do business

•	certificate of incorporation and bylaws

•	capitalization

•	authorization of the various agreements and approval of the transaction by the board of directors pending stockholder approval

•	receipt of third-party consents and approvals

•	financial statements and exchange act filings

•	broker’s fees

•	absence of changes in business

•	litigation

•	taxes and employee benefit plans

•	material contracts

•	inapplicability of relevant anti-takeover statutes and provisions

•	environmental matters

•	title to properties and assets

•	compliance with applicable laws

•	execution and delivery of affiliate agreements

•	information supplied by each party in this joint proxy statement/prospectus and the related registration statement filed by ACE*COMM

•	intellectual property

      i3 also made representations and warranties to ACE*COMM regarding the receipt of a fairness opinion from Caymus Partners and the absence of other liabilities.

      ACE*COMM also made representations and warranties to i3 regarding key employees, customer and supplier relationships and notes and accounts receivable.

      The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled “Representations and Warranties of i3” and “Representations and Warranties of ACE*COMM.” The representations and warranties contained in the merger agreement will expire at the effective time of the merger.

i3’s Conduct of Business Before Completion of the Transaction

      i3 agreed that, until the completion of the transaction or unless ACE*COMM consents in writing, i3 and its subsidiaries will carry on their respective businesses in the ordinary course consistent with past practices, it being understood that i3 has previously terminated the active operation of its business and currently has no significant business operations. i3 also agreed to operate its remaining business in accordance with existing budgets, if any, and to use its reasonable best efforts to conserve its cash resources.

      i3 also agreed that, until the completion of the transaction or unless ACE*COMM consents in writing, i3 and its subsidiaries would conduct their business in compliance with certain specific restrictions relating to the following:

•	the payment of dividends or other distributions

•	the issuance and redemption of securities

•	modification of i3’s certificate of incorporation and bylaws

•	i3’s intellectual property

•	capital expenditures

•	entrance into any new line of business

•	entrance into or modification of contracts

•	the acquisition of assets or other entities

•	actions affecting the representations and warranties in the transaction

•	accounting policies and procedures

•	employees and employee benefits

•	the incurrence of indebtedness

•	the sale, purchase, lease, opening or relocation of any office

•	investments and other dispositions of i3’s assets or real estate

•	changes in i3’s options or restricted purchase plans

      The agreements related to the conduct of i3’s business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled “Covenants of i3.”

ACE*COMM’s Conduct of Business Before Completion of the Transaction

      ACE*COMM agreed that, until the completion of the transaction or unless i3 consents in writing, ACE*COMM and its subsidiaries would conduct their business in compliance with certain specific restrictions relating to the following:

•	actions that would affect their ability to complete, or which would materially delay completion of, the transaction

•	actions affecting the representations and warranties in the transaction

•	modification of ACE*COMM’s certificate of incorporation and bylaws

•	material alterations to existing lines of businesses

•	dispositions of a material amount of assets

•	issuance of equity securities

•	incurrence of debt

      The agreements related to the conduct of ACE*COMM’s business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled “Covenants of ACE*COMM.”

No Solicitation of Transactions

      i3 has agreed that neither i3 nor any of its subsidiaries or affiliates will, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any person other than ACE*COMM and its affiliates and representatives concerning any acquisition proposal. An acquisition proposal is any proposal or offer to acquire at least 50% of the outstanding i3 common stock or substantially all of the assets, business or properties of i3, whether by way of merger, stock purchase, asset purchase or otherwise.

      i3 is permitted, however, to furnish information to, or engage in discussions or negotiations with, third parties if, after having consulted with and received the advice of its outside legal counsel, it determines that the failure to do so may cause its board of directors to breach its fiduciary duties. i3 is required to promptly inform ACE*COMM of any requests for information or of any negotiations or discussions regarding any acquisition proposal.

Director and Officer Indemnification and Insurance

      In the merger agreement, ACE*COMM has agreed to indemnify i3’s directors and officers after the completion of the merger to the fullest extent permitted under law and i3’s certificate of incorporation and bylaws. i3 has also purchased a directors’ and officers’ liability insurance tail policy, which provides continuing coverage for acts and omissions of i3’s officers and directors.

Board of Directors

      ACE*COMM has agreed to designate J. William Grimes and Matthew J. Stover, each of whom currently serves on i3’s board of directors, for appointment to the board of directors of ACE*COMM following the consummation of the transaction.

      J. Williams Grimes has served as President and Interim Chief Executive Officer of i3 since March 2003 and as the Chairman of the i3 board of directors since August 2001, and has been a member of the i3 board of directors since February 1999. Since 1996, Mr. Grimes has been a member of BG Media Investors LLC, a company he founded. BG Media Investors LLC is a private equity capital firm specializing in investments in media and telecommunications companies. From 1994 until 1996, Mr. Grimes was the Chief Executive Officer of Zenith Media, a media services agency. From 1991 until 1993, he served as Chief Executive Officer of Multimedia, Inc., a diversified media company that merged into Gannett Co., Inc. in 1995. From 1988 through 1991, Mr. Grimes was President and Chief Executive Officer of Univision Holdings, Inc., the largest Spanish language media company in the United States. From 1982 through 1988, Mr. Grimes was President and Chief Executive Officer of ESPN, Inc. Mr. Grimes also serves on the board of directors of InterVU, Inc., and is an Executive Director of the New School University’s “Media Management Program.”

      Matthew J. Stover has been a member of the i3 board of directors since July 2000. Since January 2000, Mr. Stover has been the Chairman of LKM Ventures, LLC, an investment management and advisory firm. From May 2000 to June 2001, Mr. Stover also served as the President and then President and Chief Executive Officer of edu.com, Inc., a marketing services company that facilitated partnerships and commerce between colleges and universities and Fortune 500 companies. From January 1994 to December 1999, he was the Group President of Directory Services for Bell Atlantic Corporation and its predecessor, NYNEX Information Services Group. Mr. Stover is also a director of Clickmarks, Inc. and DCCI, Inc. and is a trustee of the Committee for Economic Development.

Conditions to Completion of the Transaction

      The respective obligations of ACE*COMM and i3 to complete the transaction and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the issuance of shares of ACE*COMM common stock must be approved by a majority of the shares of ACE*COMM common stock represented in person or by proxy at the ACE*COMM stockholder meeting

•	the merger agreement and the merger must be approved and adopted by a majority of the outstanding shares of i3 common stock

•	ACE*COMM’s registration statement must be effective, no stop order suspending its effectiveness shall have been issued and no proceedings for suspension of its effectiveness shall have been initiated or threatened by the SEC

•	no law, regulation or order shall have been enacted or issued which has the effect of making the transaction illegal or otherwise prohibiting completion of the transaction substantially on the terms contemplated by the merger agreement

•	all applicable regulatory, governmental and third-party approvals required to consummate the transaction shall have been obtained

•	the performance by the other party of its obligations in all material respects

•	the accuracy of the other party’s representations and warranties in all material respects

•	no material adverse effect with respect to the other party shall have occurred since September 12, 2003 and be continuing

      ACE*COMM’s obligation to effect the merger also is subject to receipt of written resignations from each of the executive officers and directors of i3.

      There can be no assurance that the conditions to consummation of the merger will be satisfied or waived. The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware.

Approvals Needed to Complete the Merger

      Neither ACE*COMM nor i3 is aware of any regulatory approvals or actions that are required prior to the parties’ consummation of the merger. Should any approvals be required, it is presently contemplated that such approvals would be sought, but neither ACE*COMM nor i3 can assure you that such approvals would be obtained.

Termination of the Merger Agreement

      The merger agreement may be terminated prior to the merger effective date:

•	by mutual consent of ACE*COMM and i3 in a written instrument authorized by their respective boards of directors

•	by ACE*COMM or i3, if there is any final and nonappealable order of a court or governmental authority having jurisdiction over either company permanently enjoining, restraining or otherwise prohibiting the completion of the transaction

•	by ACE*COMM or i3, if the transaction is not completed on or before January 31, 2004 except that this right to terminate the merger agreement is not available to any party whose action or failure to act has resulted in the failure of the transaction to occur on or before such date

•	by ACE*COMM, if the merger agreement and transaction fail to receive the requisite vote for approval and adoption by the stockholders of i3 at the i3 special meeting, provided that ACE*COMM has complied with the covenants regarding its stockholder meeting

•	by i3, if the issuance of stock pursuant to the transaction fails to receive the requisite vote for approval by the stockholders of ACE*COMM at the ACE*COMM special meeting, provided that i3 has complied with the covenants regarding its stockholder meeting and exclusivity

•	by ACE*COMM or i3, if there has been a breach of the merger agreement by the other party which breach has had or is reasonably likely to have a material adverse effect on the breaching party or the surviving corporation and the breach is not cured within 30 days or cannot be cured within 30 days of notifying the breaching party of the breach

•	by ACE*COMM, if i3’s board of directors (a) fails to call and hold an i3 stockholder meeting within 45 days of effectiveness of the registration statement registering the shares to be issued by ACE*COMM with the SEC, unless a law or injunction shall then be in effect which restricts i3 from calling and holding such meeting, (b) withdraws or amends or modifies in a manner adverse to ACE*COMM or fails to recommend approval of the merger agreement to its stockholders, (c) approves an acquisition transaction inconsistent with the merger agreement, or (d) violates its agreement not to solicit or negotiate alternative acquisition proposals

•	by i3, if ACE*COMM’s board of directors (a) fails to call and hold the ACE*COMM stockholder meeting within 45 days of effectiveness of the registration statement registering the shares to be issued by ACE*COMM with the SEC, unless a law or injunction shall then be in effect which restricts i3 from calling and holding such meeting, or (b) withdraws, amends or modifies in a manner adverse to ACE*COMM or fails to recommend approval of the issuance of ACE*COMM common stock in the transaction to its stockholders

•	by i3, if on or after September 12, 2003, i3’s board authorizes i3 to enter into an acquisition transaction with a party other than ACE*COMM which the i3 board determines is more favorable to i3’s stockholders than the transaction

Expenses; Termination Fee

      The merger agreement generally provides for ACE*COMM and i3 to pay their own expenses relating to the merger agreement, with ACE*COMM and i3 each paying half of the filing and other fees paid to the SEC. In the event that the merger agreement is terminated, the merger agreement will become void and have no effect, except for provisions relating to confidential information, and the payment of certain fees and expenses as detailed below.

      If the merger agreement is terminated by ACE*COMM as a result of:

•	a material breach of a representation, warranty, covenant or other agreement contained in the merger agreement by i3, i3 shall pay all reasonable expenses of ACE*COMM up to $250,000, and, if such breach was intentional and i3 enters into another acquisition transaction prior to the nine-month anniversary of the termination of the agreement, i3 shall pay to ACE*COMM a termination fee of $250,000

•	the i3 stockholders failing to approve the merger agreement and transaction at the i3 special meeting where i3 shall have received an acquisition proposal prior to the i3 special meeting which is pending at the time of the i3 special meeting, i3 shall pay all reasonable expenses of ACE*COMM up to $250,000, and, if i3 enters into an agreement relating to such pending acquisition proposal prior to the nine-month anniversary date of the termination of the agreement, i3 shall pay to ACE*COMM a termination fee of $250,000

•	if i3’s board of directors (1) fails to hold its stockholder meeting on a timely basis, provided that no applicable law or injunction shall then be in effect which restricts i3 from calling and holding such meeting, (2) fails to recommend to its stockholders approval of the transaction, (3) fails to oppose any third party proposal that is inconsistent with the merger agreement, or (4) violates the merger agreement’s restriction on discussions and negotiations with third parties regarding acquisition transactions, i3 shall pay to ACE*COMM all reasonable expenses of ACE*COMM up to $250,000 and a termination fee of $250,000

      If the merger agreement is terminated by i3 as a result of:

•	a material breach of a representation, warranty, covenant or other agreement contained in the merger agreement by ACE*COMM, ACE*COMM shall pay all reasonable expenses of i3 up to $250,000

•	i3’s entering into a definitive agreement with respect to a superior transaction, i3 shall pay to ACE*COMM all reasonable expenses of ACE*COMM up to $250,000 and a termination fee of $250,000

      A breaching party will not be relieved from any liability or damages for its willful or intentional breach of any provision of the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

      By written approval of their respective boards of directors, either of i3 or ACE*COMM may extend the time for the performance of any of the obligations or acts of the other party and may waive:

•	any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement, and

•	compliance with any agreements or conditions contained in the merger agreement.

      The merger agreement may be amended at any time by mutual written agreement of the parties as approved by their respective boards of directors. However, after approval of the transaction by the stockholders of i3 or ACE*COMM, no amendment can modify the form or amount of the merger consideration or alter or change the terms of the transaction if such changes would adversely affect either the i3 or ACE*COMM stockholders, without further stockholder approval.

Affiliate Agreements

      This section of the joint proxy statement/prospectus describes the i3 and ACE*COMM affiliate agreements. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. The i3 affiliate agreement and the ACE*COMM affiliate agreement are attached to this joint proxy statement/prospectus as Appendix C and Appendix D respectively, and we urge you to read each of them carefully.

i3 Affiliate Agreement

      As a condition to entering into the merger agreement, ACE*COMM required each of i3’s executive officers and directors and certain other affiliates to enter into an affiliate agreement. The affiliate agreements require these i3 stockholders to vote all of the shares of i3 common stock beneficially owned by them in favor of the transaction. These i3 stockholders agreed not to sell their i3 stock until the completion of the transaction.

      As of the record date, these i3 stockholders collectively owned 5,463,800 shares of i3 common stock, which represented approximately 27.16% of the outstanding i3 common stock. These i3 stockholders were not paid additional consideration in connection with their execution of the i3 affiliate agreements.

      The i3 affiliate agreements provide that these i3 stockholders will not sell, transfer or otherwise dispose of the ACE*COMM common stock issued to them in connection with the merger other than:

•	in compliance with Rule 145 of the Securities Act;

•	if the sale, transfer or other disposition is done as part of an effective registration statement under the Securities Act; or

•	in the opinion of counsel reasonably acceptable to ACE*COMM, such sale, transfer or other disposition is exempt from registration under the Securities Act.

      The i3 affiliate agreements also provide that ACE*COMM will, following the closing, register for resale the shares of ACE*COMM common stock issued to the executive officers, directors and affiliates of i3.

      The i3 affiliate agreements will terminate upon the termination of the merger agreement in accordance with its terms.

ACE*COMM Affiliate Agreement

      As a condition to entering into the merger agreement, i3 required each of the executive officers and directors of ACE*COMM to enter into an affiliate agreement. The affiliate agreements require these ACE*COMM stockholders to vote all of the shares of ACE*COMM common stock beneficially owned by them in favor of the issuance of shares of common stock in the transaction. These ACE*COMM stockholders agreed not to sell their ACE*COMM stock until the completion of the transaction.

      As of the record date, these ACE*COMM stockholders owned 2,037,839 shares of ACE*COMM common stock, which represented approximately 20.73% of the outstanding ACE*COMM common stock. These ACE*COMM stockholders were not paid additional consideration in connection with their execution of the ACE*COMM affiliate agreements.

      The ACE*COMM affiliate agreements will terminate upon the termination of the merger agreement in accordance with its terms.

INFORMATION ABOUT ACE*COMM AND ACE ACQUISITION CORPORATION

General

      ACE*COMM is a global provider of advanced Convergent Mediation™ products and Enterprise Telemanagement software applications. These hardware and software solutions and related products and services are employed in wired and wireless networks that deliver voice, data, mixed media and Internet communications. They provide the ability to capture, secure, validate, and enhance data from multiple networks and technologies. These operations can be performed interactively with a data warehouse, and processed information is distributed in near real-time, to all types of carrier OSS (Operations Support Systems) and BSS (Business Support Systems), such as billing and fraud systems. Customers can use these products to analyze and handle this information to reduce costs, accelerate time-to-market for new products and services, generate new sources of revenue, and push forward with next-generation initiatives. ACE*COMM markets the Convergent Mediation™ product line to telecommunications carriers and Internet communications service providers, and the NetPlus® Enterprise Operations Support System (or NetPlus® EOSS) and other products primarily to large enterprises.

      Current telecommunications and Internet communications industry dynamics have demonstrated an increase in the worldwide demand for data, voice, and video services, an adherent demand for increased network capacity and new network services, and an increasingly competitive environment due to continued deregulation and privatization of the global telecommunications industry for telecommunications service providers. This has, in turn, created the requirement for accurate information regarding network performance and system usage to support the increasing volumes of data and voice communications to and from employees, customers, and suppliers. ACE*COMM’s products and services are designed to enable carriers and large enterprises to gain better insights into their network performance and to optimize their use of new and existing communications networks.

      Over the past few years, the strong decline in the telecommunications and Internet communications industries has caused a significant reduction in spending by companies in these industries. This has caused a significant reduction in ACE*COMM’s revenues, from U.S., Canadian and European customers in particular. ACE*COMM has responded to this industry decline in demand by reducing its overhead and other costs, and conserving cash resources. ACE*COMM incurred losses over the last three years despite savings associated with reducing headcount and scaling back certain operations due to the aforementioned decline in revenues and the expenses of maintaining the resources and key functions needed to grow the company when demand begins to trend upward again.

      ACE*COMM has been focusing over the last three years on non-domestic customers, and have experienced an increase in revenue from outside of North America, in particular China, although the increase has not been sufficient to offset the decline in revenues from the North American market. ACE*COMM has also reacted to the reduced demand from telecommunications customers by working with existing large customers, such as Siemens AG which contributed 10% or more of ACE*COMM’s total revenues over the past three years, and by pursuing new strategic alliances such as those with Giza Engineering Systems, Westlake Global Technology Solutions (WGTS) and Northrop Grumman (formerly TRW), to expand ACE*COMM’s international revenues. In addition, ACE*COMM added significant new customers over the past three years including IUSACELL, a large wireless provider in Mexico, Telecom Egypt, and Merrill Lynch.

      In December 2002, ACE*COMM entered into an arrangement with WGTS, which included an investment in ACE*COMM and support for ACE*COMM’s sales efforts in China. ACE*COMM recently concluded a formal distribution agreement with WGTS encompassing mainland China, Taiwan, Hong Kong, and Japan.

      Shortly after the close of fiscal 2003, ACE*COMM entered into a merger agreement with i3 that calls for it to issue a to be determined number of shares of ACE*COMM’s common stock in exchange for i3’s outstanding stock immediately prior to consummation of the transaction. i3 is a Delaware company which ceased revenue producing operations in March 2003 in an attempt to conserve its remaining capital and liquidity. If the merger is concluded successfully, which is presently expected to occur by the end of calendar year 2003, ACE*COMM anticipates that the i3 arrangement will provide it with significant cash resources that can be used to acquire new technologies to expand ACE*COMM’s product lines, or to acquire complementary companies that can increase the revenues and improve the profitability of ACE*COMM.

      Despite ACE*COMM’s cost reductions, ACE*COMM has introduced new products and added new capabilities to existing products. These include the release of: a) NetPlus® version 6, b) the N*Score customer churn reduction engine, c) the Workflow Engine task automation tool, and d) the N*VISION® Go! Rapid-deployment version of ACE*COMM’s N*VISION® usage data management product.

Products and Services

Solutions for telecommunications carriers and Internet service providers

      ACE*COMM’s Convergent Mediation™ products enable telecommunications carriers and Internet service providers to bring together the varied wired and wireless, voice, data and Internet communications technologies used by these customers, in either conventional or next-generation network technology environments. They provide a consistent view of the data generated by these customers’ network elements and often diverse technologies for near real-time processing and reporting. These products employ a flexible and scalable distributed architecture that make them suitable for networks of all sizes and complexity. By enabling the various network elements to “talk” to each other, the Convergent Mediation™ products assist customers in addressing their data needs while protecting their investment in existing OSS or BSS infrastructure. Convergent Mediation™ products support wired, wireless, voice, data, and Internet communications services to bring together diverse and seemingly incompatible protocols, formats, and technologies to solve ACE*COMM’s customers’ data, billing, and reporting needs.

Geographic markets

      ACE*COMM markets and sells its Convergent Mediation™ solutions into the geographic regions described below. See Note 13 of the Notes to Financial Statements for a summary of ACE*COMM’s revenue by geographic area.

          Canada & U.S.

      ACE*COMM’s corporate headquarters are located in Gaithersburg, Maryland, close to the District of Columbia, with a development office in Montreal, Canada. North American customers include Level 3 Communications, Birch Telecom, Nextel, and TelCove.

          Latin America

      ACE*COMM has maintained a strong presence in Latin America for more than ten years and has completed hundreds of installations throughout the region. Through partner relationships, support offices in Mexico, Guatemala, and Colombia, ACE*COMM provides customers with local support in their native language. ACE*COMM’s customers include Telmex, IUSACELL, CODETEL, and Telefonica Moviles Mexico.

          Europe

      ACE*COMM has established a European customer-base through original equipment manufacturers (OEM) relationships with industry leading equipment manufacturers such as Siemens AG, Alcatel, and Marconi. ACE*COMM is working with Northrop Grumman (TRW Inc.) and British Telecom (BT) to provide the call event-processing component of the UK’s Airwave mmO2 Public Safety Radio Communications project.

          Middle East and Africa

      Since 1995, ACE*COMM has maintained a presence in the Middle East and Africa through regional partnerships with companies like Giza Systems Engineering, Fujitsu Siemens, MOSECO Jordan, and ACT. ACE*COMM’s systems are installed in various locations in Morocco, Egypt, Qatar, Kuwait, Saudi Arabia, and the Palestinian Territories.

          Asia Pacific

      With over ten years of experience in the region, ACE*COMM has developed a base of customer and partner relationships in Asia-Pacific. ACE*COMM is extending its initial focus on the traditional switching sector to address the needs of complex IP and next-generation mediation technologies. Its systems are installed in China, Singapore, the Philippines, Japan, Australia, Taiwan, Indonesia, Malaysia, Korea, and Bhutan. ACE*COMM recently signed a comprehensive distribution agreement with WGTS for China, Taiwan, Hong Kong, and Japan.

Core capabilities

      ACE*COMM’s Convergent Mediation™ solutions provide the following range of capabilities:

          Capture and collection of data

      Capture and collection refer to the processes involved in gathering and securing data regarding network usage. Data is gathered directly from multiple customer network elements and from other data processors. ACE*COMM products permit customers to gather and secure the data all at once to ensure that the duplication or gap problems that plague many data networks do not occur. The products also enable customers to perform audits to ensure that data handoff and exchange are performed correctly, and to generate alarms if any errors are detected. Typically, the term “capture” is used where the data extraction requires an interface co-located next to the network element. “Collection” generally refers to the process of centralizing data from several sites.

          Data management

      Data management refers to the different data processing capabilities of ACE*COMM’s products. For example, data is checked for syntactical and semantic errors. Duplicate data is weeded out, gaps in the data sequence are identified, and alarms are generated. Different data formats can be converted into a common format to permit varied processing modules located further down in the customer’s network to interact with the data in a consistent manner . The products allow telecommunications carriers to augment their customer telephone call records with customer identification, service, cost, and other billing information gathered from elsewhere on the network. Fragmented customer call records can be reassembled to provide a single record of the telephone call. Also, error correction and reprocessing can be applied to data that generated any processing alarms in a previous run.

          Price and cost analysis

      In price and cost analysis, ACE*COMM’s products identify and monitor inbound and outbound data on a real-time basis in a way that enables telecommunications carriers and other customers to perform detailed measurement of individual records and summarized usage records. The ability to perform this tracking and measurement supports inter-carrier invoice reconciliation and pre-billing processing, which can be of significant importance to carriers. It also improves their ability to implement rate changes on a scheduled basis or in real-time for a rapid response to circumstances, and aids in the management of termination costs.

          Presentation of network-usage records

      ACE*COMM’s products’ presentation functions are used to reformat and summarize network usage records for many applications such as billing and fraud prevention systems. The presentation functions are able to provide information to ACE*COMM’s customers on a one output record per input record basis or on a summary basis, in which many detail records are aggregated into one record. A single source of data is used for all business operations, which helps to eliminate duplication, discrepancies, and the need for data reconciliation, and improves the ability to plan and make decisions based on solid business analysis.

          Warehousing of data for analysis

      Warehousing allows ACE*COMM’s customers to convert and store large volumes of network data into the organized information required in today’s marketplace, as well as quickly detect and correct traffic flow problems. Specialized network-usage data warehousing enables customers to correlate, aggregate and augment the data according to each customer’s specifications. This product also allows the customer to profile usage by their customers, yielding customer-specific knowledge for more effective marketing, enhancing the ability to filter out unbillable data, and expediting the resolution of erroneous data.

          Revenue assurance

      Real-time and near real-time data analysis capabilities enable immediate detection, notification, and correction of identified problems. This provides customers with the capability of generating a reliable and immediate audit trail. The rapid data analysis also enables ACE*COMM’s customers to perform service pricing and costing , and provides other revenue assurance benefits related to data repair and correction, inter-carrier accounting and performance management.

          IP Centrex and billing system

      ACE*COMM’s TREX*COMM® collection solution creates an IP Centrex and billing system by processing data from soft switches.

          Churn-risk management

      ACE*COMM’s N*Score product enables service providers to rank their customers according to a user-specified scoring system. N*Score cross-references known customer turnover risk (churn) factors against customers’ actual usage patterns and uses that information to identify and rank high-risk customers. The information generated by N*Score gives service providers and other customers more information about the risk of losing particular customers, permitting them to correct customer services or others issues before their client decides to terminate service.

Solutions for large enterprises

      ACE*COMM offers network telecommunications management (telemangement) products and services to large enterprises, which include government agencies, military organizations, educational institutions and “Fortune 1000” size organizations. ACE*COMM’s principal product for these customers is the NetPlus® EOSS. It can be used on multi-vendor/multi-protocol voice, data, and video networks, and is scalable to accommodate numerous network sizes and locations. NetPlus® enables enterprises to improve service and control costs by managing various aspects of their networks, including alarm and fault resolution, cabling and facilities management, convergent billing, charge back billing, cost control and recovery of lost data. NetPlus® also provides enterprise customers with the ability to automate maintenance of their networks by providing automated work orders and trouble tickets, and to manage their inventory and switching equipment configuration.

      ACE*COMM introduced a new version of the product, NetPlus® 6 EOSS, in February 2003. The new version features a platform based on the n-tiered Java 2 Enterprise Edition (J2EE) architecture, which is an architecture that represents the combined expertise of a collaborative industry effort and has wide industry support from key middleware vendors. This version represents an improvement in flexibility, extensibility, and mobility over present-day systems. The new version’s browser-based interface is expected to eliminate the need for time-consuming client installation and upgrades, and includes a configurable Workflow Engine that enables information technology (IT) departments to further automate labor and paper-intensive processes for improved network operating efficiency and data accuracy.

Target market segments

      ACE*COMM markets and sells NetPlus® into the following vertical markets:

          Federal government agencies and military installations

      ACE*COMM designs large scale, secure, high-availability network management systems for Federal government agencies at installations in the U.S. and abroad.

          State and local governments

      ACE*COMM’s NetPlus® EOSS provides state governments with the platform required to monitor and manage all aspects of their networks, enabling them to automate telecommunications functions, control costs and appropriately allocate those costs among state agencies.

          Financial services

      ACE*COMM’s NetPlus® EOSS offers ACE*COMM’s financial services customers a fully integrated network communications management system that covers the many software and services needs of today’s financial services institutions for fault, configuration, accounting, performance, and security management.

          Airports and transportation

      Airports and other public transportation authorities must address the communications service needs of their tenants. ACE*COMM’s NetPlus® utilizes a centralized database that provides ACE*COMM’s customers comprehensive network monitoring, carrier bill reconciliation, and subscriber billing that are fast, accurate, and automatic.

          Educational institutions

      Colleges and universities face challenges when addressing the diverse communications needs of a large academic organization. ACE*COMM’s NetPlus® provides educational institutions with the tools necessary to effectively manage network performance while customizing services and information provided to individual departments and organizations.

          Public utilities

      The recent changes in the regulatory environment have forced public utilities to focus on cost management and to be more competitive with other suppliers. Public utilities now have a requirement to reduce overall network communications management costs and improve service levels to customers. ACE*COMM’s NetPlus® provides these tools, including traffic engineering and analysis tools for ACD trunks.

          Large enterprises (Fortune 1000)

      The business of enterprise network communications management continues to evolve rapidly. Not only has the technology advanced, but the scope of this set of management functions has also expanded. As a result, today’s large enterprise network and IT managers face many complex challenges in defining the role of network communications and IT management, and in establishing systems that work together to realize their full potential. NetPlus® provides these organizations with the ability to manage communications and IT systems from an enterprise-wide OSS.

Core capabilities

      ACE*COMM’s NetPlus® has the capability to resolve problems associated with technology convergence, implementing new types of network services, managing mergers and acquisitions, and the increasing demand for more equitable and accurate methods for chargeback of IT and communications.

      ACE*COMM’s network communications management products provide enterprise customers with the following range of capabilities:

Fault management

      A software product that allows network managers on a near real-time basis to detect faults, determine their origins and perform fault correction.

Configuration management

      A software product that provides subscriber, connectivity, and equipment administration functions to track and report information on a network-wide basis.

Accounting management

      System functions that collect, store, process, rate and verify billing and accounting data.

Performance management

      System functions that aggregate and analyze network performance, call data and configuration data to provide network managers an overall performance model of their network and operations.

Security management

      A multi-level, layered system that provides security functions at various levels within the network, including those within the operating system and database.

Directory management

      An application that provides personnel, departmental and classified directory listings in organizational or alphabetical formats.

Product Backplane™

      A software system that essentially provides the common backbone to all NetPlus® applications. Product Backplane™ is based on an Oracle® database, client/ server distributed processing, Web-based User Interface (WUI), and Graphical User Interface (GUI) presentation, which operates for a single module or multiple functional system and allows users to implement only the modules they need.

Network management applications

      Infrastructure software that provides high-performance, low-cost, small-footprint applications for managing network element performance.

Workflow engine

      A task-based management and advanced work order processing tool with business rule and process definition for improved productivity and data accuracy.

Professional Services and Support

      ACE*COMM’s services are generally delivered in conjunction with ACE*COMM’s network management products. ACE*COMM’s professional service team assists customers in implementing its products,

educates users, and provides maintenance and technical support. Implementation services include identification of technical requirements, solution design, product testing, and installation and integration. ACE*COMM’s systems integration partners often provide additional expertise on international contracts and orders. ACE*COMM provides comprehensive educational courses to its customers, alliance partners, and employees so they can acquire the knowledge and skills necessary to deploy, use and maintain ACE*COMM’s solutions. ACE*COMM also offers train-the-trainer programs that enable its customers to conduct their own internal end user training. ACE*COMM’s maintenance and technical support services include help desk support, problem resolution, software maintenance and scheduled software upgrades. ACE*COMM provides technical support for its products from its Gaithersburg, Maryland headquarters and utilizes the Web, telephone, electronic mail and, if necessary, on-site assistance to respond to and resolve ACE*COMM’s customers’ technical questions. International customers are supported either directly by ACE*COMM or by third-party vendors trained by ACE*COMM.

      ACE*COMM believes that a high level of customer support is critical to ACE*COMM’s continuing success in developing relationships with end users and its strategic partners.

Quality

      ACE*COMM maintains an ISO 9001 standard Quality Management Program to monitor the quality of its products and has an internal Quality Management Committee to set quality objectives for ACE*COMM and a Quality Assurance Department to implement and monitor compliance with the applicable procedures.

Sales and Marketing

      ACE*COMM markets and sells product-based network communications and data management solutions directly through its sales force. ACE*COMM concentrates its sales efforts on a range of service providers, from small start-ups to large established communication providers that offer voice and data services, including Internet-based services. ACE*COMM complements its direct sales with indirect sales through its strategic alliances with operators, OEMs, and resellers. These alliance partners give ACE*COMM’s direct sales force a global reach and provide significant leads and referrals. ACE*COMM also believes that alliances with companies that are well known in the industry lend credibility and help to gain additional market acceptance for ACE*COMM products.

      ACE*COMM sells substantially all of its products worldwide from its headquarters in Gaithersburg, Maryland. In 2002 and 2003, ACE*COMM continued to expand ACE*COMM’s sales and marketing efforts outside North America through a combination of direct sales in selected markets, continued partnerships with systems integrators, and strengthened relationships with existing customers. These efforts resulted in greater Middle Eastern and Asian sales in fiscal years 2002 and 2003.

      Over the past two years, ACE*COMM has derived approximately one half of its revenues from products delivered or services performed within the United States. Products delivered or services performed outside of the United States represented approximately 56%, 45% and 39% of total revenues in fiscal years 2003, 2002, and 2001, respectively. See Note 13 of the Notes to Financial Statements for a summary of ACE*COMM’s revenue by geographic area.

      Revenue for a given period typically reflects products delivered or services performed during the period with respect to relatively large financial commitments from a small number of customers. During 2003, ACE*COMM had 12 major customers, which ACE*COMM defines as customers generating $250,000 or more in revenues during the period; and together the major customers represented approximately 76% of total revenues. Siemens AG represented approximately 20% of ACE*COMM’s total revenues, and Northrop Grumman contributed approximately 10% of total revenues. During 2002, ACE*COMM had 20 major customers representing 86% of total revenues. Siemens AG represented approximately 17% of ACE*COMM’s total revenues and Northrop Grumman contributed 11% of total revenues earned during 2002. During 2001, ACE*COMM had 23 major customers representing 93% of total revenues. The average revenues earned per major customer were $0.9 million in 2003, $0.8 million in 2002 and $1.0 million in 2001.

      The sales process for new contracts or orders generally requires a significant investment of time and money and takes from several months to several years. This process involves senior executives, sales representatives and support personnel, and typically requires presentations, demonstrations, field trials, and lengthy negotiations. ACE*COMM spends significant time consulting with strategic partners and end users to adapt its products to meet end user requirements and to determine their evolving requirements for updates and enhancements.

Strategic Alliances

      To assist in developing, marketing, and distributing its products effectively and as part of ACE*COMM’s marketing efforts, ACE*COMM has established strategic alliances with several large organizations: telecommunication and Internet equipment manufacturers, computer equipment manufacturers, telecommunication systems integrators and other organizations. Each alliance is designed to accomplish one or more of the following: develop products designed to meet the needs of the alliance partner or its customers, establish a joint marketing relationship to include ACE*COMM’s products in systems sold by the partner, create a reseller channel for ACE*COMM’s products, or jointly provide customer support to end users. These strategic alliances enable ACE*COMM to leverage relationships within the industry to enhance its market development.

      Each alliance typically involves a formal agreement between ACE*COMM and a strategic alliance partner, pursuant to which the parties agree that ACE*COMM will develop and sell products for use by the partner, or by its customers who are in such cases the end users of ACE*COMM’s products. Each agreement specifies the terms of the alliance, which may include off the shelf products and/or parameters for product development and product specifications, product pricing, the terms of intellectual property ownership, and the responsibilities of each partner for system integration, proposal drafting, sales and marketing. Once the products are developed, the strategic alliance partner will issue specific orders to ACE*COMM from time to time to purchase products, subject to the terms of the overall agreement. The products are generally purchased and paid for by the partner for resale to its customers directly or as part of a larger system installation. Sales to a strategic alliance partner may vary from period to period, depending on the timing of orders, which in turn may depend on a number of factors, including the completion of ACE*COMM’s product development, the partner’s marketing and sales efforts to its customers, the timing of orders from the partner’s customers, and various internal financial, strategic and other factors specific to a partner or any of its customers. Accordingly, sales to a partner in one period are not necessarily predictive of sales to the partner in future periods.

      ACE*COMM classifies its alliances into OEM and reseller categories. The following is a list of ACE*COMM’s current significant strategic alliances:

OEM

      Strategic alliance partners in this category encompass original equipment manufacturers that embed ACE*COMM’s technologies into their solutions for end users.

      Compagnie Financiere Alcatel (Alcatel) — ACE*COMM’s Convergent Mediation™ solutions collect usage information from specific Alcatel switches owned and operated by carriers, providing the billing information carriers need. In 2003, ACE*COMM became an Alcatel “Connected Partner” for the provision of mediation technology to enable usage-sensitive billing for service providers who operate X.25, frame relay, ATM, and VoIP networks.

      Cisco Systems, Inc. — ACE*COMM has developed the Cisco Billing and Measurement Server, or BAMS, based on its Convergent Mediation™ products. BAMS is a software application platform designed to co-exist within the framework of the Cisco products VSC3000, SC2200, and other applications where the VSC core software application is utilized.

      Gluon Networks, Inc. — ACE*COMM provides its Convergent Mediation™ technology for embedding into Gluon’s CLX local switching solution for telecom service providers.

      Marconi Corporation, PLC — ACE*COMM provides Convergent Mediation™ solutions that work in conjunction with Marconi’s ServiceOn Management® suite of products.

      Motorola, Inc. — ACE*COMM provides Convergent Mediation™solutions, integrated into the Mobile Data Gateway switch, that collect and format call detail records for electronic transmission to a billing center.

Resellers

      Strategic alliance partners in this category encompass leading hardware and software vendors or integrators who are resellers for ACE*COMM’s products.

      Westlake Global Technology Solutions, Inc. — ACE*COMM has signed a master reseller agreement with Westlake for the importing and distribution of ACE*COMM products in China.

      NetSource America Inc. — ACE*COMM has signed NetSource as a reseller to offer NetPlus® as part of its suite of software solutions and outsourced services focused on managing communications and IT infrastructures to large enterprises in the Midwest.

      Northrop Grumman Corporation (formerly TRW, Inc). — ACE*COMM provides subcontract services for its Convergent Mediation™ platform to Northrop Grumman for the real-time usage data management, warehousing and analysis requirements of a digital radio service in the United Kingdom.

      General Dynamics Corporation — As a General Dynamics subcontractor for network management products, ACE*COMM installs and supports NetPlus® at multiple military facilities.

      Siemens AG — ACE*COMM sells its Enterprise telemanagement operations support and Convergent Mediation™ solutions outside the United States through Siemens AG, who serves as a prime contractor.

      MOSECO Jordan — ACE*COMM’s alliance agreement with MOSECO Jordan covers sales and support activities to address the operations support systems requirements of the Middle East region’s communications service providers.

      Unisys Corporation — ACE*COMM has an arrangement with Unisys to collectively design and deploy NetPlus® as part of an overall Unisys offering to state government customers.

      Fujitsu Consulting, Inc. — The partnership is focused on the integration of ACE*COMM’s Convergent Mediation™ solutions into carrier environments around the world.

      Science Applications International Corporation, or SAIC — ACE*COMM provides mediation expertise to SAIC’s broad consulting experience to supply comprehensive mediation solutions to large carriers, particularly in the wireless sector.

Backlog

      ACE*COMM defines backlog as signed contracts or purchase orders for delivery of its products generally within the next year. ACE*COMM’s backlog at June 30, 2003, 2002, and 2001 equaled approximately $4.3 million, $4.9 million, and $5.7 million, respectively. ACE*COMM has experienced fluctuations in its backlog at various times. ACE*COMM anticipates that $3.2 million of the backlog at June 30, 2003, will be shipped during fiscal 2004. Although ACE*COMM believes that its entire backlog consists of firm orders, ACE*COMM’s backlog as of any particular date may not be indicative of actual revenue for any future period because of the possibility of customer changes in delivery schedules and delays inherent in the delivery of complex systems. Backlog, as defined, does not include contracts that require the further issuance of purchase orders.

      ACE*COMM’s contracts are large and technically complicated and require a significant commitment of management and financial resources from its customers. The development of a contract is typically a lengthy process because it must address a customer’s specific technical requirements and often requires internal approvals that involve substantial lead-time. Accordingly, ACE*COMM may experience significant variations in revenue from quarter to quarter as a result of delays in contract signing or contract order deliveries. In addition, contracts that involve software deliveries may involve customization of the product to specific customer requirements, which can delay final delivery of the order. No assurance can be given that current backlog will necessarily lead to revenue in any specific future period.

Competition

      Competition in the markets for ACE*COMM’s products is driven by rapidly changing technologies, evolving industry standards, frequent product introductions and enhancements, and rapid changes in customer requirements. To maintain and improve ACE*COMM’s competitive position, it must continue to develop and introduce value-added, timely and cost-effective new products and services that keep pace with technological developments and emerging industry standards. In addition, ACE*COMM must consistently address the increasingly sophisticated needs of its customers. ACE*COMM expects continued intense competition in the telecommunications, Internet service provider and enterprise network markets.

      ACE*COMM believes that the principal competitive factors in these markets include product performance that meets customer expectations, specialized project management capabilities, in-house technical expertise, compliance with industry quality standards, in-house customer support, product features that include adaptability, scalability and flexibility, the ability to integrate with other products, adjustable functionality and ease-of-use, product reputation, responsiveness to customer needs, and timeliness of implementation. To remain competitive, ACE*COMM will have to respond promptly and effectively to the challenges of each technological change within its industry, as well as to its competitors’ innovations.

      In the telecommunications and Internet service provider markets, ACE*COMM’s current and prospective competitors include:

•	large service providers who develop full-system products internally, tailored to their particular specifications,

•	other companies, such as Comptel Corporation, Narus, Inc., and Xacct Technologies, that can provide data collection, mediation components, and data storage capabilities,

•	vendors that supply more inclusive products, such as Intec, and EDB4tel,

•	telecommunications equipment manufacturers that provide network products, such as Lucent Technologies, Inc., and Ericsson,

•	companies that provide OSS software applications for carriers, such as MetaSolv Software, Inc.,

•	companies that supply product components, such as Ericcson-Hewlett-Packard and Fujitsu,

•	companies that provide billing and customer care applications, such as Amdocs Limited and Portal Software, Inc., and

•	companies that develop custom solutions, such as EDS Inc. and Computer Sciences Corporation

      ACE*COMM generally ranks its competition in the overall mediation market into the following three segments: single system mediation that is IP-focused, complex mediation that is circuit-switched and packet-capable, and complex mediation with other OSS functionality. Regarding the first of the three market segments, “single system mediation that is IP-focused”, ACE*COMM believes its products demonstrate distinct advantages to the single-system, IP-focused service provider, as ACE*COMM’s products can expand to fulfill wider system needs. Regarding the second of the three segments, “complex mediation that is circuit-switched and packet-capable”, ACE*COMM believes its advantages are derived from its considerable experience in and ability to handle multiple protocol system deployments. ACE*COMM believes it stands up well against other vendors in the third, “complex mediation with other OSS functionality” segment. The competing vendors in this segment are those with close ties to large switch or OSS vendors. ACE*COMM believes that it matches these competitors feature-for-feature, and also offer switch/ OSS vendor independence.

      In the enterprise network market, ACE*COMM’s current and prospective competitors include:

•	companies that provide products for telephony networks, such as Paetec Communications, Inc., Peregrine Systems, Inc., Stonehouse Technologies, Inc., and Veramark Technologies, Inc.,

•	companies that provide products for data networks, such as Remedy Corp. and Computer Associates International, Inc., and

•	system integrators such as Accenture, Cap Gemini, Ernst & Young and KPMG.

      ACE*COMM’s NetPlus® EOSS, like all OSS solutions, can be considered high-priced when compared to conventional element and network management systems. However, ACE*COMM believes that pricing can be misleading since an effective OSS has the potential to radically improve IT effectiveness and efficiency. ACE*COMM believes that the competitive advantages of the NetPlus® solution lie in its ability to improve IT operations, achieve significant cost savings by identifying excessive usage patterns or incorrect billing, provide a bridge between older PBX based voice equipment and newer VoIP based systems, and provide a significant amount of customization support to enable NetPlus® to interface to existing management and network infrastructure. ACE*COMM also provides highly integrated capabilities across the FCAPS (fault, configuration, accounting, performance, and security management) functionality mapping, but does so from an enterprise perspective. Consequently, ACE*COMM believes that NetPlus® defines what is essentially a new market: Enterprise OSS.

      ACE*COMM believes that its ability to compete in its markets depends in part on a number of competitive factors outside its control, including the ability of others to develop technology that is competitive with ACE*COMM’s products, the price at which competitors offer comparable products and services, the extent of competitors’ responsiveness to customer needs, and the ability of ACE*COMM’s competitors to hire, retain and motivate key personnel. ACE*COMM competes with a number of companies that have substantially greater financial, technical, sales and marketing capabilities in addition to other resources, as well as greater name recognition. As a result, ACE*COMM’s competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than ACE*COMM. There can be no assurance that ACE*COMM’s current or potential competitors will not develop products comparable or superior to those developed by ACE*COMM, or adapt more quickly than ACE*COMM to new technologies, evolving industry trends or changing customer requirements.

Research and Product Development

      ACE*COMM’s research and development efforts are focused on developing new products to meet the growing needs of ACE*COMM’s customers and on improving existing products by incorporating new features and technologies. ACE*COMM believes that the timely development of new products and enhancements is essential to maintaining its competitive position in the marketplace. In its research and development efforts ACE*COMM works closely with customers, end users and leading technology vendors in tailoring new features that are subsequently incorporated into future versions of products available to all customers. ACE*COMM continually reviews opportunities to license technologies from third parties when appropriate based on timing and cost considerations. Research and development expenses were $0.3 million, $0.8 million and $1.7 million in 2003, 2002, and 2001, respectively. As a percent of revenues, research and development expenses were approximately 3% in 2003, 4% in 2002 and 7% in 2001.

Proprietary Rights and Licenses

      ACE*COMM currently holds a patent on its N*USAGE® technology and also relies on a combination of copyright, trademark, contract and trade secret laws and statutory and/or common law to maintain its proprietary rights to its other products. ACE*COMM believes that, patent protection is effective for some product technologies, but because of the rapid pace of technological change in the telecommunication and software industries, patent protection for other products is a less significant factor in ACE*COMM’s success than the knowledge, ability and experience of ACE*COMM’s employees, the frequency of product enhancements and the timeliness and quality of support services provided by ACE*COMM.

      ACE*COMM generally enters into confidentiality agreements with its employees, consultants, customers and potential customers and limits access to, and distribution of, its proprietary information. Use of ACE*COMM’s software products is usually restricted to specified locations and is subject to terms and conditions prohibiting unauthorized reproduction or transfer of the software products. ACE*COMM also seeks to protect its software, including the source code, as a trade secret and as copyrighted work.

      ACE*COMM cannot guarantee that the steps taken to protect its proprietary rights will be adequate to deter misappropriation of its intellectual property, and ACE*COMM may not be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. If third parties infringe upon or misappropriate ACE*COMM’s copyrights, trademarks, trade secrets or other proprietary information, ACE*COMM could be seriously harmed. In addition, although ACE*COMM believes that its proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against ACE*COMM or claim that it has violated their intellectual property rights. Claims against ACE*COMM, either successful or unsuccessful, could result in significant legal and other costs that may be a distraction to management. ACE*COMM has primarily focused on intellectual property protection within the United States but has expanded that scope to selected international markets. Protection of intellectual property outside the United States will sometimes require additional filings with local patent, trademark, or copyright offices, as well as the implementation of contractual or license terms different from those used in the United States. Protection of intellectual property in many foreign countries is weaker and less reliable than in the United States. If ACE*COMM’s business expands into foreign countries, costs and risks associated with protecting ACE*COMM’s intellectual property abroad will increase.

Employees

      At June 30, 2003, ACE*COMM employed 97 full- and part-time employees. None of ACE*COMM’s employees are represented by a labor union. ACE*COMM has experienced no work stoppages and believes that its employee relations are good.

Property

      ACE*COMM leases space at two principal office locations: Gaithersburg, Maryland and Montreal, Canada. ACE*COMM believes that its facilities are adequate for its current needs and that suitable additional space will be available as required. The Gaithersburg office is ACE*COMM’s corporate headquarters and is used for product assembly, software and engineering development, professional services and support, sales, and administration. The following sets forth information concerning ACE*COMM’s significant facilities:

	Square
Location	Footage	Lease Expiration	Current Amount

Gaithersburg, Maryland	24,289	November 30, 2008	$550,000 (subject to annual increases of approximately $17,000 and allocated operating costs each year)
Montreal, Quebec, Canada	3,415	June 30, 2006	$72,000

Legal Proceedings

      ACE*COMM is not a party to any material legal proceedings.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      Effective June 24, 2003, ACE*COMM dismissed its independent auditors, Ernst & Young LLP, and engaged the services of Grant Thornton, LLP as its new independent auditors. The board of directors of ACE*COMM, upon the recommendation of its audit committee, approved the dismissal and engagement.

      During the two fiscal years of ACE*COMM ended June 30, 2002 and 2001, and the subsequent interim period through June 24, 2003, there were no disagreements between ACE*COMM and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its reports.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two fiscal years of ACE*COMM, ended June 30, 2002, and 2001 or within the subsequent interim period through June 24, 2003.

      The audit reports of Ernst & Young LLP on the financial statements of ACE*COMM as of and for the fiscal years ended June 30, 2002 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the two fiscal years of ACE*COMM, ended June 30, 2002, and 2001 and the subsequent interim period through June 24, 2003, ACE*COMM did not consult with Grant Thorton, LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Quantitative and Qualitative Disclosures of Market Risk

      None.

ACE*COMM SELECTED FINANCIAL AND OTHER DATA

      The selected financial data below for each of ACE*COMM’s fiscal years in the five-year period ended June 30, 2003, 2002, 2001, 2000 and 1999 is derived from the audited financial statements of ACE*COMM.

	Year Ended June 30,

	2003	2002	2001	2000	1999

		(in thousands except per share data)
Statement of Operations Data:
Revenue	$13,794	$18,094	$24,179	$33,766	$29,657
Gross profit	6,255	8,982	10,844	19,413	15,892
Net (loss) income	$(1,982)	$(3,988)	$(6,927)	$2,198	$618
Net (loss) income per share:
Basic	$(0.21)	$(0.43)	$(0.75)	$0.24	$0.07

Diluted	$(0.21)	$(0.43)	$(0.75)	$0.23	$0.07

	June 30,

	2003	2002	2001	2000	1999

		(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,570	$3,530	$5,770	$4,386	$3,424
Working capital	3,941	4,702	7,879	13,335	7,959
Total assets	8,244	10,402	14,943	22,785	18,699
Long-term liabilities	—	44	323	597	74
Total liabilities	3,419	4,071	4,686	5,866	5,220
Stockholders’ equity	4,825	6,331	10,257	16,919	13,479

Selected Quarterly Financial Data

      The following table presents certain unaudited statement of operations data for each quarter of 2003 and 2002. This data has been derived from ACE*COMM’s unaudited financial statements and has been prepared on the same basis as ACE*COMM’s audited financial statements, which appear elsewhere in this joint proxy statement/prospectus. In the opinion of ACE*COMM’s management, this data includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Such quarterly results are not necessarily indicative of future results of operations. This information is qualified by reference to, and should be read in conjunction with, ACE*COMM’s financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus.

	Fiscal Three Months Ended

	2003				2002

	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2003	2003	2002	2002	2002	2002	2001	2001

	(in thousands except per share data)
Statement of Operations Data:
Revenue	$3,263	$2,369	$4,071	$4,091	$4,072	$5,025	$4,601	$4,396
Gross profit	1,477	260	2,200	2,318	2,080	2,557	2,324	2,020
Net income (loss)	(301)	(1,853)	81	91	(959)	(633)	(958)	(1,438)
Net income (loss) per share:
Basic	$(0.03)	$(0.19)	$0.01	$0.01	$(0.10)	$(0.07)	$(0.10)	$(0.15)

Diluted	$(0.03)	$(0.19)	$0.01	$0.01	$(0.10)	$(0.07)	$(0.10)	$(0.15)

      ACE*COMM’s quarterly operating results have in the past, and will in the future, vary significantly as a result of the timing of contract execution, receipt of purchase orders, and performance of the work or completion of delivery. Large contracts or orders are typically preceded by long sales cycles and, accordingly, the timing of such a contract or order has been, and will continue to be, difficult to predict. Certain contracts or orders require additional tailoring to customer requirements and, accordingly, vary in timing of delivery. The failure to obtain, or delays in the completion of, one or more large contracts or orders, for any reason, could have a material adverse effect on ACE*COMM’s results of operations and financial condition. The variations may be material.

      The timing of large contracts or orders depends on a variety of factors affecting the capital spending decisions of ACE*COMM’s customers, which in turn can affect ACE*COMM’s quarterly operating results. These factors include changes in governmental regulation, changes in the customers’ competitive environment, changes in industry-specific economic conditions, pricing policies by ACE*COMM or its competitors, personnel changes, demand for ACE*COMM’s solutions, the number, timing and significance of new technologies developed by either ACE*COMM or its competitors, the ability of ACE*COMM to develop, introduce and market new and enhanced versions of its products on a timely basis, and the mix of direct and indirect sales and general economic factors.

      ACE*COMM’s sales cycle, from initial contact to contract execution, order and delivery, also varies substantially from customer-to-customer and from project-to-project. The purchase of ACE*COMM’s products generally involves a significant commitment of customer capital and management time. The sales cycle associated with the purchases of ACE*COMM’s products is subject to a number of additional significant risks, including customers’ budgetary constraints and internal acceptance reviews, over which ACE*COMM has little or no control. The delivery cycle varies depending on the extent to which the contract or order requires tailoring to a customer’s requirements and the extent to which such requirements are fixed in advance or developed over time.

      ACE*COMM’s revenues in any quarter are substantially dependent on orders booked, products delivered, and services performed. Because ACE*COMM’s operating expenses are based, in part, on anticipated revenue levels and because a high percentage of ACE*COMM’s expenses are relatively fixed, a delay in the recognition of revenue from even a limited number of contracts, or the absence of anticipated orders, or a delay in adjusting operating expenses to lower actual or anticipated revenues could cause significant variation in operating results from quarter to quarter and could cause net income to fall significantly short of anticipated levels.

      Based upon all of the foregoing, ACE*COMM believes that quarterly revenue and operating results are likely to continue to vary significantly in the future and that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Further, it is likely that in some future quarter ACE*COMM’s revenue or operating results will be below the expectation of public market analysts and investors. In such event, the price of ACE*COMM’s common stock could be materially adversely affected.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ACE*COMM

Overview

      ACE*COMM derives revenues primarily from the sale of its products, including hardware and software, and related services. ACE*COMM enters into formal arrangements that provide for single or multiple deliverables of hardware, software and services. These arrangements are formalized by either a simple purchase order or by more complex contracts such as development, reseller or master agreements. These arrangements are generally U.S. dollar denominated and typically have an aggregate value of several thousand to several million dollars and vary in length from 30 days to several years, as in the case of master agreements. Agreements spanning several years are normally implemented in smaller statements of work or orders that are typically deliverable within three to twelve months.

      When an agreement provides for significant modification or customization of software, or when ACE*COMM’s system integration and product development are essential to the functionality of the software, revenues related to the software licenses and services are aggregated and the combined revenues are recognized on a percentage-of-completion basis. Revenue recognized using the percentage-of-completion method is based on the estimated stage of completion of individual contracts determined on a cost or level of efforts basis. Any hardware or post-contract customer support provided for under the terms of the agreement is unbundled. Hardware revenue is recognized upon delivery, which usually occurs upon transfer of title, and post-contract customer support is recognized ratably over the term of the arrangement.

      Most of ACE*COMM’s professional services are delivered in conjunction with ACE*COMM’s solutions and are sometimes essential to the functionality of other elements of the arrangement. However, ACE*COMM does sell unbundled services, and, in these instances, ACE*COMM generally recognizes revenue as the services are performed.

      More frequently, ACE*COMM is entering into multiple element arrangements that do not involve significant modification or customization of the related software. In these instances, ACE*COMM allocates revenue to each element of the arrangement based on objective evidence of the element’s fair value based on internal price listings developed by ACE*COMM. Revenue for software licenses is recognized upon delivery, which usually occurs upon transfer of title, when a signed agreement exists, the fee is fixed and determinable, and collection of the resulting receivable is probable.

      Revenue for a given period typically reflects products delivered or services performed during the period with respect to relatively large financial commitments from a small number of customers. During 2003, ACE*COMM had 12 major customers, which ACE*COMM defines as generating $250,000 or more in revenues, that together represented approximately 76% of total revenues. Siemens AG, ACE*COMM’s largest customer in fiscal year 2003, represented approximately 20% of total revenues, and Northrop Grumman contributed approximately 10% of total revenues. During 2002, ACE*COMM had 20 major customers representing 86% of total revenues. Siemens AG represented approximately 17% of total revenues and Northrop Grumman contributed 11% of total revenues earned during 2002. During 2001, ACE*COMM had 23 major customers representing 93% of total revenues. The average revenues earned per major customer were $0.9 million in 2003, $0.8 million in 2002 and $1.0 million in 2001.

      During the past three fiscal years, ACE*COMM has experienced significant net losses from operations, primarily due to reduced demand from its North American telecommunications customers. Management expects this lower demand to continue in the foreseeable future. To offset the effects of the current lower North American demand, ACE*COMM continues to target sales efforts toward what it believes to be a growing market for its Convergent Mediation™solutions outside of North America. To date ACE*COMM has experienced an increase in revenue from outside of North America, in particular China, but the increase has not been sufficient to offset the decline in revenues from the North American market.

      ACE*COMM has been and continues to be focused on streamlining the organization to meet its objectives, conserve cash and control expenses. During the past three fiscal years, the number of full-time employees has been reduced by approximately 53%. This reduction was designed to reduce costs without materially impacting ACE*COMM’s ability to maintain its historical levels of customer involvement and technological innovation, especially in areas of focus such as China. Additionally, ACE*COMM has significantly reduced other operating expenses such as rent, travel, consulting and professional fees. The results of these cost reduction measures have been a significant decline in the amount of losses sustained in each of the last three fiscal years.

      Recently, ACE*COMM entered into an agreement and plan of merger with i3 under which ACE*COMM has agreed to acquire i3. The acquisition is to be effected through the issuance of a to-be-determined number of shares of ACE*COMM’s common stock in exchange for each share of common stock of i3 outstanding immediately prior to the consummation of the transaction. The exchange ratio will be based on a formula valuing ACE*COMM’s common stock at market value at the time of mailing of the proxy statement, less a discount, and valuing i3 at an amount equal to its cash, net of specified liabilities and commitments at the mailing date. The consummation of the transaction is subject to the approval of the shareholders of i3 and ACE*COMM, as well as customary closing conditions.

      ACE*COMM expects the merger with i3, if consummated, to provide ACE*COMM with significant cash resources to devote to internal development or acquisition of new technologies to complement its business. ACE*COMM plans to continue pursuing new business opportunities in the form of acquisitions or alliances with other companies, although there can be no assurances as to the timing or effectiveness of any such arrangements. These arrangements could include technology and marketing alliances driven by product development requirements and sales opportunities, as well as business combinations that would strengthen ACE*COMM’s product offerings and market potential.

Critical Accounting Policies

      In December 2001, the SEC requested that all registrants include a discussion of their critical accounting policies. ACE*COMM’s significant accounting policies are more fully described in Note 2 to ACE*COMM’s consolidated financial statements. However, certain of ACE*COMM’s accounting policies are particularly important to the portrayal of ACE*COMM’s financial position and results of operations or require the application of significant judgment by ACE*COMM’s management. The following is a brief discussion of these critical accounting policies:

Revenue Recognition

      ACE*COMM derives revenues primarily from products, where a combination of hardware, proprietary licensed software, and services are offered to customers. These products are typically formalized in a multiple element arrangement involving application of existing software capabilities or modification of the underlying software and implementation services. ACE*COMM’s software licenses to end users generally provide for an initial license fee to use the product in perpetuity. Under certain contracts, ACE*COMM licenses its software to resellers for subsequent application of existing software and resale. ACE*COMM’s customers, including resellers, do not possess the right to return or exchange products.

      More frequently, ACE*COMM is entering into multiple element arrangements that do not involve significant modification or customization of the related software. In these instances, ACE*COMM recognizes revenue in accordance with AICPA Statement of Position 97-2, “Software Revenue Recognition,” and allocates revenue to each element of the arrangement based on objective evidence of the element’s fair value based on internal price listings developed by ACE*COMM. Revenue for software licenses in these instances is recognized upon delivery (i.e., transfer of title), when a signed agreement exists, the fee is fixed and determinable, and collection of the resulting receivable is probable. The amount allocated to ACE*COMM’s maintenance contracts is recognized ratably over the term of the respective maintenance period.

      In situations when ACE*COMM’s products involve significant modification or customization of software, or when ACE*COMM’s systems integration and product development are essential to the functionality of the software, revenues relating to the software licenses and services are aggregated and the combined revenues are recognized on a percentage-of-completion basis. The hardware revenue on these contracts is recognized upon transfer of title, which generally occurs at the same time the licensed software is delivered. Revenue recognized using the percentage-of-completion method is based on the estimated stage of completion of individual contracts determined on a cost or level of efforts basis.

      ACE*COMM’s revenue recognition policy takes into consideration the creditworthiness of the customer in determining the probability of collection as a criterion for revenue recognition. The determination of creditworthiness requires the exercise of judgment, which affects ACE*COMM’s revenue recognition. If a customer is not deemed creditworthy, all revenue under arrangements with that customer is recognized only upon receipt of cash. The creditworthiness of such customers is re-assessed on a regular basis and revenue is deferred until cash is received.

Allowance for Bad Debts

      The allowance for doubtful accounts is established through a charge to general and administrative expenses. This allowance is for estimated losses resulting from the inability of ACE*COMM’s customers to make required payments. It is an estimate and is regularly evaluated by ACE*COMM for adequacy by taking into consideration factors such as past experience, credit quality of the customer, age of the receivable balance, individually and in aggregate, and current economic conditions that may affect a customer’s ability to pay. The use of different estimates or assumptions could produce different allowance balances. ACE*COMM’s customer base is highly concentrated in the telecommunications and Internet service provider industries. Several of the leading companies in these industries have filed for bankruptcy. If collection is not probable at the time the transaction is consummated, ACE*COMM does not recognize revenue until cash collection. If the financial condition of ACE*COMM’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Results of Operations

      The following sets forth selected consolidated data as a percentage of revenue for each of the following years ended June 30:

	2003	2002	2001

Revenue	100.0%	100.0%	100.0%
Costs and expenses:
Cost of revenue	54.7%	50.4%	55.1%
Selling, general and administrative	57.0%	67.5%	66.9%
Research and development	2.5%	4.3%	6.8%
Income (Loss) from operations	(14.2)%	(22.2)%	(28.8)%
Net interest income (expense)	(0.2)%	0.2%	0.1%

Income (Loss) before income taxes	(14.4)%	(22.0)%	(28.7)%
Provision (Benefit) for income taxes	0.0%	0.0%	0.0%

Net Income (Loss)	(14.4)%	(22.0)%	(28.7)%

Revenues

      Total revenues in 2003 were $13.8 million compared to $18.1 million in 2002 and $24.2 million in 2001. Total revenues decreased $4.3 million, or 24%, in 2003 and $6.1 million, or 25%, in 2002, in each case as compared to the prior year.

      Revenue growth depends, in part, on the overall demand for ACE*COMM’s products. Because ACE*COMM’s sales are primarily to telecommunication and Internet service providers and enterprises, its ability to generate revenue also depends on specific conditions affecting those providers and their willingness to make significant expenditures to improve their data collection and processing. The decrease in revenues over the past three years reflects the continuing weak general economic conditions and, more specifically, weak economic conditions in the domestic telecommunication and Internet service provider markets and reduced willingness to make significant capital investments in improving their networks and data. Customers in this market often rely on the capital markets to meet their ongoing cash flow requirements and support their growth.

      During 2003, companies in this market continued to encounter reduced demand for their products and difficulty in accessing capital markets, resulting in the continuing reduction of their demand for ACE*COMM’s products. In addition, several of ACE*COMM’s North American customers filed for bankruptcy during 2002. Consequently, revenues from sales to telecommunication and Internet service providers, representing approximately 53% of total revenues, decreased 25% to $7.3 million in 2003, as compared to the prior year. Revenues from sales to enterprises, representing approximately 47% of total revenues, decreased 23% to $6.5 million in 2003, as compared to the prior year. The decline in sales to enterprises is primarily the result of the completion of large orders received in 2002 that were not replaced with new orders in 2003. ACE*COMM’s enterprise sales efforts have also been affected by the same weak economic conditions. ACE*COMM has experienced increased competition from telecommunication equipment manufacturers who are seeking to diversify sales from the telecommunications and internet service provider markets to the overall enterprise market.

      During 2002, service providers in the telecommunication and Internet market continued to experience reduced demand for their products and difficulty in accessing capital markets and, as a result, ACE*COMM experienced decreased demand for Convergent Mediation™ products. Revenues from sales to telecommunication and Internet service providers representing approximately 53% of total revenues, decreased 34% to $9.7 million, as compared to the prior year. Also, revenues from sales to enterprises representing approximately 47% of total revenues, decreased 12% to $8.4 million in 2002, as compared to the prior year.

Cost of Revenues

      ACE*COMM’s cost of revenue consists primarily of direct labor costs, direct material costs, and allocable indirect costs and, to a lesser extent, amortized capitalized software development costs, and inventory obsolescence costs. The expenses for services provided by certain alliance partners in connection with the installation and integration of ACE*COMM’s products may also be included.

      Cost of revenues were $7.5 million in 2003, $9.1 million in 2002 and $13.3 million in 2001, representing 55%, 50%, and 55% of total revenues in each year, respectively. Cost of revenues decreased $1.6 million or 17% in 2003, as compared to the prior year, reflecting a decrease in labor and labor related costs, as ACE*COMM further decreased staffing levels in response to the continuing decline in demand for ACE*COMM’s products within the telecommunications sector. Cost of revenues decreased in 2002 reflecting a reduction in labor and labor related costs in response to unfavorable economic conditions and decline in demand.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses consist of costs to support ACE*COMM’s sales and administrative functions. Sales expenses consist primarily of salary, commission, travel, trade show, bid and proposal, and other related selling and marketing expenses required to sell ACE*COMM’s products to target markets. General and administrative expenses consist of provision for doubtful accounts and unallocated costs related to information systems infrastructure, facilities, finance and accounting, legal, human resources and corporate management.

      Selling, general and administrative expenses were $7.9 million in 2003, $12.2 million in 2002, and $16.2 million in 2001, representing 57%, 68% and 67% of total revenues in each year, respectively. Selling, general and administrative expenses decreased $4.4 million, or 36%, in 2003 and decreased $3.9 million, or 24%, in 2002, as compared to each prior corresponding period. The decrease in 2002 and 2003 is primarily the result of a continuing effort to reduce expenses, which includes ACE*COMM and employee initiated reductions in personnel, and reductions in rent, travel, consulting and professional fees.

Research and Development Expenses

      Research and development expenses consist of personnel costs and the associated infrastructure costs required to support the design and development of ACE*COMM’s products.

      Research and development expenses were $0.3 million in 2003 compared to $0.8 million in 2002 and $1.7 million in 2001. Research and development expenses decreased $0.4 million, or 56%, in 2003 and $0.9 million or 53% in 2002, as compared to each prior corresponding period. Research and development expenses represented 3% of revenues in 2003, 4% of revenues in 2002, and 7% of revenues in 2001. The decrease in research and development in 2002 and 2003, over the prior corresponding periods, reflects a decrease in resources applied to research and development.

      ACE*COMM was selective in approving new projects and in some instances discontinued projects that were not related to the development of Convergent Mediation TM solutions. In some instances ACE*COMM charges its customers for development which it includes in cost of revenues. Based upon the uncertain North American market, ACE*COMM decided to explore opportunities to license or acquire new technology from third parties as a strategy for expanding its product offerings. ACE*COMM did not capitalize software development costs in 2003, 2002 or in 2001 because ACE*COMM’s product development methodology generally establishes technological feasibility near the end of the development process.

Provision for Doubtful Accounts

      ACE*COMM recognized a net provision for doubtful accounts of $0.1 million in 2003, compared to a net provision for doubtful accounts of $0.7 million in 2002, and of $0.8 million in 2001, representing a decrease of $0.6 million in 2003 and of $0.1 million in 2002 in each case as compared to the corresponding period of the prior year. During 2003, very few of ACE*COMM’s customers experienced a negative financial impact to the extent which would require ACE*COMM to provide extensively for their respective accounts, which occurred in 2002 and 2001, thereby resulting in significantly decreased bad debts for 2003. Beginning in 2001 and continuing through 2002, some of ACE*COMM’s telecommunication and Internet service provider customers elected to reorganize under Chapter 11 of the bankruptcy code, were unable to obtain adequate financing, or were affected by unfavorable economic conditions in their respective markets. The impact of these economic conditions on ACE*COMM’s customers, and in particular the bankruptcy filing by Winstar, adversely affected ACE*COMM’s ability to collect outstanding accounts receivables, resulting in increased bad debts in 2002 and 2001. The provision for doubtful accounts associated with these customers was $0.7 million in 2002 and $0.7 million for 2001. ACE*COMM believes that these difficulties will not continue to be encountered with its current customers. However, existing or future customers’ ability to pay ACE*COMM may be adversely impacted by unfavorable economic conditions or by other factors.

Liquidity and Capital Resources

Asset and Cash Flow Analysis

      At June 30, 2003 ACE*COMM’s primary source of liquidity were cash and cash equivalents of $1.6 million, and also a $3.5 million working capital line of credit. Cash and cash equivalents were $1.6 million at June 30, 2003, $3.5 million at June 30, 2002, and $5.8 million on June 30, 2001. The cash and cash equivalents balance decreased by $1.9 million, or 54%, in 2003 and decreased by $2.3 million, or 39%, in 2002, in each case as compared to the corresponding period of the prior year. The decrease in both of these years was primarily the result of funding operating losses offset by non-cash items such as depreciation and amortization expenses. Cash and cash equivalents were 19% of total assets at June 30, 2003 compared to 34% at June 30, 2002.

      Working capital was $3.9 million at June 30, 2003, $4.7 million at June 30, 2002, and $7.9 million at June 30, 2001. Working capital decreased $0.8 million, or 16%, in 2003 and decreased $3.2 million, or 41%, in 2002, in each case as compared to the corresponding period of the prior year. The decreases in working capital in 2003 and 2002 are primarily the result of operating losses, net of depreciation and amortization in excess of purchased assets.

      Accounts receivables increased $1.0 million, or 25%, to $4.8 million at June 30, 2003. Five customers represented 77% of ACE*COMM’s gross trade receivables balance as of June 30, 2003, with one international customer representing 31% of ACE*COMM’s gross trade receivables balance as of June 30, 2003. The increase in accounts receivable is primarily the result of an increase in international customers who traditionally have taken longer to pay and to an increase in instances where payments are scheduled over an extended period of time, in no case greater than one year.

      ACE*COMM’s operating activities used $2.5 million in cash during 2003, used $1.7 million in cash during 2002, and generated cash of $1.8 million in 2001. The changes between years in cash flows from operating activities are principally due to changes in net income (loss) after adjustments for non-cash charges such as depreciation and changes in working capital amounts. Changes in accounts receivable balances are typically the most significant component of working capital and fluctuate as a result of the timing and volume of ACE*COMM’s revenues and other factors.

      Net cash used for investing activities was $0.1 million, $0.3 million, and $0.5 million in 2003, 2002, and 2001, respectively, representing capital purchases of computer equipment.

      ACE*COMM’s financing activities generated cash of $0.7 million in 2003, used cash of $0.2 million in 2002, and generated cash of $0.06 million in 2001. ACE*COMM had positive cash flows from financing activities in 2003 as a result of additional borrowings and net cash generated from a strategic partner acquiring 475,000 shares of ACE*COMM’s common stock. No significant financings took place during 2002 or 2001. Additionally, borrowings and other financial obligations resulted in a net cash outflow of $0.2 million in 2003, $0.3 million in 2002 and $0.2 million in 2001.

Cost Containment Program

      As a result of declining revenues during the past three fiscal years, ACE*COMM has initiated numerous cost reduction measures which have significantly lowered operating expenses. During the past three fiscal years, the number of full-time employees has been reduced by approximately 53%. This reduction was designed to reduce costs without materially impacting ACE*COMM’s ability to maintain its historical levels of customer involvement and technological innovation, especially in areas of focus such as China. Additionally, ACE*COMM has developed contingency plans to reduce expenses further, should revenues decline below projected levels.

Contractual Obligations and Commitments

      The following table summarizes ACE*COMM’s contractual obligations and commitments as of June 30, 2003 and the effect such commitments could have on ACE*COMM’s liquidity and cash flows in future periods.

Contractual Obligation	Payments Due by Period

		Less than			After 5
	Total	1 year	1 – 3 years	4 – 5 years	years

(amounts in thousands)
Operating Leases	$3,464	$653	$1,313	$1,234	$264

      ACE*COMM has commercial commitments of an accounts receivable backed line of credit that expired July 1, 2003 and was renewed on July 31, 2003. $0.4 million was outstanding as of June 30, 2003 on such line of credit. ACE*COMM also has issued standby letters of credit for security deposits for office space and to guarantee service contracts, and such standby letters of credit are summarized in the following table. The standby letters of credit have a one-year term and renew annually.

Other Commercial Commitments	Amount of Commitment Expiration Per Period

Total
	Amounts	Less than
	Committed	1 year	1 – 3 years	4 – 5 years	Over 5 years

Standby Letters of Credit	$464,000	$464,000	$—	$—	$—

Line of Credit

      ACE*COMM has a loan and security agreement with Silicon Valley Bank, renewed effective July 31, 2003 for a one year period. Under this agreement, ACE*COMM may borrow, based upon the amount of its approved borrowing base of eligible accounts receivable, up to a maximum of $3.5 million. The line of credit has sub-limits of $500,000 for letters of credit and $1.25 million for U.S. Export Import Bank usage. ACE*COMM can draw up to 80% of its eligible accounts receivable under the master line, and up to 90% of its eligible foreign accounts receivable under the U.S. Export Import Bank sub-limit line. Amounts borrowed bear interest at a rate equal to the bank’s prime rate plus 200 basis points per annum, with a minimum rate of 4.75% per annum, charged on the average daily balance of advances outstanding, payable monthly and calculated on a 360-day year basis. ACE*COMM also pays certain costs and expenses of the bank in administering the line, and paid non-refundable fees of $31,250 in 2002 and $41,250 in 2003. The receivables comprising the borrowing base must not be more than 90 days aged, must not be in dispute, and must conform to other eligibility requirements. ACE*COMM’s obligations under the agreement are secured by a security interest in all of ACE*COMM’s assets and intellectual property. Advances made to ACE*COMM are payable in full upon demand in the event of default under the agreement. As of September 16, 2003, there were outstanding borrowings of $220,000 under this agreement, and an eligible borrowing base of $275,000.

      The loan and security agreement with Silicon Valley Bank replaced a prior agreement with the bank, which enabled ACE*COMM to borrow against recently acquired equipment and fixed assets.

      Financial covenants under the loan and security agreement require ACE*COMM to maintain a minimum tangible net worth covenant which must be complied with on a monthly basis and to maintain a $750,000 monthly unrestricted cash requirement.

      Under the terms of its corporate headquarters’ office lease, ACE*COMM maintains a letter of credit under its line of credit with Silicon Valley Bank, which names the landlord as the sole beneficiary and which may be drawn on by the landlord in the event of a monetary default by ACE*COMM under the lease. The letter of credit required under the lease for fiscal year 2003 is $135,000. The letter of credit will decrease in fiscal year 2005 to $124,333 and will continue to decrease annually thereafter through fiscal year 2008. As of the date of this filing, ACE*COMM was not subject to any draw against this letter of credit by the landlord. ACE*COMM also maintains other customer related letters of credit issued by the bank to support specific terms and conditions of customer orders. The aggregate of these customer related letters of credit total approximately $329,000 at June 30, 2003 and they, too, are secured under ACE*COMM’s line of credit with the bank.

Liquidity Position

      ACE*COMM has no significant commitments for capital expenditures at June 30, 2003, had $1.6 million of cash on hand at June 30, 2003 and has borrowing availability under its line of credit. ACE*COMM believes that these factors, excluding any cash resources from the i3 merger, will support ACE*COMM’s working capital requirements for the next twelve months.

MANAGEMENT OF ACE*COMM

      The following table sets forth information concerning ACE*COMM’s directors and executive officers as of October 30, 2003:

		Director	Class of
Name of Director	Age	Since	Director	Recent Business Experience

George T. Jimenez	67	1983	III	Chief Executive Officer of ACE*COMM since 1996, and Treasurer from 1983 to present. President from 1983 to September 1999 and July 2001 to present. Mr. Jimenez has been Chairman of the Board of Directors since 1983.
Paul G. Casner, Jr.	65	1983	II	Executive Vice President, Chief Operating Officer of DRS Technologies, Inc., a defense electronics corporation, since June 2000. Executive Vice President, Operations, DRS, from December 1998 to May 2000; President of DRS Electronic Systems Group, a division of DRS Technologies, from 1994 to 1998; and Chairman and Chief Executive Officer of Technology Applications & Service Company from March 1991 to September 1993.
Gilbert A. Wetzel	71	1992	I	Managing Director, Mayer & Associates, a human resources consulting firm, since 1999. Executive Vice President, Right Management Consultants, from 1994 to 1999; retired Chairman and Chief Executive Officer of Bell of Pennsylvania and Diamond State Telephone and founder and retired Chief Executive Officer of Geographic Business Publishers, Inc.
Harry M. Linowes	75	1999	I	Business management consultant. Senior Partner (1992 to retirement in 1996) and Managing Partner (1986 to 1992) of BDO Seidman, Accountants and Consultants.

Executive Officers

Name	Age	Current Position

George T. Jimenez	67	Chairman of the Board, Chief Executive Officer, President and Treasurer
Joseph A. Chisholm	62	Senior Vice President and Chief Operating Officer
Steven R. Delmar	47	Senior Vice President and Chief Financial Officer
Loretta L. Rivers	46	Corporate Secretary and Director of Human Resources

      George T. Jimenez is the Chief Executive Officer of ACE*COMM and has served as Treasurer and a Director of ACE*COMM since its inception in 1983. Mr. Jimenez served as President from 1983 to September 1999 and July 2001 to the present.

      Joseph A. Chisholm joined ACE*COMM in February 2001 as Vice President of Engineering, and was named Chief Operating Officer in August 2001. In January 2003, Mr. Chisholm was also named a Senior Vice President. Mr. Chisholm served as Vice President of Engineering and Operations for GE Capital Spacenet Services from 1994 until his retirement in 1998.

      Steven R. Delmar joined ACE*COMM as a consultant in July 2001 and was appointed the Chief Financial Officer as of October 1, 2001. In January 2003, Mr. Delmar was also named a Senior Vice President. Prior to joining ACE*COMM, Mr. Delmar held various executive positions with Microlog Corporation, a communications software company, including fifteen years as Executive Vice President and Chief Financial Officer. He was most recently co-President and a Director of Microlog.

      Loretta L. Rivers has been Corporate Secretary since 1989 and was also named Director of Human Resources in January 2001. Ms. Rivers has served in various capacities with ACE*COMM since its inception in 1983.

      Martin Demers, who was elected as Senior Vice President and Chief Marketing Officer on November 14, 2000 and held various senior positions since joining ACE*COMM in 1996, left ACE*COMM on August 29, 2003 and his options expire on November 29, 2003.

Executive Compensation

Cash Compensation

      Cash compensation paid or accrued for services in all capacities for 2001, 2002 and 2003 fiscal years for the Chief Executive Officer and each of the other three most highly compensated executive officers of ACE*COMM for fiscal 2003 whose salary and bonus exceeded $100,000 (the Named Executive Officers) is set forth in the following table.

Summary Compensation Table

					Long-Term
					Compensation
	Annual Compensation(1)				Awards

				Other	Number of	All
Name				Annual	Shares	Other
And	Fiscal			Compen-	Underlying	Compen-
Principal Position	Year	Salary(2)	Bonus	sation(3)	Options	sation

George T. Jimenez	2003	$173,769	$0	$0	0	$11,171	(4)
Chairman of the Board,	2002	191,846	0	0	32,545	11,171	(4)
Chief Executive Officer,	2001	200,000	0	0	9,650	11,171	(4)
President and Treasurer
Joseph A. Chisholm(5)	2003	130,327	0	0	0	0
Senior Vice President and	2002	144,462	8,491	0	119,409 (6)	0
Chief Operating Officer	2001	—	—	—	—	—
Steven R. Delmar(7)	2003	152,048	0	0	0	0
Senior Vice President and	2002	124,115	0	0	120,977 (6)	0
Chief Financial Officer	2001	—	—	—	—	—
Martin Demers(8)	2003	153,640	0	0	90,000 (6)	1,230	(9)
Senior Vice President and	2002	164,783	16,799	0	30,663	4,522	(9)
Chief Marketing Officer	2001	169,185	21,782	0	41,688	84,751	(9)

(1)	Includes salary deferrals under ACE*COMM’s 401(k) plan.

(2)	Reflects a voluntary reduction in salary starting in February 2002, for each of the named executive officers.

(3)	Does not include perquisites and personal benefits aggregating less than 10% of the officer’s salary and bonus.

(4)	Consists of, as to all years, amounts paid in connection with a life insurance policy and disability insurance for Mr. Jimenez. For fiscal 2003, $6,975 was paid for life insurance and $4,196 was paid for disability insurance.

(5)	Mr. Chisholm was elected an executive officer effective August 21, 2001.

(6)	Of these shares, 90,000 each were granted to Messrs. Chisholm, Delmar and Demers, respectively, as one-time grants, in connection with promotion or hiring.

(7)	Reflects compensation beginning October 1, 2001, when Mr. Delmar joined ACE*COMM.

(8)	Mr. Demers was elected an executive officer effective November 14, 2000. Mr. Demers left ACE*COMM on August 29, 2003, and his options expire on November 29, 2003

(9)	Comprises commissions paid to Mr. Demers in the respective fiscal years.

Option Grants

      The following table shows, as to the Named Executive Officers, the options to purchase common stock granted by ACE*COMM in fiscal 2003.

Option Grants in Last Fiscal Year

	Individual Grants				Potential
					Realizable Value
		Percentage			at Assumed Rates
		of Total			of Stock Price
	Number of	Options			Appreciation for
	Underlying	Granted to	Exercise		Option Term(1)
	Options	Employees in	Price Per	Expiration
	Granted	Fiscal 2003	Share	Date	0%	5%	10%

George T. Jimenez	0	—	—	—	—	—	—
Joseph A. Chisholm	0	—	—	—	—	—	—
Steven R. Delmar	0	—	—	—	—	—	—
Martin Demers	90,000 (2)	32.03	$1.34	10/4/12	$0	$0	$0

(1)	Amounts are based on the 0%, 5%, and 10% annual compounded rates of appreciation of the common stock price from the date of grant, prescribed by the SEC, and are not intended to forecast future appreciation of ACE*COMM’s common stock. The prices of the common stock, assuming such annual compounded rates of appreciation over the term of the option, would be as follows:

Exercise price	Term of Option	0%	5%	10%

$1.34	10 years	$0	$2.18	$3.48

(2)	Option granted in connection with promotion to officer. Option shares are fully vested on the date of grant and remain exercisable through the term of the option, provided the officer continues to be employed by ACE*COMM. Mr. Demers left ACE*COMM on August 29, 2003, and his options expire November 29, 2003.

Fiscal 2003 Stock Option Exercises and Year-End Option Values

      The following table shows, as to the Named Executive Officers, the information concerning exercises of stock options in the last fiscal year and 2003 fiscal year-end option values.

Fiscal 2003 Stock Option Exercises and Year-End Option Values

	Shares		Number of Shares		Value of Unexercised
	Acquired		Underlying Unexercised		In-the-Money Options
	on	Value	Options at Fiscal Year-End		at Fiscal Year-End(2)
Name	Exercise	Realized(1)	Exercisable/Unexercisable		Exercisable/Unexercisable

George T. Jimenez	0	$0	56,675	72,549	$0	$0
Joseph A. Chisholm	0	0	46,076	83,333	0	0
Steven R. Delmar	0	0	40,977	80,000	0	0
Martin Demers	0	0	138,101	57,000	0	0

(1)	Value realized represents the positive spread between the respective exercise prices of the exercised options and the fair market value per share on the respective dates of exercise.

(2)	Value for “in-the-money” options represent the positive spread between the respective exercise prices of outstanding options and the market price on June 30, 2003.

Employment Contracts, Termination of Employment and Change-of-Control Arrangements

      ACE*COMM does not have any employment agreements with officers.

Compensation of Directors

      ACE*COMM’s outside directors receive $12,000 each per fiscal year ($16,000 in the case of the Chairman of the Audit Committee), payable in quarterly installments, and are reimbursed for their travel expenses in attending board and committee meetings. In addition, upon his or her election or appointment to serve, each outside director receives an option to purchase 3,000 shares (4,000 shares in the case of the Chairman of the Audit Committee) of ACE*COMM’s common stock for each year such director is elected or appointed to serve, at an exercise price equal to the fair market value on the date of grant, pursuant to the 2000 Stock Option Plan for Directors. Each option granted becomes exercisable in installments of one-third of the option shares on each anniversary of the date of grant, provided that the option holder still serves as a director on such date or, if he or she ceases to be a director (other than by reason of termination for cause) within 45 days prior to such date, he or she has served as a director for at least 12 consecutive months as of such date. Each option expires upon the earlier of five years from the date of grant, the expiration of six months following death, resignation or removal other than for cause, and, immediately, upon removal of a director for cause.

Compensation Committee Interlocks and Insider Participation

      ACE*COMM’s Compensation Committee is composed of three non-employee directors: Messrs. Casner, Linowes and Wetzel. No current member of the Compensation Committee is an officer or employee of ACE*COMM.

Securities Authorized for Issuance Under ACE*COMM Equity Compensation Plans

      The following table shows information about the securities authorized for issuance under ACE*COMM’s equity compensation plans as of June 30, 2003:

	(a)		(c)
	Number of		Number of securities
	securities to be	(b)	remaining available for
	issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders	1,599,094	$3.12	1,125,962
Equity compensation plans not approved by security holders	40,000	$1.56	0
Total	1,639,094	$3.12	1,125,962

STOCK OWNERSHIP OF MANAGEMENT, DIRECTORS AND MORE THAN 5%

STOCKHOLDERS OF ACE*COMM

      The following table and the accompanying notes set forth certain information, as of October 30, 2003, 2003 (or any other date that is indicated) concerning the beneficial ownership of ACE*COMM’s common stock as by (1) each person who is known by ACE*COMM to own beneficially more than five percent of ACE*COMM’s common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table and (4) all directors and executive officers as a group. Except as otherwise indicated, each person listed in the table has informed ACE*COMM that such person has (a) sole voting and investment power with respect to such person’s shares of common stock and (b) record and beneficial ownership with respect to such person’s shares of common stock.

	Amounts and		Percent of
	Nature of		Outstanding	Post-Merger
Name and Address(1)	Ownership		Shares	Ownership

Directors, Nominees and Named Executive Officers
George T. Jimenez	1,968,108	(2)	19.90%	14.47%
Paul G. Casner, Jr.	45,000	(3)	*	*
Harry M. Linowes	35,000	(4)	*	*
Gilbert A. Wetzel	86,000	(5)	*	*
Joseph A. Chisholm	82,076	(6)	*	*
Steven R. Delmar	75,977	(7)	*	*
Martin Demers	146,401	(8)	1.47%	*
All Directors, Nominees and Executive Officers as a group (Seven persons)	2,489,519	(9)	24.23%	18.30%
Other 5% Stockholders
Public School Employees’ Retirement System	511,265	(10)	5.21%	3.76%
5 North 5th Street Harrisburg, PA 17108-0125

*	Less than one percent of stock outstanding.

(1)	Unless otherwise indicated, the address is c/o ACE*COMM Corporation, 704 Quince Orchard Road, Gaithersburg, Maryland 20878 and the designated owner has voting and investment power with respect to the shares.

(2)	Includes 59,892 shares issuable upon the exercise of options. Does not include 950 shares held by his mother-in-law, as to which his wife has voting and investment power and as to which Mr. Jimenez disclaims beneficial ownership.

(3)	Includes 25,000 shares issuable upon the exercise of options.

(4)	Includes 28,000 shares issuable upon the exercise of options. Does not include 100 shares held by his wife in a retirement account, as to which his wife has sole voting and investment power and as to which Mr. Linowes disclaims beneficial ownership.

(5)	Includes 19,000 shares issuable upon the exercise of options.

(6)	Includes 76,076 shares issuable upon the exercise of options.

(7)	Includes 70,977 shares issuable upon the exercise of options.

(8)	Includes 138,101 shares issuable upon the exercise of options. Mr. Demers resigned from ACE*COMM on August 29, 2003, and these options expire November 29, 2003.

(9)	Includes 443,380 shares issuable upon the exercise of options. Includes only shares held individually or through trusts.

(10)	Information based on corporate records.

Certain Relationships and Related Transactions

      None.

INFORMATION ABOUT i3

OVERVIEW

      From i3’s inception in June 1991 until 2001, its business was comprised of distributing customized text-based information to mobile devices under the “Powered by i3 Mobile” product brand. During 2001, i3 evolved from a company that distributed customized text-based information to mobile devices under the “Powered by i3 Mobile” product brand into a company that i3 believed was among the first to create a premium mobile subscription information and communication service for telephones. This service, Pronto, was marketed directly to consumers delivering information and service on demand 24 hours a day, combining the service of a mobile concierge with the simplicity of flat-menu voice recognition technology.

      i3 has determined that i3’s direct to consumer marketing approach for Pronto has not proven effective in quickly growing i3’s subscriber base. While i3 has pursued the establishment of sales channels for Pronto through marketing and distribution relationships with third parties, i3 has determined that the establishment of such sales channels would require the ability to fund negative cash flow and losses until such time as significant revenue streams were realized, which could take additional time beyond i3’s current cash resources. Consequently, i3 has determined that the establishment of sales channels through marketing and distribution relationships are not a viable alternative.

      Although i3 undertook substantial efforts to research, develop and market the Pronto product, i3 did not achieve the subscriber levels which had been estimated and were needed to sustain the core business model. Due to challenges i3 faced in marketing the Pronto product, and i3’s concerns about i3’s cash resources going forward, in October 2002, i3 engaged the services of an investment banker to pursue strategic alternatives, including a potential merger or sale of i3. In order to facilitate a strategic alternative, in March 2003 i3 announced the termination of revenue producing operations, including the Pronto service, and other cost saving measures in order to manage i3’s remaining cash resources. i3’s current operations are for the purpose of engaging in a strategic alternative, including a merger or sale of i3. In the event i3 is unable to effect the merger with ACE*COMM or effect another strategic alternative, i3 will attempt to find another strategic partner. If i3 cannot identify a strategic alternative on terms acceptable to it, i3 may be required to sell its remaining assets, cease operations and liquidate. In the case of a liquidation or bankruptcy, i3 would need to hold back or distribute assets to cover liabilities before paying i3’s stockholders, which may result in i3’s stockholders not receiving any monies or other proceeds for their ownership in i3.

      During March 2003, in an effort to continue to reduce recurring operating losses, preserve cash resources and working capital and facilitate a strategic alternative, i3 took action on a plan approved by i3’s board of directors and discontinued revenue producing operations, terminated the Pronto service, initiated cost saving measures, including a reduction of 65 employees, approximately 78% of its workforce, terminated i3’s research and development efforts at i3’s Texas facility, and furthered i3’s ongoing efforts to resolve contractual obligations. The reduction of workforce resulted in a $1.7 million charge to i3’s results of operations in the first quarter of 2003. As a result of the plan approved by i3’s board of directors, i3 reviewed the fair value of i3’s long-lived assets, including prepaid maintenance contracts and recorded a $0.5 million non-cash charge to i3’s results of operations in the first quarter of 2003. Additionally, subscription revenues from wireless network operators were ceased subsequent to March 31, 2003 as i3 began implementing cost saving measures, including the sale of substantially all of its assets and sought to consummate a strategic alternative.

EMPLOYEES

      At October 30, 2003, as a result of further reductions in its workforce, i3 employed two full-time employees. None of i3’s employees are represented by a labor union. i3 has experienced no work stoppages and believes that its employee relations are good.

SELECTED FINANCIAL DATA OF i3

      The following data, insofar as it relates to each of the years 1998 through 2002, has been derived from annual financial statements, including the consolidated balance sheets at December 31, 2002 and 2001 and the related consolidated statements of operations and of cash flows for the three years ended December 31, 2002 and notes thereto appearing elsewhere herein. The data for the six months ended June 30, 2003 and 2002 has been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

						Six Months
	Fiscal Year Ended December 31,					Ended June 30,

	2002	2001	2000	1999	1998	2002	2003

	(In thousands except per share amounts)
Statement of Operations Data:
Net revenue	$3,317	$4,597	$4,494	$1,734	$1,405	$1,699	$267

Expenses:
Operating	6,461	4,198	3,178	1,466	1,081	3,557	1,198
Sales and marketing	12,666	7,921	10,929	2,032	584	9,496	568
Product development	5,072	6,593	2,717	1,095	161	2,858	1,150
General and administrative	14,642	17,175	15,024	3,671	2,145	8,173	4,696
Long-lived asset impairment	6,731	—	—	—	—	—	516

Total expenses	45,572	35,887	31,848	8,264	3,971	24,084	8,128

Operating loss	(42,255)	(31,290)	(27,354)	(6,530)	(2,566)	(22,385)	(7,861)
Interest (income) expense, net	(609)	(2,825)	(4,778)	326	329	(404)	(87)

Loss before extraordinary item	(41,646)	(28,465)	(22,576)	(6,856)	(2,895)	(21,981)	(7,774)
Extraordinary loss on extinguishment of debt	—	—	—	(3,434)	—	—	—

Net loss	$(41,646)	$(28,465)	$(22,576)	$(10,290)	$(2,895)	$(21,981)	$(7,774)
Dividends on and redemptions of preferred stock	—	—	(2,829)	(26,580)	(274)	—	—

Loss applicable to common stock	$(41,646)	$(28,465)	$(25,405)	$(36,870)	$(3,169)	$(21,981)	$(7,774)

Net loss applicable to common stock per share — basic and diluted	$(1.97)	$(1.25)	$(1.39)	$(6.43)	$(0.42)	$(1.01)	$(0.39)

Shares used in computing net loss per share	21,124	22,742	18,314	5,736	7,554	21,789	20,116

	Fiscal Year Ended December 31,
						June 30,
	2002	2001	2000	1999	1998	2003

	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$20,572	$52,612	$84,900	$28,241	$166	$11,826
Working capital (deficit)	16,940	50,499	82,412	29,468	(687)	$10,769
Total assets	$23,367	$68,458	$99,247	$36,241	$682	$13,094
Long-term obligations, less current portion	—	—	568	—	455	—
Mandatorily redeemable preferred stock	—	—	—	55,338	2,500	—
Total stockholders’ equity (deficit)	$19,039	$62,700	$91,890	$(22,696)	$(3,578)	$11,303

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF i3

Overview

      From i3’s inception in June 1991 until 2001, its business was comprised of distributing customized text-based information to mobile devices under the “Powered by i3 Mobile” product brand. During 2001, i3 evolved from a company that distributed customized text-based information to mobile devices under the “Powered by i3 Mobile” product brand into a company that i3 believed was among the first to create a premium mobile subscription information and communication service for telephones. This service, Pronto, was marketed directly to consumers delivering information and service on demand 24 hours a day, combining the service of a mobile concierge with the simplicity of flat-menu voice recognition technology.

      i3 has determined that its direct to consumer marketing approach for Pronto has not proven effective in quickly growing the i3 subscriber base. While i3 has pursued the establishment of sales channels for Pronto through marketing and distribution relationships with third parties, i3 has determined that the establishment of such sales channels would require the ability to fund negative cash flow and losses until such time as significant revenue streams were realized, which could take additional time beyond i3’s current cash resources. Consequently, i3 has determined that the establishment of sales channels through marketing and distribution relationships are not a viable alternative.

      Although i3 undertook substantial efforts to research, develop and market the Pronto product, it did not achieve the subscriber levels which had been estimated and were needed to sustain the core business model. Due to challenges i3 faced in marketing the Pronto product, and i3’s concerns about its cash resources going forward, in October 2002, i3 engaged the services of an investment banker to pursue strategic alternatives, including a potential merger or sale of i3. In order to facilitate a strategic alternative, in March 2003 i3 announced the termination of the Pronto service and other cost saving measures in order to manage its cash resources.

      During March 2003, in an effort to continue to reduce recurring operating losses, preserve cash resources and working capital and facilitate a potential strategic alternative, i3 took action on a plan approved by its board of directors and discontinued revenue producing operations, terminated the Pronto service, initiated cost saving measures, including a reduction of 65 employees, approximately 78% of its workforce, terminated i3’s research and development efforts at its Texas facility, and furthered i3’s ongoing efforts to resolve contractual obligations. The reduction of workforce resulted in a $1.7 million charge to i3’s results of operations in the first quarter of 2003. As a result of the plan approved by i3’s board of directors, i3 reviewed the fair value of its long-lived assets, including prepaid maintenance contracts and recorded a $0.5 million non-cash charge to i3’s results of operations in the first quarter of 2003. Additionally, subscription revenues from wireless network operators were ceased subsequent to March 31, 2003 as i3 began implementing cost saving measures and sought to consummate a strategic alternative.

Critical Accounting Policies

General

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates include, but are not limited to, capitalized computer software costs, long-lived assets, accounts receivable allowances, deferred advertising and income taxes.

Revenue Recognition and Accounts Receivable

      i3’s principal sources of revenues are derived from providing subscription-based wireless alert services from i3’s SMS legacy wireless alert product offering. i3’s subscription revenue consists of fixed monthly usage charges, transactional fees based on the information delivered, or a combination of the two arrangements. Subscriber revenue for Pronto consists solely of fixed monthly subscription charges.

      i3 recognizes revenue when the price is fixed and determinable, persuasive evidence of an agreement exists, i3’s service is provided to a customer and determinations are made that collection is probable. i3 establishes allowances for doubtful accounts for estimated losses resulting from the inability of i3’s customers to make required payments. If the financial condition of i3’s customers were to deteriorate, their ability to make required payments may become impaired and increases in these allowances may be required.

Long-lived assets

      i3 accounts for its long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, i3 evaluates the realizability of its long-lived assets, based on estimates of future non-discounted cash flows at each balance sheet date and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In the event that the estimated expected future cash flows from a long-lived asset are less than the carrying value, an impairment loss is calculated. This impairment loss is calculated as the difference between the fair value of the asset, as defined above, and the carrying value of the asset.

      Due to i3’s operating results being substantially lower than anticipated, a decline in the Pronto subscriber base realized during the third quarter of 2002, the reduction of i3’s direct to consumer marketing initiatives, i3’s assessment of future cash flows, and the uncertainty surrounding the Pronto offering, management reviewed the fair value of i3’s long-lived assets in accordance with SFAS No. 144 and determined to record a $6.7 million non-cash charge in the third quarter of 2002 to reduce the carrying value of i3’s capitalized software, computer hardware and leasehold improvements to their estimated fair value. The charge has the effect of increasing the operating loss for the year ended December 31, 2002 by $6.7 million.

Computer Software

      i3 capitalizes computer software costs developed or obtained for internal use. All costs associated with the development of code and purchase or license of software from external vendors, which is used to run i3’s operations, are capitalized and amortized over an estimated useful life of 2.5 years. i3 continually evaluates the recoverability of capitalized costs incorporating technological changes and forward looking company plans. In conjunction with i3’s review for impairment performed in September 2002, all capitalized computer software costs at such date were written off in the $6.7 million asset impairment charge.

Product Development Expenses

      i3 expenses as incurred all costs associated with new product development whether performed by employees or outside consultants, including reengineering, process mapping, feasibility studies, data conversion, and training and maintenance. Such costs are included in product development in the statement of operations. In addition, i3 expenses as incurred the costs associated with maintenance and upgrades of current technologies. Such costs are included in general and administrative expenses in the statement of operations.

Advertising Costs

      In accordance with AICPA Statement of Position 93-7, “Reporting on Advertising Costs,” i3 accounts for the cost of advertising by expensing them as incurred. Deferred advertising represents television advertising rights received in 1999 in exchange for i3’s preferred stock. The deferred advertising rights are amortized to expense as the advertising is used.

Income Taxes

      Income taxes are determined in accordance with SFAS No. 109, which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences or events that have been included in the financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the difference between financial statements and tax bases of liabilities and assets using enacted tax rates in effect for the year in which the differences are expected to reverse. SFAS No. 109 also provides for the recognition of deferred tax assets if it is more likely than not that the assets will be realized in future years. A valuation allowance has been established for deferred tax assets for which realization is not likely. In assessing the valuation allowance, i3 has considered future taxable income and ongoing tax planning strategies. Changes in these circumstances, such as decline in future taxable income, may result in additional valuation allowance being required.

Three Months Ended June 30, 2003 and June 30, 2002

      Net Revenue. Net revenue was $0.8 million for the three months ended June 30, 2002 of which $0.7 million was comprised of subscription revenues from wireless network operators from i3’s wireless alert product offering. In conjunction with i3’s March 2003 decision to terminate the Pronto service and continue to implement cost saving measures while seeking a strategic alternative, there were no revenue producing activities during the three months ended June 30, 2003. See “Liquidity and Capital Resources”.

      Operating Expenses. Operating expenses were $1.9 million for the three months ended June 30, 2002 and included $1.1 million of call center activities related to the Pronto product offering in the 2002 period. In conjunction with i3’s March 2003 decision to terminate the Pronto service and continue to implement cost saving measures while seeking a strategic alternative, there were no operating expenses during the comparative period in 2003.

      Sales and Marketing Expenses. Sales and marketing expenses were $5.7 million for the three months ended June 30, 2002 and were primarily attributable to direct marketing initiatives incurred for the Pronto product offering. In conjunction with i3’s March 2003 decision to terminate the Pronto service and continue to implement cost saving measures while seeking a strategic alternative, there were no sales and marketing activities during the comparative period in 2003.

      Product Development Expenses. Product development expenses were $1.4 million for the three months ended June 30, 2002 which included labor and related costs for the ongoing refinement and enhancement of Pronto. In conjunction with i3’s March 2003 decision to terminate the Pronto service and continue to implement cost saving measures while seeking a strategic alternative, there were no product development activities during the comparative period in 2003.

      General and Administrative Expenses. General and administrative expenses decreased by 61% to $1.6 million for the three months ended June 30, 2003 from $4.1 million for the three months ended June 30, 2002. This decrease from the June 30, 2002 period was primarily attributable to decreases in personnel and related costs of $0.9 million and depreciation and maintenance costs of $1.4 million due to the impairment of i3’s long-lived assets in the first quarter of 2003 partially offset by the loss on the sale of i3’s fixed assets in the 2003 period of $0.3 million. i3 anticipates that general and administrative expenses will continue to decrease on a quarterly basis for the remainder of 2003, as compared to the quarter ended June 30, 2003, as a result of i3’s decision to terminate the Pronto service and focus on the consummation of a strategic alternative.

      Interest Income, Net. Net interest income was $34,000 for the three months ended June 30, 2003 versus $0.2 million for the three months ended June 30, 2002. The decrease was attributable to a lower amount of funds invested in the 2003 period as compared to 2002 as well as lower average returns on investments due to a general decrease in interest rates.

Six Months Ended June 30, 2003 and June 30, 2002

      Net Revenue. Net revenue decreased 84% to $0.3 million for the six months ended June 30, 2003 from $1.7 million for the six months ended June 30, 2002. This decrease was attributable to a decrease in subscription revenues from wireless network operators during the 2003 period as compared to the 2002 period as i3 had begun to de-emphasize its legacy wireless alert product during 2002. In conjunction with i3’s March 2003 decision to terminate the Pronto service and continue to implement cost saving measures while seeking a strategic alternative, all revenue producing activities from both the Pronto product offering and from

i3’s legacy wireless alert product offerings were ceased effective March 31, 2003. See “Liquidity and Capital Resources”.

      Operating Expenses. Operating expenses decreased by 66% to $1.2 million for the six months ended June 30, 2003 from $3.6 million for the six months ended June 30, 2002. The decrease was primarily attributable to reduced call center activities related to the Pronto product offering in the 2003 period. The 2003 period, however, includes approximately $0.1 million in severance and related costs associated with the March 2003 reduction in workforce. As of March 31, 2003, all operating activities were ceased as a result of i3’s decision to terminate the Pronto service and focus on the consummation of a strategic alternative.

      Sales and Marketing Expenses. Sales and marketing expenses decreased by 94% to $0.6 million for the six months ended June 30, 2003 from $9.5 million for the six months ended June 30, 2002. The decrease from the June 30, 2002 period is primarily attributable to direct marketing initiatives incurred during the 2002 period for the Pronto product which were not incurred in the 2003 period. The 2003 period, however, includes approximately $0.3 million in severance and related costs associated with the March 2003 reduction in i3’s workforce. As of March 31, 2003, all sales and marketing activities were ceased as a result of i3’s decision to terminate the Pronto service and focus on the consummation of a strategic alternative.

      Product Development Expenses. Product development expenses decreased by 60% to $1.2 million for the six months ended June 30, 2003 from $2.9 million for the six months ended June 30, 2002. The decrease was primarily as a result of reduced labor and related costs in the 2003 period for the ongoing refinement and enhancement of Pronto versus the 2002 period. The 2003 period, however, includes approximately $0.3 million in severance and related costs associated with the March 2003 reduction in i3’s workforce. As of March 31, 2003 all product development activities were ceased as a result of i3’s decision to terminate the Pronto service and focus on the consummation of a strategic alternative.

      General and Administrative Expenses. General and administrative expenses decreased by 43% to $4.7 million for the six months ended June 30, 2003 from $8.2 million for the six months ended June 30, 2002. This decrease from the June 30, 2002 period was primarily attributable to decreases in personnel and related costs of $1.3 million due to i3’s March 2003 reduction in workforce and depreciation and maintenance costs of $2.7 million due to the impairment of i3’s long-lived assets in the first quarter of 2003. These decreases were partially offset by approximately $1.0 million in severance costs incurred during the 2003 period associated with the reductions in i3’s workforce and $0.3 million for the loss on the sale of i3’s fixed assets in the 2003 period.

      Interest Income, Net. Net interest income was $0.1 million for the six months ended June 30, 2003 as compared to $0.4 million for the six months ended June 30, 2002. The decrease was attributable to a lower amount of funds invested in the 2003 period as compared to 2002 as well as lower average returns on investments due to a general decrease in interest rates.

Years Ended December 31, 2002 and December 31, 2001

      Net Revenue. Net revenue decreased 28% to $3.3 million for the year ended December 31, 2002 from $4.6 million for the year ended December 31, 2001. This decrease was attributable to a $1.3 million decrease in subscription revenues from legacy wireless network operators for the 2002 period as compared to 2001, as well as $0.4 million of non-recurring development revenues recognized during 2001 as compared to 2002, offset by $0.4 million in revenues realized from the Pronto product offering during 2002. i3 anticipates that revenues from this legacy product, which were $2.9 million in 2002, will decrease substantially in the future and cease to provide any significant revenues, as i3 de-emphasizes this product and focuses on consummation of a strategic alternative. See “Liquidity and Capital Resources”.

      Operating Expenses. Operating expenses increased by 54% to $6.5 million for the year ended December 31, 2002 from $4.2 million for the year ended December 31, 2001. The increase was primarily attributable to the cost of expanding i3’s live operator and customer service as well as increased customer acquisition costs incurred in connection with the marketing and offering of Pronto during 2002. i3 anticipates that operating expenses will continue to decrease in 2003, as compared to the year ended December 31, 2002, as a result of i3’s decision to terminate the Pronto service.

      Sales and Marketing Expenses. Sales and marketing expenses increased by 60% to $12.7 million for the year ended December 31, 2002 from $7.9 million for the year ended December 31, 2001. The increase from 2001 is primarily attributed to $8.2 million in direct marketing initiatives in 2002 for the Pronto product (which included television, direct mail, on-line and print advertising, as well as utilization of non-cash media credits with the National Broadcasting Company, Inc. which reduced i3’s deferred advertising asset, amounting to $2.2 million of expense). As of December 31, 2002, i3 is contractually obligated to purchase for cash an aggregate of approximately $0.3 million in advertising from CNN Newsource Inc. and ESPN Inc. i3 anticipates that sales and marketing expenses will continue to decrease in 2003, as compared to the year ended December 31, 2002, as a result of i3’s decision to terminate the Pronto service.

      Product Development Expenses. Product development expenses decreased by 23% to $5.1 million for the year ended December 31, 2002 from $6.6 million for the year ended December 31, 2001. The decrease from 2001 was primarily a result of reduced outside labor costs during 2002 that were associated with the creation of Pronto in 2001. i3 anticipates that product development expenses will continue to decrease in 2003, as compared to the year ended December 31, 2002, as a result of i3’s decision to terminate the Pronto service.

      General and Administrative Expenses. General and administrative expenses decreased by 15% to $14.7 million for the year ended December 31, 2002 from $17.2 million for the year ended December 31, 2001. This decrease from 2001 was primarily attributable to a decrease in personnel and related costs of $2.9 million, which reflect i3’s 2002 cost management initiatives, partially offset by an increase in depreciation of $0.4 million as compared to the prior year period due to i3’s capital investing activities undertaken in 2001. i3 anticipates that general and administrative expenses will continue to decrease in 2003, as compared to the year ended December 31, 2002, as a result of i3’s decision to terminate the Pronto service.

      Long-lived Asset Impairment. Due to i3’s operating results being substantially lower than anticipated, a decline in the Pronto subscriber base realized during the third quarter of 2002, the reduction of i3’s direct to consumer marketing initiatives, i3’s assessment of future cash flows, and the uncertainty surrounding the Pronto offering, management reviewed the fair value of i3’s long-lived assets in accordance with SFAS No. 144 and determined to record a $6.7 million non-cash charge in the third quarter of 2002 to reduce the carrying value of i3’s capitalized software, computer hardware and leasehold improvements to their estimated fair value.

      Interest Income, Net. Net interest income was $0.6 million for 2002 as compared to $2.8 million for 2001. The decrease was attributable to a lower amount of funds invested during 2002 as compared to 2001 as well as lower average returns on investments due to a general decrease in interest rates. i3 expects net interest income to decline in the near future as i3 continues to reduce the amount of funds invested.

Years Ended December 31, 2001 and December 31, 2000

      Net Revenue. Net revenues increased 2% to $4.6 million for the year ended December 31, 2001 from $4.5 million for the year ended December 31, 2000. The increase in 2001 is primarily attributable to an increase in subscription revenue from i3’s SMS legacy wireless alert product offering to $4.1 million in 2001 from $2.7 million in 2000, offset by a decrease in 2001 development revenue to $0.5 million from $1.8 million in 2000.

      Operating Expense. Operating expenses increased by 32% to $4.2 million for the year ended December 31, 2001 from $3.2 million for the year ended December 31, 2000. The increase was primarily attributed to the cost of expanding i3’s live operator, customer service and customer acquisition costs in connection with the test marketing of Pronto in the fourth quarter of 2001, as well as an increase in costs associated with the purchase of content and delivery of information due to the increase in subscription revenues during the 2001 period attributable to i3’s SMS legacy wireless alert product.

      Sales and Marketing Expense. Sales and marketing expenses decreased by 28% to $7.9 million for the year ended December 31, 2001 from $10.9 million for the year ended December 31, 2000. The 2000 period included expenses relating to i3’s launch in print, TV, radio and Internet media of the “Powered by i3 Mobile” advertising campaign supporting i3’s legacy wireless alert product offering. This campaign was not continued in 2001. The expense decrease in 2001 was partially offset by sales and marketing initiatives in the fourth quarter of 2001 supporting the test marketing of Pronto. Sales and marketing expenses during the 2001 and 2000 periods include non-cash marketing expenses of $1.1 million and $0.9 million, respectively, associated with certain of i3’s broadcast and online initiatives.

      Product Development Expense. Product development expenses increased by 143% to $6.6 million for the year ended December 31, 2001 from $2.7 million for the year ended December 31, 2000. The increase was primarily as a result of labor and related costs from the addition of personnel necessary to support the design and development of Pronto.

      General and Administrative Expense. General and administrative expenses increased by 14% to $17.2 million for the year ended December 31, 2001 from $15.0 million for the year ended December 31, 2000. Depreciation expense increased $3.0 million over the prior year period due to i3’s capital investing activities, partially offset by a decrease in professional fees in 2001. Additionally, the 2001 and 2000 expenses include $1.3 million and $1.0 million, respectively, from reductions in workforce and associated costs.

      Interest Income, Net. Net interest income was $2.8 million for the year ended December 31, 2001 as compared to $4.8 million for the year ended December 31, 2000. The decrease was attributable to a lower amount of funds invested in 2001 as compared to 2000. Interest income consists of interest on the investment of the net proceeds from i3’s initial public offering in short-term, investment grade, interest-bearing instruments.

Liquidity and Capital Resources

Six Months Ended June 30, 2003

      Since i3’s inception, i3 has financed its operations primarily through sales of i3’s common and preferred securities and the issuance of long-term debt, which has resulted in aggregate cash proceeds of $130.1 million through June 30, 2003. i3 has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. i3’s working capital decreased to $10.8 million at June 30, 2003 from $16.9 million at December 31, 2002. As of June 30, 2003 and December 31, 2002, i3 had an accumulated deficit of approximately $148 million and $141 million, respectively.

      Net cash used in operating activities was $9.1 million for the six months ended June 30, 2003 and $15.1 million for the six months ended June 30, 2002. The principal use of cash in each of these periods was to fund i3’s losses from operations.

      i3 believes that its current cash and cash equivalents would be sufficient to meet its anticipated cash needs for working capital which includes approximately $0.5 million of non-cancelable commitments for the remainder of 2003, including, among other things, rent commitments, which management will continue to resolve. i3 has determined, however, that it will not continue to operate Pronto at this time and will instead focus on effecting a strategic alternative. i3 anticipates that it will continue to incur net losses for the foreseeable future. If i3 effects a strategic alternative, i3 may incur significant uses of cash in connection with a possible merger, sale or other alternative. If i3 fails to enter into a strategic alternative in the near term, the resultant reduction of its available cash resources would have a material adverse effect on i3’s ability to ultimately consummate a strategic alternative and therefore could result in distributing i3’s assets. However, management believes that i3 has adequate cash resources to continue to discharge i3’s liabilities as a company through 2004, in the absence of a change in control related to a strategic alternative.

      During March 2003, in an effort to continue to reduce recurring operating losses, preserve cash resources and working capital and facilitate a potential strategic alternative, i3 took action on a plan approved by its board of directors and discontinued revenue producing operations, terminated the Pronto service, initiated cost saving measures, including a reduction of 65 employees, approximately 78% of its workforce, the suspension of its research and development efforts at its Texas facility, and furthered i3’s ongoing efforts to resolve contractual obligations. The reduction of workforce resulted in a $1.7 million charge to i3’s results of operations in the first quarter of 2003 in accordance with Statement of Financial Accounting Standards No. 146. As a result of the plan approved by its board of directors, management reviewed the fair value of i3’s long-lived assets, including prepaid maintenance contracts and recorded a $0.5 million non-cash charge to i3’s results of operations in the first quarter of 2003. Additionally, subscription revenues from wireless network operators were ceased subsequent to March 31, 2003 as i3 began implementing cost saving measures and sought to consummate a strategic alternative.

      Net cash provided by investing activities was $0.4 million for the six months ended June 30, 2003 versus cash used in investing activities of $0.7 million for the six months ended June 30, 2002. The amounts provided in the 2003 period were attributed to the sale of the majority of i3’s fixed assets. The amounts invested in the 2002 period were principally related to Pronto.

      Net cash used in financing activities was $2.5 million for the six months ended June 30, 2002. The amounts used in the 2002 period included $2.2 million for the repurchase of treasury stock and $0.3 million for the repayment of certain capital lease obligations. No such amounts were expended in the 2003 period.

Year Ended December 31, 2002

      Net cash used in operating activities was $28.1 million for the year ended December 31, 2002, $23.4 million for the year ended December 31, 2001 and $16.8 million for the year ended December 31, 2000. The principal use of cash in each of these periods was to fund i3’s losses from operations.

      i3 believes that its current cash and cash equivalents would be sufficient to meet its anticipated cash needs for working capital and capital expenditures which includes approximately $1.6 million of non-cancelable commitments for 2003, including, among other things, rent, content and marketing commitments, which management will continue to resolve. i3 has determined, however, that it will not continue to market Pronto at this time and will instead focus on effecting a strategic alternative. If i3 effects a strategic alternative, relaunching the Pronto platform would require use of i3’s existing cash resources and would require additional financing. In addition, i3 may incur significant uses of cash in connection with possible strategic alternatives and exploration of other potential business transactions with strategic partners or i3’s cash could fund operations unrelated to the Pronto platform. i3 anticipates that i3 will continue to incur negative operating margins and net losses. If i3 fails to enter into a strategic alternative in the near term, the resultant reduction of its available cash resources would have a material adverse effect on i3’s ability to ultimately consummate a strategic alternative and therefore could result in distributing i3’s assets. However, management believes that i3 has adequate cash resources to continue to discharge i3’s liabilities as a company through 2004, in the absence of a change in control related to a strategic alternative.

      During July 2002, i3 began the implementation of certain cost savings measures to manage i3’s working capital. These included a substantial reduction of television marketing and other initiatives, a transition of the customer provisioning and service activities of Pronto from an outside partner to an in-house solution, the renegotiation and/or termination of certain of i3’s content relationships, and a reduction of approximately 30% of i3’s workforce.

      The reduction of workforce has resulted in a $0.8 million charge included in i3’s results of operations for the year ended December 31, 2002. During March 2003, in an effort to continue to reduce recurring operating losses, preserve cash resources and working capital and facilitate a strategic alternative, i3 took action on a plan approved by the board of directors, and consequently elected to discontinue revenue producing operations, terminate the Pronto service, initiate cost saving measures, including a reduction of 65 employees, approximately 78% of its workforce, the suspension of most of its research and development efforts at its Texas facility, and furthered its ongoing efforts to resolve contractual obligations. The reduction of workforce resulted in a $1.7 million charge to i3’s results of operations in the first quarter of 2003 in accordance with Statement of Financial Accounting Standards No. 146. As a result of the plan approved by its board of directors, management reviewed the fair value of i3’s long-lived assets, including prepaid maintenance contracts and recorded a $0.5 million non-cash charge to i3’s results of operations in the first quarter of 2003.

      Cash used in investing activities was $1.2 million for the year ended December 31, 2002, $6.9 million for the year ended December 31, 2001 and $7.4 million for the year ended December 31, 2000. Cash used in investing activities relates primarily to purchases of fixed assets. The decrease in 2002 was principally attributed to a reduction of capitalized expenses related to Pronto as compared to 2001.

      Net cash used in financing activities was $2.7 million for the year ended December 31, 2002 and $2.0 million for the year ended December 31, 2001 as compared to net cash provided by financing activities of $80.8 million provided for the year ended December 31, 2000. The principal uses of cash in 2002 were $2.2 million for the purchase of treasury stock and $0.6 million for the repayment of certain capital lease obligations. The principal uses of cash in 2001 were $0.8 million for the repayment of certain capital lease obligations, $0.5 million for the issuance of a note, and $0.7 million for the purchase of treasury stock. Cash provided by financing activities in 2000 was primarily attributable to proceeds from sales of i3’s common stock.

      On April 6, 2000, i3 completed an initial public offering of 5,100,000 shares of common stock at a price of $16 per share, generating net proceeds of $72.9 million. In connection with the offering, i3 granted to the underwriters an option to purchase up to 765,000 additional common shares at the initial offering price, less the underwriting discounts and commissions, to cover any over-allotments. On May 10, 2000 the underwriters exercised this option and purchased an additional 522,500 shares. After deducting underwriting discounts and commissions, i3 received $7.8 million in net proceeds from the sales of shares issued upon exercise of this option. In conjunction with the offering, all of i3’s outstanding preferred stock was converted into a total of 11,316,765 shares of common stock.

      At December 31, 2000, i3 financed a portion of i3’s capital hardware and software purchases, particularly certain of i3’s billing and data warehouse system costs, through capital leases with approximately $1.4 million of capital lease obligations outstanding. During 2002 and 2001, i3 made payments on capital lease obligations of approximately $0.6 million and $0.8 million, respectively.

Recent Accounting Pronouncements

      In June 2002, SFAS No. 146, “Accounting for Exit or Disposal Activities” was issued. SFAS No. 146 addresses the accounting for costs to terminate a contract that is not a capital lease, costs to consolidate facilities and relocate employees, and involuntary termination benefits under one-time benefit arrangements that are not an ongoing benefit program or an individual deferred compensation contract. A liability for contract termination costs should be recognized and measured at fair value either when the contract is terminated or when the entity ceases to use the right conveyed by the contract. A liability for one-time termination benefits should be recognized and measured at fair value at the communication date if the employee would not be retained beyond a minimum retention period (i.e., either a legal notification period or 60 days, if no legal requirement exists). For employees which will be retained beyond the minimum retention period, a liability should be accrued ratably over the future service period. The provisions of the statement will be effective for disposal activities initiated after December 31, 2002. During the first quarter of 2003, i3 adopted SFAS No. 146 and recorded a charge of $1.7 million.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. i3 has adopted the amended disclosure requirements at December 31, 2002. The adoption of this standard is not expected to have a material effect on the financial position or results of operations of i3.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN No. 45 expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN No. 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The disclosure requirements of FIN No. 45 are effective for all financial statements issued after December 15, 2002. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 is not expected to have a material adverse impact on the financial position, results of operations or cash flows of i3.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

      There have been no changes in and disagreements with accountants on accounting and financial disclosure during the six months ended June 30, 2003 or the years ended December 31, 2002 and 2001.

Quantitative and Qualitative Disclosures About Market Risk

      i3 has limited exposure to financial market risks, including changes in interest rates. i3 does not currently transact significant business in foreign currencies and, accordingly, is not subject to exposure from adverse movements in foreign currency exchange rates. i3’s exposure to market risks for changes in interest rates relates primarily to corporate debt securities. i3 places its investments with high credit quality issuers and, by policy, limit the amount of the credit exposure to any one issuer. i3’s general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk. All highly liquid investments with a maturity of less than three months at the date of purchase are considered to be cash equivalents.

      As of June 30, 2003, i3 had no debt outstanding. i3 currently has no plans to incur debt during the next twelve months. As such, changes in interest rates will only impact interest income. The impact of potential changes in hypothetical interest rates on budgeted interest income in 2003 has been estimated at approximately $0.1 million or approximately 1% of budgeted net loss for each 1% change in interest rates.

STOCK OWNERSHIP OF MANAGEMENT, DIRECTORS AND

MORE THAN 5% STOCKHOLDERS OF i3

      The following table and the accompanying notes set forth certain information, as of October 30, 2003 (or such other date that is indicated), concerning the beneficial ownership of i3’s common stock as by (a) each person who is known by i3 to own beneficially more than five percent of i3’s common stock, (b) each director, (c) each executive officer of i3 and (d) all directors and executive officers as a group. Except as otherwise indicated, each person listed in the table has informed i3 that such person has (a) sole voting and investment power with respect to such person’s shares of common stock and (b) record and beneficial ownership with respect to such person’s shares of common stock.

	Aggregate Number of
	Shares Beneficially		Percentage of
Name and Address	Owned(1)		Class Outstanding

Edward Fletcher	61,000	(2)	*
c/o i3 Mobile, Inc. 181 Harbor Drive Stamford, CT 06902

W. Peter Daniels	247,500	(3)	1.2
c/o Medical Center of Ocean County 425 Jack Martin Blvd. Brick, NJ, 08724

J. William Grimes	4,906,100	(4)	24.3
c/o BG Media Investors L.P. 777 3rd Avenue, 30th Floor New York, NY 10017

James A. Johnson	449,000	(5)	2.2
c/o Apex Venture Partners 225 W. Washington Street, Suite 1500 Chicago, IL 60606

Matthew J. Stover	45,700	(6)	*
124 Chester Street Chester, NH 03036

Roger L. Werner, Jr.	20,000	(7)	*
c/o Werner Telesport LLC 1209 Orange Street Wilmington, DE 19801
All directors and executive officers as a group (six persons)	5,729,300	(8)	28.1

Other 5% Stockholders
Stephen G. Maloney	1,489,166	(9)	7.4
1766 Shippan Avenue Stamford, CT 06902

Robert M. Unnold	1,173,536	(10)	5.7
52 Lanark Road Stamford, CT 06902

BG Media Investors L.P.	4,821,600		24.0
777 3rd Avenue, 30th Floor New York, NY 10017

*	Less than one (1%) percent.

(1)	Includes shares issuable upon the exercise of warrants and options which are exercisable within 60 days of October 30, 2003.

(2)	Includes 61,000 shares issuable upon the exercise of options.

(3)	Includes 27,500 shares issuable upon the exercise of options.

(4)	Includes 84,500 shares issuable upon the exercise of options, and 4,821,600 shares of common stock held by BG Media Investors L.P. Mr. Grimes is the Managing Member of BG Media Investors LLC, the General Partner of BG Media Investors L.P. Mr. Grimes disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Excludes 33,000 shares issuable upon the exercise of options which are not exercisable within 60 days of October 30, 2003.

(5)	Consists of 421,500 shares of common stock held by Apex Investment Fund III, L.P. and Apex Strategic Partners, LLC. Mr. Johnson is President of Stellar Investment Co., the Managing Member of Apex Management III, LLC, which is the General Partner of Apex Investment Fund III, L.P. and the Manager of Apex Strategic Partners, LLC. Mr. Johnson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes options to purchase 27,500 shares of common stock.

(6)	Includes 45,000 shares issuable upon the exercise of options.

(7)	Includes 20,000 shares issuable upon the exercise of options.

(8)	Includes 265,500 shares issuable upon the exercise of options. Also, includes 4,821,600 shares of common stock held by BG Media Investors L.P. Mr. Grimes is the Managing Member of BG Media Investors LLC, the General Partner of BG Media L.P. Mr. Grimes disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 421,500 shares of common stock held by Apex Investment Fund III, L.P. and Apex Strategic Partners, LLC. Mr. Johnson is President of Stellar Investment Co., the Managing Member of Apex Investment Fund III, L.P. and the Manager of Apex Strategic Partners, LLC. Mr. Johnson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Excludes 33,000 shares issuable upon the exercise of options which are not exercisable within 60 days of October 30, 2003.

(9)	Based on Schedule 13D filed with the SEC on March 8, 2001 and other information available to i3.

(10)	Based on Schedule 13D/A filed with the SEC on November 1, 2002 and other information available to i3.

ADDITIONAL INFORMATION REGARDING i3

      Additional information regarding important business and finance information about i3 is incorporated by reference from documents filed by i3 with the SEC, as described under the caption “Documents Incorporated by Reference”.

COMPARATIVE MARKET DATA

      ACE*COMM. ACE*COMM common stock is listed on the Nasdaq Small-Cap Market and traded under the symbol “ACEC.” The following table sets forth for the periods indicated the high and low bid price per share of ACE*COMM common stock as reported by the Nasdaq Small-Cap Market.

      i3. i3 common stock is listed on the Nasdaq Small-Cap Market and traded under the symbol “IIIM.” From its initial public offering on April 6, 2000 until September 19, 2002, i3’s common stock traded on the Nasdaq National Stock Market. The following table sets forth for the periods indicated the high and low sales price per share of i3 common stock as reported by the Nasdaq National Stock Market or Nasdaq Small-Cap Market, as applicable.

	ACE*COMM		i3
	High	Low	High	Low

2000
First Quarter (January 1 – March 31)	$5.88	$3.19	$—	$—
Second Quarter (April – June 30)	11.88	3.50	18.50	15.88
Third Quarter (July 1 – September 30)	18.56	6.75	19.00	6.31
Fourth Quarter (October 1 – December 31)	10.63	3.00	7.25	1.88
2001
First Quarter	$9.81	$5.41	$4.03	$0.88
Second Quarter	6.88	2.25	4.20	0.70
Third Quarter	2.94	1.06	3.25	1.90
Fourth Quarter	1.90	1.03	3.00	1.07
2002
First Quarter	$1.65	$1.12	$2.50	$1.35
Second Quarter	1.49	1.05	1.62	0.56
Third Quarter	1.50	1.12	0.76	0.25
Fourth Quarter	1.41	0.95	1.35	0.25
2003
First Quarter	$1.05	$0.48	$1.26	$0.37
Second Quarter	1.19	0.32	0.75	0.32
Third Quarter	1.11	0.86	1.26	0.40
Fourth Quarter (through October 30, 2003)	3.02	0.59	0.57	0.47

ACE*COMM CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS

      If the merger is completed, shares of i3 common stock will be converted into shares of ACE*COMM common stock. As a result, i3 stockholders, whose rights are currently governed by the Delaware General Corporation Law, i3’s certificate of incorporation and bylaws, will become ACE*COMM stockholders, with rights governed by the Maryland General Corporation Law, ACE*COMM’s articles of incorporation and bylaws.

      The following is a description of the capital stock of ACE*COMM, including the ACE*COMM common stock to be issued in the merger, and a summary of the material differences between the rights of i3 stockholders and ACE*COMM stockholders. These differences arise from the differences between ACE*COMM’s articles of incorporation and bylaws and i3’s certificate of incorporation and bylaws. Although it is impractical to compare all of the aspects in which ACE*COMM’s governing instruments differ with respect to stockholders’ rights, the following discussion summarizes the significant differences between them.

DESCRIPTION OF ACE*COMM CAPITAL STOCK FOLLOWING THE MERGER

      The following summary description of the capital stock of ACE*COMM is based on the provisions of the ACE*COMM articles of incorporation and bylaws that will be in effect immediately after the merger is completed and the applicable provisions of the Maryland General Corporation Law. The following descriptions of ACE*COMM’s capital stock and selected provisions of ACE*COMM’s articles of incorporation and bylaws are summaries. A complete copy of ACE*COMM’s restated articles of incorporation and bylaws have been filed with the SEC as exhibits to the registration statement containing this joint proxy statement/prospectus.

Authorized and Outstanding Capital Stock of ACE*COMM

      As of the record date, ACE*COMM was authorized to issue 50,000,000 shares of capital stock, consisting of 45,000,000 million shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. As of the record date, 9,830,784 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Immediately following completion of the merger, 13,603,620 shares of ACE*COMM common stock will be issued and outstanding.

      The rights of the holders of ACE*COMM common stock discussed below are subject to any rights that the ACE*COMM board of directors may confer on holders of ACE*COMM preferred stock that may be issued in the future. These rights may adversely affect the rights of the holders of ACE*COMM common stock.

ACE*COMM Common Stock

      Voting Rights. Each holder of ACE*COMM common stock is entitled to attend all special and annual meetings of the stockholders of ACE*COMM and, together with the holders of all other classes of stock, entitled to attend and vote at such meetings, to vote upon any matter, including, without limitation, the election of directors, properly considered and acted upon by the stockholders of ACE*COMM. Holders of ACE*COMM common stock are entitled to one vote per share.

      Dividends. Dividends may be paid on the ACE*COMM common stock, and on any class or series of stock entitled to participate with the ACE*COMM common stock when and as declared by the ACE*COMM board of directors.

      No Preemptive Rights. The holders of ACE*COMM common stock have no preemptive or subscription rights to purchase additional securities issued by ACE*COMM nor any rights to convert their ACE*COMM common stock into other securities of ACE*COMM or to have their shares redeemed by ACE*COMM.

      Liquidation. In the event of any liquidation, dissolution or winding up of ACE*COMM, the holders of common stock are entitled to share ratably in the remaining assets.

      Board of Directors. The ACE*COMM board of directors consists of four directors, which will increase to six upon consummation of the merger. The directors are divided into three classes. The directors in each group serve staggered three-year terms.

      All of the outstanding shares of ACE*COMM common stock are, and the shares of common stock offered hereby will be validly issued, fully paid and nonassessable.

ACE*COMM Preferred Stock

      ACE*COMM is authorized to issue up to 5,000,000 shares of ACE*COMM preferred stock, in one or more series. The board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of any of the series of ACE*COMM preferred stock. At this time, ACE*COMM has not issued any preferred stock. ACE*COMM may amend from time to time the ACE*COMM charter to increase the number of authorized shares of ACE*COMM preferred stock. Any such amendment would require the approval of the holders of two-thirds of the outstanding shares of ACE*COMM common stock.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the ACE*COMM common stock is Mellon Investor Services LLC.

COMPARISON OF RIGHTS OF ACE*COMM AND i3 STOCKHOLDERS

      The rights of i3 stockholders are currently governed by the Delaware General Corporation Law, the i3 certificate of incorporation and bylaws. In accordance with the merger agreement, at the effective time of the merger each issued and outstanding share of i3 common stock will be converted into the right to approximately 0.1876 shares of ACE*COMM common stock. Accordingly, upon consummation of the merger, i3 stockholders will become stockholders of ACE*COMM, which is a Maryland corporation. Your rights as an ACE*COMM common stockholder will be governed by the Maryland General Corporation Law and the ACE*COMM articles of incorporation and bylaws. The following are summaries of the material differences between the rights of i3 stockholders and the rights of ACE*COMM stockholders. A complete copy of ACE*COMM’s restated articles of incorporation and a complete copy of ACE*COMM’s bylaws have been filed with the SEC as exhibits to the registration statement containing this joint proxy statement/prospectus.

Authorized Capital

      As of the record date, the authorized capital stock of i3 consisted of 75,000,000 shares of i3 common stock, of which 20,115,990 shares were issued and outstanding, and 50,000 shares of preferred stock, $.01 par value per share, of which no shares were issued and outstanding.

      As of the record date, the authorized capital stock of ACE*COMM consisted of 45,000,000 shares of ACE*COMM common stock, of which 9,830,784 shares were issued and outstanding and 5,000,000 shares of ACE*COMM preferred common stock, of which no shares were issued and outstanding.

      Following completion of the merger, 13,603,620 shares of ACE*COMM common stock will be issued and outstanding.

Board of Directors

      The i3 board of directors consists of five directors. The directors are divided into three classes. The directors in each group serve staggered three-year terms.

      The ACE*COMM board of directors consists of four directors, which will increase to six upon consummation of the merger. The directors are divided into three classes. The directors in each group serve staggered three-year terms.

Removal of Directors

      Delaware law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors unless the certificate of incorporation otherwise provides, in the case of a classified board, that the stockholders may effect such removal only for cause. i3’s certificate of incorporation does not modify its stockholders’ statutory rights with respect to the removal of directors.

      Maryland law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors unless the articles of incorporation otherwise provide. Maryland law further provides that if the directors have been divided into classes, as the ACE*COMM board of directors has, a director may not be removed without cause. ACE*COMM’s articles of incorporation provide that any director, or the entire board of directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of stock entitled to vote in the election of directors, voting together as one class, and only at a special meeting of stockholders called for such purpose.

Vacancies on the Board

      Delaware law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office or a sole remaining director (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. i3’s certificate of incorporation does not provide otherwise.

      Under Maryland law, stockholders may elect a successor to fill a vacancy on the board of directors which results from the removal of a director unless the articles of incorporation or bylaws provide otherwise. Otherwise, a majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the board of directors which results from any removal for any cause except an increase in the number of directors, which requires the vote of a majority of the remaining directors. ACE*COMM’s bylaws provide that a majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the board of directors which results from any removal for any cause except an increase in the number of directors, which requires the vote of a majority of the remaining directors, however any vacancy created as a result of the removal of a director may be filled by the stockholders at the meeting at which the removal occurs.

Stockholder Meetings Generally and Provisions for Notices; Proxies

      Under Delaware law, stockholder meetings may be held at any place, as provided in the certificate of incorporation or bylaws. Written notice of a stockholders’ meeting must state the place, date, and time of the meeting and, if a special meeting, the purpose or purposes for which the meeting is to be held. Under i3’s bylaws, not less than 10 days nor more than 60 days before the date of every stockholders’ meeting, i3 must give to each stockholder entitled to vote at the meeting, written notice stating the date, time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, by mail, addressed to the stockholder at his or her address as it appears in the records of the corporation. Notice is deemed to have been given at the time when it is deposited in the mail.

      Under Maryland law, unless the articles of incorporation provide otherwise, stockholder meetings may be held at any place, as provided in the bylaws or set by the board in accordance with the bylaws. Written notice of a stockholders’ meeting must state the place, date, and time of the meeting and, if a special meeting, the purpose or purposes for which the meeting is to be held. Under the ACE*COMM bylaws, not less than 10 days nor more than 90 days before the date of every stockholders’ meeting, ACE*COMM must give to each stockholder entitled to vote at the meeting, written notice stating the date, time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, either personally or by mail, addressed to the stockholder at his or her address as it appears in the records of the corporation. In the case of notice delivered by mail, notice is deemed to have been given at the time when it is deposited in the mail.

      Under Delaware law, stockholder proxies are valid for three years from their date unless the proxy provides for a longer period. Under Maryland law, proxies are valid for 11 months from their date, unless the proxy otherwise provides.

Vote Required for Certain Stockholder Actions

      Delaware law provides that in all matters other than the election of directors, the affirmative vote of the majority of the shares present or represented by proxy at a meeting where a quorum is present and entitled to vote on the subject matter shall be the act of the stockholders, unless the vote of a greater number is required by law or the certificate of incorporation or bylaws. i3’s certificate of incorporation does not provide for a vote greater than a majority of the outstanding shares entitled to vote on any matter.

      Maryland law provides that on matters other than the election of directors and certain extraordinary corporate actions, the affirmative vote of a majority of all votes cast at a stockholders’ meeting at which a quorum is present shall be the act of the stockholders, unless the vote of a greater number is required by law or the articles of incorporation. ACE*COMM’s articles of incorporation do not require a vote greater than the number prescribed by statute. An abstention is not considered a “vote cast” for purposes of the voting requirement, but a stockholder who abstains in person or by proxy is considered present for purposes of the quorum requirement.

      Under Maryland law, a consolidation, merger, share exchange, transfer of assets or dissolution must be approved by the stockholders of the corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. ACE*COMM’s articles of incorporation do not modify this requirement.

Amendment of Charter and Bylaws

      Under Delaware law, the certificate of incorporation may be amended by the affirmative vote of the majority of the outstanding stock entitled to vote on the amendment as a class, unless the vote of a greater number is required by the certificate of incorporation. i3’s certificate of incorporation does not modify the statutory vote requirement.

      Delaware law also provides that the power to amend the bylaws resides in the stockholders entitled to vote, provided that the corporation may, in its certificate of incorporation, confer the power to amend the bylaws upon the directors. The fact that such power has been conferred on the directors does not divest or limit the power of the stockholders to amend the bylaws. i3’s certificate of incorporation provides that the board of directors is authorized to amend the bylaws.

      Under Maryland law, ACE*COMM’s articles of incorporation may be amended by the affirmative vote of two-thirds of all the votes of stockholders entitled to be cast on the matter, unless a different number, not less than a majority, is specified in the articles of incorporation. The power to amend the bylaws is vested with the stockholders except to the extent the articles of incorporation or the bylaws vest such power with the corporation’s board of directors.

      ACE*COMM’s articles of incorporation provide that the board of directors, not the stockholders, is expressly and exclusively authorized to make, alter, amend or repeal the bylaws. The ACE*COMM articles of incorporation provide that any amendment to, repeal of, or adoption of any provision inconsistent with Section 1 of Article VI of the articles of incorporation (Number of Directors), Section 6 of Article VI of the articles of incorporation (Removal of Directors), Section 4 of Article VII of the articles of incorporation (Amending the Bylaws), Section 5 of Article VII of the articles of incorporation (Business Combination Statute) or Section 1 of Article VII of the articles of incorporation (Right to Amend Charter) shall require the approval of the holders of at least 80% of the aggregate voting power of all classes of capital stock entitled to vote on the matter.

Stockholder Actions Without a Meeting

      Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act by written consent signed by the holders of outstanding shares not having less than the minimum number of votes necessary to take such action at a meeting. i3’s certificate of incorporation does not limit its stockholders’ right to act by written consent.

      Under Maryland law, common stockholders may act without a meeting if a written consent which describes the action is signed by all the stockholders entitled to vote on the matter and is filed with the records of the stockholders’ meeting. Unless the articles of incorporation provide otherwise, the holders of any other class of stock that is entitled to vote in the election of directors may act by the written consent of the holders of the shares necessary to approve the action if the corporation gives notice of the action to all stockholders within 10 days after the effective date of the action. ACE*COMM’s articles of incorporation do not modify these provisions.

Right to Call Special Meetings of Stockholders

      Under Delaware law, the stockholders may not call a special meeting of stockholders unless such a right is provided for in the corporation’s certificate of incorporation or bylaws. i3’s certificate of incorporation does not grant stockholders the right to call special meetings.

      Under Maryland law, a special meeting may be called by the president, the board of directors, or any person designated in the articles of incorporation or bylaws. Special meetings of the stockholders may also be called by the secretary of the corporation upon the written request of stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting. However, the secretary is not required to call a special meeting notwithstanding a proper stockholder request if the matter to be considered at the meeting is substantially the same as a matter considered at a special meeting during the preceding 12 months. The articles of incorporation or bylaws may increase or decrease the percentage of votes stockholders must possess to request a special meeting. Corporations that have elected to be governed by the unsolicited takeover statute are subject to special rules regarding special meetings of the stockholders. ACE*COMM’s bylaws provide that a special meeting may be called by the chairman of the board, the president, or by a majority of the board of directors. Neither ACE*COMM’s articles of incorporation nor its bylaws modify the percentage of votes needed for stockholders to require the secretary to call a special meeting. ACE*COMM has not elected to be governed by the unsolicited takeover statute.

Merger

      Under Delaware law, a merger may become effective without approval of the surviving corporation’s stockholders under certain circumstances. Where stockholder approval is required, the merger must be approved by the holders of a majority of the outstanding shares entitled to vote unless the certificate of incorporation provides for a higher number. i3’s certificate of incorporation does not provide for approval of a merger by a vote greater than a majority of the outstanding shares entitled to vote.

      Under Maryland law, a merger may become effective without the approval of the surviving corporation’s stockholders in certain circumstances. Where stockholder approval is required, the merger must be approved by the stockholders of the corporation by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter unless a different number, not less than a majority, is specified in the articles of incorporation. ACE*COMM’s articles of incorporation do not provide for approval of a merger by a vote less than two-thirds of the outstanding shares entitled to vote.

Restrictions on Business Combinations

      Delaware law prohibits transactions between a corporation and an interested stockholder for three years following the time such stockholder became an interested stockholder, unless certain conditions are met. Generally, an interested stockholder is any person (including such person’s affiliates and associates) who owns 15% or more of the outstanding voting stock of a corporation. If the interested stockholder does not get prior approval of the business combination from the board of directors or the holders of 85% of the voting stock of the corporation, the stockholder cannot engage in a business combination for three years, unless the business combination is approved by the directors and the holders of two-thirds of the voting stock of the corporation not owned by the interested stockholder.

      Maryland law prohibits a business combination between a corporation and any interested stockholder for five years following the most recent date upon which the stockholder became an interested stockholder, unless the transaction is approved in advance by the board of directors or otherwise exempted by the statute. Generally, an interested stockholder is anyone who owns 10% or more of the voting power of the corporation and the affiliates of such person. A merger of a corporation with an interested stockholder or any other corporation (whether or not such corporation is an interested stockholder) which is, or after the merger would be, an affiliate of the interested stockholder that was an interested stockholder prior to the transaction is considered a “business combination” unless it does not alter the contract rights of the stock as expressly set forth in the articles of incorporation, or change or convert in whole or in part the outstanding shares of stock of the corporation. ACE*COMM is exempt from this prohibition. However, ACE*COMM has elected to be subject to the prohibition of business combinations with interested stockholders except with respect to any business combination of ACE*COMM or any subsidiary of ACE*COMM with George T. Jimenez, or any present or future affiliate or associate of George T. Jimenez.

Control Share Acquisition Statute

      Delaware has no control share acquisition statute comparable to that in effect in Maryland.

      Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders in the election of directors, excluding shares of stock as to which the acquiring person, officers of the corporation, and directors of the corporation who are employees of the corporation are entitled to exercise or direct the exercise of the voting power of the shares in the election of directors. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such person, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more or less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares that the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.

      A person who has made or proposes to make a “control share acquisition,” upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of such demand to consider the voting rights of the shares.

      If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions generally applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.

      The “control share acquisition” statute does not apply to shares acquired in a merger, consolidation, or share exchange if the corporation is a party to the transaction or to acquisitions approved or excepted by the charter or the bylaws of the corporation.

      ACE*COMM has elected not to be governed by the control share acquisition statute.

Dividends

      A Delaware corporation may pay dividends out of surplus. If there is no surplus, dividends may be declared out of net profits for the current or preceding fiscal year unless the capital of the corporation has been decreased to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock having a preference on the distribution of assets.

      A Maryland corporation generally may make distributions to its stockholders unless, after giving effect to the distribution, the corporation would not be able to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business or the corporation’s total assets would be less than its total liabilities, plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of stockholders upon a dissolution, if any, that are superior to those receiving the distribution.

Appraisal Rights

      Under Delaware law, stockholders of a corporation who do not consent to certain major corporate transactions may, under varying circumstances, be entitled to dissenters’ or appraisal rights pursuant to which such stockholders may receive cash in the amount of the fair market value of their shares in lieu of the consideration which otherwise would have been received in the transaction. Unless the corporation’s certificate of incorporation provides otherwise, such appraisal rights are not available in certain circumstances, including without limitation, (a) with respect to the sale, lease, or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

      Under Maryland law, stockholders have the right to demand and to receive payment of the fair value of their stock in the event of (a) a merger or consolidation, (b) a share exchange, (c) certain sales of all or substantially all of the assets of the corporation, (d) an amendment to the articles of incorporation altering contract rights of outstanding stock which substantially adversely affects the stockholders’ rights (unless the right to do so is reserved in the articles of incorporation), or (e) certain business combinations with interested stockholders which are subject to or exempted from the Maryland business combination statute (as discussed above) and in connection with the approval of voting rights of certain stockholders under the Maryland control share acquisition statute. Except with respect to certain business combinations and in connection with appraisal and dissenters’ rights existing as a result of the Maryland control share acquisition statute, the right to demand and receive payment of fair value does not apply to (a) stock listed on a national securities exchange or a national market system security designated on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the Nasdaq Small-Cap Market, (b) the stock of the successor in a merger (unless the merger alters the contract rights of the stock or converts the stock in whole or in part into something other than stock, cash or other interests) or (c) in respect to certain other scenarios not applicable to ACE*COMM. Except in the case of appraisal and dissenters’ rights existing as a result of the Maryland control share acquisition statute, these rights are available only when the stockholder (a) files with the corporation a timely, written objection to the transaction, and (b) does not vote in favor of the transaction. In addition, the stockholder must make a demand on the successor corporation for payment of the stock within 20 days of the acceptance of articles by the Maryland State Department of Assessments and Taxation.

Indemnification

      Delaware and Maryland have similar laws respecting the indemnification by a corporation of its officers, directors, employees, and other agents. The laws of both states also permit, with certain exceptions, corporations to adopt a provision in their certificate of incorporation or charter eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty of care. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

      Delaware law provides that indemnification is mandatory where a director, officer, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, or with respect to any criminal action or proceeding, where there was no reason to believe his or her conduct was unlawful, or where he or she has been successful on the merits or otherwise in the defense of any proceeding covered by the indemnification statute.

      Delaware law also generally permits, and i3’s bylaws allow at the discretion of the board of directors, indemnification for expenses incurred by an “authorized representative” of a corporation (which includes, but is not limited to, officers and directors) in connection with any third party proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable. Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      In general, a Maryland corporation may advance expenses to a director, or to an officer, employee, or agent who is not a director to the same extent that they may be advanced to a director, unless limited by the articles of incorporation. The exceptions to such a liability limitation in the articles of incorporation of a Maryland corporation generally are to the extent that (a) it is proved that the person received an improper benefit or profit in money, property or services, for the amount of benefit or profit so received, and (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action. Advances to officers, employees, and agents may be generally authorized in the corporation’s charter or bylaws, by action of the board of directors, or by contract.

      Under Maryland law, unless limited by the articles of incorporation, indemnification is mandatory if a director or an officer has been successful on the merits or otherwise in the defense of any proceeding arising from his or her service as a director unless such indemnification is not otherwise permitted as described in the following sentence. Indemnification is permissive unless it is established that:

•	the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,

•	the director actually received an improper personal benefit in money, property or services, or

•	in the case of a criminal proceeding, the director had reasonable cause to believe his or her act or omission was unlawful.

      In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

      Maryland law also provides that, where indemnification is permissible, it must be authorized:

•	by a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceeding (or if such a quorum cannot be obtained, the determination may be made by a majority vote of a committee of the board which consists solely of two or more directors who are not parties to the proceeding and who were designated to act by a majority of the full board of directors),

•	by special legal counsel selected by the board of directors or by a committee of the board of directors (or if the requisite quorum of the board of directors cannot be obtained and the committee cannot be established, a majority of the full board of directors, including directors who are parties, may select the special counsel), or

•	by a vote of the stockholders other than those stockholders who are directors and a party to the proceedings.

      ACE*COMM’s articles of incorporation limit the monetary liability of both officers and directors to the maximum extent permissible under Maryland law.

Restrictions on Resales by Affiliates

      The shares of ACE*COMM common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of ACE*COMM common stock issued to any person who is deemed to be an affiliate of either of ACE*COMM or i3 at the time of the special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of ACE*COMM or i3 and may include some of ACE*COMM’s or i3’s officers and directors, as well as ACE*COMM or i3 principal stockholders. Affiliates may not sell their shares of ACE*COMM common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	another applicable exemption under the Securities Act.

      ACE*COMM’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of ACE*COMM common stock to be received by affiliates in the merger. ACE*COMM has agreed pursuant to the i3 affiliate agreement to register for resale the shares of ACE*COMM common stock to be received by i3 affiliates in the merger following the closing of the transaction.

      An “affiliate” of i3 is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with i3. These restrictions are expected to apply to the directors, executive officers of i3 and those stockholders beneficially owning, in the aggregate, 10 % or more of the issued and outstanding i3 common stock. The same restrictions apply to certain relatives or spouses of those persons and any trusts, estates, corporations or other entities in which those persons have a 10 % or greater beneficial or equity interest. ACE*COMM will give stop transfer instructions to the transfer agent with respect to the ACE*COMM common stock to be received by persons subject to these restrictions, and the certificates for their shares of ACE*COMM common stock will be appropriately legended.

LEGAL MATTERS

      The validity of the ACE*COMM common stock offered in the merger will be passed upon by Hogan & Hartson L.L.P., Washington, D.C.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited ACE*COMM’s financial statements and schedule at June 30, 2002, and for each of the two years in the period ended June 30, 2002, as set forth in their report. ACE*COMM has included its financial statements and schedule in this joint proxy statement/prospectus in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

      The consolidated financial statements and schedule of ACE*COMM and its subsidiaries as of June 30, 2003 and the period ended June 30, 2003 have been included in this joint proxy statement/prospectus in reliance upon the reports of Grant Thornton, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of i3 as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this joint proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to i3’s board of directors’ election to discontinue revenue producing operations and to explore various options including a merger, acquisition or sale of i3, as discussed in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

      As of the date of this joint proxy statement/prospectus, neither the i3 board of directors nor the ACE*COMM board of directors knows of any matters that will be presented for consideration at either special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either of the special meetings or any adjournments or postponements of the special meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of ACE*COMM and i3, as the case may be. ACE*COMM stockholders should note that the ACE*COMM special meeting will occur on the same day and immediately following the annual meeting of ACE*COMM stockholders. Materials related to the annual meeting and the matters to be proposed at the annual meeting will be sent to ACE*COMM stockholders separately.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

ACE*COMM

Submission of Stockholder Proposals for Inclusion in Next Year’s Annual Meeting Proxy Statement

      Any proposal or proposals by a stockholder intended to be included in the proxy statement and form of proxy relating to the 2003 ACE*COMM annual meeting of stockholders must be received by ACE*COMM no later than July 1, 2003 according to the proxy solicitation rules of the SEC. Proposals should be sent to the Secretary of ACE*COMM at 704 Quince Orchard Road, Suite 100, Gaithersburg, Maryland 20878. Nothing in this paragraph shall be deemed to require ACE*COMM to include in its proxy statement and proxy relating to the 2003 ACE*COMM annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials according to applicable regulations of the SEC in effect at the time the proposal is received.

      A stockholder who wishes to submit a proposal for consideration at the 2003 ACE*COMM annual meeting outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, must, in accordance with Article I, Section 11 of ACE*COMM’s bylaws, file a written notice with the Secretary of ACE*COMM which conforms to the requirements of the bylaws. If the board of directors or a designated committee or officer who will preside at the stockholders’ meeting determines that the information provided in such notice does not satisfy the informational requirements of the bylaws or is otherwise not in accordance with law, the stockholder will be notified promptly of such deficiency and be given an opportunity to cure the deficiency within the time period prescribed in the bylaws. Such notice of a stockholder proposal must be delivered not less than 20 days nor more than 30 days prior to the date of the annual meeting to be held in 2003, unless such notice relates to a special meeting or the annual meeting is called to be held before the date specified in the bylaws, in which case the stockholder proposal must be delivered no later than the close of business on the tenth day following the earlier of the date on which notice of the meeting was mailed or the day on which the date of the annual meeting was publicly announced. Any stockholder proposal that is not submitted in accordance with the foregoing procedures will not be considered to be properly brought before the 2003 annual meeting, and, if presented at the meeting, ACE*COMM will be able to use proxies given to it for such meeting to vote for or against any such proposal at ACE*COMM’s sole discretion.

i3

      i3 will hold an annual meeting of its stockholders in the year 2004 only if the merger has not already been completed. If an annual meeting is held, a proposal by a stockholder intended to be included in the proxy statement and form of proxy relating to the 2004 i3 annual meeting of stockholders must be received by i3 a reasonable time prior to the date of mailing of proxy materials in connection with such meeting.

DOCUMENTS INCORPORATED BY REFERENCE

      This joint proxy statement/prospectus incorporates documents by reference that are not included in or delivered with this document. The SEC allows i3 to “incorporate by reference” the information that it files with it, which means that i3 can disclose important information to you by referring you to those documents. Documents that are incorporated by reference contain important information about i3 and its finances.

      All documents filed by i3 under section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the date of the respective special meeting of stockholders are incorporated by reference into and are a part of this joint proxy statement/prospectus from the date of filing of each such document.

      You should rely only on the information contained in this document or incorporated by reference that ACE*COMM or i3 has referred to you. No one has been authorized anyone to provide you with information that is different.

      The following documents, which were filed by i3 with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

•	i3’s registration statement on Form 8-A, as filed with the SEC on March 31, 2000;

•	i3’s annual report on Form 10-K for the fiscal year ended December 31, 2002 other than Part IV Item 15(a)-2; and

•	i3’s quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2003.

      Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

      The documents incorporated by reference into this joint proxy statement/prospectus are available from i3 upon request. i3 will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus) to any person, without charge, upon written or oral request. Any request for documents should be made by November 28, 2003 to ensure timely delivery of the documents.

WHERE YOU CAN FIND MORE INFORMATION

      ACE*COMM and i3 file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including ACE*COMM and i3, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      This document is a prospectus of ACE*COMM and is a joint proxy statement of ACE*COMM and i3 for the ACE*COMM and i3 special meetings. ACE*COMM has supplied all information contained in, or considered a part of, this joint proxy statement/prospectus relating to ACE*COMM, and i3 has supplied all information relating to i3.

      Neither ACE*COMM nor i3 has authorized anyone to give any information or make any representation about the merger or ACE*COMM or i3 that is different from, or in addition to, that contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

      THIS JOINT PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/ PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS JOINT PROXY STATEMENT/ PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS JOINT PROXY STATEMENT/ PROSPECTUS BY REFERENCE OR IN THE AFFAIRS OF ACE*COMM OR i3 SINCE THE DATE OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS WITH RESPECT TO i3 WAS PROVIDED BY i3 AND THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS WITH RESPECT TO ACE*COMM AND ITS SUBSIDIARIES WAS PROVIDED BY ACE*COMM AND ITS SUBSIDIARIES.

INDEX TO FINANCIAL STATEMENTS

ACE*COMM CORPORATION

i3 Mobile, Inc.

Report of Independent Auditors	F-21
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-22
Consolidated Statements of Operations for the Years Ended December 31, 2002, 2001 and 2000	F-23
Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2002, 2001 and 2000	F-24
Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and 2000	F-25
Notes to Consolidated Financial Statements	F-26
Consolidated Balance Sheet as of June 30, 2003 (unaudited) and December 31, 2002	F-39
Consolidated Statement of Operations for the Three Months Ended June 30, 2003 and 2002 (unaudited) and the Six Months Ended June 30, 2003 and 2002 (unaudited)	F-40
Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2003 and June 30, 2002 (unaudited)	F-41
Notes to Consolidated Financial Statements	F-42

REPORT OF GRANT THORNTON LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
     of ACE*COMM Corporation

We have audited the accompanying balance sheets of ACE*COMM Corporation as of June 30, 2003 and the related statements of operations, stockholders’ equity, and cash flows for the year ended June 30, 2003. These financial statements and schedule are the responsibility of ACE*COMM’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ACE*COMM Corporation at June 30, 2003, and the results of its operations and its cash flows for the year ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

We have also audited Schedule II for the year ended June 30, 2003. In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information therein.

/s/ Grant Thornton LLP

Vienna, VA
August 22, 2003

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
     of ACE*COMM Corporation

We have audited the accompanying balance sheet of ACE*COMM Corporation as of June 30, 2002 , and the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2002. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of ACE*COMM’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ACE*COMM Corporation at June 30, 2002, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

McLean, VA

August 12, 2002

ACE*COMM CORPORATION

BALANCE SHEETS
(in thousands except share and per share amounts)

	June 30,

	2003	2002

Assets
Current assets:
Cash and cash equivalents	$1,570	$3,530
Accounts receivable, net	4,825	3,866
Inventories, net	700	1,122
Prepaid expenses and other	265	211

Total current assets	7,360	8,729
Property and equipment, net	875	1,659
Other assets	9	14

Total assets	$8,244	$10,402

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$433	$209
Accounts payable	636	663
Accrued expenses	341	582
Accrued compensation	706	1,340
Deferred revenue	1,303	1,233

Total current liabilities	3,419	4,027
Other liabilities	—	44

Total liabilities	3,419	4,071

Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock, $.01 par value, 45,000,000 shares authorized, 9,807,440 and 9,328,044 shares issued and outstanding	98	93
Additional paid-in capital	21,933	21,462
Accumulated deficit	(17,206)	(15,224)

Total stockholders’ equity	4,825	6,331

Total liabilities and stockholders’ equity	$8,244	$10,402

The accompanying notes are an integral part of these financial statements.

ACE*COMM CORPORATION

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended June 30,

	2003	2002	2001

Revenue	$13,794	$18,094	$24,179
Cost of revenue	7,539	9,112	13,335

Gross profit	6,255	8,982	10,844
Selling, general and administrative expense	7,861	12,231	16,157
Research and development expense	347	780	1,650

Loss from operations	(1,953)	(4,029)	(6,963)
Interest (income) expense, net	29	(41)	(36)

Loss before income tax provision	(1,982)	(3,988)	(6,927)
Income tax provision	—	—	—

Net loss	$(1,982)	$(3,988)	$(6,927)

Basic net loss per share	$(0.21)	$(0.43)	$(0.75)

Diluted net loss per share	$(0.21)	$(0.43)	$(0.75)

Shares used in computing net loss per share:
Basic	9,557	9,308	9,230

Diluted	9,557	9,308	9,230

The accompanying notes are an integral part of these financial statements.

ACE*COMM CORPORATION

STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

	Common Stock
			Additional
			Paid-In	Accumulated
	Shares	Par Value	Capital	Deficit	Total

Balance, June 30, 2000	9,181	$92	$21,136	$(4,309)	$16,919
Exercise of common stock options	36	—	158	—	158
Employee stock purchase plan	47	1	106	—	107
Net loss for the year ended June 30, 2001	—	—	—	(6,927)	(6,927)

Balance, June 30, 2001	9,264	93	21,400	(11,236)	10,257
Employee stock purchase plan	68	1	65	—	66
Stock repurchases	(4)	(1)	(3)		(4)
Net loss for the year ended June 30, 2002	—	—	—	(3,988)	(3,988)

Balance, June 30, 2002	9,328	93	21,462	(15,224)	6,331
Employee stock purchase plan	49	—	37	—	37
Stock repurchases	(45)	—	(36)	—	(36)
Issuance of Common Stock	475	5	470		475
Net loss for the year ended June 30, 2003	—	—	—	(1,982)	(1,982)

Balance, June 30, 2003	9,807	$98	$21,933	$(17,206)	$4,825

The accompanying notes are an integral part of these financial statements.

ACE*COMM CORPORATION

STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended June 30,

	2003	2002	2001

Cash flows from operating activities:
Net loss	$(1,982)	$(3,988)	$(6,927)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	876	1,248	1,752
Provision for doubtful accounts	120	701	812
Loss on disposal of property and equipment	22	34	12
Changes in operating assets and liabilities:
Accounts receivable	(1,079)	36	6,403
Inventories, net	422	238	509
Prepaid expenses and other assets	(49)	312	240
Accounts payable	(27)	424	(1,299)
Accrued liabilities	(875)	(402)	(357)
Deferred revenue	70	(268)	731
Other liabilities	(44)	(69)	(49)

Net cash (used for) provided by operating activities	(2,546)	(1,734)	1,827

Cash flows from investing activities:
Proceeds from sale of equipment	8
Purchases of property and equipment	(122)	(268)	(502)

Net cash used for investing activities	(114)	(268)	(502)

Cash flows from financing activities:
Borrowings (payments)	224	(272)	(145)
Principal payments under capital lease obligation	—	(28)	(61)
Proceeds from exercise of common stock options	—	—	158
Proceeds from common stock issued	475	—	—
Repurchase of common stock	(36)	(4)	—
Proceeds from employee stock purchase plan	37	66	107

Net cash provided by (used for) financing activities	700	(238)	59

Net (decrease) increase in cash and cash equivalents	(1,960)	(2,240)	1,384
Cash and cash equivalents at beginning of year	3,530	5,770	4,386

Cash and cash equivalents at end of year	$1,570	$3,530	$5,770

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$44	$50	$195
Income taxes	$—	$—	$9

The accompanying notes are an integral part of these financial statements.

ACE*COMM CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION

      ACE*COMM Corporation (the “Company”), incorporated in Maryland in 1983, delivers enterprise telemanagement applications and advanced Convergent Mediation™ solutions to wired and wireless voice, data, and Internet communications providers. ACE*COMM’s technology enables the capture, security, validation, correlation, augmentation, and warehousing of data from network elements and distributes it in appropriate formats to OSS (“Operations Support Systems”) and BSS (“Business Support Systems”) operations. ACE*COMM’s products are tailored to each customer’s needs, providing the capabilities to extract knowledge from their networks — knowledge they use to reduce costs, accelerate time-to-market for new products and services, generate new sources of revenue, and push forward with next-generation initiatives.

      ACE*COMM has incurred significant net losses from operations during fiscal years 2001, 2002, and 2003 primarily due to decreased demand for its products from the North American telecommunications market. As a result of declining revenues, ACE*COMM has initiated numerous cost reduction measures which have significantly lowered operating expenses. Additionally, ACE*COMM has developed contingency plans to reduce expenses further, should revenues decline below projected levels.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the accompanying financial statements include: management’s forecasts of contract costs and progress toward completion, which are used to determine revenue recognition under the percentage-of-completion method; estimates of allowances for doubtful accounts receivable and inventory obsolescence; tax valuation allowances; and estimates of the net realizable value of capitalized software development costs.

Revenue recognition

      ACE*COMM derives revenues primarily from products, where a combination of hardware, proprietary software, and services are offered to customers. These products are typically formalized in a multiple element arrangement involving significant modification or customization of the underlying software and implementation services. ACE*COMM’s software licenses to end-users generally provide for an initial license fee to use the product in perpetuity. Under certain contracts, ACE*COMM licenses its software to resellers for subsequent modification and resale. Our customers, including resellers, do not possess the right to return or exchange products.

      More frequently, ACE*COMM enters into a multiple element arrangement that does not involve significant modification or customization of the related software. In these instances, ACE*COMM recognizes revenue in accordance with AICPA Statement of Position 97-2, “Software Revenue Recognition,” and allocates revenue to each element of the arrangement based on objective evidence of the element’s fair value based on internal price listings developed by ACE*COMM. Revenue is recognized upon delivery (i.e., transfer of title), when a signed agreement exists, the fee is fixed and determinable, and collection of the resulting receivable is probable.

      In situations when ACE*COMM’s products involve significant modification or customization of software, or when ACE*COMM’s systems integration and product development are essential to the functionality of the software, revenues relating to the software licenses and services are aggregated and the combined revenues are recognized on a percentage-of-completion basis. The hardware revenue on these contracts is recognized upon transfer of title. Revenue recognized using the percentage-of-completion method

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

is based on the estimated stage of completion of individual contracts determined on a cost or level of efforts basis.

      While ACE*COMM occasionally sells unbundled services, most of ACE*COMM’s services are delivered in conjunction with ACE*COMM’s products. Revenue from technical customer support and maintenance services is recognized ratably over the term of the related agreement, generally one year. Revenue from consulting services is recognized on a time and material basis, as the services are performed. Revenue from outsourcing or service bureau services is recognized on a per-unit-of-volume basis as the services are performed.

      Revenue related to obligations to provide post contract customer support is unbundled from the license and recognized ratably over the term of the agreement.

      Payments received for revenues not yet recognized are reflected as deferred revenue in the accompanying balance sheets. Revenue recognized prior to the scheduled billing date of an item is reflected as unbilled accounts receivable.

Cash and cash equivalents

      ACE*COMM considers all investments with an original maturity of three months or less to be cash equivalents.

Inventories

      Inventories consist principally of purchased materials to be used in the production of finished goods and are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market.

Property and equipment

      Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows: equipment and vehicles — 7 years; computer equipment — 3 to 7 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the improvements’ estimated useful lives or related remaining lease terms. Maintenance and repair costs are charged to current earnings. Long-lived assets held and used by ACE*COMM are reviewed for impairment whenever changes in circumstances indicate the carrying value of an asset may not be recoverable.

Capitalized software development costs

      ACE*COMM owns certain proprietary rights to computer software systems that ACE*COMM has either developed or purchased and licensed to customers. Purchased computer software and the related copyrights are capitalized at their costs.

      Research and development costs are expensed as incurred. However, ACE*COMM capitalizes computer software development costs incurred after technological feasibility of a product is established through the time when the product is available for release to customers. Capitalized software and purchased technology costs are amortized on a product by product basis based on the greater of the ratio of current sales to estimated total future sales or a straight-line basis over the remaining estimated economic life of the product, not exceeding 3 years. ACE*COMM periodically evaluates its capitalized software costs for recoverability against anticipated future revenues, and writes down or writes off capitalized software costs if recoverability is in question.

Earnings per share

      Basic earnings per share exclude dilution and is computed by dividing net (loss) income by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Income taxes

      ACE*COMM accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance reduces deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Reclassifications

      Certain prior year information has been reclassified to conform to the current year’s presentation.

Fair value of financial instruments

      The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items.

      The carrying amounts of debt issued pursuant to ACE*COMM’s bank credit agreements approximate fair value because the interest rates on these instruments change with market interest rates.

Foreign Currency

      The Company’s functional currency for all operations and foreign transaction is the U.S. dollar. Gains and losses from the translation of foreign currency into U.S. dollars are included in current results of operations. Gains and losses resulting from foreign currency transactions are also included in current results of operations.

Recently Issued Accounting Pronouncements

      In April 2002, the FASB issued SFAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 rescinds certain standards and modifies certain standards related to the extinguishment of debt and sale-leaseback transactions. The provisions of SFAS 145 are generally effective after May 15, 2002. The adoption of this standard is not expected to have a material effect on the financial statements of the Company.

      In January 2003, the FASB issued Interpretation Number 46, Consolidation of Variable Interest Entities (“FIN 46”). This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. FIN 46 defines the concept of “variable interests” and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Adoption of this standard is not expected to have a material effect on the Company’s financial statements.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting and reporting for

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

derivative instruments and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for derivative instruments and hedging activities entered into or modified after June 30, 2003, except for certain forward purchase and sale securities. For these forward purchase and sale securities, SFAS No. 149 is effective for both new and existing securities after June 30, 2003. Adoption is not expected to have a material impact on the Company’s financial statements.

      In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for issuer classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Instruments that fall within the scope of SFAS No. 150 must be classified as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments issued on or before May 31, 2003, SFAS No. 150 is effective for the Company in the first quarter of fiscal year 2004. Adoption of this standard is not expected to have a material effect on the Company’s financial statements.

Stock Based Compensation

      The Company generally applies Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations in accounting for stock options and presents pro forma net income and earnings per share data as if the accounting prescribed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” had been applied. The Company also applies the provisions of FIN 44, “Accounting for Certain Transactions Involving Stock Compensation”, as required when modifications and other provisions cause the application of variable accounting which calls for the periodic measurement of compensation expense based on the difference in the exercise price and the underlying value of the related stock.

      Had compensation cost been recognized based on the fair values of options at the grant dates consistent with the provisions of SFAS No. 123, the Company’s net loss and basic and diluted net loss per common share would have been changed to the following pro forma amounts:

	Year ended June 30,
	(in thousands, except per share amounts)

	2003	2002	2001

Net loss	$(1,982)	$(3,988)	$(6,927)
Add: Total stock-based compensation expense reported in net loss	—	—	—
Deduct: Total stock-based compensation expense determined under fair value based method for all awards*	(890)	(1,489)	(1,905)
Pro forma net loss	$(2,872)	$(5,477)	$(8,832)

Earnings per share:
Basic and diluted — as reported	$(0.21)	$(0.43)	$(0.75)
Basic and diluted — pro forma	$(0.30)	$(0.59)	$(0.96)
Weighted average shares:
Weighted average common shares outstanding — Basic	9,557	9,308	9,230
Weighted average common shares outstanding — Diluted	9,557	9,308	9,230

*	All awards refers to awards granted, modified, or settled in fiscal periods beginning after December 15, 1994 — awards for which the fair value was required to be measured under Statement 123.

NOTE 3 — ACCOUNTS RECEIVABLE

      Accounts receivable consist of the following (in thousands):

	June 30,

	2003	2002

Billed	$2,914	$1,908
Unbilled	2,129	2,563
Allowance for doubtful accounts	(218)	(605)

	$4,825	$3,866

      Unbilled receivables include costs and estimated profit on contracts in progress that have been recognized as revenue but not yet billed to customers under the provisions of specific contracts. Substantially all unbilled receivables are expected to be billed and collected within one year. ACE*COMM recorded a provision for doubtful accounts of $120,000, credited the allowance for recoveries of $14,000 and wrote-off $521,000 in uncollected accounts during the year ended June 30, 2003. During the year ended June 30, 2002, ACE*COMM recorded a provision for doubtful accounts of $701,000 and wrote-off $593,000 in uncollected accounts receivables. During the year ended June 30, 2001, ACE*COMM recorded a provision for doubtful accounts by $812,000, credited the allowance for recoveries of $13,000, and wrote-off $797,000 in uncollected accounts receivables.

NOTE 4 — INVENTORIES

      Inventories consist of the following (in thousands):

	June 30,

	2003	2002

Inventories	$894	$1,316
Allowance for obsolescence	(194)	(194)

	$700	$1,122

      Inventory write-offs during the years ended June 30, 2003, 2002 and 2001 were $120,000, $170,000 and $438,000 respectively.

NOTE 5 — PROPERTY AND EQUIPMENT

      Property and equipment consists of the following (in thousands):

	June 30,

	2003	2002

Lab test equipment	$137	$137
Computer equipment	5,852	6,157
Office equipment	822	866
Leasehold improvements	466	464

	7,277	7,624
Less accumulated depreciation and amortization	(6,402)	(5,965)

	$875	$1,659

      Depreciation expense of property and equipment amounted to $876,000, $1,064,000 and $1,191,000 during the years ended June 30, 2003, 2002 and 2001, respectively.

NOTE 6 — CAPITALIZED SOFTWARE DEVELOPMENT COSTS

      Capitalized software development costs are fully amortized as of June 30, 2003 and 2002. Amortization expense of capitalized software amounted to $0, $184,000 and $554,000 during the years ended June 30, 2003, 2002 and 2001, respectively.

NOTE 7 — BORROWINGS

      ACE*COMM’s borrowings consist of the following (in thousands):

	June 30,

	2003	2002

Advances from the Loan and Security Agreement with Silicon Valley Bank at Bank prime plus 2%	$433	$—
Advances from equipment financing agreement with Silicon Valley Bank, principal plus interest (from 9.28% to 9.98%) due in monthly installments through September 2003	—	220

Total borrowings	433	220
Less current portion	(433)	(209)

Noncurrent portion	$—	$11

Lines of Credit

      ACE*COMM secured a new Loan and Security Agreement (the “Agreement” or “new Agreement”) with Silicon Valley Bank (the “Bank”) effective on July 2, 2002 replacing a previous accounts receivable purchase agreement with the Bank. Per the Agreement, ACE*COMM may borrow up to $3.5 million through the Bank’s approved borrowing base of eligible accounts receivables. The $3.5 million line has sublimits of $500 thousand for Letters of Credit and $1.25 million for Export Import Bank usage. The Bank will pay an advance rate of 80% of the eligible accounts receivables under the master line, and an advance rate of 90% of the eligible foreign accounts receivables under the Export Import Bank Sublimit line. The costs of this Agreement include an interest rate equal to the Bank’s prime rate plus 200 basis points per annum (with a minimum rate of 4.75% per annum) charged on the average daily balance of advances outstanding, payable monthly and calculated on a 360-day year basis; additionally ACE*COMM is required to pay certain costs and expenses of the Bank in administering the line. The Agreement has a minimum tangible net worth covenant which must be complied with on a monthly basis, the requirement for which was $5.0 million for the months July, 2002 through March, 2003 and $4.3 million, $3.9 million, and $4.8 million respectively for the months April through June, 2003. ACE*COMM’s obligations under the Agreement are secured by a security interest in all of ACE*COMM’s assets and intellectual property. Advances made to ACE*COMM are payable in full upon demand in the event of default under the agreement. As of June 30, 2003, there were outstanding borrowings of $0.43 million under this Agreement. The Agreement has a maturity date of August 11, 2004, at which time all obligations are due and payable in full unless, at the Bank’s discretion, the Agreement is to be renewed and payments against the outstanding amount owed continue in due course. As of September 16, 2003, there were outstanding borrowings of $220,000 under this agreement, and an eligible borrowing base of $275,000.

      On September 30, 2002, ACE*COMM had $0.147 million outstanding on an Equipment Financing Agreement (the “Equipment Agreement”) with the Bank, the principal of which was being paid monthly with an amortized payoff date of September 2003. ACE*COMM elected to draw against the new Agreement and pay the then outstanding amount due under the Equipment Agreement one year ahead of schedule in order to take advantage of the lower interest fees being charged under the new Agreement. The final amount paid on the Equipment Agreement included a payment equal to 6.5% of the value of the initial amount of each advance at the end of the financing period for that advance.

NOTE 8 — RETIREMENT PLAN

      ACE*COMM has a 401(k) plan available to employees the first full month after commencement of their employment, provided they are at least 21 years of age. ACE*COMM may make contributions to the plan at its discretion. Contributions expensed (forfeitures) by ACE*COMM during the years ended June 30, 2003, 2002, and 2001, were approximately ($47,000), ($25,000) and $141,000 respectively.

NOTE 9 — INCOME TAXES

      The primary components of ACE*COMM’s net deferred tax assets and liabilities are as follows (in thousands):

	June 30,

	2003	2002

Tax assets:
Allowance for doubtful accounts	$83	$230
Inventories	305	381
Accrued expenses	169	217
Net operating loss carryforwards	10,109	9,900
Tax credit carryforwards	26	256
Other	44	11

Gross deferred tax assets	10,736	10,995

Tax liabilities:
Income on contracts	(808)	(998)
Depreciation	(30)	(106)
Other	—	(10)

Gross deferred tax liabilities	(838)	(1,114)

Net deferred tax asset	9,898	9,881
Valuation allowance	(9,898)	(9,881)

Net deferred tax	$—	$—

      At June 30, 2003, ACE*COMM had net operating loss carryforwards available to offset future taxable income of approximately $26.6 million, which expire from 2006 through 2023. As of June 30, 2003, ACE*COMM also had a alternative minimum tax credit carryforward of approximately $26,000 available to reduce future tax liabilities. These tax credits do not expire.

      Realization of the net deferred tax asset is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Based on historical net operating losses and no assurance that ACE*COMM will generate any earnings or any specific level of earnings in future years, ACE*COMM established a valuation allowance on the net deferred assets at June 30, 2003 and 2002. Approximately $5.2 million of the valuation allowance as of both June 30, 2003 and 2002, resulted from the tax benefit of non-qualified stock options that is included within the deferred tax benefit related to net operating loss carryforwards. When the related valuation allowance is released, the tax benefit will be credited directly to equity.

      In 2001, ACE*COMM paid income taxes of $9,000. There were no income taxes paid during 2002 or 2003.

NOTE 9 — INCOME TAXES, Continued

      The differences between the tax provision calculated at the statutory federal income tax rate and the actual tax provision recorded for each year are as follows (in thousands):

	Years ended June 30,

	2003	2002	2001

Income tax (benefit) provision at statutory rate	$(674)	$(1,247)	$(2,355)
State income taxes net of Federal benefit	(78)	(228)	(266)
Nondeductible expenses	30	33	71
Change in valuation allowance	722	1,442	2,550

Actual (benefit) provision	$—	$—	$—

NOTE 10 — STOCKHOLDERS’ EQUITY

Employee Stock Purchase Plan

      In 1999, ACE*COMM adopted an Employee Stock Purchase Plan (the “Plan”) to provide a method whereby all employees have an opportunity to acquire a proprietary interest in ACE*COMM through the purchase of shares of common stock. The Plan is implemented through common stock offerings in consecutive offering periods, each constituting a calendar quarter. The option price of the common stock, purchased with payroll deductions made during an offering period, is the lower of 85% of the closing price of the common stock on the first eligible trading day of an offering period or 85% of the closing price of the common stock on the last eligible trading day of an offering period. The maximum number of shares of common stock, which may be issued under the Plan, is 480,000 shares. ACE*COMM issued 49,268, 67,932, and 47,924 shares of common stock under the plan in 2003, 2002, and 2001, respectively.

Stock Repurchases

      During fiscal 2002 and 2003, ACE*COMM repurchased a total of 48,872 shares of common stock at an average per share price of $0.84. During the year ended June 30, 2003, ACE*COMM repurchased 44,872 shares of common stock at an average share price of $0.82. The stock repurchase program expired on September 11, 2002.

Issuance of Common Stock

      In December 2002, a new strategic partner, Westlake Development Company, Inc. acquired 475,000 or 4.86% of ACE*COMM’s common stock at an aggregate purchase price of $475,000. Sales to Westlake during 2003 were $1.2 million. Billed accounts receivable due from Westlake as of June 30, 2003 was $426,000 and is included in the accounts receivable balance on the accompanying financial statements.

Stock Options

Amended and Restated Omnibus Stock Plan (“Omnibus Plan”)

      In connection with the Shareholder-approved Omnibus Plan, ACE*COMM may grant nonqualified and incentive stock options to officers and employees. The exercise price of each option granted under the Omnibus Plan is determined by the Compensation Committee, and is limited to a minimum of the fair market value of ACE*COMM’s Common Stock on the date of grant. The Omnibus Plan also provides for the issuance of restricted or unrestricted stock, stock appreciation rights and phantom stock options. ACE*COMM may grant options under the Omnibus Plan until September 2009.

      The terms of option grants and issuances of restricted stock, stock appreciation rights and phantom stock options, including vesting and exerciseability, are determined by the Compensation Committee of the Board of Directors. Options and phantom stock options granted to date vest either immediately or over a period of one

NOTE 10 — STOCKHOLDERS’ EQUITY, Continued

to eight years from the date of grant, subject to accelerated vesting in certain events such as a change of control, and expire upon the earlier of the employee’s termination or five or ten years from the date of grant. During the years ended June 30, 2003 and 2001, ACE*COMM did not grant any performance-based options. Certain options and phantom stock options granted in 2002 were further subject to accelerated vesting based on achievement of certain pre-determined performance goals. The pre-determined performance goals were not met for the year ended June 30, 2002. Vested options and phantom stock options become exercisable immediately upon vesting or within three years from the date of grant. As of June 30, 2003, 2002 and 2001, there were outstanding phantom stock options totaling 6,800, 27,800, and 7,882, respectively, and no restricted stock or stock appreciation rights had been granted. Compensation cost associated with the 2003, 2002, and 2001 phantom stock options was immaterial.

Amended and Restated Stock Option Plan for Directors and 2000 Stock Option Plan for Directors (“Directors’ Plan”)

      The Shareholder-approved Directors’ Plan provides for ACE*COMM to grant nonqualified stock options to non-employee members of ACE*COMM’s Board of Directors. The exercise price of each option granted under the Directors’ Plan is limited to a minimum of the fair market value of ACE*COMM’s Common Stock on the date of grant.

      Options granted to Directors subsequent to June 30, 1997, vest 3,000 shares each year from the date of grant. Options granted starting November 2000, vest 3,000 shares each year (4,000 shares in the case of the Chairman of the Audit Committee) from the date of grant. Options become exercisable immediately upon vesting. Options granted under the Directors’ Plan generally expire five years from date of grant.

NOTE 10 — STOCKHOLDERS’ EQUITY, Continued

      Information relating to all the plans is summarized as follows:

	Omnibus Plan		Directors’ Plan

		Weighted		Weighted
	Number	Avg. Share	Number	Avg. Share
	of Shares	Price	of Shares	Price

Outstanding Options at June 30, 2000	1,753,464	$5.02	98,500	$9.01

Granted	457,488	3.48	21,000	3.84
Exercised	(26,550)	5.42	(9,000)	1.55
Expired	(483,310)	4.36	—	—

Outstanding Options at June 30, 2001	1,701,092	4.79	110,500	8.19

Granted	707,169	1.33	9,000	1.22
Exercised	—	—	—	—
Expired	(864,682)	4.78	(35,500)	8.18

Outstanding Options at June 30, 2002	1,543,579	3.21	84,000	7.46

Granted	281,000	0.86	—	—
Exercised	—	—	—	—
Expired	(300,485)	2.29	(9,000)	17.50

Outstanding Options at June 30, 2003	1,524,094	2.96	75,000	6.25

Options exercisable at June 30, 2001	694,151	$5.49	51,836	$9.19

Options exercisable at June 30, 2002	627,297	$4.06	50,001	$9.08

Options exercisable at June 30, 2003	803,265	$3.64	62,000	$7.01

Options available for granting	955,962		170,000

      The following table summarizes information about stock options outstanding at June 30, 2003:

Options Outstanding				Options Exercisable

		Weighted-
		Average
	Number	Remaining	Weighted-	Number	Weighted-
Range of	Outstanding	Contractual	Average	Exercisable	Average
Exercise Prices	at June 30, 2003	Life (yrs)	Exercise Price	at June 30, 2003	Exercise Price

$0.00 – $1.78	749,005	8.6	$1.16	255,461	$1.34
$1.79 – $3.55	274,144	6.9	2.05	218,909	2.06
$3.56 – $5.33	231,171	5.2	4.28	121,017	4.51
$5.34 – $7.10	246,949	5.5	6.51	205,767	6.53
$7.11 – $12.43	97,825	3.9	9.76	64,111	10.54

	1,599,094			865,265

NOTE 10 — STOCKHOLDERS’ EQUITY, Continued

Financial Accounting Standards No. 123

      ACE*COMM measures compensation expense for its stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. ACE*COMM recorded no compensation cost associated with stock options in 2003, 2002 and 2001.

      For the purposes of the pro forma amounts shown in Note 2, the fair value of each option grant is estimated on the date of grant using the Black-Scholes model. The weighted-average assumptions included in ACE*COMM’s fair value calculations are as follows:

	2003	2002	2001

Expected life (years)	3	3 – 8	3 – 8
Risk-free interest rate	2%	5 – 6%	5 – 6%
Expected volatility	121%	106%	123%
Dividend yield	0%	0%	0%

      The weighted average fair value of stock options granted under the stock option plans during the years ended June 30, 2003, 2002 and 2001 was $0.41, $0.73, and $2.23 respectively.

NOTE 11 — EARNINGS PER SHARE

(in thousands, except per share amounts)

      The following is a reconciliation of the numerators and denominators of basic net (loss) income per common share (“Basic EPS”) and diluted net (loss) income per common share (“Diluted EPS”):

	Years ended June 30,

	2003	2002	2001

Basic EPS:
(Loss) income (numerator):
Net (loss) income available to common shareholders	$(1,982)	$(3,988)	$(6,927)

Shares (denominator):
Weighted average common shares	9,557	9,308	9,230

Basic EPS	$(0.21)	$(0.43)	$(0.75)

Diluted EPS:
(Loss) income (numerator):
Net (loss) income available to common stockholders	$(1,982)	$(3,988)	$(6,927)

Shares (denominator):
Weighted average common shares	9,557	9,308	9,230
Stock options*	—	—	—

Total weighted shares and equivalents	9,557	9,308	9,230

Diluted EPS	$(0.21)	$(0.43)	$(0.75)

*	Due to the loss incurred during the years ended June 30, 2003, 2002 and 2001 zero incremental shares related to stock options are included in the calculation of Diluted EPS because the effect would be antidilutive. The total number of potentially dilutive shares not included in the EPS calculation at June 30, 2003 due to antidilution was 82,762.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

      ACE*COMM has a $135,000 letter of credit arrangement with the Bank which guarantees ACE*COMM’s performance to its landlord. The letter of credit is secured by the Loan and Security Agreement with the Bank; the requirement will decrease annually beginning in November 2004 and continue to decrease annually through November 2007 to the amount of $91,932.

      ACE*COMM leases office space under non-cancelable operating leases. Lease terms range from four to seven years and include renewal options for additional periods. Management expects that in the normal course of business, leases will be renewed or replaced by other leases. Additionally, ACE*COMM leases equipment under operating leases that, in the aggregate, are not significant.

      ACE*COMM is committed for the payment of minimum rentals under operating lease agreements through the year 2009 in the following amounts (in thousands):

Year ending June 30,	Amount

2004	$653
2005	655
2006	658
2007	616
2008	618
2009	264

$3,464

      The total rental expense under operating leases was $629,000, $941,000, and $1,058,000 for the years ended June 30, 2003, 2002 and 2001, respectively.

NOTE 13 — BUSINESS AND CREDIT CONCENTRATIONS

      ACE*COMM sells its products worldwide from its headquarters in Gaithersburg, Maryland. The following is a breakdown of ACE*COMM’s revenue by geographic area (in thousands):

	2003	2002	2001

U.S.	$6,049	$9,933	$14,792
Canada and Mexico	947	1,594	1,199
Asia	2,280	1,563	587
Europe: Germany	2,728	3,001	5,545
Europe: Other	370	416	656
South America	425	64	249
Africa and Middle East	995	1,523	1,151

Total revenue	$13,794	$18,094	$24,179

      During the years ended June 30, 2003 and 2002, one customer comprised 20% and 17% of total revenue. Another customer comprised 10%, 11% and 6%, respectively, of ACE*COMM’s total revenues during the years ended June 30, 2003, 2002, and 2001. Total revenues earned outside of the US represent 56% of total revenue earned for the year ended June 30, 2003.

      In addition, five customers represented approximately 77% of ACE*COMM’s gross accounts receivable balances as of June 30, 2003. A single customer accounted for 31% of the gross accounts receivable balance at June 30, 2003. To reduce credit risk, ACE*COMM conducts ongoing credit evaluations of its customers and, based upon the results of those evaluations, requires letters of credit or other pre-payment arrangements. ACE*COMM maintains accounts receivable allowances to provide for potential credit losses.

NOTE 14 — SUBSEQUENT EVENTS

      On September 12, 2003, ACE*COMM entered into an Agreement and Plan of Merger with i3 Mobile, Inc., a Delaware corporation, pursuant to which ACE*COMM has agreed to acquire i3. The acquisition is to be effected through the issuance of a to-be-determined number of shares of ACE*COMM common stock in exchange for each share of common stock of i3 outstanding immediately prior to the consummation of the transaction and the assumption of i3’s outstanding stock options and warrants based on such exchange ratio. The exchange ratio will be based on a formula valuing ACE*COMM’s common stock at market value at the time of mailing of the proxy statement, less a discount, and valuing i3 at an amount equal to its cash, net of specified liabilities and commitments at the mailing date. The consummation of the transaction is subject to the approval of the shareholders of i3 and ACE*COMM, as well as customary closing conditions.

      If consummated, the Company will account for the Merger as a financing transaction and in doing so record the issuance of its common stock at fair value and i3 Mobile’s cash on hand and liabilities assumed. Because i3 Mobile ceased all revenue producing operations in March 2003 and the Company has no intention to revive i3 Mobile’s business subsequent to the Merger, the Merger does not possess the characteristics of a business combination found in both Regulation S-X and Financial Accounting Standard No. 141, Business Combinations.

Schedule II — Valuation and Qualifying Accounts

	Balance at	Charged to	Recoveries		Balance at
	Beginning	Costs and	of Prior		End of
Description	of Period	Expenses	Write-offs	Write-offs	Period

Year ended June 30, 2003:
Allowance for doubtful accounts	$605,000	$120,000	$13,491	$520,781	$218,060
Reserve for obsolete inventory	$194,154	$120,000	$—	$120,437	$193,717

Year ended June 30, 2002:
Allowance for doubtful accounts	$497,000	$701,000		$593,000	$605,000
Reserve for obsolete inventory	$204,183	$160,000	$—	$170,029	$194,154

Year ended June 30, 2001:
Allowance for doubtful accounts	$469,000	$812,000	$13,000	$797,000	$497,000
Reserve for obsolete inventory	$187,354	$455,000	$—	$438,171	$204,183

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

i3 Mobile, Inc.:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of i3 Mobile, Inc. at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, the Company’s Board of Directors elected to discontinue revenue-producing operations and scale back operations in order to reduce recurring operating losses and preserve cash resources. The Company has retained an investment banker to explore various options including a merger, acquisition or sale of the Company.

/s/ PRICEWATERHOUSECOOPERS LLP

Stamford, Connecticut
January 27, 2003 except for Note 1 and Note 15,
which are as of March 27, 2003

i3 MOBILE, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,

	2002	2001

Assets
Current assets:
Cash and cash equivalents	$20,572	$52,612
Accounts receivable, net of allowances (Note 2)	138	651
Deferred advertising (Note 11)	—	2,245
Prepaid expenses and other current assets	558	749

Total current assets	21,268	56,257
Fixed assets, net (Note 3)	1,765	11,423
Deposits and other non-current assets	334	778

Total assets	$23,367	$68,458

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,080	$1,827
Accrued liabilities (Note 4)	2,248	3,363
Capital lease obligation, current portion	—	568

Total current liabilities	4,328	5,758
Commitments and contingencies (Notes 5 and 6)	—	—

Total liabilities	4,328	5,758

Stockholders’ equity :
Preferred stock; $.01 par value, 50,000 shares authorized, none issued (Note 9)	—	—
Common stock; $.01 par value, 75,000,000 shares authorized, 24,805,640 and 24,788,740 shares issued	248	248
Additional paid-in capital	166,945	166,919
Notes receivable from stockholders (Note 7)	—	(500)
Deferred compensation	—	(133)
Accumulated deficit	(140,517)	(98,871)
Treasury stock at cost, 4,704,650 and 2,230,000 shares	(7,637)	(4,963)

Stockholders’ equity	19,039	62,700

Total liabilities and stockholders’ equity	$23,367	$68,458

See accompanying notes to consolidated financial statements.

i3 MOBILE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,

	2002	2001	2000

Net revenue	$3,317	$4,597	$4,494

Expenses:
Operating	6,461	4,198	3,178
Sales and marketing	12,666	7,921	10,929
Product development	5,072	6,593	2,717
General and administrative	14,642	17,175	15,024
Long-lived asset impairment	6,731	—	—

Total expenses	45,572	35,887	31,848

Operating loss	(42,255)	(31,290)	(27,354)
Interest income, net	(609)	(2,825)	(4,778)

Loss applicable to common stock	(41,646)	(28,465)	(22,576)

Dividends on mandatorily redeemable preferred stock	—	—	(2,829)

Loss applicable to common stock	$(41,646)	$(28,465)	$(25,405)

Net loss per share — basic and diluted:
Net loss applicable to common stock per share	$(1.97)	$(1.25)	$(1.39)

Shares used in computing net loss per share	21,124	22,742	18,314

See accompanying notes to consolidated financial statements.

i3 MOBILE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except share data)

	Series C					Notes
	Preferred Stock		Common Stock		Additional	Receivable
					Paid-In	from	Deferred	Accumulated	Treasury
	Shares	Amount	Shares	Amount	Capital	Stockholders	Compensation	Deficit	Stock	Total

Balance at January 1, 2000	2,194	$—	7,655,500	$77	$27,253	$(31)	$(764)	$(45,001)	$(4,230)	(22,696)
Sale of common shares	—	—	5,622,500	56	80,619	—	—	—	—	80,675
Conversion of mandatorily redeemable preferred	(2,194)	—	11,316,765	113	58,056	—	—	—	—	58,169
Issuance of common shares pursuant to the exercise of stock options	—	—	111,675	1	168	—	—	—	—	169
Repayment of notes receivable from shareholders	—	—	—	—	—	27	—	—	—	27
Amortization of deferred compensation	—	—	—	—	1,641	—	(960)	—	—	681
Accretion of preferred dividends	—	—	—	—	—	—	—	(2,829)	—	(2,829)
Issuance of common stock purchase warrants	—	—	—	—	270	—	—	—	—	270
Net loss	—	—	—	—	—	—	—	(22,576)	—	(22,576)

Balance at December 31, 2000	—	$—	24,706,440	$247	$168,007	$(4)	$(1,724)	$(70,406)	$(4,230)	91,890
Issuance of common shares pursuant to the exercise of stock options	—	—	82,300	1	75	—	—	—	—	76
Repayment of notes receivable from shareholders	—	—	—	—	—	4	—	—	—	4
Issuance of shareholder loan	—	—	—	—	—	(500)	—	—	—	(500)
Amortization of deferred compensation	—	—	—	—	(1,163)	—	1,591	—	—	428
Treasury stock repurchase	—	—	—	—	—	—	—	—	(733)	(733)
Net loss	—	—	—	—	—	—	—	(28,465)	—	(28,465)

Balance at December 31, 2001	—	$—	24,788,740	$248	$166,919	$(500)	$(133)	$(98,871)	$(4,963)	62,700
Issuance of common shares pursuant to the exercise of stock options	—	—	16,900	—	17	—	—	—	—	17
Repayment of notes receivable	—	—	—	—	—	500	—	—	—	500
Amortization of deferred compensation	—	—	—	—	(55)	—	133	—	—	78
Issuance of common stock purchase warrants	—	—	—	—	64	—	—	—	—	64
Treasury stock repurchase	—	—	—	—	—	—	—	—	(2,674)	(2,674)
Net loss	—	—	—	—	—	—	—	(41,646)	—	(41,646)

Balance at December 31, 2002	—	$—	24,805,640	$248	$166,945	$—	$—	$(140,517)	$(7,637)	19,039

See accompanying notes to consolidated financial statements.

i3 MOBILE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,

	2002	2001	2000

Cash flows from operating activities:
Net loss	$(41,646)	$(28,465)	$(22,576)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,226	4,740	1,703
Non-cash charges from the issuance of common stock warrants	112	127	95
Amortization of deferred stock compensation	78	428	681
Long-lived asset impairment	6,731	—	—
Other	—	—	96
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	513	(115)	(232)
Decrease in deferred advertising	2,245	1,104	912
Decrease (increase) in other current assets and other assets	214	(409)	170
(Decrease) increase in accounts payable	(458)	(192)	1,295
(Decrease) increase in accrued liabilities	(1,115)	(606)	1,094

Net cash used in operating activities	(28,100)	(23,388)	(16,762)

Cash flows from investing activities:
Purchase of fixed assets, net	(1,215)	(6,946)	(7,382)

Net cash used in investing activities	(1,215)	(6,946)	(7,382)

Cash flows from financing activities:
Payments on capital lease obligations	(568)	(801)	(68)
Proceeds from the sale of common stock, net	—	—	80,675
Proceeds from the exercise of stock options	17	76	169
Repurchase of common and preferred stock	(2,174)	(733)	—
(Issuance) repayments of notes receivable, net	—	(496)	27

Net cash (used in) provided by financing activities	(2,725)	(1,954)	80,803

(Decrease) increase in cash and cash equivalents	(32,040)	(32,288)	56,659
Cash and cash equivalents at beginning of period	52,612	84,900	28,241

Cash and cash equivalents at end of period	$20,572	$52,612	$84,900

Supplemental disclosures of cash flows and non cash activities:
Interest paid in cash	$80	$124	$36
Accretion of mandatorily redeemable preferred stock	$—	$—	$2,829

See accompanying notes to consolidated financial statements.

i3 MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — OPERATIONS OF THE COMPANY AND LIQUIDITY:

      i3 Mobile, Inc., “i3” or the “Company”, was incorporated in Delaware on June 28, 1991. From its inception in June 1991 until 2001, the Company’s business was comprised of distributing customized text-based information to mobile devices under the “Powered by i3 Mobile” product brand. During 2001, the Company evolved into a company that it believed was among the first to create a premium mobile subscription information and communication service for telephones. This service, Pronto, was marketed directly to consumers delivering information and service on demand 24 hours a day, combining the service of a mobile concierge with the simplicity of flat-menu voice recognition technology.

      Although the Company undertook substantial efforts to research, develop and market the Pronto product, as discussed below, the Company did not achieve the subscriber levels which had been estimated and were needed to sustain the core business model. Due to the challenges the Company faced in marketing the Pronto product, and its concerns about its cash resources going forward, in October 2002, the Company engaged the services of an investment banker to pursue strategic alternatives, including a potential merger or acquisition of the Company (collectively, a “Transaction”). As a result of that engagement, the Company has now entered into discussions with a potential Transaction partner, and to facilitate this or another Transaction, in March 2003 the Company announced the termination of the Pronto service and other cost saving measures in order to manage its cash resources. Although the Company has entered into discussions with a potential strategic partner for a merger transaction and may shortly enter into a nonbinding letter of intent, the Company has not entered into any definitive binding agreement and there can be no assurance the Company will be able to do so, or to do so on favorable terms. In the event the Company is unable to effect a Transaction in the near term, the Company will be required to implement additional cost reductions, obtain additional financing, or sell the assets of the Company and cease operations.

      The Company has now focused its efforts on locating and consummating a Transaction, if the proper opportunity is presented. At this time, management believes that the public market price of its stock does not adequately reflect the quality of its technology, products and services, and growth prospects and accordingly a Transaction may be the best means available to leverage the Company’s remaining cash resources and to maximize shareholder value.

      Additionally, subscription revenues from wireless network operators will continue to decrease substantially in the future as the Company has de-emphasized its legacy SMS wireless alert product. Effective December 31, 2002, the Company’s relationship with its largest wireless network operator customer terminated, who accounted for 49%, 54%, and 18% of net revenues for the years ended December 31, 2002, 2001, and 2000 respectively. In addition, during January 2003 the Company terminated its relationship with its second largest wireless network customer, who accounted for 22%, 21%, and 22% of net revenues for the years ended December 31, 2002, 2001, and 2000 respectively. The Company expects this revenue stream will cease in 2003 as it continues to implement cost saving measures and seeks to consummate a Transaction.

      It is possible the Company’s Board of Directors could determine not to further pursue a Transaction at all, or to consummate a Transaction that may or may not involve the ongoing development, marketing and commercialization of the Pronto platform, which could involve businesses unrelated to its present business.

Liquidity:

      The Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 2002, the Company incurred a loss from operations of approximately $42.3 million and negative cash flows from operations of approximately $28.1 million. As of December 31, 2002, the Company had an accumulated deficit of approximately $141 million.

      Management expects operating losses and negative cash flows to continue for the foreseeable future as the Company incurs ongoing costs and expenses related to facilitating a Transaction. The anticipated cash

NOTE 1 — OPERATIONS OF THE COMPANY AND LIQUIDITY, Continued

expenditures for 2003 include approximately $1.6 million of non-cancelable commitments, which include, among other things, rent, content and marketing commitments, which management will continue to resolve. During July 2002, the Company began the implementation of certain cost savings measures to manage working capital. These included a substantial reduction of television marketing and other initiatives, a transition of the customer provisioning and service activities of Pronto from an outside partner to an in-house solution, the renegotiation and/or termination of certain of its content relationships, and a reduction of approximately 30% of its workforce. The reduction of workforce has resulted in a $0.8 million charge included in the Company’s results of operations for the year ended December 31, 2002. Additionally, during the third quarter of 2002, the Company recorded a $6.7 million non-cash charge for the impairment of capitalized software, computer hardware and leasehold improvements in accordance with SFAS No. 144 (see Note 2). During March 2003, in an effort to continue to reduce recurring operating losses, preserve cash resources and working capital and facilitate a potential Transaction, the Company took action on a plan approved by the Board of Directors, and consequently elected to discontinue revenue producing operations and terminate the Pronto service and initiate cost saving measures including a reduction of 65 employees, approximately 78% of its workforce, the suspension of most of its research and development efforts at its Texas facility, and furthered its ongoing efforts to resolve contractual obligations. The reduction of workforce will result in a $1.7 million charge in its results of operations in the first quarter of 2003. As a result of the plan approved by the Board of Directors, management reviewed the fair value of the Company’s long-lived assets in accordance with SFAS 144 and will record a $0.5 million non-cash charge to its results of operations in the first quarter of 2003. If the Company fails to generate sufficient revenues, enter into a Transaction, or raise additional capital, the resultant reduction of the Company’s available cash resources would have a material adverse effect on the Company’s ability to operate and therefore could result in the Company selling its assets and ceasing operations. However, management believes the Company has adequate cash resources to continue to realize its assets and discharge its liabilities as a company into the second quarter of 2004.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation:

      The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The markets for the Company’s services are characterized by intense competition, rapid technological development, dependency on the establishment of sales channels for Pronto through marketing and distribution relationships with third parties, frequent new service introductions, reliance on suppliers, and regulatory changes, all of which could impact the future value of the Company’s assets.

Cash and Cash Equivalents:

      Cash equivalents consist of highly liquid investments purchased with an initial maturity of three months or less.

Fixed Assets:

      Fixed assets are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Furniture and fixtures are depreciated over 3 years, equipment, computers and

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

software over 2 to 3 years and leasehold improvements over the shorter of the remaining term of the lease or 9 years. Maintenance and repairs are charged to expense as incurred.

Computer Software:

      The Company follows Statement of Position 98-1, “Accounting for the Costs of Software Developed or Obtained for Internal Use” (SOP 98-1). SOP 98-1 requires companies to capitalize costs of computer software developed or obtained for internal use, provided that such costs are not research and development. The Company develops new proprietary products and technology through its internal research and development group and through use of outside technology developers.

      All costs associated with the development of code, and purchase or license of software from external vendors which is used to run the Company’s operations are capitalized and amortized over the estimated useful life of 2.5 years. The Company continually evaluates the recoverability of capitalized costs incorporating technological changes and forward looking company plans. In conjunction with its review for impairment performed in September 2002, all capitalized computer software costs at such date were written off in the $6.7 million asset impairment charge.

Product Development:

      The Company expenses as incurred all costs associated with new product development whether performed by employees or outside consultants, including reengineering, process mapping, feasibility studies, data conversion, and training and maintenance. Such costs are included in product development in the statement of operations. In addition the Company expenses as incurred the costs associated with maintenance and upgrades of current technologies. Such costs are included in general and administrative expenses in the statement of operations.

Long-Lived Assets:

      Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In such an event, the carrying value of intangible assets is reviewed by management to determine if the value(s) may be impaired. If this review indicates that the carrying amount(s) will not be recoverable, as determined based on the estimated expected future cash flows attributable to such asset(s) over the remaining amortization period, management will reduce the carrying amount to recognize the impairment and recognize an impairment loss. The measurement of the impairment losses to be recognized is to be based on the difference between the fair values and the carrying amounts of the assets. Fair value is defined as the amount for which the asset could be bought or sold in a current transaction between willing parties. Where quoted market prices in active markets are not available, management would estimate fair value based on the best information available in the circumstances — the price of similar assets, discounted cash flow analysis or other valuation techniques.

      At each balance sheet date, the Company evaluates the realizability of its long-lived assets, including goodwill, based on estimates of future non-discounted cash flows. In the event that the estimated expected future cash flows from a long-lived asset, including goodwill, are less than the carrying value, an impairment loss is calculated. This impairment loss is calculated as the difference between the fair value of the asset, as defined above, and the carrying value of the asset. In instances where goodwill is identified with assets that are subject to an impairment loss, the carrying value of the identified goodwill shall be eliminated before making any reduction of the carrying amounts of impaired long-lived assets.

      Due to the Company’s operating results being substantially lower than anticipated, a decline in the Pronto subscriber base realized during the third quarter of 2002, the reduction of the Company’s direct to consumer marketing initiatives, our assessment of future cash flows, and the uncertainty surrounding the Pronto offering,

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

management reviewed the fair value of the Company’s long-lived assets in accordance with SFAS No. 144 and determined to record a $6.7 million non-cash charge in the third quarter of 2002 to reduce the carrying value of the Company’s capitalized software, computer hardware and leasehold improvements to their estimated fair value. The charge has the effect of increasing the operating loss for the year ended December 31, 2002 by $6.7 million.

Revenue Recognition:

      The Company’s principal sources of revenues are derived from providing subscription-based wireless alert services from its SMS legacy product offering. The Company’s “Pronto” service has not generated significant subscriber revenues as of December 31, 2002. Subscriber revenue for the legacy business consists of fixed monthly usage charges, transactional fees based on the information delivered, or a combination of the two arrangements. Subscriber revenue for Pronto consists solely of fixed monthly subscription charges. The Company recognizes revenue when the price is fixed and determinable, persuasive evidence of an agreement exists, its service is provided to a customer and determinations are made that collection is probable. The products sold by the Company are information service products provided to the Company’s customers.

      In prior years, the Company offered complimentary services to build awareness of its “Powered by i3 Mobile” products and services and to generate revenue. The wireless network operators were responsible for determining the price, if any, to be charged to their customers for this service. The fees charged by the Company to the wireless network operators for this service vary by wireless network operator. In the instance where the Company agreed to provide services directly to the customers of a wireless network operator at no cost to the customer, no revenue is recognized.

Concentration of Credit Risk and Significant Customers:

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company controls this risk through monitoring procedures. The Company does not require collateral or other forms of security. The Company can, however, limit the amount of information services provided to its customers in the event of nonperformance.

      During the years ended December 31, 2002, 2001 and 2000, the Company had two wireless network operator customers for its legacy wireless alert product, which accounted for approximately 49% and 22%, 54% and 21%, and 18% and 22% of its total net revenues, respectively. In conjunction with the Company’s approach to de-emphasize its legacy wireless product during 2002 and focus its efforts on its Pronto offering, both wireless network operator customers relationships referred to above were terminated by January 31, 2003.

Operating Expenses:

      Operating expenses related to the Company’s Pronto product offering consist primarily of direct labor costs associated with mobile concierge and customer service representatives, service support direct labor and content costs. Operating expenses related to the Company’s legacy wireless alert product consist primarily of costs associated with purchasing content and direct labor. Content providers are paid either a flat monthly fee, a fee based on the number of users requesting the content, a fee based on a percentage of the Company’s revenues generated from the content they provide, a fee based on the number of on-demand messages requested or a combination of these arrangements.

Advertising Costs:

      In accordance with AICPA Statement of Position 93-7, “Reporting on Advertising Costs,” the Company accounts for the costs of advertising by expensing them as incurred. Deferred advertising represents television advertising rights received in exchange for preferred stock of the Company (see Note 11). The deferred advertising rights are amortized to expense as the advertising is used by the Company.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Allowance for Doubtful Accounts:

      The Company establishes allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, their ability to make required payments may become impaired and increases in these allowances may be required. The Company maintained an allowance for doubtful accounts of $0.1 million at December 31, 2001.

Income Taxes:

      The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, Accounting for Income Taxes which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences or events that have been included in the financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the difference between financial statements and tax bases of liabilities and assets using enacted tax rates in effect for the year in which the differences are expected to reverse. SFAS 109 also provides for the recognition of deferred tax assets if it is more likely than not that the assets will be realized in future years. A valuation allowance has been established for deferred tax assets for which realization is not likely. In assessing the valuation allowance the Company has considered future taxable income and ongoing tax planning strategies. Changes in these circumstances, such as decline in future taxable income, may result in additional valuation allowance being required.

Stock-based Compensation:

      The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations in accounting for its stock option plan and stock awards with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB 25, compensation expense is computed to the extent that the fair value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. Compensation so computed is deferred and then recognized over the vesting period of the stock option or award.

      The Company applies SFAS No. 123, Emerging Issues Task Force Abstract No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (EITF 96-18) and related interpretations in accounting for issuances of stock awards to non-employees. Under SFAS No. 123 these equity transactions are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the equity instruments is calculated under a fair value based method using a Black-Scholes pricing model. EITF 96-18 defines the measurement date for determining fair value as the earlier of the date at which a commitment for performance by the counterparty to earn the equity instruments is reached or the date at which the counterparty’s performance is complete.

      If compensation expenses had been recognized based on the fair value of the options at their grant date, in accordance with SFAS 123, results of operations would be as follows:

	December 31,

	2002	2001	2000

Loss applicable to common stock:
As reported	$(41,646)	$(28,465)	$(25,405)
Deduct: Total stock-based employee compensation expense under fair value methods for all awards	$(629)	$(4,659)	$(2,058)
Pro forma	$(42,275)	$(33,124)	$(27,463)
Basic and diluted net loss per share:
As reported	$(1.97)	$(1.25)	$(1.39)
Pro forma	$(2.02)	$(1.65)	$(1.50)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

      The estimated fair value at date of grant for options granted for the year ended December 31, 2002 ranged from $0.22 to $1.25. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001	2000

Risk free interest rate	3.9%	4.4%	4.9%
Expected dividend yield	0	0	0
Expected life of option (years)	4.0	4.0	4.0
Expected volatility	69.8%	69.8%	63.0%

      As additional options are expected to be granted in future years and the options vest over several years, the above results are not necessarily indicative of future results.

Earnings (Loss) per Share:

      Basic net loss per share is computed by dividing loss applicable to common stockholders by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted net loss per share is determined in the same manner as basic net loss per share except that the number of weighted average shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method.

      For the years ended December 31, 2002, 2001, and 2000, options to purchase 2.6 million, 3.0 million, and 2.2 million shares of common stock, respectively, and warrants to purchase 0.9 million, 0.9 million, and 2.0 million shares of common stock, respectively, were excluded from the calculation of diluted earnings per share since their inclusion would be antidilutive for all periods presented.

Reclassifications:

      Certain reclassifications have been made for consistent presentation.

Recently Issued Accounting Pronouncements:

      In June 2002, SFAS No. 146, “Accounting for Exit or Disposal Activities” (“SFAS No. 146”) was issued. SFAS No. 146 addresses the accounting for costs to terminate a contract that is not a capital lease, costs to consolidate facilities and relocate employees, and involuntary termination benefits under one-time benefit arrangements that are not an ongoing benefit program or an individual deferred compensation contract. A liability for contract termination costs should be recognized and measured at fair value either when the contract is terminated or when the entity ceases to use the right conveyed by the contract. A liability for one-time termination benefits should be recognized and measured at fair value at the communication date if the employee would not be retained beyond a minimum retention period (i.e., either a legal notification period or 60 days, if no legal requirement exists). For employees which will be retained beyond the minimum retention period, a liability should be accrued ratably over the future service period. The provisions of the statement will be effective for disposal activities initiated after December 31, 2002. During the first quarter of 2003, the Company adopted SFAS 146 and recorded a charge of $1.7 million. Refer to Note 15.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure”.” This statement amends SFAS No. 123, “Accounting for stock-based compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the amended disclosure requirements in Note 2 to the Notes to Consolidated Financial Statement under the heading “Stock Based Compensation”. The

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

adoption of this standard is not expected to have a material effect on the financial position or results of operations of the Company.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” (“FIN No. 45”). FIN No. 45 expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN No. 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The disclosure requirements of FIN No. 45 are effective for all financial statements issued after December 15, 2002. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 is not expected to have a material adverse impact on the financial position, results of operations or cash flows of the Company.

NOTE 3 — FIXED ASSETS:

	December 31,

	2002	2001

	(in thousands)
Furniture and fixtures	$783	$783
Equipment, computers & software	2,106	15,582
Leasehold improvements	161	1,476

	3,050	17,841
Less — Accumulated depreciation	(1,285)	(6,418)

	$1,765	$11,423

      Depreciation expense for the years ended December 31, 2002, 2001, and 2000 was $5.2 million, $4.7 million, and $1.5 million, respectively.

NOTE 4 — ACCRUED LIABILITIES:

      The following table provides the major components of accrued liabilities:

	December 31,

	2002	2001

	(in thousands)
Professional fees	$226	$466
Wages and vacation	490	489
Marketing	575	549
Severance	233	410
Other accrued liabilities	724	1,449

	$2,248	$3,363

NOTE 5 — LEASES:

      The Company leases space in two buildings, which is used for offices and development facilities, all subject to operating leases. As of December 31, 2002, the minimum annual rental payments under the terms of non-cancelable leases, which expire at various dates through 2010, are as follows:

(in thousands)
2003	$922
2004	924
2005	838
2006	834
2007	840
Thereafter	210

Total minimum lease payment	$4,568

      Rent expense for the years ended December 31, 2002, 2001, and 2000 amounted to $0.9 million, $0.9 million, and $0.8 million, respectively.

NOTE 6 — COMMITMENTS AND CONTINGENCIES:

Litigation:

      The Company, in the ordinary course of business, is subject to various legal proceedings. While it is impossible to determine the ultimate outcome of these matters, it is management’s opinion that the resolution of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

Agreements:

      The Company has agreements with wireless network operators who act as resellers of the Company’s wireless alert products and services to their customers. These contracts generally have one to three-year terms and are nonexclusive.

      The Company maintains agreements with various content providers. The content agreements generally have one-year terms, are nonexclusive and can be canceled by either party with or without notice, and aggregating $0.4 million throughout 2003.

      The Company maintains a royalty agreement related to its legacy SMS wireless alert product with two individuals. The agreements provide for the payment of royalties of 2 1/2% of gross revenues on a monthly basis, but in no event less than $3,000 per month, with a maximum aggregate payment of $7.0 million adjustable up to a maximum of $8.0 million pursuant to the agreement. Total royalties expensed under the terms of the agreement were $0.1 million for each of the years ended December 31, 2002, 2001, and 2000, respectively and aggregate $0.4 million from the inception of the agreement.

      The Company has commitments with CNN Newsource Sales, Inc. and ESPN, Inc. to purchase additional television and interactive advertising aggregating $0.3 million before June 30, 2003.

NOTE 7 — RELATED PARTY TRANSACTIONS:

      On September 10, 2001, the Company entered into a note agreement with RMU Management, LLC, (“RMU”), an entity controlled by a then member of the Company’s Board of Directors. Under the terms of the note agreement, as amended, the Company agreed to lend RMU $0.5 million, due and payable December 31, 2002, at an interest rate equal to the prime rate plus two percent. The note was secured by 0.8 million shares of the Company’s common stock owned by RMU. As RMU defaulted on the principal balance as of December 31, 2002 the Company exercised its rights to transfer collateral with a market value

NOTE 7 — RELATED PARTY TRANSACTIONS, Continued

equal to the principal balance outstanding, or 0.4 million shares, in full satisfaction of the remaining obligation, in accordance with the terms of the note.

NOTE 8 — INCOME TAXES:

      No provision for federal or state income taxes has been made for the years ended December 31, 2002, 2001, and 2000 given the Company’s loss position in each year. At December 31, 2002, the Company had net operating loss carryforwards of $91 million which expire through the year 2022. Net deferred tax assets at December 31, 2002 and 2001 have been fully reserved due to the uncertainty of realization.

      The Company’s gross deferred tax assets at December 31, 2002 and 2001 were comprised of the following:

	December 31,

	2002	2001

	(in thousands)
Gross Deferred Tax Asset:
Net operating loss carryforwards	$35,330	$23,499
Depreciation	3,301	153
Other	1,349	207

	39,980	23,859
Valuation allowance	(39,980)	(23,859)

Net deferred taxes	$—	$—

      Under provisions of the Tax Reform Act of 1986, if certain changes in the Company’s ownership should occur, there would be an annual limitation on the amount of net operating loss carryforwards which could be utilized. Due to this potential annual limitation, the net operating loss carryforwards may expire prior to when otherwise utilizable.

NOTE 9 — STOCKHOLDERS’ EQUITY:

Initial Public Offering:

      On April 6, 2000, the Company completed an initial public offering (the “Offering”) of 5,100,000 shares of common stock at a price of $16 per share, generating net proceeds of $72.9 million. In connection with the Offering, the Company granted to the underwriters an option to purchase up to 765,000 additional common shares at the initial offering price less the underwriting discounts and commissions, to cover any over-allotments. On May 10, 2000 the underwriters exercised this option and purchased an additional 522,500 shares. After deducting underwriting discounts and commissions, the Company received $7.8 million in net proceeds from the exercise of this option. In conjunction with the Offering, all of the Company’s outstanding preferred stock was converted into a total of 11,316,765 shares of common stock.

Common Stock Warrants:

      The Company had outstanding stock purchase warrants as follows. In this table, “Debt financings” refers to warrants issued to noteholders, while “Strategic partners and consultants” refers to warrants issued in consideration of certain of the Company’s executed distribution and consulting agreements.

NOTE 9 — STOCKHOLDERS’ EQUITY, Continued

	December 31,

	2002	2001

Debt financings	195,984	195,984
Series A preferred stock redemption	500,000	500,000
Series F preferred stock	123,725	123,725
Strategic partners and consultants	120,000	55,000

	939,709	874,709

Weighted Average exercise price per share	$3.98	$4.53

      In connection with the issuance of the Company’s June 1998 notes to private investors, two warrants were issued in August 1998 to purchase an aggregate of 195,984 shares of the Company’s common stock at a price of $3.00 per share, subject to adjustment. These warrants expire on July 31, 2003. The fair value of the warrant of $0.1 million was immediately recorded as interest expense in 1998.

      In February 1999, as part of the redemption price for its Series A preferred and common stock, the Company issued a warrant to purchase 500,000 shares of the Company’s common stock at a price of $3.00 per share, subject to adjustment. This warrant expires on February 11, 2004. The value of this warrant of $0.5 million was included in the valuation of the treasury stock and the loss on redemption of Series A preferred stock in 1999.

      In conjunction with the Company’s Series F mandatorily redeemable preferred stock offering in December 1999, the Company issued a warrant to purchase 123,725 shares of common stock at an exercise price of $7.92 per share, subject to adjustment. This fee was in consideration for acting as placement agent in connection with the Series F mandatorily redeemable preferred stock offering. The warrant, which has an exercise price of $7.92 per share, subject to adjustment, and a five-year life, has been valued at $1.0 million using a Black-Scholes pricing model. Assumptions utilized included a volatility rate of 40%, a 5-year expected life, no expected dividends and a risk free rate of return of 5.8%. The value of the warrants has been accounted for as issuance costs against the gross proceeds of the Series F offering in 1999.

Common Stock Reserved:

      The Company has reserved shares of common stock as follows:

	December 31,

	2002	2001

Stock options	3,668,770	3,685,670
Stock warrants	939,709	874,709

	4,608,479	4,560,379

NOTE 10 — STOCK INCENTIVE PLANS:

      The Company’s 1995 Stock Incentive Plan provides for the issuance of up to 1,014,000 shares of common stock outstanding through the granting of stock options to employees, officers, consultants and directors. The board of directors has complete authority to determine awards and establish the exercise price based on the Board’s estimate of fair value provided that the exercise price of the stock option was no less than the fair value of a share of common stock on the date of grant, and the exercise price of a stock option granted to an employee who owns more than 10% of the common stock will be no less than 110% of the fair value of a share of common stock on the date of grant. Such option grants generally vest over a period of four to five years and have a life of ten years.

NOTE 10 — STOCK INCENTIVE PLANS, Continued

      On February 9, 2000, the Board of Directors adopted the 2000 Stock Incentive Plan, certain terms of which were subsequently amended on November 19, 2000 and May 23, 2001. This plan provides for the issuance of up to 2,865,645 shares of common stock through the granting of stock options to employees, officers, consultants and directors. The option exercise price will be determined by the Board and may be equal to or greater than the fair market value of a share of the Company’s common stock on the date of grant. The plan limits the number of options issued to any one employee in one fiscal year to 750,000. Such option grants generally vest over a period of three years and have a life of ten years.

      The following table describes the Company’s stock option activity:

			Weighted Average
		Weighted Average	Fair Value of
	Number of	Exercise Price	Options Granted
	Options	Per Share	Per Share

Outstanding at January 1, 2000	914,000	$2.71
Granted	1,620,250	$8.17	$2.53
Canceled	(260,500)	$8.24
Exercised	(111,675)	$1.51

Outstanding at December 31, 2000	2,162,075	$6.27
Granted	1,753,998	$2.96	$1.53
Canceled	(879,990)	$3.29
Exercised	(82,300)	$1.42

Outstanding at December 31, 2001	2,953,783	$4.60
Granted	510,750	$0.78	$0.43
Canceled	(798,409)	$4.20
Exercised	(16,900)	$1.01

Outstanding at December 31, 2002	2,649,224	$3.79

      The following summarizes the outstanding and exercisable options under the Plan as of December 31, 2002:

		Options Outstanding		Options Exercisable

			Weighted		Weighted
			Average		Average
	Number	Weighted Average	Exercise	Number	Exercise
Exercise Price	Outstanding	Remaining Life	Price	Outstanding	Price

		(In Years)
$0.40 – $ 1.35	693,250	9.0	$0.82	144,169	$0.91
$1.41 – $ 2.50	714,008	7.9	$2.04	371,299	$2.07
$2.54 – $ 6.94	609,950	8.1	$4.10	468,687	$4.42
$8.00 – $18.75	632,016	7.8	$8.72	309,983	$8.47

	2,649,224			1,294,138

      For all options granted in 2002, 2001 and 2000, the exercise price equaled or was greater than the fair value of the common stock on the date of grant.

      The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Deferred compensation of $1.6 million was recorded for the year ended December 31, 2000. This represents compensation expense that will be recognized over the remaining vesting period. Compensation expense of $0.1 million, $0.4 million and $0.7 million was recorded for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 11 — DEFERRED ADVERTISING:

      As part of the Company’s Series F mandatorily redeemable convertible preferred stock offering, the Company entered into an agreement with National Broadcasting Company, Inc., “NBC”. Under the agreement, NBC provided television advertising rights to the Company in exchange for 631.25 shares of Series F mandatorily redeemable preferred stock issued to NBC Interactive Media, Inc. (the preferred stock has since been converted to 4,124,165 shares of common stock). The term of the agreement was two years, effective January 1, 2000 as amended on December 31, 2001. The terms of the amendment provided that NBC extend the timeframe by which the Company could use the advertising rights to March 31, 2002 in exchange for the Company’s commitment to purchase for cash approximately $1.3 million of additional television spots before June 30, 2002. The Company has accounted for these services as deferred advertising at the fair value of the Series F mandatorily redeemable preferred shares exchanged for the advertising rights of $4.3 million. These advertising rights were amortized to expense as the advertising was used by the Company and amounted to $2.3 million, $1.1 million, and $0.9 million for the years ended December 31, 2002, 2001, and 2000, respectively.

NOTE 12 — EMPLOYEE SAVINGS PLAN 401(K):

      The Company maintains a 401(k) savings plan under which it matches employee contributions at 50% up to the first 6% of their contribution. Employees may elect to participate in the plan provided they are an employee at-will. The Company’s contribution to the 401(k) plan during the years ended December 31, 2002, 2001, and 2000 was $0.1 million, $0.2 million, and $0.2 million, respectively.

NOTE 13 — STOCK REPURCHASES:

      On April 16, 2001, the Company issued a press release announcing that its Board of Directors had authorized a share repurchase program to acquire up to 2.3 million shares of its common stock. Pursuant to this repurchase program, such purchases will be made from time to time in the open market, subject to general market and other conditions. The Company will finance the repurchase program through existing cash resources. Shares acquired pursuant to this repurchase program will become treasury shares and will be available for reissuance for general corporate purposes. As of December 31, 2002, and 2001, 0.4 million shares and 0.3 million shares have been repurchased by the Company under this plan at a weighted average repurchase price of $1.86 per share and $2.12 per share, respectively.

      During April 2002, the Company announced that it had purchased, through a privately negotiated transaction, 1.5 million shares of the Company’s common stock, at $1.10 per share, from Keystone Ventures IV, L.P. and Keystone Ventures V, L.P., which represented a discount to the fair market value of the shares at the time of such repurchase. The Keystone entities had purchased the shares in a private placement prior to the Company’s April 2000 initial public offering. During the second quarter of 2002, the Company also repurchased 0.5 million shares of its common stock from a former member of the Company’s Board of Directors. The average price of these repurchases were $0.85 per share, which represented no greater than the fair market value of the shares at the time of such repurchases.

NOTE 14 — REDUCTION IN WORKFORCE:

      During the third quarter of 2002, the Company reduced its workforce by approximately 30% and recorded a $0.8 million charge to its results of operations. As of December 31, 2002, $0.2 million of termination benefits remain to be paid to these employees as a result of this workforce reduction.

NOTE 15 — SUBSEQUENT EVENTS

      During the first quarter of 2003, the Company took action on a plan approved by its Board of Directors and consequently terminated the Pronto service and initiated cost saving measures. As a result of this plan, the Company reduced its workforce by 65 employees, or approximately 78%, resulting in a $1.7 million charge to the results of operations in the first quarter of 2003. Additionally, management reviewed the fair value of the

NOTE 15 — SUBSEQUENT EVENTS, Continued

Company’s long-lived assets in accordance with SFAS No. 144 and will record a $0.5 million non-cash charge to the results of operations in the first quarter of 2003.

      At December 31, 2002, the Company relied on a third party entity to provide the live operator aspect of its mobile concierge services for Pronto and does not currently have internal call center capabilities for this aspect of its business. On March 26, 2003, in connection with the termination of its Pronto service, the Company made the decision not to renew this relationship upon its expiration on March 31, 2003. The Company maintains contractual obligations with numerous content/service providers and the Company is attempting to resolve the remaining contractual obligations with these parties.

NOTE 16 — SUMMARIZED QUARTERLY DATA (UNAUDITED)

      The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for fiscal 2002 and 2001 is as follows (in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2002
Revenue	$911	$788	$899	$719
Loss applicable to common stock	(9,932)	(12,049)	(14,828)	(4,836)
Loss applicable to common stock per share — basic and diluted	$(0.44)	$(0.57)	$(0.72)	$(0.24)
2001
Revenue	$1,333	$1,349	$989	$927
Loss applicable to common stock	(4,694)	(6,471)	(7,676)	(9,625)
Loss applicable to common stock per share — basic and diluted	$(0.21)	$(0.28)	$(0.34)	$(0.43)

      The sum of the quarterly amounts may not equal the annual amounts due to rounding.

i3 MOBILE, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30,	December 31,
	2003	2002

	(unaudited)	(note)
Assets
Current assets:
Cash and cash equivalents	$11,826	$20,572
Accounts receivable, net of allowances	—	138
Prepaid expenses and other current assets	734	558

Total current assets	12,560	21,268

Fixed assets, net	209	1,765
Deposits and other non-current assets	325	334
Total assets	$13,094	$23,367

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,791	$4,328

Total liabilities	1,791	4,328
Stockholders’ equity:
Preferred stock; $.01 par value, 50,000 shares authorized, none issued	—	—
Common stock; $.01 par value, 75,000,000 shares authorized, 24,820,640 and 24,805,640 shares issued	248	248
Additional paid-in capital	166,983	166,945
Accumulated deficit	(148,291)	(140,517)
Treasury stock at cost, 4,704,650 shares	(7,637)	(7,637)

Total stockholders’ equity	11,303	19,039

Total liabilities and stockholders’ equity	$13,094	$23,367

      Note: The balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at that date.

See accompanying notes to consolidated financial statements.

i3 MOBILE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

	(unaudited)		(unaudited)
Net revenue	$—	$788	$267	$1,699

Expenses:
Operating	—	1,859	1,198	3,557
Sales and marketing	—	5,695	568	9,496
Product development	—	1,379	1,150	2,858
General and administrative	1,612	4,099	4,696	8,173
Long-lived asset impairment	—	—	516	—

Total expenses	1,612	13,032	8,128	24,084

Operating loss	(1,612)	(12,244)	(7,861)	(22,385)
Interest income, net	(34)	(195)	(87)	(404)

Net loss	$(1,578)	$(12,049)	$(7,774)	$(21,981)

Net loss per share — basic and diluted	$(0.08)	$(0.57)	$(0.39)	$(1.01)

Shares used in computing net loss per share	20,116	21,018	20,116	21,789

See accompanying notes to consolidated financial statements.

i3 MOBILE, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Six Months Ended

	June 30, 2003	June 30, 2002

	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(7,774)	$(21,981)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	598	3,034
Non-cash stock compensation charges	33	108
Loss on sale of fixed assets	257	—
Long-lived asset impairment	516	—
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	138	169
Decrease in deferred advertising	—	2,245
(Increase) in other assets	(342)	(168)
(Decrease) increase in accounts payable and accrued liabilities	(2,537)	1,534

Net cash used in operating activities	(9,111)	(15,059)

Cash flows from investing activities:
Purchase of fixed assets	(6)	(711)
Proceeds from the sale of fixed assets	365	—

Net cash provided by (used in) investing activities	359	(711)

Cash flows from financing activities:
Payments on capital lease obligations	—	(310)
Proceeds from exercise of stock options and warrants	6	17
Repurchase of common stock	—	(2,174)

Net cash provided by (used in) financing activities	6	(2,467)

Decrease in cash and cash equivalents	(8,746)	(18,237)
Cash and cash equivalents at beginning of period	20,572	52,612

Cash and cash equivalents at end of period	$11,826	$34,375

See accompanying notes to consolidated financial statements.

i3 MOBILE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — COMPANY OVERVIEW:

      i3 Mobile, Inc., “i3” or the “Company”, was incorporated in Delaware on June 28, 1991. From its inception in June 1991 until 2001, the Company’s business was comprised of distributing customized text-based information to mobile devices under the “Powered by i3 Mobile” product brand. During 2001, the Company evolved into a company that it believed was among the first to create a premium mobile subscription information and communication service for telephones. This service, Pronto, was marketed directly to consumers delivering information and service on demand 24 hours a day, combining the service of a mobile concierge with the simplicity of flat-menu voice recognition technology.

      Although the Company undertook substantial efforts to research, develop and market the Pronto product, the Company did not achieve the subscriber levels which had been estimated and were needed to sustain the business model. Due to the challenges the Company faced in marketing the Pronto product, and its concerns about its cash resources going forward, in October 2002, the Company engaged the services of an investment banker to pursue strategic alternatives, including a potential merger or acquisition of the Company (collectively, a “Transaction”). In order to facilitate a Transaction, in March 2003 the Company announced the termination of the Pronto service and other cost saving measures in order to manage its cash resources.

Liquidity:

      The Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the six months ended June 30, 2003, the Company incurred a loss from operations of approximately $7.9 million and negative cash flows from operations of approximately $9.1 million. As of June 30, 2003, the Company had an accumulated deficit of approximately $148 million.

      Management expects operating losses and negative cash flows to continue for the foreseeable future as the Company incurs ongoing costs and expenses related to consummating a potential Transaction, if any. The anticipated cash expenditures for the remainder of 2003 include approximately $0.5 million of non-cancelable operating commitments, which include, among other things, rent commitments, which management will continue to resolve. During March 2003, the Company took action on a plan approved by the Board of Directors in an effort to continue to reduce recurring operating losses, preserve cash resources and working capital and facilitate a potential Transaction. The Company discontinued revenue producing operations and terminated the Pronto service and initiated cost saving measures including a reduction of 65 employees, approximately 78% of its workforce, the termination of its research and development efforts at its Texas facility, and furthered its ongoing efforts to resolve contractual obligations. The reduction of workforce resulted in a $1.7 million charge in its results of operations during the first quarter of 2003. If the Company fails to enter into a Transaction, the ongoing reduction of the Company’s available cash resources over time would have a material adverse effect on the Company’s ability to operate and therefore could result in the Company distributing its assets. However, management believes the Company has adequate cash resources to continue to realize its assets and discharge its liabilities as a company through 2004, in the absence of a change in control related to a Transaction.

NOTE 2 — BASIS OF PRESENTATION/SIGNIFICANT ACCOUNTING POLICIES:

      The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Certain information and note disclosures normally included in financial statements have been omitted pursuant to Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in the accompanying unaudited financial statements. Operating results for the three and six month periods ended June 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2003.

NOTE 2 — BASIS OF PRESENTATION/SIGNIFICANT ACCOUNTING POLICIES, Continued

      For further information, refer to the consolidated financial statements and footnotes thereto included in our annual report on Form 10-K for the year ended December 31, 2002.

      Certain reclassifications have been made for consistent presentation.

      In June 2002, Statement of Financial Accounting Standards (“SFAS”) No. 146, “Accounting for Exit or Disposal Activities” (“SFAS No. 146”) was issued. SFAS No. 146 addresses the accounting for costs to terminate a contract that is not a capital lease, costs to consolidate facilities and relocate employees, and involuntary termination benefits under one-time benefit arrangements that are not an ongoing benefit program or an individual deferred compensation contract. A liability for contract termination costs should be recognized and measured at fair value either when the contract is terminated or when the entity ceases to use the right conveyed by the contract. A liability for one-time termination benefits should be recognized and measured at fair value at the communication date if the employee would not be retained beyond a minimum retention period (i.e., either a legal notification period or 60 days, if no legal requirement exists). For employees which will be retained beyond the minimum retention period, a liability should be accrued ratably over the future service period. The provisions of the statement will be effective for disposal activities initiated after December 31, 2002. During the first quarter of 2003, the Company adopted SFAS No. 146 and recorded a charge of $1.7 million. Refer to Note 1.

      The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations in accounting for its stock option plan and stock awards with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB 25, compensation expense is computed to the extent that the fair value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. Compensation so computed is deferred and then recognized over the vesting period of the stock option or award.

      The Company applies SFAS No. 123, Emerging Issues Task Force Abstract No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (EITF 96-18) and related interpretations in accounting for issuances of stock awards to non-employees. Under SFAS No. 123 these equity transactions are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the equity instruments is calculated under a fair value based method using a Black-Scholes pricing model. EITF 96-18 defines the measurement date for determining fair value as the earlier of the date at which a commitment for performance by the counterparty to earn the equity instruments is reached or the date at which the counterparty’s performance is complete.

NOTE 2 — BASIS OF PRESENTATION/SIGNIFICANT ACCOUNTING POLICIES, Continued

      If compensation expenses had been recognized based on the fair value of the options at their grant date, in accordance with SFAS No. 123, the Company’s net loss and net loss per share would have been reduced to the pro-forma amounts indicated below for the periods ended June 30:

	Three Months Ended		Six Months Ended

	2003	2002	2003	2002

Net loss:
As reported	$(1,578)	$(12,049)	$(7,774)	$(21,981)
Add (Deduct): Total stock-based employee compensation income (expense) determined under fair value methods for all awards	7	(157)	(94)	(314)
Pro forma	(1,571)	(12,206)	(7,868)	(22,295)
Basic and diluted net loss per share
As reported	$(0.08)	$(0.57)	$(0.39)	$(1.01)
Pro forma	$(0.08)	$(0.58)	$(0.39)	$(1.02)

NOTE 3 — SIGNIFICANT CUSTOMERS:

      During the six months ended June 30, 2003, revenues from the Company’s Pronto product offering and from one wireless network operator customer for its legacy wireless alert product accounted for 39% and 24% of total net revenues, respectively. During the six months ended June 30, 2002, the Company had two wireless network operator customers for its legacy wireless alert product accounted for approximately 56% and 19% of total net revenues. In conjunction with the Company’s March 2003 decision to terminate the Pronto service and implement cost saving measures while seeking a Transaction, all revenue producing activities from both the Pronto product offering and from its legacy wireless alert product offerings were ceased.

NOTE 4 — LONG-LIVED ASSET IMPAIRMENT:

      During March 2003, the Company took action on a plan approved by its Board of Directors and consequently terminated the Pronto service and initiated further cost saving measures. As a result of this plan, management reviewed the fair value of the Company’s long-lived assets, including related prepaid maintenance contracts, in accordance with SFAS No. 144 and recorded a $0.5 million non-cash charge to the Company’s results of operations. During its impairment review, the Company assessed its future cash flows and determined that it was necessary to record an impairment charge to reduce the carrying value of its long-lived assets to their estimated fair value.

NOTE 5 — SUBSEQUENT EVENT:

      On August 5, 2003, the Company announced that it had entered into a nonbinding letter of intent with ACE*COMM Corporation (“ACEC”), a publicly traded global provider of advanced convergent mediation products and enterprise telemanagement software applications. Although the Company has entered into a nonbinding letter of intent for a merger transaction with ACEC, the Company has not yet entered into any definitive binding agreement and there can be no assurance the Company will be able to do so, or to do so on the terms as outlined in the letter of intent. In the event the Company is unable to effect a transaction with ACEC in the near future, or to do so on favorable terms, the Company may be required to pursue alternative potential transactions to maximize stockholder value or distribute the assets of the Company and there can be no assurance that the Company can be able to do so or do so on favorable terms.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ACE*COMM CORPORATION,

ACE ACQUISITION CORPORATION

AND

i3 MOBILE, INC.

DATED AS OF SEPTEMBER 12, 2003

(continued)

(continued)

(continued)

Index of Defined Terms

Section Where
Defined Term	Defined
“ACE*COMM”	Preamble
“ACE*COMM Affiliate Agreement”	Recitals
“ACE*COMM Common Stock”	1.4(a)
“ACE*COMM Contract”	4.11(a)
“ACE*COMM Disclosure Schedule”	Article IV
“ACE*COMM ERISA Plan”	4.10
“ACE*COMM Issuance”	4.3(a)
“ACE*COMM Plans”	4.10
“ACE*COMM Preferred Stock”	4.2
“ACE*COMM Special Meeting”	6.3(b)
“ACE*COMM Subsidiary”	4.1(b)
“Acquisition Approval”	6.5(c)
“Agreement”	Preamble
“Balance Sheet Cash”	1.4(a)
“Certificate of Merger”	1.2
“Certificate”	1.4(c)
“Closing Date”	9.1
“Closing”	9.1
“Code”	1.6
“Confidential Matters”	6.2(a)
“Confidentiality Agreement”	6.2(a)
“Contract”	3.1(c)
“DGCL”	1.1
“Discounted Liabilities”	1.4(a)
“Effective Time”	1.2
“ERISA Plan”	3.10
“ERISA”	3.10
“Estimated Closing Balance Sheet”	1.4(b)
“Exchange Act”	3.5
“Exchange Agent”	2.1
“Exchange Fund”	2.1
“Exchange Ratio”	1.4(a)
“Fairness Opinion”	7.3(d)
“GAAP”	1.4(b)
“Good Reason”	9.13
“Governmental Entity”	3.4
“Hazardous Materials”	3.13
“i3”	Preamble
“i3 Affiliate Agreement”	Recitals
“i3 Common Stock”	Recitals

Index of Defined Terms

Section Where
Defined Term	Defined
“i3 Contract”	3.11(a)
“i3 Disclosure Schedule”	Article III
“i3 ERISA Plan”	3.10
“i3 Preferred Stock”	3.2(a)
“i3 Special Meeting”	6.3(a)
“i3 Stock Plans”	9.13
“i3 Subsidiary”	3.1(b)
“Injunction”	7.1(c)
“instrument”	1.4(a)
“Kaufman Bros.”	3.6
“Key Employees”	4.19
“knowledge”	9.13
“Laws”	9.13
“Lease Adjustment Amount”	1.4(a)
“Lease Amount”	1.4(a)
“Mailing Date”	1.4(a)
“Market Price Per Share”	1.4(a)
“Material Adverse Effect”	9.13
“Merger Sub”	Preamble
“Merger”	Recitals
“Person”	9.13
“Proxy Statement/ Prospectus”	3.4
“Purchase Price Per Share”	1.4(a)
“Recommendation”	6.3(a)
“Registration Statement”	6.1(a)
“Remaining Liabilities”	1.4a)
“Securities Act”	3.16
“Special Referee”	1.4(b)
“Subsidiary”	9.13
“Superior Proposal”	6.5(c)
“Surviving Corporation”	1.1
“Takeover Laws”	9.13
“Tax Return”	3.9(b)
“Tax”	3.9(b)
“Transaction Related Expenses”	1.4(b)

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of September 12, 2003 (this “Agreement”), is entered into by and among ACE*COMM Corporation, a Maryland corporation (“ACE*COMM”), Ace Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of ACE*COMM (“Merger Sub”), and i3 Mobile, Inc., a Delaware corporation (“i3”).

      WHEREAS, the Boards of Directors of ACE*COMM, Merger Sub and i3 have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into i3, with i3 being the Surviving Corporation (as defined herein) and a wholly owned subsidiary of ACE*COMM (the “Merger”);

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to ACE*COMM’s and i3’s willingness to enter into this Agreement, certain stockholders of each of ACE*COMM and i3 are entering into agreements (the “ACE*COMM Affiliate Agreement,” and the “i3 Affiliate Agreement,” respectively) pursuant to which each such stockholder agrees to, among other things, vote in favor of this Agreement and the transactions contemplated hereby;

      WHEREAS, the Merger is intended to be treated as a taxable acquisition of the common stock of i3, par value $0.01 per share (the “i3 Common Stock”), for federal income tax purposes; and

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger.

      Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall merge with and into i3, with i3 being the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Surviving Corporation shall continue to exist as a Delaware corporation, and a wholly owned subsidiary of ACE*COMM.

      1.2     Effective Time.

      The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), upon the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (or at such later time as may be agreed by i3 and ACE*COMM in writing and specified in the Certificate of Merger). The term “Effective Time” shall mean the date and time when the Merger becomes effective.

      1.3     Effects of the Merger.

      At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.

      1.4     Conversion of i3 Common Stock.

             (a)     At the Effective Time by virtue of the Merger, subject to the provisions hereof, all i3 Common Stock issued and outstanding prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, collectively be converted into the right to receive, and be exchangeable for, an aggregate number of shares of ACE*COMM common stock, par value $0.01 per share (“ACE*COMM Common Stock”), equal to (x) Balance Sheet Cash DIVIDED BY (y) the Purchase Price

Per Share. The number of shares of ACE*COMM Common Stock issuable with respect to each issued and outstanding share of i3 Common Stock as finally determined as set forth herein is called the “Exchange Ratio.” Notwithstanding the foregoing, all Appraisal Shares (as defined herein), in the event Appraisal Rights (as defined herein) shall apply, shall not be so converted, and the portion of the consideration that would have been issued in the Merger to holders of such Appraisal Shares shall be retained by ACE*COMM.

             For purposes hereof, the following terms shall have the following meanings:

             “Balance Sheet Cash” shall equal (x) cash, cash equivalents and marketable securities as set forth on the Estimated Closing Balance Sheet, MINUS (y) the sum of (A) the Lease Amount, (B) the Discounted Liabilities, and (C) the Remaining Liabilities.

             “Discounted Liabilities” shall equal the sum of the specific liabilities identified on Schedule 1.4(a) hereto as such liabilities are set forth on the Estimated Closing Balance Sheet and adjusted using the approach used to derive Schedule 1.4(a) as of the date hereof, which shall be updated in connection with the Estimated Closing Balance Sheet to reflect (1) liabilities that have been paid off, (2) signed settlement agreements that fix specific liabilities and (3) developments occurring after the date hereof as determined either by agreement between the parties or the Special Referee (as defined below).

             “Estimated Closing Balance Sheet” shall have the meaning given such term in Section 1.4(b).

             “Lease Amount” shall equal $1,058,665.20, provided, however, if i3 settles, terminates or otherwise extinguishes the lease obligations with respect to i3’s offices located in Stamford, CT, the Lease Amount shall be zero and the amount of cash in clause (x) of Balance Sheet Cash shall be increased by $441,334.80; provided, further, that to the extent any such settlement or action creates or results in any cash payment obligations that have not been paid prior to the date the Estimated Closing Balance Sheet is finalized such cash payment obligations shall be reflected in the Estimated Closing Balance Sheet.

             “Mailing Date” shall mean the date of the first mailing of the Proxy Statement/ Prospectus (as defined in Section 3.4(a)).

             “Market Price Per Share” shall equal the average closing stock price per share of ACE*COMM Common Stock as quoted on the Nasdaq Stock Market (or such other national securities exchange on which the ACE*COMM is then listed) for the 20 consecutive trading days immediately prior to the date that is five days prior to the Mailing Date.

             “Purchase Price Per Share” shall mean the product of (x) the Market Price Per Share MULTIPLIED BY (y) 0.825.

             “Remaining Liabilities” shall equal the sum of each liability set forth on the Estimated Closing Balance Sheet, other than the Discounted Liabilities.

             (b)     Not less than 10 trading days prior to the Mailing Date, i3 and ACE*COMM will jointly prepare a balance sheet of i3 substantially in the form of the balance sheet attached at Schedule 1.4(b)(1), which shall contain information reasonably estimated as of the anticipated Closing Date (the “Estimated Closing Balance Sheet”); provided, however, that if the Registration Statement is not declared effective by December 1, 2003 by reason of a “Transaction Event” (as hereinafter defined), then the Estimated Closing Balance Sheet shall be prepared as of December 15, 2003. The Estimated Balance Sheet shall be prepared on the basis of the accounting principles set forth in Schedule 1.4(b)(2) and, except as set forth herein and therein, in accordance with generally accepted accounting principles applied on a consistent basis in the United States (“GAAP”). The Estimated Closing Balance sheet shall specifically include an accrual of all liabilities for the Transaction Related Expenses of i3, and shall address the items set forth on Schedule 1.4(a). “Transaction Related Expenses” shall mean all costs, fees, expenses and other amounts incurred or payable (or reasonably expected to be incurred or payable), directly or indirectly, by i3 or any i3 Subsidiary (as hereinafter defined), in connection with this Agreement or the Merger, including (i) all legal, accounting, investment banking and other fees, costs and expenses incurred for the benefit of i3 or any i3 Subsidiary, including the fees payable to Kaufman Bros. and Caymus Partners LLC, (ii) all filing, registration and other similar fees and expenses paid or to be paid by i3 or any i3 Subsidiary, (iii) all fees and expenses payable upon a “change in control” of i3 or otherwise in connection with the consummation of the transactions contemplated herein, including severance payments, stay bonuses or other termination payments, (iv) the adverse consequences on the Taxes payable by i3, the Surviving Corporation or ACE*COMM as a result of the payment of the amounts described in the preceding clause (iii), and (v) the fees, costs and expenses described on Schedule 1.4(b)(3), in each case whether such fees would be capitalized or expensed in accordance with GAAP. Not less than 10 trading days prior to the Mailing Date, i3 shall ask all of its attorneys, accountants and other professionals to render current and correct invoices for all actual or expected unbilled time and disbursements through the Closing Date, which invoices shall include a good faith estimate of the additional fees and expenses which are reasonably expected to be incurred by i3 in connection with the transactions contemplated hereby. In order to facilitate the compilation of the Remaining Liabilities of the Estimated Closing Balance Sheet, i3 shall make available to ACE*COMM and its advisors such work papers, schedules and other supporting data as may be reasonably requested by ACE*COMM to enable it to verify the information contained therein other than the work papers, schedules and supporting data of i3’s lawyers with respect to whom i3 shall only be obligated to provide an invoice and estimate of such amounts. The parties shall negotiate in good faith to resolve any differences or disagreements they may have with respect to the Remaining Liabilities of the Estimated Closing Balance Sheet; provided, that Remaining Liabilities that are or have been invoiced, fixed or otherwise billed in full prior to the Mailing Date and reflected in the Estimated Closing Balance sheet shall not be subject to any differences or disagreement as to the amount of such Remaining Liabilities, but shall be treated as Remaining Liabilities in the amount so billed or invoiced, including the aggregate amount of i3’s legal and other professional fee invoices (including any estimates contained therein). If the parties are unable to resolve their differences regarding the other Remaining Liabilities or any liabilities not reflected on the Estimated Closing Balance Sheet or other amounts listed on Schedule 1.4(a) in a timely manner, the parties shall submit such items remaining in dispute for resolution to a special referee to be chosen by the parties within 20 trading days of the date hereof (the “Special Referee”). The Special Referee may only make a determination of any disputed amount within the range of the amount disputed by the parties. The Special Referee shall, within two trading days following such submission, make a determination of the aggregate amount of the accrual(s) of the disputed other Remaining Liabilities in accordance with GAAP and report to i3 and ACE*COMM upon such remaining disputed items. The determination of the Special Referee shall be final and binding on the parties hereto absent manifest error. Each party shall pay one-half of the fees and expenses and any other charges of the Special Referee. In acting under this Agreement, the Special Referee shall be entitled to the privileges and immunities of arbitrators under the rules of the American Arbitration Association. Three trading days prior to the Mailing Date, i3 shall deliver to ACE*COMM a certificate signed by the Chief Financial Officer of i3 certifying that, to his knowledge, the information contained in Section 3.2(a) hereof and the accompanying schedules thereto is true and correct in all respects as of the date thereof. The term “Transaction Event” shall mean any of the following actions, directly or indirectly, by ACE*COMM or any of its Subsidiaries:

                       (1)          engaging in discussions or negotiations with regard to a transaction;

                       (2)           entering into a letter of intent (preliminary or otherwise) or other agreement with respect to a transaction;

                       (3)            entering into a definitive agreement with respect to a transaction; or

                       (4)           consummating a transaction.

For purposes of this definition, a “transaction” shall mean any agreement, understanding or other arrangement to acquire any material equity interest in or a material amount of assets of any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any material amount of assets.

             (c)      At the Effective Time, all of the shares of i3 Common Stock converted into the right to receive ACE*COMM Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a “Certificate”) previously representing any such shares of i3 Common Stock shall thereafter represent the right to receive (i) the number of whole shares of ACE*COMM Common Stock and (ii) cash in lieu of fractional shares of

ACE*COMM Common Stock into which the shares of i3 Common Stock represented by such Certificate have been converted pursuant to Section 1.4(a) hereof. Certificates previously representing shares of i3 Common Stock shall be exchanged for certificates representing whole shares of ACE*COMM Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time, ACE*COMM should split or combine the ACE*COMM Common Stock, or pay a dividend or other distribution in the ACE*COMM Common Stock (including any dividend or distribution of securities convertible or exchangeable into ACE*COMM Common Stock), consolidate, reorganize or recapitalize, then the Exchange Ratio shall be appropriately adjusted to fully reflect such split, combination, dividend, distribution, consolidation, reorganization or recapitalization.

             (d)       At the Effective Time, all shares of i3 Common Stock that are owned by i3 as treasury stock and all shares of i3 Common Stock that are owned directly or indirectly by ACE*COMM or i3 or any of their respective Subsidiaries shall be canceled and shall cease to exist and no stock of ACE*COMM or other consideration shall be delivered in exchange therefor. All shares of ACE*COMM Common Stock that are owned by i3 or any of its Subsidiaries shall become treasury stock of ACE*COMM.

             (e)     Certificates for fractions of shares of ACE*COMM Common Stock will not be issued. In lieu of a fraction of a share of ACE*COMM Common Stock, each holder of i3 Common Stock otherwise entitled to a fraction of a share of ACE*COMM Common Stock (after aggregating all fractional shares of ACE*COMM Common Stock to be received by such holder) shall be entitled to receive an amount of cash (rounded to the nearest whole cent and without interest) equal to (i) the fraction of a share of the ACE*COMM Common Stock to which such holder would otherwise be entitled, MULTIPLIED BY (ii) the Purchase Price Per Share. Following consummation of the Merger, no holder of i3 Common Stock shall be entitled to dividends or any other rights in respect of any such fraction. No holder of record of i3 Common Stock will receive cash in an amount equal to or greater than the value of one full share of ACE*COMM Common Stock.

             (f)     If any shares of i3 Common Stock outstanding immediately prior to the Effective Time are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with i3, then the shares of ACE*COMM Common Stock issued in exchange for such shares of i3 Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of ACE*COMM Common Stock accordingly may be marked with appropriate legends. i3 shall take all action that may be necessary to ensure that, from and after the Effective Time, ACE*COMM is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

      1.5     Conversion of Merger Sub Common Stock.

      Each of the shares of the common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereupon constitute all of the issued and outstanding shares of the Surviving Corporation.

      1.6     Instruments.

      At the Effective Time, each option, warrant, right, agreement or instrument to purchase shares of i3 Common Stock (each, an “instrument”) which is outstanding and unexercised immediately prior thereto, whether or not vested, shall be converted automatically into a corresponding right to purchase shares of ACE*COMM Common Stock in an amount and at an exercise price determined as provided below:

(1) The number of shares of ACE*COMM Common Stock to be subject to the instrument immediately after the Effective Time shall be equal to the product of the number of shares of i3 Common Stock subject to the instrument immediately prior to the Effective Time, multiplied by the Exchange Ratio, provided, that any fractional shares of ACE*COMM Common Stock resulting from such multiplication shall be rounded to the nearest share; and

(2) The exercise price per share of ACE*COMM Common Stock under the instrument immediately after the Effective Time shall be equal to the exercise price per share of i3 Common Stock under the instrument immediately prior to Effective Time divided by the Exchange Ratio, provided, that such exercise price shall be rounded to the nearest cent.

The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The duration, vesting schedule, exercisability and other terms of the instrument immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to i3 in the i3 Stock Plans (and the corresponding references in the option agreement documenting such option) or the instrument, as applicable, shall be deemed to be references to ACE*COMM. Except as set forth in Section 1.6 of the i3 Disclosure Schedule, vesting of stock options under the i3 Stock Plans shall not be accelerated as a result of the Merger. Continuous employment with i3 or its Subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed i3 options after the Effective Time. It is intended that i3 options assumed by ACE*COMM shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as such prior to the Effective Time and the provisions of this Section 1.6 shall be applied consistently (including rounding where necessary) to preserve such treatment.

      1.7     Certificate of Incorporation.

      At the Effective Time, the Certificate of Incorporation of i3, as the Surviving Corporation, shall be amended to be the same form of Certificate of Incorporation as Merger Sub.

      1.8     By-Laws.

      At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

      1.9     Directors and Officers.

      At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

      1.10     Appraisal Rights.

      The parties do not believe that any appraisal rights provided by the DGCL (“Appraisal Rights”) are or shall be available to the stockholders of i3 in connection with the Merger. However, if at any time following the date hereof a contrary conclusion is reached, the parties intend to fully comply with the provisions of the DGCL relating thereto with respect to any shares of i3 Common Stock which are not voted in favor of the Merger and with respect to which a demand for appraisal shall have been properly made in the manner provided by the DGCL (“Appraisal Shares”).

ARTICLE II

EXCHANGE OF SHARES

      2.1     ACE*COMM to Make Shares Available.

      At or prior to the Effective Time, ACE*COMM shall deposit, or shall cause to be deposited, with ACE*COMM’s transfer agent, Mellon Investor Services LLC, or such other bank, trust company or transfer agent as ACE*COMM may select and is reasonably acceptable to i3 (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of ACE*COMM Common Stock, the cash in lieu of fractional shares and any dividends or distributions pursuant to Section 2.2(b) (such cash, dividends and certificates for shares of ACE*COMM Common Stock, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of i3 Common Stock.

      2.2     Exchange of Shares.

             (a)      As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of ACE*COMM Common Stock, the cash in lieu of fractional shares into which the shares of i3 Common Stock represented by such Certificate or Certificates shall have been converted and any dividends or distributions pursuant to Section 2.2(b). Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of ACE*COMM Common Stock to which such holder of i3 Common Stock shall have become entitled pursuant to the provisions of Article I hereof (with such legends as may be required), (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and (z) any dividends or distributions pursuant to Section 2.2(b), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

             (b)     No dividends or other distributions declared after the Effective Time with respect to ACE*COMM Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of ACE*COMM Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of ACE*COMM Common Stock into which such i3 Common Stock shall have been converted.

             (c)       If any certificate representing shares of ACE*COMM Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of ACE*COMM Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

             (d)     After the close of business on the day immediately prior to the Effective Time, there shall be no transfers on the stock transfer books of i3 of the shares of i3 Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of ACE*COMM Common Stock as provided in this Article II.

             (e)      Any portion of the Exchange Fund that remains unclaimed by the stockholders of i3 for six months after the Effective Time may be returned to ACE*COMM. Any stockholders of i3 who have not complied with this Article II prior to such return shall thereafter look only to ACE*COMM for payment of their shares of ACE*COMM Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on ACE*COMM Common Stock deliverable in respect of each share of i3 Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of ACE*COMM, i3, Merger Sub, the Exchange Agent or any other person shall be liable to any former holder of shares of i3 Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

             (f)        In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ACE*COMM, the posting by such person of a bond in such amount as ACE*COMM may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of ACE*COMM Common Stock, cash in lieu of fractional shares deliverable in respect thereof and any dividends or distributions pursuant to Section 2.2(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF i3

      i3 hereby makes the following representations and warranties to ACE*COMM and Merger Sub as set forth in this Article III, subject to the exceptions disclosed in writing in the i3 Disclosure Schedule as of the date hereof (provided, that disclosure made with respect to any Section and/or subsection will also be deemed to be disclosure against other Sections and/or subsections of this Agreement to the extent that it is readily apparent that such disclosure is applicable to such other Section and/or subsections), each of which is being relied upon by ACE*COMM and Merger Sub as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of i3 referenced below or otherwise required pursuant to this Agreement are referred to herein as the “i3 Disclosure Schedule.”

      3.1     Corporate Organization.

             (a)     i3 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. i3 has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on i3. The Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of i3, copies of which have previously been made available to ACE*COMM, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

             (b)       Section 3.1(b) of the i3 Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of i3 and their respective jurisdictions of incorporation or organization as of the date of this Agreement. Each Subsidiary of i3 (each, an “i3 Subsidiary”) has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on i3. The constituent and other corporate governance documents of each i3 Subsidiary, copies of which have previously been made available to ACE*COMM, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

             (c)       Neither i3 nor any i3 Subsidiary has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect (each, a “Contract”) under which Contract it may become obligated to make any future investment in or capital contribution to any other entity. Neither i3 nor any i3 Subsidiary has, at any time, been a general partner of any general partnership, limited partnership or other entity.

      3.2     Capitalization.

             (a)          The authorized capital stock of i3 consists of 75,000,000 shares of i3 Common Stock and 50,000 shares of preferred stock, $0.01 par value per share (the “i3 Preferred Stock”). As of the date hereof, there are (x) 24,820,640 shares of i3 Common Stock issued and outstanding and 4,704,650 shares of i3 Common Stock held in i3’s treasury, (y) 3,024,062 shares of i3 Common Stock reserved for issuance pursuant to the i3 Stock Plans (of which options for 644,708 shares are currently outstanding), and (z) no shares of i3

Preferred Stock issued or outstanding, held in i3’s treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. Upon consummation of the Merger, (A) the shares of ACE*COMM Common Stock issued in exchange for any shares of i3 Common Stock that are subject to a Contract pursuant to which i3 has the right to repurchase, redeem or otherwise reacquire any shares of i3 Common Stock will, without any further act of ACE*COMM, i3 or any other person, become subject to the restrictions, conditions and other provisions contained in such Contract, and (B) ACE*COMM will automatically succeed to and become entitled to exercise i3’s rights and remedies under any such Contract. All of the issued and outstanding shares of i3 Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth above and as disclosed in Section 3.2 of the i3 Disclosure Schedule, i3 does not have and is not bound by any instruments representing the right to purchase or otherwise receive any shares of i3 Common Stock or any other equity security of i3. The names of the instrument holders, the grant date, the number of shares subject to each such instrument, the expiration date and provisions for termination prior to expiration of each such instrument, and the price at which each such instrument may be exercised are set forth in Section 3.2(a) of the i3 Disclosure Schedule. Except as disclosed in Section 3.2 of the i3 Disclosure Schedule, since March 31, 2003, i3 has not issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

             (b)     Except as set forth in Sections 3.1(b) or 3.2(b) of the i3 Disclosure Schedule, i3 owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all material liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No i3 Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

      3.3     Authority; No Violation.

             (a)      i3 has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of i3 Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of i3. The Board of Directors of i3 has declared this Agreement advisable and directed that this Agreement and the transactions contemplated hereby be submitted to i3’s stockholders for approval at a special meeting of such stockholders and, except for the adoption of this Agreement by the holders of a majority of the outstanding shares of i3 Common Stock, no other corporate proceedings on the part of i3 (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by i3 and (assuming due authorization, execution and delivery by ACE*COMM and Merger Sub of this Agreement) constitutes a valid and binding obligation of i3, enforceable against i3 in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

             (b)     None of the execution and delivery of this Agreement by i3, the consummation by i3 of the transactions contemplated hereby, or compliance by i3 with any of the terms or provisions hereof, will (i) violate any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of i3, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws (as defined in Section 9.13) applicable to i3 or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of i3 under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which i3 is a party, or by which it or any of its properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect on i3.

      3.4     Consents and Approvals.

      Except for (i) the effectiveness of the Registration Statement (as defined in Section 6.1(a)), and the filing of the joint proxy statement/prospectus to be used in soliciting the approval of i3’s and ACE*COMM’s stockholders at special meetings to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement/ Prospectus”), (ii) the approval of this Agreement by the requisite vote of the stockholders of i3, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities or antitrust laws, and (v) such filings and approvals as may be set forth in Section 3.4 of the i3 Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or with any third party are necessary in connection with (1) the execution and delivery by i3 of this Agreement, and (2) the consummation by i3 of the Merger and the other transactions contemplated hereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on i3 or the Surviving Corporation.

      3.5       Financial Statements; Exchange Act Filings; Books and Records.

      i3 has previously made available to ACE*COMM true, correct and complete copies of the consolidated balance sheets of i3 and its Subsidiaries as of December 31 for fiscal year 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for fiscal year 2002, as reported in i3’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to i3, and the interim financial statements of i3 as of and for the three and six months ended June 30, 2002 and 2003, as included in i3’s quarterly report on Form 10-Q for the quarter ended June 30, 2003 as filed with the SEC. The financial statements referred to in this Section 3.5 (including the related notes, where applicable) present fairly, in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of i3 and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form. i3’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and all subsequently filed reports under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and i3 has previously made available to ACE*COMM true, correct and complete copies of such reports. The books and records of i3 and the i3 Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. i3 has properly accrued for in the financial statements referred to in this Section 3.5 or paid all severance payments, stay bonuses or other termination payments to be paid by it or any of the i3 Subsidiaries to any current or former employee, director or consultant.

      3.6     Broker’s Fees.

      Neither i3 nor any i3 Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that i3 has engaged, and will pay a fee or commission to (a) Kaufman Bros., L.P. (“Kaufman Bros.”) in accordance with the terms of a letter agreement between Kaufman Bros. and i3, dated October 31, 2002, as amended on April 28, 2003, a true, complete and correct copy of which has been provided to ACE*COMM and (b) Caymus Partners, LLC (“Caymus”) in accordance with the terms of a letter agreement between Caymus and i3, dated September 4, 2003, a true and complete and correct copy of which has been provided to ACE*COMM.

      3.7     Absence of Certain Changes or Events.

             (a)      Except as disclosed in i3’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2003, or any other report filed since March 31, 2003 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, since March 31, 2003 (i) neither i3 nor any i3 Subsidiary has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their businesses consistent with their past practices, and (ii) no event has occurred which has had, or would have, individually or in the aggregate, a Material Adverse Effect on i3.

             (b)       Since March 31, 2003, i3 and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices; provided, however, that i3 has previously terminated the active operation of its business and currently has no significant business operation.

      3.8     Legal Proceedings.

      Except as set forth in Section 3.8 of the i3 Disclosure Schedule or as set forth or reflected in reasonable detail in the financial statements referred to in Section 3.5, neither i3 nor any of its Subsidiaries is a party to any, and there are no pending or, to i3’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against i3 or any of its Subsidiaries that could reasonably be determined to result in individual or aggregate payments by i3 in excess of $100,000. Notwithstanding anything to the contrary contained herein and subject to Section 6.13, i3 may supplement or amend Section 3.8 of the i3 Disclosure Schedule at any time up to five days prior to the preparation of the initial draft of the Estimated Closing Balance Sheet, and thereafter with the written agreement of ACE*COMM. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon i3, any of its Subsidiaries or the assets of i3 or any of its Subsidiaries. As of the date hereof, to the knowledge of i3, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of i3 to seek indemnification from i3.

      3.9     Taxes and Tax Returns.

             (a)     For purposes of this Section 3.9, i3 shall include i3, each i3 Subsidiary and each other affiliated or related corporation or entity if i3 or any i3 Subsidiary has or could have any material liability for the Taxes of such corporation or entity. Except as set forth on Section 3.9 of the i3 Disclosure Schedule, since December 31, 1996, i3 has (i) timely filed all material Tax Returns required to be filed by it (all such returns being correct and complete in all material respects) and duly and timely paid all material Taxes which have become due and payable by it, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any material Tax Return or the payment of any material Tax; (ii) received no written notice of, nor does i3 have any knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any Governmental Entity; (iii) no knowledge of any audits pending and there are no outstanding agreements or waivers by i3 that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes; and (iv) not entered into any discussions with any federal, state, local, or foreign authority with respect to any Tax asserted by such authority. Except as set forth on Section 3.9 of the i3 Disclosure Schedule, the Tax Returns of i3 have never been audited by federal, state, local, or foreign authorities. There are no Liens on any property of i3 that arose in connection with any failure (or alleged failure) to pay any material Tax when due. i3 has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-residents, the amount of Taxes and other deductions required to be withheld therefrom and has paid the same (or set aside for timely payment) to the proper federal, state, local, or foreign authority within the time required under applicable Laws. The provision for Taxes of i3, if any, shown in the most recent financial statements referred to in

Section 3.5 (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) is adequate for Taxes due or accrued as of the date hereof.

             (b)     For purposes of this Agreement:

             “Tax” means any federal, state, local or foreign tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, payroll tax, gross receipts tax, employment tax, excise tax, license tax, severance tax, stamp tax, windfall profits tax, unemployment tax, transfer tax, registration tax, alternative or add-on minimum tax, estimated tax, estate tax, or other tax of any kind whatsoever), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

             “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Laws, regulation or other legal requirement relating to any Tax.

      3.10     Employee Plans.

      For purposes of this Section 3.10, i3 shall include each of its Subsidiaries and any other entity that together with i3 would be deemed a “single employer” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (determined without regard to whether such entity conducts business in the United States). Section 3.10 of the i3 Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of § 3(3) of ERISA) (“ERISA Plan”) and each other plan, arrangement or agreement providing benefits to the current or former employees of i3 that as of the date of this Agreement i3 maintains, to which i3 contributes or under which i3 has any liability, or within the last six years that i3 has maintained, to which i3 has contributed or under which i3 has had any liability (collectively, the “i3 Plans”). Each i3 Plan that is an ERISA Plan is referred to as a “i3 ERISA Plan.” No i3 ERISA Plan is subject to title IV of ERISA. No i3 ERISA Plan is a “multiemployer pension plan,” as such term is defined in ERISA and no other i3 Plan is maintained pursuant to any collective bargaining agreement or other agreement with a labor union or other authorized representative of labor. Each of the i3 Plans has been operated and administered in all material respects in compliance with its terms and with applicable Laws, including, but not limited to, in the case of each i3 ERISA Plan, ERISA and the Code and each of the i3 ERISA Plans intended to be “qualified” within the meaning of Section 401 of the Code is so qualified and i3 has received a determination letter or opinion letter from the IRS to such effect, which letter remains in full force and effect.

      3.11     Certain Contracts.

             (a)     Except as set forth in Section 3.11(a)(i) to the i3 Disclosure Schedule, neither i3 nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants (other than standard offer letters which provide for no more than at-will employment), (ii) which, upon execution of this Agreement or the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from ACE*COMM, i3, the Surviving Corporation or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (v) relating to the disposition or acquisition by i3 or any of its Subsidiaries after the date of this Agreement of a material amount of assets. i3 has previously made available to ACE*COMM true, correct and complete copies of all employment, consulting and deferred compensation agreements to which i3 or any of its Subsidiaries is a party. Section 3.11 of the i3 Disclosure Schedule lists each material contract of i3 (as such term is defined in Item 601(b)(10) of Regulation S-K). Each contract, arrangement or commitment of the type described in this Section 3.11(a) is referred to herein as an “i3 Contract,” and, except as set forth on Section 3.11(a)(ii) of the i3 Disclosure Schedule, neither i3 nor any of its Subsidiaries has received written notice of, nor do any executive officers of such entities have any knowledge of, any violation of any i3 Contract.

             (b)      (i) Except as set forth in Section 3.11(b) of the i3 Disclosure Schedule, each i3 Contract is valid and binding and in full force and effect as to the obligations of i3 thereunder, and, to the knowledge of i3, is valid and binding and in full force and effect as to the obligations by the third parties thereto, (ii) i3 and each of its Subsidiaries has, and, to the knowledge of i3, each third party has, in all material respects performed all obligations required to be performed by it to date under each i3 Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of i3 or any of its Subsidiaries under any such i3 Contract or, to the knowledge of i3, any third party thereto.

      3.12     Anti-Takeover Laws and Provisions.

      i3 has taken all actions reasonably necessary to prevent any Takeover Laws (as defined in Section 9.13) from applying to the Merger, this Agreement, the i3 Affiliate Agreement, the ACE*COMM Affiliate Agreement and the transactions contemplated hereby. To i3’s knowledge, no Takeover Laws are applicable to the Merger, this Agreement, the i3 Affiliate Agreement, the ACE*COMM Affiliate Agreement and the transactions contemplated hereby. Except as set forth in Section 3.12 of the i3 Disclosure Schedule, the chartering documents of i3 do not contain any anti-takeover provisions which may apply to the Merger, this Agreement, the i3 Affiliate Agreement, the ACE*COMM Affiliate Agreement or the transactions contemplated hereby.

      3.13     Environmental Matters.

      Each of i3 and the i3 Subsidiaries is in compliance in all material respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, Laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials (as hereinafter defined)), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. To i3’s knowledge, during the period of i3’s or any i3 Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property. The term “Hazardous Materials” means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

      3.14     Properties and Assets.

      Except for (a) items reflected in i3’s consolidated financial statements as of June 30, 2003 referred to in Section 3.5 hereof, (b) exceptions to title that do not interfere materially with i3’s or any i3 Subsidiary’s use and enjoyment of owned or leased real property, (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, and properly reserved against (and reflected on the financial statements referred to in Section 3.5 above), (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since March 31, 2003, and (e) items listed in Section 3.14 of the i3 Disclosure Schedule, i3 and each i3 Subsidiary have good and, as to owned real property, marketable and insurable title to all their material properties and assets, reflected in the consolidated financial statements of i3 as of June 30, 2003, free and clear of all material liens, claims, charges and other encumbrances.

      3.15     Compliance with Applicable Laws.

      i3 and each i3 Subsidiary has complied with all Laws applicable to it or to the operation of its business, except where the failure to comply would not have a Material Adverse Effect on i3. Neither i3 nor any i3

Subsidiary has received any written notice, or, to i3’s knowledge, any other notice, of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

      3.16     Affiliates.

      Each Person listed at Section 3.16 of the i3 Disclosure Schedule, which list includes each director and executive officer of i3, has delivered to ACE*COMM, concurrently with the execution of this Agreement, an executed i3 Affiliate Agreement.

      3.17     Disclosure.

      None of the information supplied or to be supplied by or on behalf of i3 for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by i3 with respect to statements made or incorporated by reference therein about ACE*COMM or Merger Sub supplied by ACE*COMM for inclusion or incorporation by reference in the Registration Statement. None of the information supplied or to be supplied by or on behalf of i3 for inclusion or incorporation by reference in the Proxy Statement/ Prospectus will, at the time the Proxy Statement/ Prospectus is mailed to the stockholders of i3 or ACE*COMM, at the time of the i3 Special Meeting (as defined in Section 6.3(a)) or the ACE*COMM Special Meeting (as defined in 6.3(b)) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by i3 with respect to statements made or incorporated by reference therein about ACE*COMM or Merger Sub supplied by ACE*COMM for inclusion or incorporation by reference in the Proxy Statement/ Prospectus.

      3.18     Fairness Opinion.

      i3 has received an opinion from Caymus Partners to the effect that, in its opinion, the consideration to be paid to the stockholders of i3 hereunder is fair to such stockholders from a financial point of view (the “Fairness Opinion”) as of the date of the Fairness Opinion, and Caymus Partners has consented to the inclusion of the Fairness Opinion in the Registration Statement.

      3.19     Intellectual Property.

      Except as set forth at Section 3.19 of the i3 Disclosure Schedule, to i3’s knowledge, the Intellectual Property (as defined in Section 9.13) does not infringe the intellectual property rights of any Person. There are no ongoing maintenance obligations with respect to any of i3’s Intellectual Property. i3 has not granted any license, authorization or permission to any Person to use any Intellectual Property.

      3.20     Absence of Liabilities.

      Except as set forth or reflected in reasonable detail in the numbers in the financial statements referred to in Section 3.5 or as set forth at Section 3.20 of the i3 Disclosure Schedule, the Company has no liabilities, commitments or contingencies (including any pending or threatened claims, actions or legal proceedings of any amount) that could reasonably be expected to result in payments by i3 which are, individually or in the aggregate, in excess of $100,000. Notwithstanding anything to the contrary contained herein and subject to Section 6.13, i3 may supplement or amend Section 3.20 of the i3 Disclosure Schedule at any time up to five days prior to the preparation of the initial draft of the Estimated Closing Balance Sheet, and thereafter with the written agreement of ACE*COMM.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACE*COMM

      ACE*COMM hereby makes the following representations and warranties to i3 as set forth in this Article IV, subject to the exceptions disclosed in writing in the ACE*COMM Disclosure Schedule as of the date hereof (provided, that disclosure made with respect to any Section and/or subsection will also be deemed to be disclosure against other Sections and/or subsections of this Agreement to the extent that it is readily apparent that such disclosure is applicable to such other Section and/or subsections), each of which is being relied upon by i3 as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of ACE*COMM referenced below or otherwise required of ACE*COMM pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the “ACE*COMM Disclosure Schedule.”

      4.1     Corporate Organization.

             (a)        ACE*COMM is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. ACE*COMM has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ACE*COMM. The Amended and Restated Certificate of Incorporation and Amended Bylaws of ACE*COMM, copies of which have previously been made available to i3, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

             (b)       Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Section 4.1(b) of the ACE*COMM Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of ACE*COMM and their respective jurisdictions of incorporation or organization as of the date of this Agreement. Each Subsidiary of ACE*COMM (each, an “ACE*COMM Subsidiary”) has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ACE*COMM. The constituent and other corporate governance documents of each ACE*COMM Subsidiary, copies of which have previously been made available to i3, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

             (c)      Neither ACE*COMM nor any ACE*COMM Subsidiary has agreed or is obligated to make, or is bound by any Contract under which Contract it may become obligated to make any future investment in or capital contribution to any other entity. Neither ACE*COMM nor any ACE*COMM Subsidiary has, at any time, been a general partner of any general partnership, limited partnership or other entity.

      4.2     Capitalization.

             (a)      The authorized capital stock of ACE*COMM consists of 45,000,000 shares of ACE*COMM Common Stock, and 5,000,000 shares of preferred stock, par value $.01 per share (“ACE*COMM Preferred Stock”). As of June 30, 2003, there were (x) 9,807,440 shares of ACE*COMM Common Stock issued and outstanding and no shares of i3 Common Stock held in ACE*COMM’s treasury, (y) 2,731,356 shares of ACE*COMM Common Stock reserved for issuance pursuant to ACE*COMM’s stock option and stock purchase plans (of which options for 1,605,894 shares are currently outstanding), and (z) no shares of ACE*COMM Preferred Stock issued or outstanding, held in i3’s treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of ACE*COMM Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and upon issuance in accordance with the terms hereof, the shares of ACE*COMM Common Stock to be issued in the Merger will be duly authorized, validly issued, and fully paid, nonassessable and free of preemptive rights, liens, claims, rights of first refusal, charges and other encumbrances of any nature whatsoever, with no personal liability attaching to the ownership thereof. Except as set forth above, ACE*COMM does not have and is not bound by any instruments representing the right to purchase or otherwise receive any shares of ACE*COMM Common Stock or any other equity security of ACE*COMM. Except as disclosed in Section 4.2(a) of the ACE*COMM Disclosure Schedule, since June 30, 2002, ACE*COMM has not issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

             (b)       Except as set forth at Section 4.2(b) of the ACE*COMM Disclosure Schedule, ACE*COMM owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the ACE*COMM Subsidiaries, free and clear of all material liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No ACE*COMM Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Each of ACE*COMM Holdings I, Inc. and ACE*COMM Holdings II, Inc. are direct, wholly owned subsidiaries of ACE*COMM; ACE*COMM Holdings III, Inc. is a direct, wholly owned subsidiary of ACE*COMM Holdings I, Inc. and ACE*COMM Holdings II, Inc.; and Merger Sub is a direct, wholly owned subsidiary of ACE*COMM Holdings III, Inc.

      4.3     Authority; No Violation.

             (a)     ACE*COMM has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of a majority of the outstanding shares of ACE*COMM Common Stock represented at the ACE*COMM Special Meeting in person or by proxy at which the issuance of the shares of ACE*COMM Common Stock in the Merger contemplated hereby (the “ACE*COMM Issuance”) is considered, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of ACE*COMM. The Board of Directors of ACE*COMM has declared the ACE*COMM Issuance and this Agreement advisable and directed that the ACE*COMM Issuance and this Agreement be submitted to ACE*COMM’s stockholders for approval at a special meeting of such stockholders and, except for the approval of such matters by the holders of a majority of the outstanding shares of ACE*COMM Common Stock represented at the ACE*COMM Special Meeting in person or by proxy, no other corporate proceedings on the part of ACE*COMM (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ACE*COMM and (assuming due authorization, execution and delivery by i3) constitutes a valid and binding obligation of ACE*COMM, enforceable against ACE*COMM in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

             (b)      Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of and sole stockholder Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by i3) constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. All of the outstanding shares of Merger Sub common stock, par value $.01 per share, have been duly authorized, validly issued and are fully paid and non-assessable and are owned by ACE*COMM. Merger Sub was formed for the purpose of consummating the Merger and has no material liabilities or operations.

             (c)     Neither the execution and delivery of this Agreement by ACE*COMM or Merger Sub nor the consummation by ACE*COMM or Merger Sub of the transactions contemplated hereby, nor compliance by ACE*COMM or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of (x) the Amended and Restated Certificate of Incorporation or Amended Bylaws of ACE*COMM or (y) the Certificate of Incorporation or Bylaws of Merger Sub, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to ACE*COMM or Merger Sub or any of their properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of ACE*COMM or Merger Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ACE*COMM or Merger Sub is a party, or by which ACE*COMM or Merger Sub or any of their properties or assets may be bound or affected, except, in each case, where such violation, conflict, breach, loss, default, termination, cancellation or acceleration would not have a Material Adverse Effect on ACE*COMM.

      4.4     Consents and Approvals.

      Except for (i) the effectiveness of the Registration Statement and the filing of the Proxy Statement/ Prospectus, (ii) the approval of this Agreement and the ACE*COMM Issuance of by the requisite vote of the stockholders of ACE*COMM, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities or antitrust laws, (v) such filings and approvals as are required to be made or obtained with the Nasdaq Stock Market (or such other exchange as may be applicable) in connection with the issuance of the shares of ACE*COMM Common Stock pursuant to this Agreement, and (vi) such other consents and approvals as may be set forth in Section 4.4(a) of the ACE*COMM Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by ACE*COMM of this Agreement, and (2) the consummation by ACE*COMM of the Merger and the other transactions contemplated hereby, except, in each case, for such consents, approvals or filings the failure of which to obtain will not have a Material Adverse Effect on ACE*COMM or the Surviving Corporation.

      4.5        Financial Statements; Exchange Act Filings; Books and Records.

      ACE*COMM has previously made available to i3 true, correct and complete copies of the consolidated balance sheets of ACE*COMM and its Subsidiaries as of June 30 for fiscal years 2001 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for fiscal years 2000 through 2002, inclusive, as reported in ACE*COMM’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Ernst & Young LLP, former independent public accountants with respect to ACE*COMM, and the interim financial statements of ACE*COMM as of and for the three and nine months ended March 31, 2003 and 2002, as included in ACE*COMM’s quarterly report on Form 10-Q for the quarter ended March 31, 2003, as filed with the SEC. ACE*COMM has previously made available to i3 the audited consolidated balance sheet of ACE*COMM and its Subsidiaries as of June 30 for fiscal year 2003 and the related consolidated statement of operations, stockholders’ equity and cash flows for fiscal year 2003, accompanied by the audit report of Grant Thornton LLP, independent public accountants with respect to ACE*COMM; provided, that the financial statements for the fiscal year ended June 30, 2003 are subject to normal adjustment, the effect of which will not, individually or in the aggregate, be materially adverse when filed with the SEC. The financial statements referred to in this Section 4.5 (including the related notes, where applicable) present fairly, in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of

ACE*COMM and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form. ACE*COMM’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and all subsequently filed reports under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and ACE*COMM has previously made available to i3 true, correct and complete copies of such reports. The books and records of ACE*COMM and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

      4.6     Broker’s Fees.

      Except as set forth in Section 4.6 of the ACE*COMM Disclosure Schedule, neither ACE*COMM nor any ACE*COMM Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

      4.7     Absence of Certain Changes or Events.

             (a)          Except as disclosed in ACE*COMM’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, or any other report filed since June 30, 2002, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, since June 30, 2002, (i) neither ACE*COMM nor any ACE*COMM Subsidiary has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their businesses consistent with their past practices, and (ii) no event has occurred which has had, or would have, individually or in the aggregate, a Material Adverse Effect on ACE*COMM.

             (b)            Since June 30, 2002, ACE*COMM and each ACE*COMM Subsidiary has carried on its respective businesses in the ordinary and usual course consistent with past practices.

      4.8     Legal Proceedings.

      Except as set forth in Section 4.8 of the ACE*COMM Disclosure Schedule, neither ACE*COMM nor any of its Subsidiaries is a party to any, and there are no pending or, to ACE*COMM’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against ACE*COMM or any of its Subsidiaries. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon ACE*COMM, any of its Subsidiaries or the assets of ACE*COMM or any of its Subsidiaries. As of the date hereof, to the knowledge of ACE*COMM, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of ACE*COMM to seek indemnification from ACE*COMM.

      4.9     Taxes and Tax Returns.

      For purposes of this Section 4.9, ACE*COMM shall include ACE*COMM, each ACE*COMM Subsidiary and each other affiliated or related corporation or entity if ACE*COMM or any ACE*COMM Subsidiary has or could have any material liability for the Taxes of such corporation or entity. ACE*COMM has (i) timely filed all material Tax Returns required to be filed by it on or before the date hereof (all such returns being correct and complete in all material respects) and duly and timely paid all material Taxes which have become due and payable by it, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any material Tax Return or the payment of any material Tax; (ii) received no written notice of, nor does ACE*COMM have any knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any Governmental Entity; (iii) no knowledge of any audits pending and there are no outstanding agreements or waivers by ACE*COMM that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes; and (iv) not entered into any discussions with any federal, state, local, or foreign authority with respect to any Tax asserted by such authority. Except as set forth in Section 4.9 of the ACE*COMM Disclosure Schedule, since the inception of ACE*COMM, the Tax Returns of ACE*COMM have never been audited by federal, state, local, or foreign authorities. There are no Liens on any property of ACE*COMM that arose in connection with any failure (or alleged failure) to pay any material Tax when due. ACE*COMM has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-residents, the amount of Taxes and other deductions required to be withheld therefrom and has paid the same (or set aside for timely payment) to the proper federal, state, local, or foreign authority within the time required under applicable Laws. The provision for Taxes of ACE*COMM, if any, shown in the most recent financial statements referred to in Section 4.5 (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) is adequate for Taxes due or accrued as of the date hereof.

      4.10     Employee Plans.

      For purposes of this Section 4.10, ACE*COMM shall include each of its Subsidiaries and any other entity that together with ACE*COMM would be deemed a “single employer” for purposes of ERISA (determined without regard to whether such entity conducts business in the United States). Section 4.10 of the ACE*COMM Disclosure Schedule sets forth a true and complete list of each ERISA Plan and each other plan, arrangement or agreement providing benefits to the current or former employees of ACE*COMM that as of the date of this Agreement ACE*COMM maintains, to which ACE*COMM contributes or under which ACE*COMM has any liability, or within the last six years that ACE*COMM has maintained, to which ACE*COMM has contributed or under which ACE*COMM has had any liability (collectively, the “ACE*COMM Plans”). Each ACE*COMM Plan that is an ERISA Plan is referred to as a “ACE*COMM ERISA Plan.” No ACE*COMM ERISA Plan is subject to title IV of ERISA. No ACE*COMM ERISA Plan is a “multiemployer pension plan,” as such term is defined in ERISA and no other ACE*COMM Plan is maintained pursuant to any collective bargaining agreement or other agreement with a labor union or other authorized representative of labor. Each of the ACE*COMM Plans has been operated and administered in all material respects in compliance with its terms and with applicable Laws, including, but not limited to, in the case of each ACE*COMM ERISA Plan, ERISA and the Code and each of the ACE*COMM ERISA Plans intended to be “qualified” within the meaning of Section 401 of the Code is so qualified and ACE*COMM has received a determination letter or opinion letter from the IRS to such effect, which letter remains in full force and effect.

      4.11     Certain Contracts.

             (a)     Except as set forth at Section 4.11 of the ACE*COMM Disclosure Schedule, neither ACE*COMM nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants (other than standard offer letters which provide for no more than at-will employment), (ii) which, upon execution of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from ACE*COMM, i3, the Surviving Corporation or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (v) relating to the disposition or acquisition by ACE*COMM or any of its Subsidiaries after the date of this Agreement of a material amount of assets. ACE*COMM has previously made available to i3 true, correct and complete copies of all employment, consulting and deferred compensation agreements to which ACE*COMM or any of its Subsidiaries is a party. Each contract, arrangement or commitment of the type described in this Section 4.11(a) is referred to herein as an “ACE*COMM Contract,” and neither ACE*COMM nor any of its Subsidiaries has received written notice of, nor do any executive officers of such entities have any knowledge of, any violation of any ACE*COMM Contract.

             (b)     (i) Each ACE*COMM Contract is valid and binding and in full force and effect as to the obligations of ACE*COMM thereunder, and, to the knowledge of ACE*COMM, is valid and binding and in full force and effect as to the obligations by the third parties thereto, (ii) ACE*COMM and each of its Subsidiaries has, and to the knowledge of ACE*COMM, each third party has, in all material respects performed all obligations required to be performed by it to date under each ACE*COMM Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of ACE*COMM or any of its Subsidiaries under any such ACE*COMM Contract or, to the knowledge of ACE*COMM, any third party thereto.

      4.12     Takeover Laws.

      ACE*COMM has taken all actions reasonably necessary to prevent any Takeover Laws from applying to the Merger, this Agreement, the i3 Affiliate Agreement, the ACE*COMM Affiliate Agreement and the transactions contemplated hereby. To ACE*COMM’s knowledge, no Takeover Laws are applicable to the Merger, this Agreement, the i3 Affiliate Agreement, the ACE*COMM Affiliate Agreement and the transactions contemplated hereby. The chartering documents of ACE*COMM do not contain any anti-takeover provisions which may apply to the Merger, this Agreement, the i3 Affiliate Agreement, the ACE*COMM Affiliate Agreement or the transactions contemplated hereby.

      4.13     Environmental Matters.

      Each of ACE*COMM and the ACE*COMM Subsidiaries is in compliance in all material respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials (as hereinafter defined)), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. To ACE*COMM’s knowledge, during the period of ACE*COMM’s or any ACE*COMM Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

      4.14     Properties and Assets.

      Except for (a) items reflected in ACE*COMM’s consolidated financial statements as of June 30, 2002 referred to in Section 4.5 hereof, (b) exceptions to title that do not interfere materially with ACE*COMM’s or any ACE*COMM Subsidiary’s use and enjoyment of owned or leased real property, (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, and properly reserved against (and reflected on the financial statements referred to in Section 4.5 above), (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since June 30, 2002, and (e) items listed in Section 4.14 of the ACE*COMM Disclosure Schedule, ACE*COMM and each ACE*COMM Subsidiary have good and, as to owned real property, marketable and insurable title to all their material properties and assets, reflected in the consolidated financial statements of ACE*COMM as of June 30, 2002, free and clear of all material liens, claims, charges and other encumbrances.

      4.15     Compliance with Applicable Laws.

      ACE*COMM and each ACE*COMM Subsidiary has complied with all Laws applicable to it or to the operation of its business, except where the failure to comply would not have a Material Adverse Effect on ACE*COMM. Neither ACE*COMM nor any ACE*COMM Subsidiary has received any written notice, or, to ACE*COMM’s knowledge, any other notice, of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

      4.16     Affiliates.

      Each Person listed at Section 4.16 of the ACE*COMM Disclosure Schedule, which list includes each director and executive officer of ACE*COMM, has delivered to i3, concurrently with the execution of this Agreement, an executed ACE*COMM Affiliate Agreement.

      4.17     Disclosure.

      None of the information supplied or to be supplied by or on behalf of ACE*COMM for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by ACE*COMM with respect to statements made or incorporated by reference therein about i3 supplied by i3 for inclusion or incorporation by reference in the Registration Statement. None of the information supplied or to be supplied by or on behalf of ACE*COMM for inclusion or incorporation by reference in the Proxy Statement/ Prospectus will, at the time the Proxy Statement/ Prospectus is mailed to the stockholders of i3 or ACE*COMM, at the time of the i3 Special Meeting or the ACE*COMM Special Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by ACE*COMM with respect to statements made or incorporated by reference therein about i3 supplied by i3 for inclusion or incorporation by reference in the Proxy Statement/ Prospectus.

      4.18     Intellectual Property.

      ACE*COMM and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to any Intellectual Property. ACE*COMM has no knowledge (including knowledge of any litigation pending or threatened or any written claim from any person) or reason to believe that the conduct of its business infringes any intellectual property rights of any third party.

      4.19     Key Employee.

      George T. Jimenez is currently serving as the Chairman of the Board, Chief Executive Officer, President and Treasurer of ACE*COMM. Joseph A. Chisholm is currently serving as the Chief Operating Officer of ACE*COMM. Steven R. Delmar is currently serving as the Chief Financial Officer of ACE*COMM. To the knowledge of ACE*COMM, none of Messrs. Jimenez, Chisholm, or Delmar is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement to which he is a party. None of Messrs. Jimenez, Chisholm or Delmar has informed ACE*COMM that he intends to terminate or limit his employment with, or services to, ACE*COMM or any of its Subsidiaries.

      4.20     Customer and Supplier Relationships.

      Neither ACE*COMM nor any of the ACE*COMM Subsidiaries has received notice, or has knowledge, of any material disputes with any of ACE*COMM’s major customers or suppliers. Except as set forth in Section 4.20 of the ACE*COMM Disclosure Schedule, neither ACE*COMM nor any of the ACE*COMM Subsidiaries has any knowledge that any major customer or supplier doing business with ACE*COMM or any ACE*COMM Subsidiary does not intend to do so in the future.

      4.21     Notes and Accounts Receivable.

      All notes and accounts receivable of ACE*COMM and its Subsidiaries are reflected properly on their books and records and are valid receivables in accordance with GAAP. The reserve for bad debts set forth on the face of the financial statements provided pursuant to Section 4.5 has been reflected in accordance with GAAP. The estimates and assumptions underlying the reserve have been made in good faith and in the reasonable financial judgment of ACE*COMM. Except as disclosed at Section 4.21 of the ACE*COMM Disclosure Schedule, the failure of the assumptions or estimates to happen as expected will not have a Material Adverse Effect on ACE*COMM.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1          Covenants of i3.

      During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of ACE*COMM (such consent not to be unreasonably withheld or delayed), i3 and each i3 Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices, it being understood that i3 has previously terminated the active operation of its business and currently has no significant business operations. i3 agrees to operate its remaining business in accordance with existing budgets, if any, and to use its reasonable best efforts to conserve its cash resources. Without limiting the generality of the foregoing, and except as set forth in the i3 Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by ACE*COMM in writing, i3 shall not, and shall not permit any i3 Subsidiary to:

             (a)          declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

             (b)          (i) split, combine or reclassify any shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of i3 or any i3 Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of i3 or any i3 Subsidiary;

             (c)          issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any instruments to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of i3 Common Stock pursuant to instruments, stock options or similar rights to acquire i3 Common Stock granted prior to the date of this Agreement;

             (d)          amend its Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws or other similar governing documents;

             (e)          transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any Intellectual Property other than in the ordinary course of business, or enter into grants to future patent rights, other than as may be required by applicable Laws; provided, that i3 may sell, transfer or license any Intellectual Property provided that such sale, transfer or license shall be without recourse to i3 or the Surviving Corporation and shall not create any continuing liability on the part of either i3 or the Surviving Corporation;

             (f)          make capital expenditures aggregating in excess of $50,000;

             (g)          enter into any new line of business or, except in the ordinary course of business, enter into any material contract (as defined in Item 601(b)(10) of Regulation S-K), or other contract requiring annual payments exceeding $50,000; provided, that i3 shall be able to modify, amend or transfer in any material respect, or terminate, any material contract to which i3 or any of its Subsidiaries is a party or waive, release, or assign any material rights thereunder in connection with reducing any liability or commitment under such material contracts;

             (h)          acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a material amount of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any material amount of assets;

             (i)          take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or that is in violation of any provision of this Agreement, except, in every case, as may be required by applicable Laws;

             (j)      change its methods of accounting in effect at June 30, 2003 except as required by changes in GAAP;

             (k)     (i) except as required by applicable Law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any i3 Plan or any agreement, arrangement, plan or policy between i3 or any i3 Subsidiary and one or more of its current or former directors or officers, (ii) increase in any manner the compensation of any employee or director or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, (iv) hire any new employee, (v) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, (vi) promote any employee, or (vii) pay any retention or other bonuses to any employees;

             (l)       incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

             (m)     relocate, open or close (other than closing i3’s office located in Stamford, CT) any office; provided, that i3 may relocate or open a new office in connection with the closing of the Stamford, CT office, so long as any such lease therefor or liabilities or commitments relating thereto shall not extend beyond the Closing Date;

             (n)     make any equity investment or commitment to make such an investment in any entity or real estate;

             (o)     make any investment outside of the ordinary course and inconsistent with past practices;

             (p)     sell, purchase, lease or sublease (other than subleasing i3’s office located in Stamford, CT) any real property; provided, that i3 may sell any leasehold improvements provided that such sale shall be without recourse to i3 or the Surviving Corporation and shall not create any continuing liability on the part of either i3 or the Surviving Corporation;

             (q)     waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any instruments, options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans; or

             (r)      agree or commit to do any of the actions set forth in (a) - (q) above.

The consent of ACE*COMM to any action by i3 or any i3 Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the Chief Executive Officer of ACE*COMM.

      5.2     Covenants of ACE*COMM.

             During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with i3’s prior written consent (such consent not to be unreasonably withheld or delayed), ACE*COMM shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

             (i) take any action that would materially adversely affect ACE*COMM’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement or materially delay consummation of the transaction contemplated by this Agreement;

             (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Laws;

             (iii) amend its Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws or other similar governing documents in any manner which is materially adverse to any of its stockholders or any of the stockholders of i3;

             (iv) materially alter ACE*COMM’s and its Subsidiaries existing lines of businesses;

             (v) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of (including by way of a spin-off or similar transaction), any material amount of assets, other than in the ordinary course of business consistent with past practice;

             (vi) issue, deliver or sell or propose to issue, deliver or sell any equity securities of ACE*COMM which are senior to the ACE*COMM Common Stock;

             (vii) incur any indebtedness for borrowed money in excess of $1,000,000; provided, however, that ACE*COMM may (1) incur indebtedness pursuant to that certain Loan and Security Agreement between ACE*COMM and Silicon Valley Bank, dated July 2, 2002, as amended (the “Loan Agreement”), (2) refinance the Loan Agreement on substantially the same terms and conditions (without increasing the maximum principal amount), and (3) incur vendor-related financing indebtedness in connection with ACE*COMM’s current line of business; or

             (viii) agree or commit to do any of the actions set forth in (i) - (vii) above.

The consent of i3 to any action by ACE*COMM or any ACE*COMM Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the Chairman or Chief Financial Officer of i3. ACE*COMM agrees to consult with i3 prior to acquiring or agreeing to acquire any material equity interest in or a material amount of assets of any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any material amount of assets, and to use reasonable efforts to resolve any disagreements with i3 (including, if appropriate, obtaining an opinion from an expert who is mutually agreeable to ACE*COMM and i3) regarding the likelihood of such acquisition to materially delay consummation of the transaction contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

      6.1     Stockholder Approval; Other Government Consents.

             (a)       Upon the execution and delivery of this Agreement, ACE*COMM and i3 (as to information to be included therein pertaining to i3) shall jointly promptly cause to be prepared and filed with the SEC a registration statement of ACE*COMM on Form S-4, including the Proxy Statement/ Prospectus (the “Registration Statement”) for the purpose of registering the ACE*COMM Common Stock to be issued in the Merger, and for soliciting the approval of this Agreement, the Merger and the issuance of the ACE*COMM Common Stock in connection therewith by the stockholders of i3 and ACE*COMM. ACE*COMM and i3 shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing. The parties shall each promptly notify the other upon the receipt of any comments from the SEC or its staff, or any other governmental officials, supply each other with all such correspondence with any Governmental Entity other than confidential information, and cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation of reference) to the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to ACE*COMM or i3 is discovered by such party which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Proxy Statement/ Prospectus (including any change in the Fairness Opinion), such party shall promptly inform the other, and shall furnish all necessary information relating to such event whereupon ACE*COMM shall promptly cause an appropriate amendment to the Registration Statement or supplement to the Proxy Statement/ Prospectus to be filed with the SEC. Upon the effectiveness of such amendment or supplement, the parties (if prior to the meetings of stockholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to their stockholders entitled to vote at such meetings. ACE*COMM shall also use reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each party shall furnish all information as may be reasonably requested by the other in connection with any such action. ACE*COMM, in reasonable consultation with i3, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus.

             (b)      The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). i3 and ACE*COMM shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to i3 or ACE*COMM and Merger Sub, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and will promptly notify each other of any communication with any Governmental Entity and provide the other with an opportunity to participate in any meetings with a Governmental Entity relating thereto; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

      6.2     Access to Information.

             (a)       Upon reasonable notice and subject to applicable Laws relating to the exchange of information, i3 shall provide to the officers, employees, accountants, counsel and other representatives of ACE*COMM and Merger Sub, access, during normal business hours during the period prior to the Effective Time, to such information regarding i3 as ACE*COMM may reasonably request (except as to information which is confidential or competitively sensitive (“Confidential Matters”)). ACE*COMM will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement between the parties, dated May 30, 2003 (the “Confidentiality Agreement”). The parties agree and acknowledge that the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

             (b)      Upon reasonable notice and subject to applicable Laws relating to the exchange of information, ACE*COMM shall, and shall cause Merger Sub to, provide to the officers, employees, accountants, counsel and other representatives of i3, access, during normal business hours during the period prior to the Effective Time, to such information regarding ACE*COMM as i3 shall reasonably request (except as to Confidential Matters). i3 will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

             (c)       No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

             (d)      Notwithstanding anything herein to the contrary, any party to this Agreement (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated herein, and the parties aver and affirm that this tax disclosure authorization has been given on a date which is no later than 30 days from the first day that any party hereto (or any employee, representative, or other agent of any party hereto) first made or provided a statement as to the potential tax consequences that may result from the transactions contemplated hereby.

      6.3     Stockholder Meetings.

             (a)      i3 shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders within 45 days after the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the Merger (the “i3 Special Meeting”). The Board of Directors of i3 shall recommend to i3’s stockholders approval of this Agreement, and the transactions contemplated hereby, including the Merger, together with any matters incident thereto (the “Recommendation”). Once the i3 Special Meeting has been called and noticed, i3 shall not postpone or adjourn the i3 Special Meeting without the consent of ACE*COMM. Subject to i3’s right, pursuant to Section 6.5, to withdraw or modify the Recommendation, i3 shall include in the notice of meeting a copy of the Recommendation. Notwithstanding the foregoing, i3 shall submit this Agreement for approval to i3’s stockholders whether or not the Board of Directors of i3 determines in accordance with Section 6.5 after the date hereof that this Agreement and the transactions contemplated herein are no longer advisable and recommends that the stockholders of i3 reject it. Subject to the provisions of Section 6.5, i3 shall use its reasonable best efforts to obtain from the stockholders of i3 the approval of this Agreement, and the transactions contemplated hereby, including the Merger, and shall take all other actions necessary or advisable to secure such approval. i3 shall notify ACE*COMM in writing whether such approval was obtained as promptly as practicable after i3 makes such determination.

             (b)       ACE*COMM shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders within 45 days after the Registration Statement becomes effective for the purpose of approving the ACE*COMM Issuance (the “ACE*COMM Special Meeting”). The Board of Directors of ACE*COMM shall recommend to ACE*COMM’s stockholders approval of the ACE*COMM Issuance. Once the ACE*COMM Special Meeting has been called and noticed, ACE*COMM shall not postpone or adjourn the ACE*COMM Special Meeting without the consent of i3. ACE*COMM shall use its reasonable best efforts to obtain from the stockholders of ACE*COMM the approval of the ACE*COMM Issuance and shall take all other actions necessary or advisable to secure such approval. ACE*COMM shall notify i3 in writing whether such approval was obtained as promptly as practicable after ACE*COMM Issuance makes such determination.

             (c)       i3 and ACE*COMM will coordinate and cooperate with respect to the timing of, calling, mailing notice and convening the i3 Special Meeting and the ACE*COMM Special Meeting.

      6.4     Board of Directors.

      Promptly following the Effective Time, the Board of Directors of ACE*COMM will take all actions necessary in order to appoint to ACE*COMM’s Board of Directors two individuals nominated by i3 at least 10 days prior to the Effective Time; provided, however, that such individuals shall be reasonably acceptable to ACE*COMM and ACE*COMM shall have no obligation to invite such individuals to serve on ACE*COMM’s Board of Directors if they are not members in good standing of i3’s Board of Directors immediately prior to the Effective Time.

      6.5     Exclusivity.

             (a)      Neither i3 nor any of its Subsidiaries or affiliates shall (and i3 shall cause the officers, directors, employees, representatives and agents of i3, each of its Subsidiaries and each affiliate of i3, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than

ACE*COMM and its affiliates and representatives) concerning any Acquisition Proposal (as defined below); except that nothing contained in this Section shall prohibit i3 from making such disclosure to i3’s stockholders as, in the good faith judgment of the Board of Directors of i3, after consultation with its outside counsel, is required under applicable Laws. Upon execution of this Agreement, i3 will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the Closing, i3 may furnish information concerning its business, properties or assets to any other Person pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if such Person has on an unsolicited basis submitted a bona fide written proposal to the Board of Directors of i3 relating to any such transaction which the Board of Directors determines in good faith is reasonably likely to lead to a Superior Proposal (as defined below); provided, that a Person whom submits an unsolicited bona fide written proposal after the date of this Agreement and who was previously contacted by i3 or Kaufman Bros. or who previously contacted i3, in each case prior to the date of this Agreement, shall be deemed to have been made on an unsolicited basis if there is or was further solicitation of such Person after August 4, 2003. i3 shall promptly, but in any event within two trading days, notify ACE*COMM of the existence of any proposal, discussion, negotiation or inquiry received by i3 or its agents, and i3 shall promptly, but in any event within two trading days, communicate to ACE*COMM the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to ACE*COMM copies of any written materials received by i3 or its agents in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. i3 shall promptly provide to ACE*COMM any non-public information concerning i3 provided to any other party which was not previously provided to ACE*COMM.

             (b)     Except as set forth below in this Section, the Board of Directors of i3 shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to ACE*COMM, the Recommendation or the approval by the Board of Directors of this Agreement and the transactions contemplated herein, (ii) approve or recommend or propose to approve or recommend any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal other than a confidentiality agreement required by Section 6.5(a). Notwithstanding the foregoing, the Board of Directors of i3 may withdraw or modify its Recommendation or approval of this Agreement and the transaction contemplated herein, approve or recommend a Superior Proposal (as defined below), or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth trading day following ACE*COMM’s receipt of written notice from i3 advising ACE*COMM that the Board of Directors has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and identifying the Person making such Superior Proposal.

             (c)     As used herein, the term “Acquisition Proposal” shall mean any proposal or offer to acquire at least 50% of the i3 Common Stock then outstanding (or of the surviving entity in a merger) or substantially all of the assets, business or properties of i3 (whether by way of merger, purchase of capital stock, purchase of assets or otherwise). The term “Superior Proposal” shall mean an Acquisition Proposal which the Board of Directors of i3 determines in good faith (after consulting with its outside counsel and its financial adviser(s)) to be (A) more favorable to i3’s stockholders from a financial point of view than the transactions contemplated by this Agreement, and (B) required to be pursued in order to fulfill the Board of Directors’ fiduciary duties under applicable Laws, in both cases, taking into account the likelihood that such Acquisition Proposal will be consummated and other factors the Board of Directors deems to be relevant.

      6.6     Employees and i3 Plans.

      ACE*COMM will have no obligation to retain any employee or group of employees of i3 following the Effective Time. ACE*COMM shall assume all of the i3 Plans and all of the i3 Stock Plans.

      6.7     Insurance and Indemnification.

             (a)     ACE*COMM shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers, consultants and employees of i3 and its Subsidiaries (in all of their capacities) (A) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by i3 pursuant to the Amended and Restated Certificate of Incorporation and the Amended Bylaws of i3 and indemnification agreements, if any, in existence on the date hereof with any directors, officers, consultants and employees of i3 and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) include and cause to be maintained in effect in each of ACE*COMM’s (or any successor’s) and the Surviving Corporation’s (or any successor’s) respective certificate or articles of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, consultants, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Amended and Restated Certificate of Incorporation and Amended Bylaws of i3.

             (b)     Prior to the Closing, i3 shall procure a directors’ and officers’ liability insurance policy of substantially the same coverage and in amounts greater than or equal to $10,000,000 or otherwise reasonably acceptable to ACE*COMM containing terms and conditions which are generally not less advantageous than i3’s current policy with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

             (c)       In the event ACE*COMM or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of ACE*COMM assume the obligations set forth in this section.

             (d)     The provisions of this Section 6.7 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      6.8     Additional Agreements.

      In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and ACE*COMM’s and i3’s Subsidiaries shall take all such necessary action as may be reasonably requested by either party. ACE*COMM shall cause Merger Sub to perform all of its obligations under this Agreement and the transactions contemplated hereby.

      6.9     Advice of Changes.

      ACE*COMM and i3 shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a breach of any of its representations, warranties or covenants contained herein; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      6.10     Accountants’ Cooperation.

             (a)          i3 shall use reasonable best efforts to cause PricewaterhouseCoopers LLP to cooperate with the parties in connection with the filing of the Registration Statement and any other securities documents that may be filed by the parties in connection with the transactions contemplated hereby, including, but not limited to, the issuance by PricewaterhouseCoopers LLP of any consents or approvals, and to agree to issue consents in the future with regard to i3’s financial statements or information to be included in ACE*COMM’s SEC filings.

             (b)        ACE*COMM shall use reasonable best efforts to cause Ernst & Young LLP and Grant Thornton LLP to cooperate with the parties in connection with the filing of the Registration Statement and any other securities documents that may be filed by the parties in connection with the transactions contemplated hereby, including, but not limited to, the issuance by Ernst & Young and Grant Thornton of any consents or approvals, and to agree to issue consents in the future with regard to ACE*COMM’s financial statements or information to be included in i3’s SEC filings.

      6.11     Listing of Additional Shares.

      Prior to the Effective Time, ACE*COMM shall use its reasonable best efforts to cause the outstanding shares of ACE*COMM Common Stock to be issued in connection with the Merger to be included for quotation on the Nasdaq Small Cap Market under the trading symbol “ACEC,” subject to official notice of issuance, as of or prior to the Effective Time.

      6.12     Termination of Agreement.

      i3 shall use its good faith efforts to negotiate a reasonable proposal enabling it to terminate that certain agreement disclosed at Section 6.12 of the i3 Disclosure Schedule and obtain a release from the parties defined as the Sellers therein prior to the sixth trading day preceding the Mailing Date.

      6.13     Update to i3 Disclosure

      i3 shall supplement or amend Section 3.8 and Section 3.20 of the i3 Disclosure Schedule five days prior to the preparation of the initial draft of the Estimated Closing Balance Sheet.

ARTICLE VII

CONDITIONS PRECEDENT

      7.1      Conditions to Each Party’s Obligation To Effect the Merger.

      The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

             (a)     Stockholder Approvals.

                  This Agreement and the Merger shall have been approved and adopted at the i3 Special Meeting by the vote of the holders of a majority of the outstanding shares of i3 Common Stock entitled to vote thereon, or such greater vote as is necessary for approval thereof. The ACE*COMM Issuance shall have been approved by the holders of a majority of the outstanding shares of ACE*COMM Common Stock represented at the ACE*COMM Special Meeting in person or by proxy, or such greater vote as is necessary for approval thereof.

             (b)     Registration Statement.

                  The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

             (c)  No Injunctions or Restraints; Illegality.

                  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect (each, an “Injunction”). No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. All regulatory or governmental approvals required to be obtained prior to the Merger and in connection with the transactions contemplated hereby shall have been obtained.

      7.2       Conditions to Obligations of ACE*COMM and Merger Sub.

      The obligation of ACE*COMM and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by ACE*COMM at or prior to the Effective Time of the following conditions:

             (a)     Representations and Warranties.

             (i) The representations and warranties of i3 contained in this Agreement not qualified by a “materiality” or “Material Adverse Effect” qualifier shall be accurate in all material respects, and (ii) the representations and warranties of i3 contained in this Agreement qualified by a “materiality” or “Material Adverse Effect” qualifier shall be accurate in all respects, in the case of each of (i) and (ii) above, as of the date of this Agreement and as of the Closing Date, or, to the extent such representations and warranties speak as of an earlier date, as of such earlier date. ACE*COMM shall have received a certificate signed on behalf of i3 by an executive officer of i3 to the foregoing effect.

             (b)        Performance of Covenants and Agreements of i3.

             i3 shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. ACE*COMM shall have received a certificate signed on behalf of i3 by an executive officer of i3 to the foregoing effect.

             (c)     Consents under Agreements.

             The consent, approval or waiver of each Person whose consent or approval shall be required in order to permit the consummation of the Merger and the transactions contemplated by this Agreement, including the consents and approvals identified in Section 3.4 hereof, shall have been obtained, except where the failure to obtain such consent or approval would not result in a Material Adverse Effect on i3.

             (d)     No Material Adverse Change.

             There shall have been no Material Adverse Effect with respect to i3, which is continuing.

             (e)     Resignations.

             If requested, ACE*COMM shall have received the written resignations of any or all of the executive officers and members of the Board of Directors of i3 and each of the i3 Subsidiaries (effective as of the Closing).

      7.3     Conditions to Obligations of i3.

      The obligation of i3 to effect the Merger is also subject to the satisfaction or waiver by i3 at or prior to the Effective Time of the following conditions:

             (a)     Representations and Warranties.

             The representations and warranties of ACE*COMM and Merger Sub contained in this Agreement not qualified by a “materiality” or “Material Adverse Effect” qualifier shall be accurate in all material respects, and (ii) the representations and warranties of ACE*COMM and Merger Sub contained in this Agreement qualified by a “materiality” or “Material Adverse Effect” qualifier shall be accurate in all respects, in the case of each of (i) and (ii) above, as of the date of this Agreement and as of the Closing Date, or, to the extent such representations and warranties speak as of an earlier date, as of such earlier date. i3 shall have received a certificate signed on behalf of ACE*COMM by an executive officer of ACE*COMM to the foregoing effect.

             (b)        Performance of Covenants and Agreements of ACE*COMM and Merger Sub.

             ACE*COMM and Merger Sub shall have each performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date. i3 shall have received a certificate signed on behalf of ACE*COMM by an executive officer of ACE*COMM to the foregoing effect.

             (c)     Consents under Agreements.

             The consent, approval or waiver of each Person whose consent or approval shall be required in order to permit the consummation of the Merger and the transactions contemplated by this Agreement, including the consents and approvals identified in Section 4.4 hereof, shall have been obtained, except where the failure to obtain such consent or approval would not result in a Material Adverse Effect on ACE*COMM.

             (d)     No Material Adverse Effect.

             There shall have been no Material Adverse Effect with respect to ACE*COMM, which is continuing.

ARTICLE VIII

TERMINATION AND AMENDMENT

      8.1     Termination.

      This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of i3 or ACE*COMM:

             (a)        by mutual consent of ACE*COMM and i3 in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

             (b)        by either ACE*COMM or i3 if a Governmental Entity shall have issued an order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

             (c)        by either ACE*COMM or i3 if the Merger shall not have been consummated on or before January 31, 2004, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

             (d)         by ACE*COMM (provided, that ACE*COMM is not in breach of its obligations under Section 6.3 hereof) if the approval of the stockholders of i3 required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof, respectively;

             (e)        by i3 (provided, that i3 is not in breach of its obligations under Sections 6.3 or 6.5 hereof) if the approval of the stockholders of ACE*COMM required for the ACE*COMM Issuance shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof, respectively;

             (f)          by either ACE*COMM or i3 (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the breaching party or the Surviving Corporation, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing or within 30 days, whichever is longer;

             (g)           by either ACE*COMM or i3 (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing or within 30 days, whichever is longer, except in each case where such breach does not or would not have a Material Adverse Effect on any of i3, ACE*COMM or the Surviving Corporation;

             (h)     by ACE*COMM, if i3’s Board of Directors, for any reason, (i) fails to call and hold within 45 days of the effectiveness of the Registration Statement a special meeting of i3’s stockholders to consider and approve this Agreement and the transactions contemplated hereby, other than for Good Reason (as defined in Section 9.13); provided, that i3 agrees to hold the meeting as soon as practicable, or (ii) otherwise violates Sections 6.3 or 6.5 of this Agreement;

             (i)     by i3, if ACE*COMM’s Board of Directors, for any reason, (i) fails to call and hold within 45 days of the effectiveness of the Registration Statement a special meeting of ACE*COMM’s stockholders to consider and approve the ACE*COMM Issuance, other than for Good Reason, provided, that ACE*COMM agrees to hold the meeting as soon as practicable, or (ii) withdraws, amends or modifies its recommendation in a manner adverse to i3 or fails to recommend to stockholders the approval of the ACE*COMM Issuance;

             (j)     by i3 in connection with entering a definitive agreement as permitted by Section 6.5, provided, that i3 has complied with all provisions thereof, including the notice provisions;

             (k)     by i3, if the closing price per share of ACE*COMM Common Stock is greater than $2.75 for each trading day during a period of any 20 consecutive trading days following the date hereof; or

             (l)     by ACE*COMM, if the closing price per share of ACE*COMM Common Stock is less than $0.88 for each trading day during a period of any 20 consecutive trading days following the date hereof.

      8.2     Effect of Termination.

      In the event of termination of this Agreement by either ACE*COMM or i3 as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a) and Sections 8.2, 8.3 and 9.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

      8.3     Termination Fee and Payment of Expenses.

             (a)    In the event that ACE*COMM shall terminate this Agreement pursuant to Sections 8.1(f) or (g), i3 shall pay to ACE*COMM an amount equal to ACE*COMM’s actual out-of-pocket fees and expenses incurred in connection with the transactions contemplated herein up to a maximum amount of $250,000 in the aggregate by wire transfer of same day funds no later than two trading days after ACE*COMM shall have requested payment of such fees and expenses, and, if the breach by i3 resulting in such termination was intentional and i3 enters into an agreement concerning, or consummates, an Acquisition Proposal at any time prior to the nine-month anniversary of the date of the termination of this Agreement, i3 shall pay to ACE*COMM a termination fee of $250,000 (the “Termination Fee”) by wire transfer of same day funds on the date of entrance into such agreement; provided, that nothing set forth in this Agreement shall limit ACE*COMM’s recovery for any loss suffered by ACE*COMM in connection with i3’s breach of Section 6.3 or Section 6.5.

             (b)      In the event that i3 shall terminate this Agreement pursuant to Sections 8.1(f) or (g), ACE*COMM shall pay to i3 an amount equal to i3’s actual out-of-pocket fees and expenses incurred in connection with the transactions contemplated herein up to a maximum amount of $250,000 in the aggregate by wire transfer of same day funds no later than two trading days after i3 shall have requested payment of such fees and expenses, and, if the breach by ACE*COMM resulting in such termination was intentional, i3 may recover any other damages suffered by i3 as a result of ACE*COMM’s intentional breach of this Agreement; provided, that nothing set forth in this Agreement shall limit i3’s recovery for any loss suffered by i3 in connection with ACE*COMM’s breach of Section 6.3.

             (c)      In the event ACE*COMM shall terminate this agreement pursuant to Section 8.1(d), and prior to the i3 Special Meeting i3 shall have received an Acquisition Proposal, which is pending at the time of the i3 Special Meeting, from a Person other than ACE*COMM and its affiliates, i3 shall pay to ACE*COMM an amount equal to ACE*COMM’s actual out-of-pocket fees and expenses incurred in connection with the transactions contemplated herein up to a maximum amount of $250,000 in the aggregate by wire transfer of same day funds no later than two trading days after ACE*COMM shall have requested payment of such fees and expenses, and, if prior to the nine-month anniversary of the date of the termination of this Agreement i3 enters into an agreement concerning, or consummates, such pending Acquisition Proposal, i3 shall pay to ACE*COMM the Termination Fee by wire transfer of same day funds on the date of entrance into such agreement. For purposes of this Section 8.3(c), the term “pending” shall mean an Acquisition Proposal under consideration by the Board of Directors of i3, or with respect to which the Board of Directors of i3 is seeking additional information.

             (d)     In the event that (A) i3 shall terminate this Agreement pursuant to Section 8.1(j) or (B) ACE*COMM shall terminate this Agreement pursuant to Section 8.1(h), then i3 shall pay to ACE*COMM an amount equal to ACE*COMM’s actual out-of-pocket fees and expenses incurred in connection with the transactions contemplated herein up to a maximum amount of $250,000 in the aggregate by wire transfer of same day funds no later than two trading days after ACE*COMM shall have requested payment of such fees and expenses, and promptly, but in no event later than the earlier of the date of such termination or the date of entrance into an agreement concerning an Acquisition Proposal, pay to ACE*COMM the Termination Fee by wire transfer of same day funds.

      8.4     Amendment.

      Subject to compliance with applicable Laws, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of i3 or ACE*COMM; provided, however, that after any approval of the transactions contemplated by the stockholders of i3 or ACE*COMM, there may not be, without further approval of such stockholders, any amendment of this Agreement which (i) alters or changes the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of i3, or (ii) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of i3 or ACE*COMM. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.5     Extension; Waiver.

      At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

      9.1     Closing.

      Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Washington, DC time, at the main offices of ACE*COMM as soon as practicable following the satisfaction or waiver of the conditions precedent set forth in Article VII hereof, or on such other date and at such other time as the parties may agree (the “Closing Date”).

      9.2       Nonsurvival of Representations, Warranties and Agreements.

      None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

      9.3     Expenses.

      Except as provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that all filing and other fees to be paid to the SEC in connection herewith shall be borne by ACE*COMM and; provided further, that all printing and mailing expenses of the Registration Statement shall be borne 50% by i3 and 50% by ACE*COMM.

      9.4     Notices.

      All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to ACE*COMM or Merger Sub, to: ACE*COMM Corporation 704 Quince Orchard Road Gaithersburg, MD 20878 Attn.: George T. Jimenez Chief Executive Officer

with a copy (which shall not constitute notice) to: Hogan & Hartson L.L.P. Columbia Square 555 Thirteenth Street, N.W. Washington, DC 20004 Attn.: Steven M. Kaufman, Esq.

                 and

(b)	if to i3, to: i3 Mobile, Inc. 181 Harbor Drive Stamford, CT 06902 Attn.: J. William Grimes Chief Executive Officer

with a copy (which shall not constitute notice) to: Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 Attn.: Robert G. Robison, Esq.

      9.5     Interpretation.

      When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      9.6     Counterparts.

      This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      9.7     Entire Agreement.

      This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Certificate of Merger, the ACE*COMM Affiliate Agreement and the i3 Affiliate Agreement.

      9.8     Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

      9.9     Enforcement of Agreement.

      The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.10     Severability.

      Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      9.11     Publicity.

      Except as required by applicable Laws or the listing requirements of any applicable securities exchange, i3 and ACE*COMM each agree that they will make no public announcements relating to the Merger without the prior written consent of the other party as to both the timing and text of any such announcement, such consent not to be unreasonably withheld or delayed.

      9.12     Assignment; Limitation of Benefits.

      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

      9.13     Additional Definitions.

      In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

      “Good Reason” shall mean the existence of any Injunction or the compliance with applicable Laws.

      “i3 Stock Plans” shall mean the i3 1995 Stock Incentive Plan, as amended, and the i3 2000 Stock Incentive Plan, as amended.

      “Intellectual Property” means all (i) patents; (ii) trademarks, tradenames, servicemarks and the goodwill of the business symbolized thereby; (iii) copyrights; (iv) software; and (v) all pending applications for and registrations of any of the foregoing owned by i3 or ACE*COMM, as the case may be.

      “knowledge” means with respect to a party hereto, with respect to a matter in question, that the directors or any executive officer of such party has actual knowledge of such matter.

      “Laws” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

      “Material Adverse Effect” means, with respect to ACE*COMM or i3, as the case may be, a condition, event, change or occurrence that has had or would have a material adverse effect upon i3 and its Subsidiaries, taken as a whole, or ACE*COMM and its Subsidiaries, taken as a whole, as the case may be, taking into account (A) the business, customers, assets, capitalization, financial condition and results of operations of ACE*COMM or i3 and their respective Subsidiaries (in each case, taken as a whole), other than as a result primarily of (i) the direct effect of the public announcement, pendency or consummation of the Merger, (ii) changes in general economic conditions or changes affecting the industry generally in which such entity operates, or (iii) changes in the respective trading prices for ACE*COMM Common Stock or i3 Common Stock, or (B) the ability of ACE*COMM or i3 to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

      “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency, or political subdivision thereof).

      “Subsidiary” means, with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

      “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state or federal anti-takeover laws and regulations.

      IN WITNESS WHEREOF, ACE*COMM, Merger Sub and i3 have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

ACE*COMM CORPORATION

By:	/s/ GEORGE T. JIMENEZ

George T. Jimenez
Chief Executive Officer

ACE ACQUISITION CORPORATION

By:	/s/ GEORGE T. JIMENEZ

George T. Jimenez
Chief Executive Officer

i3 MOBILE, INC.

By:	/s/ J. WILLIAM GRIMES

J. William Grimes
Chief Executive Officer

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

      THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of the 28th day of October 2003, and is entered into by and among ACE*COMM Corporation, a Maryland corporation (“ACE*COMM”), Ace Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of ACE*COMM (“Merger Sub”), and i3 Mobile, Inc., a Delaware corporation (“i3”).

RECITALS

      WHEREAS, the parties previously entered into that certain Agreement and Plan of Merger dated as of September 12, 2003 (the “Agreement”);

      WHEREAS, the parties desire to make certain amendments to the Agreement as set forth herein; and

      WHEREAS, all capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

      NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises, representations, warranties, covenants and conditions set forth herein and in the Agreement, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

     Section 1.     Amendments.

      (a)   Effective as of the date hereof, the last sentence of the first paragraph of Section 1.4(a) of the Agreement is hereby deleted in its entirety and the following shall be substituted therefor:

“Notwithstanding the foregoing, no Appraisal Shares (as defined herein) shall be so converted, and the portion of the consideration that would have been issued in the Merger to holders of such Appraisal Shares shall be retained by ACE*COMM.”

      (b)   Effective as of the date hereof, Section 1.10 of the Agreement is hereby deleted in its entirety and the following shall be substituted therefor:

“1.10 Appraisal Rights.

Any holder of shares of i3 Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Section 262 of the DGCL (“Appraisal Rights”) shall be entitled to receive such payments as may be determined pursuant to such provision; provided that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to ACE*COMM the Certificate or Certificates representing the shares of i3 Common Stock for which payment is being made (“Appraisal Shares”). In the event that after the Effective Time a dissenting stockholder fails to perfect or effectively withdraws or loses such stockholder’s Appraisal Rights, ACE*COMM shall issue and deliver the consideration to which such stockholder is entitled under Section 1.4 hereof upon surrender of such stockholder’s Certificate or Certificates. i3 shall give ACE*COMM prompt notice of any demands received by i3 for appraisal of shares of i3 Common Stock, and ACE*COMM shall have the right to participate in all negotiations and proceedings with respect to such demands. i3 shall not, without the prior written consent of ACE*COMM, make any payment with respect to, or settle or offer to settle, any such demands, or waive any failure to timely demand in accordance with the DGCL, subject to i3’s legal duties and obligations thereunder.”

      (c)   Effective as of the Mailing Date, Sections 8.1(k) and (l) of the Agreement shall be deleted in their entirety, Section 8.1(i) shall be amended to add the word “or” to the end of such section and Section 8.1(j) shall be amended to replace the semicolon at the end of such section with a period.

     Section 2.     Agreement Otherwise Unchanged.

      Except as otherwise specifically amended herein, the balance of the Agreement shall remain unchanged and in full force and effect.

[Signature Page Follows]

2

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

ACE*COMM CORPORATION

By:	/s/ GEORGE T. JIMENEZ

George T. Jimenez
Chief Executive Officer

ACE ACQUISITION CORPORATION

By:	/s/ GEORGE T. JIMENEZ

George T. Jimenez

Chief Executive Officer

i3 MOBILE, INC.

By:	/s/ J. WILLIAM GRIMES

J. William Grimes
Chief Executive Officer

Appendix B

September 9, 2003

Confidential

Board of Directors

i3 Mobile, Inc.
181 Harbor Drive
Stamford, CT 06902

Ladies and Gentlemen:

i3 Mobile, Inc. (“i3 Mobile”), and ACE*COMM Corporation (the “Acquiring Company”) propose to enter into an agreement (the “Agreement”) pursuant to which i3 Mobile will be merged with a wholly-owned subsidiary of the Acquiring Company in a transaction (the “Merger”) in which each share of the i3 Mobile’s common stock will be converted into the right to receive shares of the Acquiring Company’s common stock. The number of shares to be exchanged for 100% of i3 Mobile’s capital stock will equal Balance Sheet Cash (as defined in the Agreement) divided by (y) the Purchase Price Per Share (as defined in the Agreement). The Purchase Price Per Share shall equal the average closing stock price for a period of 20 consecutive trading days ending five days prior to mailing i3 Mobile’s definitive proxy statement, multiplied by 0.825. The Merger is expected to be considered by the stockholders of the i3 Mobile at a special meeting to be held as soon as practicable after the registration statement is declared effective by the SEC.

You have asked us whether or not, in our opinion, the proposed consideration to be received by the stockholders of i3 Mobile pursuant to the Merger is fair to the stockholders of i3 Mobile from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed i3 Mobile’s annual financial statements, Forms 10-K and related financial information for the past three fiscal years, as well as i3 Mobile’s unaudited interim financial statements for the period ending June 30, 2003;

(2)	Reviewed the Acquiring Company’s annual financial statements, Forms 10-K and related financial information for the past three fiscal years, as well as the Acquiring Company’s unaudited financial statements for the period ending March 31, 2003 and a draft version of their 10-K for the year ending June 30, 2003;

(3)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of i3 Mobile and the Acquiring Company, furnished to us by i3 Mobile and the Acquiring Company, respectively;

(4)	Conducted discussions with members of senior management of i3 Mobile and the Acquiring Company concerning their respective businesses and prospects;

(5)	Reviewed the historical market prices and trading activity for the shares of i3 Mobile’s common stock and the shares of the Acquiring Company’s common stock and compared them with that of certain publicly traded companies which we deemed to be relevant;

(6)	Compared the results of operations of i3 Mobile and the Acquiring Company with that of certain companies which we deemed to be relevant;

(7)	Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

(8)	Compared the proposed merger discount to the discount received by private investors in public companies which we deemed to be relevant;

(9)	Reviewed a draft of the Agreement; and

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(10)	Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have relied on the accuracy and completeness of all information publicly available, supplied or otherwise communicated to us by i3 Mobile and the Acquiring Company, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of i3 Mobile and the Acquiring Company, respectively, as to the future performance of i3 Mobile and the Acquiring Company, respectively. We have also relied upon assurances of the management of i3 Mobile and the Acquiring Company, respectively, that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We express no view as to the reasonableness of such forecasts or the assumptions on which they are based. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of i3 Mobile or the Acquiring Company nor have we been furnished with any such evaluations or appraisals. We have also assumed with your consent, that (i) the Merger will be a taxable transaction and (ii) any material liabilities (contingent or otherwise, known or unknown) of i3 Mobile and the Acquiring Company are as set forth in the consolidated financial statements of i3 Mobile and the Acquiring Company, respectively. We also have assumed that, in all material respects to our analysis, the representations and warranties contained in the Agreement are true and correct, each of the parties to the Agreement will perform all of the covenants and agreements to be performed by it under the Agreement and that the Merger will be consummated in all material respects in accordance with the terms and conditions described in the Agreement without any material waiver or modification thereof. We have also assumed that the final Agreement is substantially the same as the draft Agreement reviewed by us.

This opinion does not constitute a recommendation to any stockholder of i3 Mobile as to how any such stockholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of i3 Mobile as alternatives to the Merger or the decision of the Board of Directors of i3 Mobile to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any portion of i3 Mobile. No opinion is expressed herein as to the price at which the securities to be issued in the Merger to the stockholders of i3 Mobile may trade at any time. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

Caymus Partners is currently acting as financial advisor to i3 Mobile and will be receiving a fee in connection with the rendering of this opinion. No portion of Caymus Partners’ fee is contingent upon the conclusions reached in our opinion.

On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed consideration to be received by the stockholders of i3 Mobile pursuant to the Merger is fair to the stockholders of i3 Mobile from a financial point of view.

This opinion has been prepared for the information of the Board of Directors of i3 Mobile in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of Caymus Partners; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus related to the Merger.

Very truly yours,

CAYMUS PARTNERS LLC

/s/ CAYMUS PARTNERS LLC

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Appendix C

i3 MOBILE, INC.

AFFILIATE AGREEMENT

             This AFFILIATE AGREEMENT, dated as of September 12, 2003 (this “Affiliate Agreement”), is entered into by and among ACE*COMM Corporation, a Maryland corporation (“ACE*COMM”), and the stockholders of i3 Mobile, Inc., a Delaware corporation (“i3”), named on Schedule I hereto (collectively, the “Stockholders”) who are directors, executive officers or other affiliates of i3 (for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)).

             WHEREAS, ACE*COMM, Ace Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of ACE*COMM (“Merger Sub”), and i3 have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), which is conditioned upon, and requires, the execution of this Affiliate Agreement and which provides for, among other things, the acquisition of i3 by ACE*COMM, to be effected by the merger of Merger Sub with and into i3, in a stock-for-stock transaction (the “Merger”). Defined terms used but not otherwise defined herein shall have the meanings given such terms in the Agreement; and

             WHEREAS, in order to induce ACE*COMM to enter into or proceed with the Agreement, the Stockholders are willing to execute, deliver and perform under this Affiliate Agreement;

             NOW, THEREFORE in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1.      Ownership of i3 Common Stock. Each Stockholder represents and warrants that the number of shares of i3 Common Stock set forth opposite such Stockholder’s name on Schedule I hereto is the total number of shares of i3 Common Stock over which such person had “beneficial ownership” within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as of the date set forth on Schedule I, except that the provisions of Rule 13d-3(d)(1)(i) shall be considered without any limit as to time.

      2.     Agreements of the Stockholders. Each Stockholder covenants and agrees that:

             (a)     Such Stockholder shall, at any meeting of the holders of i3 Common Stock called for such purpose, vote or cause to be voted all shares of i3 Common Stock with respect to which such Stockholder has the right to vote (whether owned as of the date hereof or hereafter acquired) (i) in favor of the Agreement, the Merger and the other transactions contemplated by the Agreement and (ii) against any Acquisition Proposal with any party other than ACE*COMM or one of its Subsidiaries or affiliates, or any other transaction inconsistent with the Agreement or the transactions contemplated thereby.

             (b)     Prior to the Effective Time, except as otherwise expressly permitted hereby, such Stockholder shall not, sell, pledge, transfer or otherwise dispose of his/her shares of i3 Common Stock; provided, however, that this Section 2(b) shall not apply to a pledge existing as of the date hereof.

             (c)     Such Stockholder shall comply with the provisions of Section 6.5 of the Agreement.

             (d)     Such Stockholder shall comply with all applicable federal and state securities laws in connection with any sale of ACE*COMM Common Stock received in exchange for i3 Common Stock in the Merger, including the trading and volume limitations as to sales by affiliates contained in Rule 145 under the Securities Act. Such Stockholder also understands that, unless and until the sale, transfer, or other disposition of ACE*COMM Common Stock issued to such Stockholder has been registered under the Securities Act (as provided herein or otherwise), ACE*COMM reserves the right to put the following legend on the certificates issued to such Stockholder:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SECURITIES EVIDENCED BY THIS

CERTIFICATE MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, UNLESS SUCH SALE, TRANSFER, OR OTHER DISPOSAL IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT, THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAWS.”

      ACE*COMM shall deliver substitute certificates without such legend if such Stockholder delivers to ACE*COMM (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145, or (ii) a letter from the staff of the Securities and Exchange Commission (the “SEC”) or an opinion of counsel, in form and substance reasonably satisfactory to ACE*COMM, to the effect that the sale of the shares by the holder thereof is no longer subject to Rule 145.

      3.       Successors and Assigns. A Stockholder may sell, pledge, transfer or otherwise dispose of his/her shares of i3 Common Stock, provided that such Stockholder obtains the prior written consent of ACE*COMM and that any acquirer of such i3 Common Stock agrees in writing to be bound by this Affiliate Agreement.

      4.     Proxy. Such Stockholder represents and warrants that such Stockholder has delivered to ACE*COMM a duly executed irrevocable proxy in the form attached hereto as Annex A.

      5.     Registration Rights.

             (a)      Subject to the limitations set forth below, no later than 30 days from the Closing Date, ACE*COMM will cause a registration statement on Form S-3 (or such other registration form that ACE*COMM is eligible to use if ACE*COMM is not eligible to use Form S-3) covering the resale by the Stockholders of the shares of ACE*COMM Common Stock to be issued to the Stockholders on the Closing Date (and any other shares of ACE*COMM Common Stock or other securities issued or issuable with respect thereto by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; collectively the “Registrable Securities”), to be filed with the SEC under the Securities Act. ACE*COMM will use its commercially reasonable efforts to seek to get the registration statement declared effective as soon as possible after it has been filed and will keep the registration statement effective until the earlier of (i) the second anniversary of the Closing Date or (ii) until all such Registrable Securities are sold (the “Effective Period”). Notwithstanding the foregoing, if, prior to the filing of such registration statement, ACE*COMM shall have furnished to the Stockholders a certificate signed by an authorized officer of ACE*COMM stating that, in the good faith judgment of the Board of Directors of ACE*COMM, (1) it is in the best interests of ACE*COMM not to disclose the existence of material facts surrounding any proposed or pending acquisition, disposition, strategic alliance or financing transaction involving ACE*COMM, the existence of which ACE*COMM has a bona fide business purpose for keeping confidential and the nondisclosure of which in the registration statement would reasonably be expected to cause the registration statement to fail to comply with applicable disclosure requirements, or (2) it would be seriously detrimental to ACE*COMM and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then ACE*COMM shall have the right to defer such filing for a period of not more than 45 days. Additionally, at any time during the Effective Period, ACE*COMM may determine, in the good faith judgment of its Board of Directors, that offers and sales under the registration statement shall be suspended if it is in the best interests of ACE*COMM not to disclose the existence of material facts surrounding any proposed or pending acquisition, disposition, strategic alliance or financing transaction involving ACE*COMM, the existence of which ACE*COMM has a bona fide business purpose for keeping confidential and the nondisclosure of which in the registration statement would reasonably be expected to cause the registration statement to fail to comply with applicable disclosure requirements. Immediately upon making such a determination, ACE*COMM shall give notice to the Stockholders (a “Materiality Notice”), upon receipt of which each Stockholder agrees that such Stockholder will immediately discontinue offers and sales of the Registrable Securities under the registration statement until such Stockholder receives copies of a supplemented or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective. If so directed by ACE*COMM, each Stockholder will deliver to ACE*COMM all copies of the prospectus covering the Registrable Securities current at the time of receipt of a Materiality Notice.

             (b)     Each Stockholder that sells any ACE*COMM Common Stock by means of a registration statement filed pursuant to this Section 5 (for the purposes of this paragraph 5(b), the “Indemnifying Person”) hereby agrees, severally and not jointly, to indemnify and hold harmless ACE*COMM, each of ACE*COMM’s officers and directors, and each person, if any, who controls or may control ACE*COMM within the meaning of the Securities Act (for the purposes of this Section 5(b), ACE*COMM, its officers and directors, and any such other persons being hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, and reasonable attorneys’ fees and disbursements, asserted against, resulting to, imposed upon, or incurred by such Indemnified Person, directly or indirectly (collectively, hereinafter referred to in the singular as a “Claim” and in the plural as “Claims”), based upon, arising out of, or resulting from (i) any untrue statement of a material fact contained in the registration statement or any omission to state therein a material fact necessary in order to make the statements made therein not misleading, or (ii) any untrue statement of a material fact contained in the prospectus, or any supplement or amendment thereto, or any omission to state therein a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, in each case, only to the extent that such Claim is based upon, arises out of or results from information furnished to ACE*COMM in writing by such Stockholder for use in connection with the registration statement; provided, however, that the liability of any Stockholder under this Section 5(b) shall be limited to the amount of the net proceeds received by such Stockholder for the resale of such Stockholder’s Registrable Securities pursuant to the registration statement giving rise to such liability.

             (c)     ACE*COMM (for the purposes of this Section 5(c), the “Indemnifying Person”) agrees to indemnify and hold harmless each Stockholder whose ACE*COMM Common Stock is sold by means of a registration statement pursuant to this Section 5 (for the purposes of this Section 5(c), such persons also being hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against all Claims based upon, arising out of, or resulting from (i) any untrue statement of a material fact contained in the registration statement or any omission to state therein a material fact necessary in order to make the statement made therein not misleading, or (ii) any untrue statement of a material fact contained in the prospectus, or any supplement or amendment thereto, or any omission to state therein a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such Claim is based upon, arises out of or results from information furnished to ACE*COMM in writing by such Stockholder for use in the registration statement.

             (d)     The indemnification set forth herein shall be in addition to any liability ACE*COMM or any selling Stockholder may otherwise have in connection with any registration of such ACE*COMM Common Stock. Within a reasonable time after receiving definitive notice of any Claim in respect of which an Indemnified Person may seek indemnification under this Section 5, such Indemnified Person shall submit written notice thereof to the Indemnifying Person. The failure of the Indemnified Person so to notify the Indemnifying Person of any such Claim shall not relieve the Indemnifying Person from any liability it may have hereunder except to the extent that (i) such liability was caused or increased in non-de minimis respect by such failure, or (ii) the ability of the Indemnifying Person to reduce such liability was materially adversely affected by such failure. In addition, the failure of the Indemnified Person to so notify the Indemnifying Person of any such Claim shall not relieve the Indemnifying Person from any liability it may have otherwise than hereunder. The Indemnifying Person shall have the right to undertake, by counsel or representatives of its own choosing, the defense, compromise, or settlement (without admitting liability of the Indemnifying Person or the Indemnified Person) of any such Claim asserted, such defense, compromise, or settlement to be undertaken at the expense and risk of the Indemnifying Person, and the Indemnified Person shall have the right to engage separate counsel, at its own expense, which counsel for the Indemnifying Person shall keep informed and consult with in a reasonable manner. In the event the Indemnifying Person shall fail to undertake such defense by its own representatives, the Indemnifying Person shall give prompt written notice of such election to the Indemnified Person, and the Indemnified Person shall undertake the defense, compromise, or settlement (without admitting liability of the Indemnified Person or the Indemnifying Person) thereof on behalf of and for the account and risk of the Indemnifying Person by counsel or other representatives designated by the Indemnified Person. In the event that any Claim shall arise out of a transaction or cover any period or periods wherein ACE*COMM and any such selling Stockholder shall each be liable hereunder for part of the liability or obligation arising therefrom, then the parties shall, each choosing its own counsel and bearing its own expenses, defend such Claim, and no settlement or compromise of such Claim may be made without the joint consent or approval of ACE*COMM and each selling Stockholder. Notwithstanding the foregoing, no Indemnifying Person shall be obligated hereunder with respect to amounts paid in settlement of any Claim if such settlement is effected without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).

             (e)         If the indemnification provided for in this Section 5 is unavailable or insufficient to hold harmless an Indemnified Person under subsections (b) and (c) above, then each Indemnifying Person shall contribute to the amount paid or payable by such Indemnified Person as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in subsection (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Person on the one hand and the Indemnified Person on the other from the sale of the Registrable Securities pursuant to a registration statement, or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Indemnifying Person on the one hand and the Indemnified Person on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by ACE*COMM on the one hand or such Stockholder or such other Indemnifying Person, as the case may be, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid by an Indemnifying Person as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding any other provision of this Section 5(e), the Stockholders shall not be required to contribute any amount in excess of the amount by which the net proceeds received by such Stockholders from the resale of the Registrable Securities pursuant to a registration statement exceeds the amount of damages which such Stockholders have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (e), each person, if any, who controls such Indemnified Person within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall have the same rights to contribution as such Indemnified Person.

             (f)         ACE*COMM shall have no obligation to include any ACE*COMM Common Stock owned by any Stockholder in any registration statement filed pursuant to this Section 5 unless and until the Stockholder has furnished ACE*COMM with all information and statements about or pertaining to such Stockholder in such reasonable detail and on such timely basis as is reasonably deemed by ACE*COMM to be necessary or appropriate for the preparation of the registration statement.

             (g)         Whenever any ACE*COMM Common Stock held by any Stockholder is registered on a registration statement filed pursuant to this Section 5, ACE*COMM shall:

(1)	furnish to such selling Stockholder the number of copies of such registration statement, each amendment and supplement thereto, the prospectus contained in such registration statement (including each preliminary prospectus), and such other documents as each such selling Stockholder may reasonably request;

(2)	if required by applicable law, use reasonable efforts to register or qualify such shares under the state blue sky or securities laws (“Blue Sky Laws”) of such jurisdictions as such selling Stockholder reasonably requests (and to keep such registrations and qualifications effective for a period of one year, or until each such selling Stockholder has completed the distribution of such shares, whichever occurs first), and to do any and all other acts and things that may be reasonably necessary or advisable to enable each such selling Stockholder to consummate the disposition of such shares in such jurisdictions; provided, however, that ACE*COMM will not be required to do any of the following: (i) qualify generally to do business in any jurisdiction where it would not be required but for this Section 5, (ii) subject itself to taxation in any such jurisdiction, or (iii) file any general consent to service of process in any such jurisdiction; and

(3)	promptly notify such Stockholder at any time when a prospectus relating thereto is required to be delivered under applicable federal securities laws during the period that ACE*COMM is required to keep the registration statement effective, of the occurrence of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to the prospectus so that, as thereafter delivered to the purchasers of such shares, the prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (h)     Except for transfer taxes, if any, relating to the sale of ACE*COMM Common Stock, ACE*COMM shall pay all expenses incident to the registration statement, including, without limitation, all registration and filing fees, fees and expenses of compliance with Blue Sky Laws, printing expenses, messenger and delivery expenses, fees and expenses of counsel for ACE*COMM and all independent certified public accountants and other persons retained by ACE*COMM, and the reasonable fees and disbursements of one firm of legal counsel selected by a majority of the holders of Registrable Securities pursuant to Section 5(j) hereof, which fees and disbursements shall not exceed $7,500.

             (i)        ACE*COMM shall undertake to make and keep publicly available, and available to the Stockholders, such information as is necessary to enable the Stockholders to make sales of Registrable Stock pursuant to Rule 145 and any other rule or regulation of the SEC that may at any time permit the Stockholder to sell securities of ACE*COMM to the public without registration. ACE*COMM shall furnish to the Stockholder, so long as the Stockholder owns any Registrable Securities, upon request, a written statement executed by an executive officer of ACE*COMM as to the steps it has taken to comply with the current public information requirements of Rule 144 under the Securities Act.

             (j)     The Company will permit a single firm of legal counsel, designated by the Stockholders who hold a majority in interest of the Registrable Securities being sold pursuant to a registration statement, to review such registration statement and all amendments and supplements thereto (as well as all requests for acceleration or effectiveness thereof) and any filings in connection therewith a reasonable period of time prior to their filing with the SEC, and will not file any document in a form to which such counsel or any Stockholder reasonably objects. The sections of any such registration statement including information with respect to the Stockholders, the Stockholders’ beneficial ownership of securities of the Company or the Stockholders’ intended method of disposition of Registrable Securities must conform to the information provided to the Company by each of the Stockholders.

             (k)      The Company will take all other reasonable actions as any Stockholder may reasonably request to expedite and facilitate disposition by such Stockholder of Registrable Securities pursuant to a registration statement including Registrable Securities; provided that the Company shall not be required to take any additional actions that would increase in non-de minimis respect the costs and expenses of performing its obligations hereunder or incur any liabilities.

      6.       Specific Performance; Termination. The parties agree and intend that this Affiliate Agreement be a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this Affiliate Agreement are inadequate. The parties agree that irreparable damage would occur in the event that the provisions of this Affiliate Agreement were not performed in accordance with its specific terms or were otherwise breached by any of the Stockholders or ACE*COMM. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Affiliate Agreement by any of the Stockholders, or ACE*COMM, as the case may be, and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which ACE*COMM and the Stockholders are entitled at law or in equity. This Affiliate Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of the parties hereto and shall be automatically terminated in the event that the Agreement is terminated in accordance with its terms.

      7.     Representations and Warranties. Such Stockholder has full power and capacity to execute and deliver this Affiliate Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Affiliate Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity, insolvency and similar laws affecting creditors’ rights and remedies generally.

      8.      Notices. Notices may be provided to ACE*COMM and the Stockholders in the manner specified in the Agreement, with all notices to the Stockholders being provided to them at the addresses set forth at Schedule I.

      9.     Governing Law. This Affiliate Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

      10.      Counterparts. This Affiliate Agreement may be executed in multiple counterparts, all of which shall be considered one and the same and each of which shall be deemed an original.

      11.     Headings. The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Affiliate Agreement.

[Signatures on Next Page]

             IN WITNESS WHEREOF, ACE*COMM, by its duly authorized officer, and each of the Stockholders have caused this Affiliate Agreement to be executed and delivered as of the day and year first above written.

ACE*COMM CORPORATION

By:	/s/ GEORGE T. JIMENEZ

      George T. Jimenez
      Chief Executive Officer

STOCKHOLDERS:

/s/ W. PETER DANIELS	/s/ J. WILLIAM GRIMES

W. Peter Daniels	J. William Grimes

/s/ JAMES A. JOHNSON	/s/ EDWARD J. FLETCHER

James A. Johnson	Edward J. Fletcher

/s/ MATTHEW J. STOVER	/s/ ROGER L. WERNER

Matthew J. Stover	Roger L. Werner

BG Media Investors L.P.	Apex Investment Fund III, L.P.
By: BG Media Investors LLC, its general partner	By: Apex Management III, LLC, its general partner
By: Stellar Investment Co., its managing member

By: /s/ J. WILLIAM GRIMES	By: /s/ JAMES A. JOHNSON

J. William Grimes, Managing Member	James A. Johnson, President

Apex Strategic Partners, LLC
By: Stellar Investment Co., its manager

By: /s/ JAMES A. JOHNSON

James A. Johnson, President

SCHEDULE I

Number of Shares of i3
Name of and Address of Stockholder	Common Stock Beneficially Owned

W. Peter Daniels c/o Medical Center of Ocean County New Jersey 425 Jack Martin Blvd Brick, NJ 08724	247,500(1)*

Edward J. Fletcher c/o i3 Mobile, Inc. 181 Harbor Drive Stamford, CT 06902	61,000(2)*

J. William Grimes c/o BG Media Investors L.P. 777 3rd Ave., 30th Floor NY, NY 10017	4,939,100*

James A. Johnson c/o Apex Venture Partners 225 W. Washington Street, Suite 1500 Chicago, IL 60606	449,000(4)*

Matthew J. Stover 124 Chester Street Chester, NH 03036	45,700(5)*

Roger L. Werner 16 Barnstable Lane Greenwich, CT 06830	20,000(6)*

BG Media Investors L.P. 777 3rd Ave. 30th Floor NY, NY 10017 Attn: J. William Grimes	4,821,600*

Apex Strategic Partners, LLC Apex Investment Fund III, L.P. c/o Apex Venture Partners 225 W. Washington Street, Suite 1500 Chicago, IL 60606 Attn: James A. Johnson	421,500*

* As of September 12, 2003.

(1) Includes 27,500 shares issuable upon the exercise of options.

(2) Consists of 61,000 shares issuable upon the exercise of options.

(3) Includes 117,500 shares issuable upon the exercise of options, and 4,821,600 shares of common stock held by BG Media Investors L.P. Mr. Grimes is the Managing Member of BG Media Investors LLC, the General Partner of BG Media Investors L.P. Mr. Grimes disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4) Consists of 421,500 shares of common stock held by Apex Investment Fund III, L.P. and Apex Strategic Partners, LLC. Mr. Johnson is President of Stellar Investment Co., the Managing Member of Apex Management III, LLC, which is the General Partner of Apex Investment Fund III, L.P. and the Manager of Apex Strategic Partners, LLC. Mr. Johnson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes options to purchase 27,500 shares of common stock.

(5) Includes 45,000 shares issuable upon the exercise of options.

(6) Consists of 20,000 shares exercisable upon the exercise of options.

Annex A

IRREVOCABLE PROXY

             The undersigned stockholder of i3 Mobile, Inc., a Delaware corporation (“i3”), hereby irrevocably (to the full extent permitted by the Delaware General Corporation Law (the “DGCL”)) appoints the members of the Board of Directors of ACE*COMM Corporation, a Maryland corporation (“ACE*COMM”), and each of them, or any other designee of ACE*COMM, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of i3 that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of i3 issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

             This Irrevocable Proxy is irrevocable (to the full extent permitted by the DGCL), is coupled with an interest, including, but not limited to that certain Agreement and Plan of Merger, dated as of September 12, 2003 (the “Merger Agreement”), by and among i3, ACE*COMM and Ace Acquisition Corporation, a wholly owned subsidiary of ACE*COMM, and is granted in consideration of ACE*COMM entering into the Merger Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the merger contemplated by the Merger Agreement shall become effective in accordance with the terms and provisions thereof, and (ii) the date of termination of the Merger Agreement.

             The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the DGCL), at every annual, special or adjourned meeting of the stockholders of i3 and in every written consent in lieu of such meeting:

in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby, and in opposition of any matter which would be inconsistent with the foregoing.

             The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters. All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

             This Irrevocable Proxy shall terminate on, and be of no further force or effect after, the Expiration Date.

(Signature Page Follows)

             This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated: September      , 2003

(Signature of Stockholder)

(Print Name of Stockholder)

SIGNATURE PAGE TO IRREVOCABLE PROXY

Appendix D

ACE*COMM CORPORATION

AFFILIATE AGREEMENT

             This AFFILIATE AGREEMENT, dated as of September 12, 2003 (this “Affiliate Agreement”), is entered into by and among i3 Mobile, Inc., a Delaware corporation (“i3”), and the stockholders of ACE*COMM Corporation, a Maryland corporation (“ACE*COMM”), named on Schedule I hereto (collectively, the “Stockholders”) who are directors, executive officers or other affiliates of ACE*COMM (for purposes of Rule 145 under the Securities Act of 1933, as amended).

             WHEREAS, i3, Ace Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of ACE*COMM (“Merger Sub”), and ACE*COMM have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), which is conditioned upon, and requires, the execution of this Affiliate Agreement and which provides for, among other things, the acquisition of i3 by ACE*COMM, to be effected by the merger of Merger Sub with and into i3, in a stock-for-stock transaction (the “Merger”). Defined terms used but not otherwise defined herein shall have the meanings given such terms in the Agreement; and

             WHEREAS, in order to induce i3 to enter into or proceed with the Agreement, the Stockholders are willing to execute, deliver and perform under this Affiliate Agreement;

             NOW, THEREFORE in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1.     Ownership of ACE*COMM Common Stock. Each Stockholder represents and warrants that the number of shares of ACE*COMM Common Stock set forth opposite such Stockholder’s name on Schedule I hereto is the total number of shares of ACE*COMM Common Stock over which such person has “beneficial ownership” within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

      2.     Agreements of the Stockholders. Each Stockholder covenants and agrees that:

             (a)     Such Stockholder shall, at any meeting of the holders of ACE*COMM Common Stock called for such purpose, vote or cause to be voted all shares of ACE*COMM Common Stock with respect to which such Stockholder has the right to vote (whether owned as of the date hereof or hereafter acquired) in favor of the Agreement and the ACE*COMM Issuance.

             (b)     Prior to the Effective Time, except as otherwise expressly permitted hereby, such Stockholder shall not, sell, pledge, transfer or otherwise dispose of his/her shares of ACE*COMM Common Stock; provided, however, that this Section 2 shall not apply to a pledge existing as of the date hereof.

      3.      Successors and Assigns. A Stockholder may sell, pledge, transfer or otherwise dispose of his/her shares of ACE*COMM Common Stock, provided that such Stockholder obtains the prior written consent of i3 and that any acquirer of such ACE*COMM Common Stock agrees in writing to be bound by this Affiliate Agreement.

      4.      Proxy. Such Stockholder represents and warrants that such Stockholder has delivered to i3 a duly executed irrevocable proxy in the form attached hereto as Annex A.

      5.       Specific Performance; Termination. The parties agree and intend that this Affiliate Agreement be a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this Affiliate Agreement are inadequate. Each of the Stockholders agree that irreparable damage to i3 would occur in the event that the provisions of this Affiliate Agreement were not performed in accordance with its specific terms or were otherwise breached by any of the Stockholders. It is accordingly agreed that i3 shall be entitled to an injunction or injunctions to prevent breaches of this Affiliate Agreement by any of the Stockholders and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which i3 is entitled at law or in equity. This Affiliate Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of the parties hereto and shall be automatically terminated in the event that the Agreement is terminated in accordance with its terms.

      6.     Representations and Warranties. Such Stockholder has full power and capacity to execute and deliver this Affiliate Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Affiliate Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity, insolvency and similar laws affecting creditors’ rights and remedies generally.

      7.      Notices. Notices may be provided to i3 and the Stockholders in the manner specified in the Agreement, with all notices to the Stockholders being provided to them at the address of ACE*COMM as set forth in the Agreement.

      8.     Governing Law. This Affiliate Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

      9.      Counterparts. This Affiliate Agreement may be executed in multiple counterparts, all of which shall be considered one and the same and each of which shall be deemed an original.

      10.     Headings. The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Affiliate Agreement.

[Signatures on Next Page]

             IN WITNESS WHEREOF, i3, by its duly authorized officer, and each of the Stockholders have caused this Affiliate Agreement to be executed and delivered as of the day and year first above written.

i3 MOBILE, INC.

By:	/s/ J. WILLIAM GRIMES

      J. William Grimes
      Chief Executive Officer

STOCKHOLDERS:

/s/ PAUL G. CASNER, JR.	/s/ GILBERT A. WETZEL

Paul G. Casner, Jr.	Gilbert A. Wetzel

/s/ HARRY M. LINOWES	/s/ GEORGE T. JIMENEZ

Harry M. Linowes	George T. Jimenez

/s/ JOSEPH A. CHISHOLM	/s/ STEVEN R. DELMAR

Joseph A. Chisholm	Steven R. Delmar

/s/ LORETTA L. RIVERS

Loretta L. Rivers

SCHEDULE I

Number of Shares of ACE*COMM
Name of Stockholder	Common Stock Beneficially Owned

Paul G. Casner, Jr.	42,000

Gilbert A. Wetzel	83,000

Harry M. Linowes	31,000

George T. Jimenez	1,968,108

Joseph A. Chisholm	82,076

Steven R. Delmar	75,977

Loretta L. Rivers	50,957

Annex A

IRREVOCABLE PROXY

             The undersigned stockholder of ACE*COMM Corporation, a Maryland corporation (“ACE*COMM”), hereby irrevocably (to the full extent permitted by the Maryland General Corporation Law (the “MGCL”)) appoints the members of the Board of Directors of i3 Mobile, Inc., a Delaware corporation (“i3”), and each of them, or any other designee of i3, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of ACE*COMM that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of ACE*COMM issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

             This Irrevocable Proxy is irrevocable (to the full extent permitted by the MGCL), is coupled with an interest, including, but not limited to that certain Agreement and Plan of Merger, dated as of September 12, 2003 (the “Merger Agreement”), by and among i3, ACE*COMM and Ace Acquisition Corporation, a wholly owned subsidiary of ACE*COMM, and is granted in consideration of i3 entering into the Merger Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the merger contemplated by the Merger Agreement shall become effective in accordance with the terms and provisions thereof, and (ii) the date of termination of the Merger Agreement.

             The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the MGCL), at every annual, special or adjourned meeting of the stockholders of ACE*COMM and in every written consent in lieu of such meeting:

in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the issuance of the common stock of ACE*COMM in connection therewith, and in opposition of any matter which would be inconsistent with the foregoing.

             The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters. All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

             This Irrevocable Proxy shall terminate on, and be of no further force or effect after, the Expiration Date.

(Signature Page Follows)

             This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated: September      , 2003

(Signature of Stockholder)

(Print Name of Stockholder)

SIGNATURE PAGE TO IRREVOCABLE PROXY

Appendix E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251(other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

      Under Section 2-418 of the Maryland General Corporation Law (MGCL), unless limited by the articles of incorporation, a corporation may indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the MGCL requires corporations, as a condition to advancing expenses, to obtain (i) a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized by the MGCL and the corporation’s charter and by-laws has been met, and (ii) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

      Indemnity is mandatory if a director or an officer has been successful on the merits or otherwise in the defense of any proceeding arising from his or her service as a director unless such indemnification is not otherwise permitted as described in the following sentence. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

      Maryland law also provides that, where indemnification is permissible, it must be authorized (a) by a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceeding (or if such a quorum cannot be obtained, the determination may be made by a majority vote of a committee of the board which consists solely of two or more directors who are not parties to the proceeding and who were designated to act by a majority of the full board of directors), (b) by special legal counsel selected by the board of directors or by a committee of the board of directors (or if the requisite quorum of the board of directors cannot be obtained and the committee cannot be established, a majority of the full board of directors, including directors who are parties, may select the special counsel), or (c) by a vote of the stockholders other than those stockholders who are directors and a party to the proceedings.

      The ACE*COMM articles of incorporation limit the monetary liability of both officers and directors to the maximum extent permissible under Maryland law.

Item 21. Exhibits and Financial Statement Schedules

a)          Exhibits

Exhibit
Number		Exhibit Description

2.1	(A)	Agreement and Plan of Merger by and among ACE*COMM Corporation, Ace Acquisition Corp. and i3 Mobile, Inc., dated as of September 12, 2003, as amended.
3.5	(B)	Articles of Amendment and Restatement dated August 19, 1996.
3.6	(B)	Bylaws of ACE*COMM Corporation as amended to date.
4.1	(B)	Form of Specimen of Common Stock Certificate.
4.2	(C)	i3 Mobile, Inc. Affiliate Agreement, dated as of September 12, 2003 by and between ACE*COMM Corporation, and certain stockholder of i3 Mobile, Inc. who are parties thereto.
4.3	(D)	ACE*COMM Corporation Affiliate Agreement, dated as of September 12, 2003 by and between i3 Mobile, Inc., and certain stockholders of ACE*COMM Corporation who parties thereto.
5.1		Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered.*
10.13	(E)	Form of Non-Qualified Stock Option Grant Agreement (certain executive officers — fiscal 1997).
10.1	(F)	Lease Between New Boston Fund and ACE*COMM as Tenant, dated December 30, 2002.
10.14	(E)	Form of Non-Qualified Stock Option Grant Agreement (certain executive officers — fiscal 1997).
10.35	(G)	2000 Stock Option Plan for Directors.
16.1	(H)	Letter of Ernst & Young LLP regarding change of certifying accountant.
23.1		Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).*
23.2	(I)	Consent of Grant Thornton, LLP.
23.3	(I)	Consent of Ernst & Young LLP.
23.4	(I)	Consent of PricewaterhouseCoopers LLP.
23.5	(I)	Consent of Caymus Partners LLC.
24.1		Power of Attorney (included at signature page to this Registration Statement as originally filed).
99.1		Consent of J. William Grimes, i3 Mobile, Inc. director nominee.*
99.2		Consent of Matthew Stover, i3 Mobile, Inc. director nominee.*
99.3	(I)	Form of Proxy for Special Meeting of Stockholders of ACE*COMM Corporation.
99.4	(I)	Form of Proxy for Special Meeting of Stockholders of i3 Mobile, Inc.
	(A)	Included as Appendix A to the joint proxy statement/prospectus included in this Registration Statement and incorporated herein by reference.
	(B)	Incorporated by reference to the identically numbered exhibit filed as an exhibit to ACE*COMM Corporation’s Registration Statement on Form S-1, File No. 333-25439.
	(C)	Included as Appendix C to the joint proxy statement/prospectus included in this Registration Statement and incorporated herein by reference.
	(D)	Included as Appendix D to the joint proxy statement/prospectus included in this Registration Statement and incorporated herein by reference.
	(E)	Incorporated by reference to the identically numbered exhibit filed as an exhibit to ACE*COMM Corporation’s Form 10-K, filed October 1, 1997, File No. 000-21-59.
	(F)	Incorporated by reference to the identically numbered exhibit filed as an exhibit to ACE*COMM Corporation’s Form 10-K, filed September 29, 2003.
	(G)	Incorporated by reference to ACE*COMM Corporation’s Proxy Statement, dated October 17, 2000.
	(H)	Incorporated by reference to the identically numbered exhibit filed as an exhibit to ACE*COMM Corporation’s Form 8-K, filed June 30, 2003.
	(I)	Filed herewith

* Previously filed

b)          Financial Statement Schedules

Except for the schedule listed below, all other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

      Schedule II – Valuation and Qualifying Accounts — presented with the related financial statement of ACE*COMM

c)           Opinion of Financial Advisor (included as Appendix B to this joint proxy statement/prospectus).

Item 22. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

      The undersigned registrant hereby undertakes to respond to requests for information.

      The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement when it becomes effective; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement.

      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by applicable form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, ACE*COMM has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in County of Montgomery, State of Maryland, on the third day of November, 2003.

ACE*COMM CORPORATION

By:	/s/ GEORGE T. JIMENEZ

Name: George T. Jimenez

Title:	Chairman, Chief Executive Officer, President and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GEORGE T. JIMENEZ George T. Jimenez	Chairman, Chief Executive Officer, President and Treasurer, (Principal Executive Officer)	November 3, 2003

/s/ STEVEN R. DELMAR Steven R. Delmar	Senior Vice President and Chief Financial Officer, (Principal Financial and Accounting Officer)	November 3, 2003

* Paul G. Casner, Jr.	Director	November 3, 2003

* Gilbert A. Wetzel	Director	November 3, 2003

* Harry M. Linowes	Director	November 3, 2003

* pursuant to Power of Attorney

By: /s/ Steven R. Delmar Steven R. Delmar Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit
Number		Exhibit Description

2.1	(A)	Agreement and Plan of Merger by and among ACE*COMM Corporation, Ace Acquisition Corp. and i3 Mobile, Inc., dated as of September 12, 2003, as amended.
3.5	(B)	Articles of Amendment and Restatement dated August 19, 1996.
3.6	(B)	Bylaws of ACE*COMM Corporation as amended to date.
4.1	(B)	Form of Specimen of Common Stock Certificate.
4.2	(C)	i3 Mobile, Inc. Affiliate Agreement, dated as of September 12, 2003 by and between ACE*COMM Corporation, and certain stockholder of i3 Mobile, Inc. who are parties thereto.
4.3	(D)	ACE*COMM Corporation Affiliate Agreement, dated as of September 12, 2003 by and between i3 Mobile, Inc., and certain stockholders of ACE*COMM Corporation who parties thereto.
5.1		Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered.*
10.13	(E)	Form of Non-Qualified Stock Option Grant Agreement (certain executive officers — fiscal 1997).
10.1	(F)	Lease Between New Boston Fund and ACE*COMM as Tenant, dated December 30, 2002.
10.14	(E)	Form of Non-Qualified Stock Option Grant Agreement (certain executive officers — fiscal 1997).
10.35	(G)	2000 Stock Option Plan for Directors.
16.1	(H)	Letter of Ernst & Young LLP regarding change of certifying accountant.
23.1		Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).*
23.2	(I)	Consent of Grant Thornton, LLP.
23.3	(I)	Consent of Ernst & Young LLP.
23.4	(I)	Consent of PricewaterhouseCoopers LLP.
23.5	(I)	Consent of Caymus Partners LLC.
24.1		Power of Attorney (included at signature page to this Registration Statement as originally filed).
99.1		Consent of J. William Grimes, i3 Mobile, Inc. director nominee.*
99.2		Consent of Matthew Stover, i3 Mobile, Inc. director nominee.*
99.3	(I)	Form of Proxy for Special Meeting of Stockholders of ACE*COMM Corporation.
99.4	(I)	Form of Proxy for Special Meeting of Stockholders of i3 Mobile, Inc.
	(A)	Included as Appendix A to the joint proxy statement/prospectus included in this Registration Statement and incorporated herein by reference.
	(B)	Incorporated by reference to the identically numbered exhibit filed as an exhibit to ACE*COMM Corporation’s Registration Statement on Form S-1, File No. 333-25439.
	(C)	Included as Appendix C to the joint proxy statement/prospectus included in this Registration Statement and incorporated herein by reference.
	(D)	Included as Appendix D to the joint proxy statement/prospectus included in this Registration Statement and incorporated herein by reference.
	(E)	Incorporated by reference to the identically numbered exhibit filed as an exhibit to ACE*COMM Corporation’s Form 10-K, filed October 1, 1997, File No. 000-21-59.
	(F)	Incorporated by reference to the identically numbered exhibit filed as an exhibit to ACE*COMM Corporation’s Form 10-K, filed September 29, 2003.
	(G)	Incorporated by reference to ACE*COMM Corporation’s Proxy Statement, dated October 17, 2000.
	(H)	Incorporated by reference to the identically numbered exhibit filed as an exhibit to ACE*COMM Corporation’s Form 8-K, filed June 30, 2003.
	(I)	Filed herewith

* Previously filed